As filed with the Securities and Exchange Commission on April 15, 2003.
                                                       Registration No. 333
------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                       ---------------------------------

                                   FORM S-4

                           REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                       ----------------------------------


                            RIVERVIEW BANCORP, INC.
           ------------------------------------------------------
           (Exact Name of Registrant as Specified in Its Charter)

        Washington                       6035                    91-1838969
----------------------------     ----------------------     ------------------
(State or Other Jurisdiction  (Primary Standard Industrial  (I.R.S. Employer
Incorporation or Organization  Classification Code Number)   Identification
                                                              Number)

                          900 Washington Street, Suite 900
                             Vancouver, Washington 98660
                                   (360) 693-6650
        -----------------------------------------------------------------
                (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                                 Patrick Sheaffer
                        Chairman and Chief Executive Officer
                               Riverview Bancorp, Inc.
                         900 Washington Street, Suite 900
                            Vancouver, Washington 98660

                                    Copies to:
    John F. Breyer, Jr., Esq.                        Gordon E. Crim, Esq.
     Breyer & Associates PC                        Foster Pepper Tooze LLP
 8180 Greensboro Drive, Suite 785              101 SW Main Street, 15th Floor
       McLean, Virginia 22102                       Portland, Oregon 97204
         (703) 883-1100                                (503) 221-1512
 ----------------------------------------------------------------------------
                    (Name, Address, Including Zip Code, and
          Telephone Number, Including Area Code, of Agent For Service)

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                  ---------
     If this form is a post-effective amendment filed pursuant to rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           ---------
                   ------------------------------------------

                        CALCULATION OF REGISTRATION FEE

==============================================================================
Title Of Each
Class of Sec-                 Proposed Maximum   Proposed Maxi-    Amount of
urities to Be   Amount To Be   Offering Price    mum Aggregate    Registration
Registered      Registered(1)  Per Unit(2)       Offering Price      Fee(2)
-------------   ------------  -----------------  --------------   ------------
Common Stock,
$0.01 par value    521,395         $7.62           $3,973,030        $321
==============================================================================
(1) Represents the estimated maximum number of shares of common stock issuable by Riverview Bancorp, Inc. upon the consummation of the merger with Today's Bancorp, Inc. and computed based on the estimated maximum number of shares. Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.
(2) Pursuant to Rule 457(f)(1), the registration fee for the Riverview Bancorp, Inc. common stock is based on the book value of Today's Bancorp, Inc. common stock, no par value, on December 31, 2002. Pursuant to Rule 457(f)(3), the cash portion of the merger consideration to be paid by Riverview Bancorp, Inc. in connection with the transaction has been deducted from the value of the securities to be received by Today's Bancorp, Inc. in the transaction.

                   ------------------------------------------


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section8(a), may determine.

                              [TODAY'S BANCORP LOGO]

                  MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

     The boards of directors of Riverview Bancorp, Inc. and Today's Bancorp, Inc. have agreed to a merger of our companies. In the merger, each share of Today's Bancorp common stock will be converted into either $13.77 in cash or between 0.8261 and 1.0097 shares of Riverview common stock based on the closing price during a specified measurement period, subject to adjustment as determined in accordance with the merger agreement. On ____________ __, 2003, the last reported sale price of Riverview common stock was $_______. If this were the average price over the measurement period, each share of Today's Bancorp common stock that is exchanged for Riverview common stock would be converted into ____ shares of Riverview common stock having a value of $________. Riverview common stock is listed on The Nasdaq National Market under the symbol "RSVB".

     You will be able to elect to receive cash or Riverview common stock for your shares of Today's Bancorp common stock. Regardless of your choice, however, elections will be limited by the requirement that 45% of the shares of Today's Bancorp common stock be exchanged for Riverview common stock. Therefore, the allocation of cash and Riverview common stock that you will receive will depend on the elections of other Today's Bancorp shareholders. The federal income tax consequences of the merger to you will depend on whether you receive cash or stock in exchange for your shares of Today's Bancorp common stock.

     We cannot complete the merger unless we obtain the necessary government approvals and unless the shareholders of Today's Bancorp approve the merger agreement. Today's Bancorp will hold a special meeting of its shareholders on __________ __, 2003 at _:__ _.m., local time at ___________________________ to consider and vote on this merger proposal. Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the merger and the transactions contemplated by the merger agreement. If you do not return your proxy card, or if you do not instruct your broker how to vote any shares held for you in "street name," the effect will be a vote against the merger.

     This document contains a more complete description of the shareholders' meeting, the terms of the merger and the procedures for electing to receive stock or cash. This document also contains information regarding the business of Riverview and Today's Bancorp. In particular, see "Risk Factors" beginning on page ___. Please review this entire document carefully.

     Your board of directors believes that the merger is in your best interest, and recommends that you vote in favor of the merger.


                                      Dan Heine
                                      President and Chief Executive Officer
                                      Today's Bancorp, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement-prospectus or determined if this proxy statement-prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. The securities we are offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund, the Bank Insurance Fund or any other governmental agency.

No person has been authorized to give any information or to make any representations other than those contained here. All information concerning Riverview has been furnished by Riverview and all information contained herein concerning Today's Bancorp has been furnished by Today's Bancorp. Riverview has represented and warranted to Today's Bancorp, and Today's Bancorp has represented and warranted to Riverview, that the particular information each has provided is true and complete.

               Proxy Statement-Prospectus dated __________ __, 2003
        and first mailed to shareholders on or about ___________ __, 2003

     This document incorporates important business and financial information about Riverview from documents filed with the Securities and Exchange Commission that have not been included in or delivered with this document.
You may read and copy these documents at the SEC's public reference facilities. Please call the SEC at 1-800-SEC- 0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at http://www.sec.gov. See "Where You Can Find More Information" on page ________.

     You also may request copies of these documents from Riverview. Riverview will provide you with copies of these documents, without charge, upon written or oral request to:

                             Riverview Bancorp, Inc.
                             900 Washington Street, Suite 900
                             Vancouver, Washington  98660
                             Attention: Phyllis Kreibich, Corporate Secretary
                             Telephone:  (360) 693-6650

     In order to receive timely delivery of the documents in advance of Today's Bancorp's special meeting of shareholders, you should make your request no later than __________ _____, 2003.

                               TODAY'S BANCORP, INC.
                       204 SE Park Plaza Drive, Number 109
                            Vancouver, Washington 98668
                                 (360) 258-6329

------------------------------------------------------------------------------
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                       To Be Held On        , 2003
                                     -------
------------------------------------------------------------------------------

     A special meeting of shareholders of Today's Bancorp, Inc. will be held
at         on      , 2003, at  :  .m., local time, for the following purposes:
  ---------   -----           -  -

     1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of February 5, 2003, by and between Riverview Bancorp, Inc., Riverview Community Bank and Today's Bancorp, Inc. and Today's Bank, pursuant to which Today's Bancorp will merge with and into Riverview and each share of common stock, no par value, of Today's Bancorp will be converted into the right to receive, at the election of the holder, either shares of common stock, par value $.01 per share, of Riverview or cash, all on and subject to the terms and conditions contained therein; and

     2. To transact any other business as may properly come before the meeting or any adjournment or postponement.

     Only shareholders of record at the close of business on _____________ __, 2003 will be entitled to notice of and to vote at the meeting and at any adjournment or postponement.

     Today's Bancorp shareholders have the right to dissent from the merger and obtain payment in cash of the fair value of their shares of Today's Bancorp common stock under applicable provisions of Washington law. In order to perfect dissenters' rights, Today's Bancorp shareholders must file a written objection to the merger with Today's Bancorp before the taking of the vote on the merger at the special meeting and must not vote in favor of the merger. A copy of the applicable Washington statutory provisions is included as Appendix C to the accompanying proxy statement-prospectus and a summary of the provisions can be found under the caption "The Merger--Rights of Dissenting Shareholders."

                                      By Order of the Board of Directors




                                      Dan Heine
                                      President and Chief Executive Officer

Vancouver, Washington
            , 2003
--------- --

     The board of directors unanimously recommends that you vote "FOR" the proposal to approve the merger agreement. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy in the accompanying pre-addressed postage-paid envelope.

------------------------------------------------------------------------------
Important: The prompt return of proxies will save Today's Bancorp the expense of further requests for proxies to ensure a quorum at the special meeting. Please complete, sign and date the enclosed proxy and promptly mail it in the enclosed return envelope. You may revoke your proxy in the manner described in the proxy statement-prospectus at any time before it is exercised.
------------------------------------------------------------------------------

         Please do not send in any stock certificates at this time.

                               TABLE OF CONTENTS

                                                                       Page

Questions and Answers about the Merger.............................

Summary............................................................

Risk Factors.......................................................

Comparative Per Share Data.........................................

Selected Historical Financial Information..........................
  Selected Historical Financial Information for Riverview..........
  Selected Historical Financial Information for Today's Bancorp....

Summary Selected Pro Forma Combined Data...........................

Market Price And Dividend Information..............................

Special Meeting of Today's Bancorp Shareholders....................
  Place, Date and Time.............................................
  Purpose of the Meeting...........................................
  Who Can Vote at the Meeting; Record Date.........................
  Quorum and Vote Required.........................................
  Shares Held by Today's Bancorp Officers and Directors and by
   Riverview.......................................................
  Voting by Proxy..................................................
  Revocability of Proxies..........................................
  Solicitation of Proxies..........................................

Ownership of Today's Bancorp Common Stock..........................

The Merger.........................................................
  The Parties to the Merger........................................
  Form of the Merger...............................................
  Conversion of Today's Bancorp Common Stock.......................
  Cash or Stock Election...........................................
  Election Procedures; Surrender of Stock Certificates.............
  Material Federal Income Tax Consequences of the Merger...........
  Background of the Merger.........................................
  Recommendation of the Today's Bancorp Board; Today's Bancorp's
   Reasons for the Merger..........................................
  Opinion of Today's Bancorp's Financial Advisor...................
  Rights of Dissenting Shareholders................................
  Interests of Our Directors and Officers in the Merger that
   Differ From Your Interests......................................
  Regulatory Approvals Needed to Complete the Merger...............
  Accounting Treatment of the Merger...............................
  Resale of Riverview Common Stock.................................

The Merger Agreement...............................................
  Terms of the Merger..............................................
  When Will the Merger be Completed................................
  Conditions to Completing the Merger..............................
  Conduct of Business Before the Merger............................

                                      (i)

  Covenants of Today's Bancorp and Riverview in the Merger
   Agreement.......................................................
  Representations and Warranties Made by Riverview, Riverview
   Community Bank and Today's Bancorp and Today's Bank in the
   Merger Agreement................................................
  Terminating the Merger Agreement.................................
  Termination Fee..................................................
  Expenses.........................................................
  Changing the Terms of the Merger Agreement.......................

Pro Forma Financial Information....................................

A Warning About Forward-Looking Statements.........................

Description of Riverview Common Stock..............................
  General..........................................................
  Common Stock.....................................................
  Preferred Stock..................................................

Comparison of Rights of Shareholders...............................
  Authorized Stock.................................................
  Voting Rights....................................................
  Required Vote for Authorization of Certain Actions...............
  Dividends........................................................
  Shareholders' Meetings...........................................
  Action by Shareholders Without a Meeting.........................
  Board of Directors...............................................
  Amendment of the Bylaws..........................................
  Amendment of the Articles of Incorporation.......................

Selected Provisions in the Articles of Incorporation and Bylaws
 of Riverview......................................................
  Business Combinations with Related Persons.......................
  Limitation on Voting Rights......................................
  Board of Directors...............................................
  Special Meetings of Shareholders.................................
  Advance Notice Provisions for Shareholder Nominations and
   Proposals.......................................................
  Preferred Stock..................................................
  Amendment of Articles of Incorporation...........................

Legal Matters......................................................

Experts............................................................

Where You Can Find More Information................................

APPENDIX A   Agreement and Plan of Merger, dated as of February 5, 2003, by and between Riverview Bancorp, Inc., Riverview Community Bank,
             Today's Bancorp, Inc. and Today's Bank

APPENDIX B   Fairness Opinion of Capital Market Securities, Inc.

APPENDIX C   Chapter 13 of the Washington Business Corporation Act

APPENDIX D   Financial and Business  Information for Today's Bancorp, Inc.

APPENDIX E   Riverview Bancorp, Inc. 2002 Annual Report to Shareholders on
             Form 10-K, Quarterly Report for the Quarter Ended December 31,
             2002 on Form 10-Q and Current Report on Form 8-K dated April 2,
             2003

                                      (ii)

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

Q. What am I being asked to vote on and how does my board recommend that I vote?

A. You are being asked to vote FOR the approval of the Agreement and Plan of Merger dated as of February 5, 2003 providing for the merger of Today's Bancorp with and into Riverview. After the merger Today's Bancorp will cease to exist and Riverview will continue as the surviving corporation. The Today's Bancorp board of directors has determined that the proposed merger is in the best interests of Today's Bancorp shareholders, has approved the merger agreement and recommends that Today's Bancorp shareholders vote FOR the approval of the merger agreement.

Q.  What vote is required to approve the merger agreement?

A. The approval of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Today's Bancorp common stock present at the shareholders meeting to approve it.

Q.  What will I receive in the merger?

A. At the date of the merger, Riverview will exchange approximately _____ shares of its common stock (based on the current price of a share of Riverview common stock of $_____) and $8,689,928 in cash for all the outstanding shares of Today's Bancorp common stock, subject to the overall proportional cash limitations imposed by the Internal Revenue Code in order for the merger to be tax-free. The merger agreement provides that 45% of the Today's Bancorp common stock will be converted into Riverview common stock and 55% of the Today's Bancorp common stock will be converted into cash. Therefore, the form of consideration you receive will depend in part on the elections of other Today's Bancorp shareholders.

    Under the merger agreement, at your election, each share of Today's Bancorp common stock you own will be exchanged for either shares of Riverview common stock or cash. You may elect either of these options and we have assumed in this analysis that currently issued warrants and options to purchase Today's Bancorp common stock are not exercised.

    If you elect to receive cash you will receive $13.77 per share.

    If you elect to receive stock you will receive between 0.8261 and 1.0097 shares of Riverview common stock for each share of Today's Bancorp common stock that you hold at the time of the merger, depending on the average market price of Riverview common stock during a specified period of twenty days. If the average price is $13.64 per share or less, you will receive
    1.0097 shares for each share of Today's Bancorp common stock that you own. If this average price exceeds $16.66 per share you will receive .8261 shares of Riverview common stock. If this average price is greater than $13.64 but less than $16.66, you will receive a number of shares of Riverview common stock between 0.8344 and 1.0013.

    If the average price per share is less than $11.18, Today's Bancorp may terminate the transaction unless Riverview increases the total amount paid to the Today's Bancorp shareholders so that a Today's Bancorp shareholder who receives shares of Riverview common stock in the merger will receive shares having an average trading value of at least $12.24 for each share of Today's Bancorp common stock.

    The per share amount of cash or stock to be received by each Today's Bancorp shareholder in the merger is based on the number of shares of Today's Bancorp common stock that was issued as of February 5, 2003.
    If holders of Today's Bancorp stock options or warrants exercise their right, prior to the closing of the merger, to purchase Today's Bancorp common stock, the number of issued shares of Today's Bancorp common stock will increase and the per share amount of cash or stock to be received by each Today's Bancorp shareholder will decline.

    Holders of stock options and warrants to purchase Today's Bancorp common stock that have been issued by Today's Bancorp and are outstanding on the closing of the merger will receive the difference between

    $13.77 and the exercise price of the warrant or stock option (assuming no Today's Bancorp stock options or warrants are exercised prior to the closing of the merger).

    Riverview will not issue fractional shares in the merger. Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of Riverview common stock that you would otherwise be entitled to receive.

Q.  How do I elect to receive cash or stock for my Today's Bancorp stock?

A. A form for making an election will be sent to you separately after this proxy statement-prospectus is mailed. For your election to be effective, your properly completed election form, along with your Today's Bancorp stock certificates or an appropriate guarantee of delivery, must be sent to and received by U.S. Stock Transfer, the exchange agent, on or before 5:00 p.m., Pacific time, on ____________ __, 2003. Do not send your election form together with your proxy card. Instead, use the separate envelope specifically provided for the election form and your stock certificates. If you do not make a timely election you will be allocated Riverview common stock or cash depending on the elections made by other shareholders.

Q.  How do I exchange my Today's Bancorp stock certificates?

A. If you make an election, you must return your Today's Bancorp stock certificates or an appropriate guarantee of delivery with your election form. Shortly after the merger, the exchange agent will allocate cash and Riverview common stock among Today's Bancorp shareholders, consistent with their elections and the allocation and proration procedures in the merger agreement. If you do not submit an election form, you will receive instructions on where to surrender your Today's Bancorp stock certificates from the exchange agent after the merger is completed. In any event, you should not forward your Today's Bancorp stock certificates with your proxy card.

Q.  What should I do now?

A. After you have read this document, please indicate on your proxy card how you want to vote. Sign and mail the proxy card in the enclosed postage prepaid envelope as soon as possible, so that your shares will be represented at the special meeting.

Q. If my shares are held in "street name" by my broker, bank or nominee, will my broker, bank or nominee automatically vote my shares for me?

A. No. Your broker, bank or nominee will not be able to vote your shares of Today's Bancorp common stock unless you provide instructions on how to vote. You should instruct your broker, bank or nominee how to vote your shares by following the procedures your broker provides. If you do not provide instructions to your broker, bank or nominee, your shares will not be voted, and this will have the effect of voting against adoption of the merger agreement. Please check the voting form used by your broker, bank or nominee to see if it offers telephone or internet voting.

Q.  Who can help answer my questions?

    If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact

                                   Dan Heine
                                   President and Chief Executive Officer
                                   Today's Bancorp, Inc.
                                   204 SE Park Plaza Drive, Number 109
                                   Vancouver, Washington 98668
                                   (360) 258-6329

                                  SUMMARY

     This summary, which does not contain all of the information that is important to you, highlights selected information from this proxy statement-prospectus and documents incorporated herein by reference. You should carefully read this entire document and the other documents, including the merger agreement, which accompany this document to fully understand the merger. See "Where You Can Find More Information."

                               The Companies

Riverview Bancorp, Inc.              Riverview is the savings and loan holding
900 Washington Street, Suite 900     company for  Riverview Community Bank.
Vancouver, Washington 98660          Riverview Community Bank has 12 full-
(360) 693-6650                       service offices located in Camas,
                                     Washougal, Stevenson, White Salmon,
                                     Battle Ground, Vancouver, Goldendale and
                                     Longview, Washington.  At December 31,
                                     2002, Riverview had assets of $422
                                     million, total net loans of $306 million, deposits of $314 million and shareholders' equity of $54 million.

                                     For financial statements and a discussion of Riverview's recent results of operations, see Riverview's 2002 annual report to shareholders, Quarterly Report on Form 10-Q for the quarter ended December 31, 2002 and its Current Report on Form 8-K dated April 3, 2003, all of which accompany this proxy statement-prospectus in Appendix E.

Today's Bancorp, Inc.                Today's Bancorp is a bank holding company
204 SE Park Plaza Drive, Number 109  for Today's Bank and is  headquartered in
Vancouver, Washington 98669          Vancouver, Washington.  Today's Bank has
(360) 258-6329                       two full-service branches, a commercial
                                     banking center and two mobile branches,
                                     all located in Vancouver, Washington. At
                                     December 31, 2002, Today's Bancorp had
                                     assets of $122 million, net loans of $91 million, deposits of $112 million and shareholders' equity of $9 million.

                                     See Appendix D for financial statements
                                     and a discussion of Today's Bancorp's
                                     recent results of operations.

                           The Special Meeting

Place, Date and Time (page_)         A special meeting of shareholders of
                                     Today's Bancorp will be held at
                                     __________________ on  __________
                                     ___, 2003 at _:__ _.m., local time.

Purpose of the Meeting (page ___)    At the special meeting, Today's Bancorp
                                     shareholders will be asked to approve the merger agreement with Riverview and to transact any other business that may properly come before the meeting.

Who Can Vote at the Meeting (page __)You can vote at the special meeting of
                                     Today's Bancorp shareholders if you owned
                                     Today's Bancorp common stock at the close of business on ______________, 2003. You will be able to cast one vote for each
                                     share of Today's Bancorp common stock
                                     you owned at that time. As of ___________
                                     __, 2003, there were _______ shares of
                                     Today's Bancorp common stock outstanding.


What Vote is Required for Approval   In order to approve the merger agreement,
of the Merger Agreement (page __)    the holders of at least a majority of the
                                     outstanding shares of Today's Bancorp
                                     common stock must vote in its favor.
                                     Therefore, an abstention will count as a vote against the merger. You can vote your shares by attending the special meeting and voting in person or by completing and mailing the enclosed proxy card. As of _________ __, 2003, directors and executive officers of
                                     Today's Bancorp owned approximately 48%
                                     of the outstanding common stock of
                                     Today's Bancorp.

                               The Merger

Overview of the Transaction (page __)We propose a business combination in which Today's Bancorp will merge with
                                     Riverview. Riverview will be the
                                     surviving corporation in the merger.

Each Today's Bancorp Share Will Be   As a Today's Bancorp shareholder, upon
Exchange for Either Shares of        the closing of the merger, each of your
Riverview or $13.77 Cash (page __)   shares of Today's Bancorp common stock
                                     will automatically be converted into the right to receive either shares of Riverview common stock or cash. You may elect either of these options.

                                     The number of shares of Riverview common stock to be exchanged for each share of Today's Bancorp common stock will be based on the average closing price of Riverview common stock over a twenty day trading period shortly before the closing of the merger as follows:

                                     If the average
                                     closing price of
                                     Riverview
                                     common stock
                                     during the         then Today's Bancorp
                                     measurement        shareholders will
                                     period is:         receive:

                                     * $13.64 or less   * 1.0097 shares of
                                                          Riverview common
                                                          stock for each share
                                                          Today's Bancorp
                                                          common stock.

                                     * between $13.65   * The number of shares
                                       and $16.66         determine by
                                                          dividing $13.77 by
                                                          the average closing
                                                          price of Riverview
                                                          common stock during
                                                          the measurement
                                                          period or between
                                                          .8344 and 1.0013
                                                          shares of Riverview
                                                          common stock.

                                     * $16.67 or more   * .8261 shares of
                                                          Riverview common
                                                          stock for each share
                                                          of Today's Bancorp
                                                          common stock.

                                     If the average closing price per share is less than $11.18, Today's Bancorp may terminate the merger unless Riverview increases the total amount paid to the Today's Bancorp shareholders who receive Riverview common stock to $6,319,947 or $12.24 per share.

                                     On _____________ __, 2003, Riverview
                                     common stock closed at $_______ per share on The Nasdaq National Market. If this were the average closing price of Riverview common stock during the measurement period, then, because the price is more than $_____, Today's Bancorp shareholders who receive Riverview common stock would receive ____ shares of Riverview common stock for each share of Today's Bancorp common stock that they own.

                                     If you elect to receive cash you will
                                     receive $13.77 per share.

                                     The per share amount of cash or stock to be received by each Today's Bancorp shareholder in the merger is based on the number of shares of Today's Bancorp common stock that was issued as of February 5, 2003. If holders of Today's Bancorp stock options or warrants exercise their right, prior to the closing of the merger, to purchase Today's Bancorp common stock, the number of issued shares of Today's Bancorp common stock will increase and the per share amount of cash or stock to be received by each Today's Bancorp shareholder will decline.

                                     The amount of cash or stock that you
                                     receive may also differ from the amounts that you elect due to the allocation and proration procedures in the merger agreement. The merger agreement provides that 45% of the Today's Bancorp common stock will be converted into Riverview common stock and 55% of the Today's Bancorp common stock will be converted into cash. Because the tax consequences of receiving cash will differ from the tax consequences of receiving stock, you should carefully read the tax information beginning on page ________.

Stock Options and Warrants           Holders of stock options and warrants to
                                     purchase Today's Bancorp common stock
                                     that have been issued by Today's Bancorp and are outstanding on the closing of the merger will receive the difference between $13.77 and the exercise price of the warrant or stock option (assuming no Today's Bancorp stock options or warrants are exercised prior to the closing of the merger).

How to Elect to Receive Cash or      The exchange agent or, if your Today's
Stock and Exchange Your Today's      Bancorp common stock is held in "street
Bancorp Stock Certificates (page __) name," your broker, bank or nominee, will send you a form for making the election
                                     after the date this proxy statement-
                                     prospectus is being mailed. The election form allows you to elect to receive cash or Riverview common stock, or to make no election.

                                     For your election to be effective, you
                                     must return your properly completed
                                     election form, along with your Today's
                                     Bancorp stock certificates or an
                                     appropriate guarantee of delivery to:

                                           U. S. Stock Transfer
                                           1745 Gardena Avenue
                                           Glendale, California 91204

                                     on or before 5:00 p.m., Pacific time, on _________ __, 2003. U.S. Stock Transfer will act as exchange agent in the merger and in that role will process the exchange of Today's Bancorp stock certificates for either cash or Riverview common stock. Shortly after the merger, the exchange agent will allocate cash and Riverview common stock among Today's Bancorp shareholders, consistent with their elections and the allocation and proration procedures in the merger agreement. If you do not submit an election form, you will receive instructions on where to surrender your Today's Bancorp stock certificates from the exchange agent after the merger is completed. In any event, you should not forward your Today's Bancorp stock certificates with your proxy card.

                                     If you have a preference for receiving
                                     either Riverview stock or cash for your
                                     Today's Bancorp stock, you should
                                     complete and return the election form. If you do not make an election you will be allocated Riverview common stock or cash depending on the elections made by other Today's Bancorp shareholders. Please remember, however, that even if you do make an election, you might not receive the amount of cash or stock that you elect due to the requirement that exactly 45% of the shares of Today's Bancorp common stock be exchanged for Riverview common stock and the requirements of the Internal Revenue Code for the receipt of the shares to be tax free.

                                     We make no recommendation as to whether
                                     you should elect to receive cash or stock in the merger. You must make your own decision with respect to your election.

Market Prices and Share Information  The following table shows the closing page __) price per share of Riverview common stock and the equivalent per share price for Today's Bancorp common stock assuming a shareholder receives only Riverview common stock in exchange for his or her Today's Bancorp common stock and giving effect to the merger on (1) February 5, 2003, which is the last day on which Riverview common stock traded preceding the public announcement of the proposed merger; and (2)___________ __, 2003, which is the last practicable trading day before the printing of this document. The equivalent per share price of Today's Bancorp common stock was computed by multiplying the price of Riverview common stock by the exchange ratio that would be used if the average closing price of Riverview common stock during the measurement period used to calculate the exchange ratio were equal to the closing price of Riverview common stock on the date indicated.

                                                                  Equivalent
                                                                   Price Per
                                                       Riverview   Share of
                                                        Common      Today's
                                                        Stock    Bancorp Stock
                                                       --------  -------------
                                     February 5, 2003   $15.41       $13.77
                                     __________, 2003

Tax Consequences of the Merger       Your federal income tax treatment will
(page __)                            depend primarily on whether you exchange
                                     your Today's Bancorp common stock for
                                     Riverview common stock or for cash. If
                                     you exchange your Today's Bancorp shares for Riverview common stock, you should not recognize gain or loss except with respect to the cash you receive instead of a fractional share. If you exchange your Today's Bancorp shares for cash, you should recognize capital gain or loss on the exchange. The actual federal income tax consequences to you of electing to receive cash or Riverview common stock will not be ascertainable at the time you make your election because we will not know at that time if, or to what extent, the allocation and proration procedures will apply.

                                     This tax treatment may not apply to all
                                     Today's Bancorp shareholders. Determining the actual tax consequences of the merger to you can be complicated. You should consult your own tax advisor for a full understanding of the merger's tax consequences that are particular to you.

                                     We will not be obligated to complete the merger unless we each receive a legal opinion, dated the closing date, that the merger will be treated as a transaction of a type that is generally tax-free to Riverview and Today's Bancorp for U.S. federal income tax purposes. In that case, the U.S. federal income tax treatment of the merger will be as we have described it above. This opinion, however, will not bind the Internal Revenue Service and, thus, the tax consequences could be different than set forth in the opinion.

Today's Bancorp's Board of Directors Today's Bancorp's board of directors Recommends That Shareholders Approve believes that the merger is fair and in
the Merger (page __)                 the shareholders' best interests, and
                                     unanimously recommends that you vote
                                     "FOR" the proposal to approve the merger agreement.

                                     For a discussion of the circumstances
                                     surrounding the merger and the factors
                                     considered by Today's Bancorp's board of directors in approving the merger agreement see page _______.

Today's Bancorp's Financial Advisor  Capital Market Securities, Inc. has
Believes the Merger Consideration    delivered to Today's Bancorp's board of
Is Fair to Shareholders (page __)    directors its opinion that, as of
                                     February 3, 3003, the merger
                                     consideration is fair to the holders of
                                     Today's Bancorp common stock from a
                                     financial point of view. A copy of this
                                     opinion is provided as Appendix B to this document. You should read this opinion and the description of it in this proxy statement-prospectus completely to understand the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review made by Capital Market Securities in providing this opinion. Today's
                                     Bancorp has agreed to pay Capital Market
                                     Securities approximately $187,000 for its services in connection with the merger.

You Have Dissenters' Rights in the   Washington law provides you with
Merger (page __)                     dissenters' appraisal rights in the
                                     merger. This means that if you are not
                                     satisfied with the amount you are
                                     receiving in the merger, you are legally entitled to receive payment in cash of the fair value of your shares, excluding any appreciation in value that results from the merger. To exercise your dissenters' rights you must deliver written notice of your intent to demand payment for your shares to Today's
                                     Bancorp at or before the special meeting of Today's Bancorp shareholders and you must not vote in favor of the merger.
                                     Notices should be addressed to Today's
                                     Bancorp's Corporate Secretary and sent to Today's Bancorp at 204 SE Park Plaza
                                     Drive, Number 109, Vancouver, Washington
                                     98668. Your failure to follow exactly the procedures specified under Washington law will result in the loss of your dissenters' rights. A copy of the dissenters' rights provisions of
                                     Washington law is provided as Appendix C to this document.

Interests of Today's Bancorp's       Some of Today's Bancorp's directors and
Officers in the Merger That Differ   officers have interests in the merger
From Your Interests (page __)        that are different from, or are in
                                     addition to, their interests as
                                     shareholders in Today's Bancorp. The
                                     members of Today's Bancorp's board of
                                     directors knew about these additional
                                     interests, and considered them, when they approved the merger. These include:

                                     * a $371,000 severance payment to Dan
                                       Heine, President and Chief Executive
                                       Officer of Today's Bancorp, under a
                                       change of control agreement that
                                       was entered between Mr. Heine and
                                       Today's Bancorp on October 22, 2002;

                                     * retention agreements between Riverview
                                       and Dennis Hall, Richard High and Ray
                                       Sprung, which were signed on January
                                       30, 2003, include noncompete provisions
                                       that are immediately effective, with
                                       the other provisions of the agreements
                                       becoming effective upon completion of
                                       the merger; and

                                     * provisions in the merger agreement
                                       relating to insurance for directors and
                                       officers of Today's Bancorp for events
                                       occurring before the merger.

                                     * directors and executive officers of
                                       Today's Bancorp have stock options to
                                       purchase ___ shares of Today's Bancorp
                                       common stock.  Holders of stock options
                                       will receive the difference between
                                       $13.77 (assuming no Today's Bancorp
                                       stock options or warrants are exercised
                                       prior to the closing of the merger)
                                       and the exercise price of the stock
                                       options.

Regulatory Approval Needed to        We cannot complete the merger unless it
Complete the Merger (page __)        is first approved by the Office of Thrift
                                     Supervision and the Washington Department of Financial Institutions. Riverview has filed the required application with the Office of Thrift Supervision and the Washington Department of Financial
                                     Institutions. As of the date of this
                                     document, we have not received the
                                     approval of the Office of Thrift
                                     Supervision or the Washington Department of Financial Institutions. While we do not know of any reason why we would not be able to obtain these approvals in a timely manner, we cannot be certain when or if we will receive them.

Purchase Accounting Treatment        Riverview will account for the merger
(page __)                            using the purchase method of accounting.
                                     Under this method of accounting,
                                     Riverview will record the fair market
                                     value of Today's Bancorp's assets and
                                     liabilities on its financial statements.
                                     The difference between the purchase price paid by Riverview and the fair market value of Today's Bancorp's tangible and identifiable intangible assets net of its liabilities will be recorded on
                                     Riverview's books as "goodwill."

                          The Merger Agreement

     A copy of the merger agreement is provided as Appendix A to this proxy statement-prospectus. Please read the entire merger agreement carefully. It is the legal document that governs the merger.

Conditions to Completing the         The completion of the merger depends on a
Merger (page __)                     number of conditions  being met.  These
                                     conditions include:

                                     * approval of the merger agreement by
                                       Today's Bancorp's shareholders;

                                     * approval of the merger by regulatory
                                       authorities;

                                     * receipt of a tax opinion that the
                                       merger qualifies as a tax-free
                                       reorganization; and

                                     * the continued accuracy of certain
                                       representations and warranties made on
                                       the date of the merger agreement.

                                     We cannot be certain when or if the
                                     conditions to the merger will be
                                     satisfied or waived, or that the merger
                                     will be completed.

Terminating the Merger Agreement     Riverview and Today's Bancorp can agree
(page __)                            at any time not to complete the merger,
                                     even if Today's Bancorp's shareholders
                                     have approved it. Also, either of us can decide, without the consent of the other, to terminate the merger agreement if:

                                     * the shareholders of Today's Bancorp do
                                       not approve the merger;

                                     * a required regulatory approval is
                                       denied or a governmental authority
                                       blocks the merger;

                                     * we do not complete the merger by
                                       September 30, 2003; or

                                     * the other party makes a
                                       misrepresentation, breaches a warranty
                                       or fails to satisfy or fulfill a
                                       covenant that would have a material
                                       adverse effect on the party seeking to
                                       terminate the merger agreement.

                                     * Riverview may terminate the merger
                                       agreement if Today's Bancorp enters any
                                       agreement to be acquired; or enters
                                       into a supervisory agreement with any
                                       bank regulatory agency or has any claim
                                       or action concerning federal or state
                                       securities law against it or its
                                       officers and directors for their
                                       services as officers and directors.

Termination Fee (page __)            Today's Bancorp must pay Riverview a
                                     termination fee of $850,000 if within 18 months after the merger agreement is terminated any of the following occurs:

                                     * a person acquires over 25% of Today's
                                       Bancorp common stock;

                                     * Today's Bancorp enters into or
                                       recommends to Today's Bancorp
                                       shareholders a merger agreement with
                                       someone other than Riverview

                                     * an acquisition proposal is made to
                                       Today's Bancorp and after the proposal
                                       is made

                                          * Today's Bancorp or Today's Bank
                                            breaches the merger agreement and
                                            the breach entitles Riverview to
                                            terminate the merger agreement,

                                          * Today's Bancorp shareholders fail
                                            to approve the merger agreement at
                                            the special meeting of Today's
                                            Bancorp shareholders,

                                          * the special meeting is cancelled
                                            without the fault of Riverview, or
                                            the Today's Bancorp board of
                                            directors withdraws or modifies in
                                            a manner adverse to Riverview its
                                            recommendation to shareholders to
                                            approve the merger agreement.

                                     Today's Bancorp will not be required to
                                     pay the termination fee if, prior to the occurrence of any of the events described above, Riverview terminates the merger agreement other than because of a material breach by Today's Bancorp or Today's Bancorp validly terminates the merger agreement.

We May Amend the Terms of the        We can agree to amend the merger
Merger and Waive Some Conditions     agreement, and each of us can waive our
(page __)                            right to require the other party to
                                     adhere to the terms and conditions of the merger agreement, where the law allows.
                                     However, if the Today's Bancorp
                                     shareholders approve the merger
                                     agreement, they must approve any
                                     amendment or waiver that reduces or
                                     changes the consideration to be received by the Today's Bancorp shareholders in the merger.

                                RISK FACTORS

     In addition to the other information included in this proxy statement-prospectus (including the matters addressed in "A Warning About Forward-Looking Statements"), you should carefully consider the matters described below in determining whether to approve the merger agreement.

You may receive a form of consideration different from what you elect

     The consideration to be received by Today's Bancorp shareholders in the merger is subject to the requirement that 45% of the shares of Today's Bancorp common stock be exchanged for Riverview common stock and 55% be exchanged for cash so the transaction satisfies the overall proportional cash limitations imposed by the Internal Revenue Code in order for the merger to be tax-free. The merger agreement contains proration and allocation methods to achieve this desired result. If you elect all cash and the available cash is oversubscribed, then you will receive a portion of the merger consideration in Riverview common stock. If you elect all stock and the available stock is oversubscribed, then you will receive a portion of the merger consideration in cash. Therefore, you may not receive exactly the form of consideration that you elect.

Because the market price of Riverview common stock may fluctuate, you cannot be sure of the market value of the Riverview common stock that you may receive in the merger.

     Upon the closing of the merger, each of your shares of Today's Bancorp common stock will automatically be converted into the right to receive either shares of Riverview common stock or $13.77 in cash (assuming no exercise of Today's Bancorp stock options or warrants). The number and value of shares of Riverview common stock to be exchanged for each share of Today's Bancorp common stock will be based on the average closing price of Riverview common stock over a twenty day trading period shortly before the closing of the merger. Changes in the price of Riverview common stock from the date of the merger agreement and from the date of this proxy statement-prospectus may affect the market value of Riverview common stock that you will receive in the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Riverview's businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond Riverview's control. In addition, there will be a time period between the completion of the merger and the time when Today's Bancorp shareholders receiving stock consideration actually receive certificates evidencing Riverview common stock. Until stock certificates are received, Today's Bancorp shareholders will not be able to sell their Riverview shares in the open market and, thus, will not be able to avoid losses resulting from any decline in the trading price of Riverview common stock during this period.

The price of Riverview common stock might decrease after the merger

     Following the merger, many holders of Today's Bancorp common stock will become shareholders of Riverview. Riverview common stock could decline in value after the merger. For example, during the twelve-month period ending on ____________ ___, 2003 (the most recent practicable date prior to the printing of this proxy statement-prospectus), the closing price of Riverview common stock varied from a low of $_____ to a high of $________ and ended that period at $_______. The market value of Riverview common stock fluctuates based upon general market economic conditions, Riverview's business and prospects, and other factors.

Directors and officers of Today's Bancorp have potential conflicts of interest in the merger

     You should be aware that some directors and officers of Today's Bancorp have interests in the merger that are different from, or in addition to, the interests of Today's Bancorp shareholders generally. For example, certain executive officers have entered into agreements that provide for either severance payments or continued employment following the merger. These agreements may create potential conflicts of interest. These and certain other additional interests of Today's Bancorp's directors and officers may cause some of these persons to view the proposed transaction differently than you view it.

The opinion obtained by Today's Bancorp from its financial advisor will not reflect changes in circumstances prior to the merger

     On February 3, 2003, Capital Market Securities, Inc. delivered to the Today's Bancorp board of directors its opinion as to the fairness from a financial point of view to the shareholders of Today's Bancorp, as of that date, of the aggregate merger consideration to be received by them under the merger agreement. This opinion did not reflect changes that may occur or may have occurred after that date, to the operations and prospects of Riverview or Today's Bancorp, general market and economic conditions and other factors. Moreover, Today's Bancorp does not intend to request an updated opinion from Capital Market Securities. As a result of the foregoing, Today's Bancorp shareholders should be aware that the opinion of Capital Market Securities does not address the fairness of the aggregate merger consideration at any time other than as of the date of the opinion.

Riverview may experience difficulties in managing its growth and in effectively integrating Today's Bancorp

     There can be no assurances that Riverview will be able to adequately and profitably manage its growth, and effectively integrate the operations of Today's Bancorp. Acquiring Today's Bancorp will involve risks commonly associated with acquisitions, including:

     *   potential exposure to liabilities and expenses of Today's Bancorp;

     * difficulty and expense of integrating the operations and personnel of Today's Bancorp;

     *   potential disruption to the business of Riverview;

     * potential diversion of the time and attention of the management of Riverview; and

     * impairment of relationships with, and the possible loss of, key employees and customers of Today's Bancorp.

                       COMPARATIVE PER SHARE DATA

     The following table shows information about our income per common share, dividends per share and book value per share, and similar information as if the merger had occurred on the date indicated (which we refer to as "pro forma" information). In presenting the comparative pro forma information for certain time periods, we assumed that we had been merged throughout those periods and made certain other assumptions. See "Pro Forma Financial Information."

     The information listed as "per equivalent Today's Bancorp share" was obtained by multiplying the pro forma amounts by an exchange ratio of 0.9179 based on an assumed Riverview price per share of $15.00. We present this information to reflect the fact that some Today's Bancorp shareholders will receive shares of Riverview common stock for each share of Today's Bancorp common stock exchanged in the merger. Because the exchange ratio will be based on the price of Riverview common stock during a measurement period prior to the completion of the merger, the actual exchange ratio may be more or less than 0.9179. We also anticipate that the combined company will derive financial benefits from the merger that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the new company under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

     The information in the following table is based on, and should be read together with, the historical financial information that we have presented in this document. See "Pro Forma Financial Information."

                                          At or for the     At or for the
                                        Nine Months Ended  Three Months Ended
                                        December 31, 2002   March 31, 2002
                                        -----------------   --------------
Cash Dividend for Common Share:
  Riverview                                 $  0.38           $  0.44
  Today's Bancorp                                --                 -
  Riverview Pro Forma (1)                      0.38              0.44
  Per equivalent Today's Bancorp share (5)     0.35              0.41

Book Value Per Share:
  Riverview                                   12.40             12.04
  Today's Bancorp                              7.62              8.68
  Riverview Pro Forma (2)                     12.66             10.88
  Per equivalent Today's Bancorp share (5)    11.62              9.99

Tangible Book Value per Common Share:
  Riverview                                   12.14             11.68
  Today's Bancorp                              7.62              8.68
  Riverview Pro Forma (2)                     11.12             10.56
  Per equivalent Today's Bancorp share (5)    10.21              9.69

Basic Earnings per Common Share:
  Riverview                                    0.99              1.06
  Today's Bancorp (3)                           N/A               N/A
  Riverview Pro Forma (4)                      0.53              0.85
  Per equivalent Today's Bancorp share (5)     0.48              0.78


Diluted Earnings per Common Share:
  Riverview                                    0.98              1.06
  Today's Bancorp (3)                           N/A               N/A
  Riverview Pro Forma (4)                      0.52              0.84
  Per equivalent Today's Bancorp share (5)     0.48              0.77

----------------
(1) Riverview pro forma cash dividends per share represent historical cash dividends declared by Riverview and assumes no changes in cash dividends declared per share.
(2) Riverview December 31, 2002 pro forma per share amounts of book value and tangible book value per common share amounts are based on the pro forma amount of book value and tangible book value divided by the historical number of Riverview shares outstanding at December 31, 2002 plus the assumed number of shares issued by Riverview in exchange for Today's Bancorp shares outstanding. Riverview March 31, 2002 pro forma per share amounts of book value and tangible book value per common share are based on the historical total shareholders' equity divided by the historical number of Riverview shares outstanding at March 31, 2002 plus the assumed number of shares issued by Riverview in exchange for Today's Bancorp shares outstanding.
(3) No earnings per share are presented for Today's Bancorp per Statement of Financial Accounting Standard No. 128, Earnings Per Share.
(4) Riverview pro forma per share amounts of basic and diluted earnings are based on the pro forma net income divided by the Riverview historical average number of basic and diluted shares outstanding for each respective time period plus the number of shares issued by Riverview in exchange for Today's Bancorp common shares outstanding.
(5) Assuming the conversion of 45% of outstanding shares of Today's Bancorp common stock into shares of Riverview common stock at an exchange ratio of 0.9179 and a Today's Bancorp shareholder receives all Riverview common stock in exchange for his or her shares of Today's Bancorp common stock.

                 SELECTED HISTORICAL FINANCIAL INFORMATION

     The following tables show summarized historical financial data for Riverview and Today's Bancorp. You should read this summary financial information in connection with Riverview's and Today's Bancorp's historical financial information.

     The audited financial statements of Today's Bancorp as of and for the years ended December 31, 2002 and 2001 are included in Appendix D. The audited financial statements of Riverview for the years ended March 31, 2002 and 2001 are included in Riverview's annual report to shareholders on Form 10-K and the unaudited financial statements of Riverview for the nine months ended December 31, 2002 and 2001 are included in Riverview's Quarterly Report on Form 10-Q, both of which are included in Appendix E.

     Unaudited financial statements for Riverview for the nine months ended December 31, 2002 and 2001 include normal, recurring adjustments necessary to fairly present the data for those periods. The unaudited data is not necessarily indicative of expected results of a full year's operation.

                            SELECTED HISTORICAL FINANCIAL INFORMATION FOR RIVERVIEW

     The following tables set forth certain information concerning the consolidated financial position and results of operations of Riverview at the dates and for the periods indicated.


                             At December                            At March 31,
                                 31,        ----------------------------------------------------------
                                2002          2002         2001         2000        1999       1998
                             -----------    --------    ---------     --------    --------   ---------
                                                                 (In thousands)
FINANCIAL CONDITION DATA:

Total assets                 $422,140       $392,101    $431,996      $344,680    $302,601    $273,174
Loan receivable, net(1)       305,701        288,530     296,861       249,034     187,177     162,628
Mortgage-backed securities
 held to maturity, at
 amortized cost                 3,520          4,386       6,405         8,657      12,715      20,341
Mortgage-backed securities
 available for sale, at
 fair value                    18,767         36,999      43,139        39,378      53,372      32,690
Cash and interest-bearing
 deposits                      50,980         22,492      38,935        15,786      17,207      27,482
Investment securities held
 to maturity, at amortized
 cost                              --             --         861           903       4,943       8,336
Investment securities available
 for sale, at fair value       20,980         18,275      25,561        12,883      13,280       9,977
Deposit accounts              314,388        259,690     295,523       232,355     200,311     179,825
FHLB advances                  50,000         74,500      79,500        60,550      42,550      29,550
Shareholder's equity           53,751         53,677      52,721        48,489      56,867      61,082


                         Nine Months Ended
                            December 31,                            Year Ended March 31,
                        ------------------     -----------------------------------------------------------
                          2002      2001         2002         2001         2000         1999        1998
                        -------    -------     -------       -------      -------      -------     -------
                                                                     (In thousands)
OPERATING DATA:

Interest income         $20,084    $23,199     $29,840       $31,343      $25,438      $23,114     $20,302
Interest expense          6,766     11,746      14,318        16,288       11,073        9,925       9,389
                        -------    -------     -------       -------      -------      -------     -------
Net interest income      13,318     11,453      15,522        15,055       14,365       13,189      10,913
Provision for loan
 losses                     517        720       1,116           949          675          240         180
                        -------    -------     -------       -------      -------      -------     -------
Net interest income
 after provision for
 loan losses             12,801     10,733      14,406        14,106       13,690       12,949      10,733
Gains from sale of
 loans, securities and
 real estate owned        1,312      1,672       1,964           129          151          283         269
Gain on sale of land
 and fixed assets            --          4           4           540           --           --          --
Other non-interest
 income                   3,360      3,420       4,583         3,293        2,746        2,591       2,211
Non-interest expenses    11,108     10,345      13,953        12,867       10,832        9,055       7,218
                        -------    -------     -------       -------      -------      -------     -------
Income before federal
 income tax provision
 and extraordinary item   6,365      5,484       7,004         5,201        5,755        6,768       5,995
Provision for federal
 income taxes             2,027      1,672       2,136         1,644        1,878        2,305       2,071
                        -------    -------     -------       -------      -------      -------     -------
Net Income              $ 4,338    $ 3,812     $ 4,868       $ 3,557      $ 3,877      $ 4,463     $ 3,924
                        =======    =======     =======       =======      =======      =======     =======

Earning per common share
  Basic                 $  0.99    $  0.83     $  1.06       $  0.78      $  0.76      $  0.78     $  0.66
  Diluted                  0.98       0.82        1.06          0.77         0.74         0.76        0.65
Dividends per common
 share                     0.38       0.33        0.44          0.40         0.36         0.24        0.09


                                 SELECTED HISTORICAL FINANCIAL INFORMATION FOR RIVERVIEW (continued)

                       At or For the Nine Months
                          Ended December 31,                      At or For the Year Ended March 31,
                          ------------------     -----------------------------------------------------------
                            2002      2001         2002         2001         2000         1999        1998
                          -------    -------     -------       -------      -------      -------     -------
                                                                     (In thousands)

KEY FINANCIAL RATIOS:

Performance Ratios:
Return on average assets    1.41%      1.18%        1.16%        0.94%        1.22%        1.55%       1.56%
Return on average equity   10.62       9.38         9.01         7.04         7.15         7.33        9.15
Dividend payout
 ratio(2)(3)(4)            37.64      39.76        41.27        52.29        47.13        30.38       11.77
Interest rate spread        4.19       3.09         3.29         3.37         3.88         3.83        3.72
Net interest margin         4.72       3.86         4.04         4.27         4.78         4.81        4.61
Non-interest expense to
 average assets             2.03       1.81         3.34         3.41         3.41         3.14        2.87
Efficiency ratio (non-
 interest expense
 divided by the sum
 of net interest
 income and non-
 interest income)          58.71      60.38        63.21        67.66        62.75        56.37       53.89

Asset Quality Ratios:
Average interest-earning
 assets to interest-
 bearing liabilities      122.59     119.98       120.49       119.75       124.51       127.02      122.21
Allowance for loan
 losses to total loans
 at end of period           0.82       0.72         0.78         0.58         0.50         0.54        0.53

Net charge-offs to
 average outstanding
 loans during the
 period                     0.11       0.15         0.14         0.14         0.21         0.04        0.02
Ratio of nonperforming
 assets to total assets     0.30       0.73         0.61         0.24         0.39         0.44        0.19

Capital Ratios:
Average equity to
 average assets            13.28      12.61        12.93        13.41        17.05        21.08       17.02
Equity to assets at
 end of fiscal year        12.73      13.56        13.69        12.20        14.07        18.79       22.36

(1)     Includes loans held for sale.
(2)     Prior to the consummation of the Conversion and Reorganization on September 20, 1997, all cash dividends paid by Riverview Community Bank had been waived by the MHC.
(3)     Excludes cash dividends waived by the MHC.
(4)     Dividends paid divided by net income.

                                                 18

       SELECTED HISTORICAL FINANCIAL INFORMATION FOR TODAY'S BANCORP

                                              At December 31,
                               ----------------------------------------------
                                 2002        2001         2000         1999
                               --------    --------     ---------    --------
                                               (In thousands)
Financial Condition Data:
Total assets                   $122,377     $81,279      $41,410     $18,892
Loans receivable, net            91,164      63,910       32,301      11,249
Cash and interest-bearing
 deposits                        21,247       6,930        3,868       1,793
Investment securities held
 to maturity, at amortized cost      --       3,274        1,500       1,499
Investment securities available
 for sale, at fair value          6,258       4,190        2,447       3,432
Deposit accounts                111,809      73,579       35,539      13,516
Fed Funds Purchased/Borrowings    1,430       1,899          444           -
Shareholders' equity              8,742       5,361        5,011       5,221


                                      For Year Ended December 31,
                               ----------------------------------------------
                                 2002         2001         2000       1999(1)
                               --------    --------     ---------    --------
                                             (In thousands)
Operating Data:

Interest income                $  7,054     $ 4,317      $ 2,557     $   789
Interest expense                  3,183       2,198        1,145         281
                               --------      ------      -------     -------
Net interest income               3,871       2,119        1,412         508
Provision for loan losses         3,264         533          213         114
                               --------      ------      -------     -------
Net interest income after
 provision for loan losses          607       1,586        1,199         394
Gains (loss) from sales of
 loans, securities and real
 estate owned                       100          41           (1)          -
Other non-interest income           232         110           43          10
Non-interest expenses             3,384       1,910        1,476       1,133
                               --------      ------      -------     -------
Loss before federal income
 tax benefit                     (2,445)       (173)        (235)       (729)
Income tax benefit                 (812)       (528)           -           -
                               --------      ------      -------     -------
Net income (loss)              $ (1,633)     $  355      $  (235)    $  (729)
                               ========      ======      =======     =======

------------
(1) For the period from Today's Bank's inception on February 1, 1999 to December 31, 1999.

                                     At or For Year Ended December 31,
                               ---------------------------------------------
                                 2002        2001          2000      1999 (5)
                               --------    --------     ---------   --------
Key Financial Ratios:

Performance Ratios:
  Return on average assets (1)  (1.55)%      0.63%        (0.79)%    (4.83)%
  Return on average equity (2) (19.05)       6.85         (4.67)    (12.69)
  Interest rate spread           3.61        3.52          3.98       2.33
  Net interest margin (3)        3.93        4.03          5.11       3.74
  Non-interest expense to
   average assets                3.22        3.63          5.13       7.30
  Efficiency ratio (non-
  interest expense
  dividend by the sum of
  net interest income and
  non-interest income)          80.51       84.14        101.51     218.73

Asset Quality Ratios:
  Average interest-earning
  assets to interest-bearing
  liabilities                  109.71      112.14        127.20     168.03
  Allowance for loan losses
  to total loans at end
  of period                      3.20        1.29          1.00       1.00
  Net charge-off to average
  outstanding loans during
  the period                     1.27        0.05            --          -
  Ratio of nonperforming
  assets to total assets (4)     1.47        0.75          0.01          -

Capital Ratios:
  Average equity to average
  assets                         8.15        9.17         16.96      38.04
  Equity to assets at end
  of fiscal year                 7.14        6.60         12.10      27.64

------------------
(1)     Net income divided by average total assets.
(2)     Net income divided by average total equity.
(3) Net interest income as a percentage of average interest-earning assets.
(4) Non-performing loans consist of loans accounted for on a nonaccrual basis, loans greater than 90 days delinquent and restructured loans.
(5) For the period from Today's Bank's inception on February 1, 1999 to December 31, 1999.


                 SUMMARY SELECTED PRO FORMA COMBINED DATA

     The following table shows selected financial information on a pro forma combined basis giving effect to the merger as if the merger had become effective at the end of the periods presented, in the case of balance sheet information, and at the beginning of each period presented, in the case of income statement information. The pro forma information reflects the purchase method of accounting.

     We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the new company under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the new company would have been had our companies been combined during these periods.

     You should read this summary pro forma information in conjunction with the information under "Pro Forma Financial Information" and with the historical information in this document on which it is based.


                                       Nine Months Ended       Year Ended
                                       December 31, 2002     March 31, 2002
                                       -----------------     --------------
                                      (In thousands, except per share data)
Pro forma combined income statement
 data:
Interest income                           $ 24,407            $ 33,079
Interest expense                             8,353              15,547
                                          --------            --------

Net interest income                         16,054              17,532
Provision for loan losses                    2,886               1,649
                                          --------            --------

Net interest income after provision
 for loan losses                            13,168              15,873
Non-interest income                          4,942               6,702

Non-interest expense                        13,540              15,949
                                          --------            --------

Income before income taxes                   4,570               6,636

Income tax provision                         1,420               1,546
                                          --------            --------

Net income                                $  3,150            $  5,090
                                          ========            ========

Pro forma per share data:
Basic net income                          $   0.65            $   1.01
Diluted net income                            0.64                1.00



                                             December 31, 2002
                                             -----------------
                                              (In thousands)

Pro forma combined balance sheet data:
Total assets                                     $544,339
Loans receivable, net                             401,098
Deposits                                          427,651
Total shareholders' equity                         60,861

                   MARKET PRICE AND DIVIDEND INFORMATION

     Riverview common stock is listed on The Nasdaq National Market under the symbol "RVSB." The market for shares of Today's Bancorp common stock is highly illiquid and the shares are neither traded on an established exchange nor listed on any public market. The table below sets forth, for the calendar quarters indicated, the high and low sales prices of Riverview common stock as reported on The Nasdaq National Market and the dividends per share declared on the Riverview common stock in each such quarter. Today's Bancorp has never paid any cash dividends on its common stock.


                                            Riverview Common Stock
                                         ------------------------------
                                          High       Low      Dividends
                                         -------    ------    ---------
     2001
     Quarter ended March 31, 2001        $ 9.75     $8.25       $0.100
     Quarter ended June 30, 2001          10.50      9.25        0.110
     Quarter ended September 30, 2001     12.00     10.00        0.110
     Quarter ended December 31, 2001      12.35     10.90        0.110

     2002
     Quarter ended March 31, 2002         14.00     11.93        0.110
     Quarter ended June 30, 2002          14.75     13.05        0.125
     Quarter ended September 30, 2002     15.71     14.00        0.125
     Quarter ended December 31, 2002      15.24     13.63        0.125

     2003
     Quarter ended March 31, 2003         17.04     14.64        0.125

     You should obtain current market quotations for Riverview common stock as the market price of Riverview common stock will fluctuate between the date of this document and the date on which the merger is completed, and thereafter. You can get these quotations from a newspaper, on the Internet or by calling your broker.

     As of March 31, 2003, there were approximately 2,000 holders of record of Riverview common stock. As of March 31, 2003, there were approximately 200 holders of record of Today's Bancorp common stock. These numbers do not reflect the number of persons or entities who may hold their stock in nominee or "street" name through brokerage firms.

     Following the merger, the declaration of dividends will be at the discretion of Riverview's board of directors and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of Riverview, applicable state law and government regulations and other factors deemed relevant by Riverview's board of directors. Federal law limits the ability of Riverview Community Bank to pay dividends to Riverview. The merger agreement prohibits Today's Bancorp from paying cash dividends on Today's Bancorp common stock pending consummation of the merger. See "The Merger Agreement--Conduct of Business Before the Merger."


             SPECIAL MEETING OF TODAY'S BANCORP SHAREHOLDERS

Place, Date and Time

     The meeting will be held at _______________________________________ on
__________ __, 2003, at _:__ _.m., Pacific time.

Purpose of the Meeting

     The purpose of the meeting is to consider and vote on a proposal to approve and adopt the merger agreement and to act on any other matters brought before the meeting.

Who Can Vote at the Meeting; Record Date

     You are entitled to vote your Today's Bancorp common stock if the records of Today's Bancorp showed that you held your shares as of the close of business on ___________ __, 2003. As of the close of business on that date, a total of ______ shares of Today's Bancorp common stock were outstanding. Each share of common stock has one vote.

     If you are a beneficial owner of Today's Bancorp common stock held by a broker, bank or other nominee (i.e., in "street name") and you want to vote your shares of Today's Bancorp common stock in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Quorum and Vote Required

     Quorum. The special meeting will be held if a majority of the outstanding shares of common stock entitled to vote is represented in person or by proxy at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes for determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Under applicable rules, brokers, banks and other nominees may not exercise their voting discretion on the proposal to approve and adopt the merger agreement and, for this reason, may not vote shares held for beneficial owners without specific instructions from the beneficial owners.

     Vote Required. Approval and adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Today's Bancorp common stock. Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote against the merger agreement. Abstentions and broker non-votes will have the same effect as a vote against the merger agreement.

Shares Held by Today's Bancorp Officers and Directors and by Riverview

     As of ______________ __, 2003, directors and executive officers of Today's Bancorp beneficially owned 831,657 shares of Today's Bancorp common stock, of which 544,678 shares may be voted at the meeting. Those shares represent 47.5% of the outstanding shares of Today's Bancorp common stock. As of the same date, Riverview and its directors and executive officers beneficially owned ________ shares of Today's Bancorp common stock. All eleven of Today's Bancorp directors entered into voting agreements with Riverview under which they have agreed to vote an aggregate of 535,678 shares of Today's Bancorp common stock owned by them in favor of the proposal to approve the merger agreement.

Voting by Proxy

     The board of directors of Today's Bancorp is sending you this document for the purpose of requesting that you allow your shares of Today's Bancorp common stock to be represented at the meeting by the persons named in the enclosed proxy card. All shares of Today's Bancorp common stock represented at the meeting by properly executed proxies will be voted in accordance with the instructions indicated on the proxy card. If you sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by Today's Bancorp's board of directors. Today's Bancorp's board of directors unanimously recommends a vote "FOR" approval of the merger agreement.

     If any matters not described in this document are properly presented at the meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting in order to solicit additional proxies. However, no proxy voted against the proposal to approve the merger agreement will be voted in favor of an adjournment or postponement to solicit additional votes in favor of the merger agreement. Today's Bancorp does not know of any other matters to be presented at the meeting.

     If your Today's Bancorp common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Please see the instruction form that accompanies this document.

Revocability of Proxies

     You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy you must either advise the Secretary of Today's Bancorp in writing before your common stock has been voted at the special meeting, deliver proxy instructions with a later date, or attend the meeting and vote your shares in person. Attendance at the special meeting will not in itself constitute revocation of your proxy.

Solicitation of Proxies

     Today's Bancorp will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Today's Bancorp may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. Today's Bancorp will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.


                  OWNERSHIP OF TODAY'S BANCORP COMMON STOCK

     The following table sets forth the beneficial ownership information for the directors and executive officers of Today's Bancorp as of _______________. Management of Today's Bancorp is not aware of any holders of more than 10% of the outstanding stock.

                                  Number of Shares
Name of Beneficial Owner(1)     Beneficially Owned(2)     Percent of  Class(3)
---------------------------     ---------------------     --------------------

Samuel Allen                          20,000                      1.7%
Albert Angelo, Jr.                    81,500(4)                   7.0
Craig Angelo                         122,000(5)                   9.5
Richard Geary                        122,000(4)                   9.5
Richard Hannah                        81,500(5)                   7.0
Dennis Hall                           12,000(6)                   1.0
Dan Heine                             75,957(7)                   6.4
Richard High                          13,200(8)                   1.1
Connie Kearney                        80,000(9)                   6.8
Dan Miles                             43,000(10)                  3.7
Mel Russell                           40,000(11)                  3.5
Raymond Sprung                            --                       *
Scott Studer                          90,000(12)                  7.8
John Tennant, Jr.                     40,000                      3.5
Fred Zack                             10,500(13)                   *

All directors and executive
officers as a group (15 persons)     831,657(4-13)               58.0

                          (footnotes on following page)

------------------
*    less than 1.0%
(1) The business address of each of the persons listed is 204 SE Park Plaza Drive, #109, Vancouver, WA 98668.
(2) Shares are shown as beneficially owned if the person, directly or indirectly, has or shares the power to vote or to direct the voting of, or the power to dispose or to direct the disposition of, such shares. Unless noted to the contrary, each person listed in the table above has sole voting and investment power with regard to the shares appearing opposite his or her name. The figures include shares owned by the person's spouse and children living at the home of such person.
(3) Denominator in calculation of percentage includes outstanding shares and options or warrants of the individual or group exercisable within 60 days.
(4) Includes 1,500 shares owned by the individual's spouse and warrants to purchase 20,000 shares.
(5)  Includes warrants to purchase 37,000 shares.
(6) Includes warrants to purchase 1,000 shares and options to purchase 10,000 shares.
(7) Includes 3,300 shares owned by the individual's spouse and warrants to purchase 15,979 shares and options to purchase 32,500 shares.
(8)  Includes options to purchase 12,000 shares.
(9)  Includes warrants to purchase 30,000 shares.
(10) Includes warrants to purchase 11,500 shares.
(11) Includes warrants to purchase 10,000 shares.
(12) Includes warrants to purchase 40,000 shares.
(13) Includes warrants to purchase 1,500 shares and options to purchase 7,500 shares.


                                 THE MERGER

     The following discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement-prospectus as Appendix A. You should read the entire merger agreement carefully. It is the legal document that governs the merger.

The Parties to the Merger

     Riverview Bancorp, Inc. Riverview is the savings and loan holding company for Riverview Community Bank, a federally chartered savings bank. Riverview Community Bank, which conducts its operations through its twelve locations in Camas, Washougal, Stevenson, White Salmon, Battle Ground, Vancouver, Goldendale and Longview, Washington, is a community-oriented financial institution offering traditional financial services primarily to residents of Clark, Cowlitz, Klickitat and Skamania counties, Washington, throughout the Columbia River Gorge area. Riverview Community Bank's primary business is attracting deposits from the general public and using those funds to originate one-to-four family residential mortgage loans. Riverview Community Bank also originates multi-family and commercial real estate loans primarily secured by properties located in Clark, Cowlitz, Klickitat and Skamania counties of Washington. To a lesser extent, Riverview Community Bank originates commercial and consumer loans. Riverview Community Bank operates a trust and financial services company, Riverview Asset Management Corporation, located in downtown Vancouver, Washington. Riverview Mortgage, a mortgage broker division of Riverview Community Bank, originates mortgage loans (including construction loans) for various mortgage companies predominantly in the Portland metropolitan areas, as well as for Riverview Community Bank. The Business and Professional Banking Division located at the downtown Vancouver main branch offers commercial and business banking services. Vancouver is located in Clark County, which is just north of Portland, Oregon.

     Certain information relating to executive compensation, benefit plans, voting securities and the principal holders thereof, certain relationships and related transactions and other matters related to Riverview is incorporated by reference or set forth in Riverview's annual report on Form 10-K for the year ended March 31, 2002 and quarterly reports for the three months ended June 30, 2002, September 30, 2002, and December 31, 2002, which are incorporated herein by reference. Today's Bancorp shareholders who want copies of such documents may contact Riverview at its address or telephone number indicated under "Where You Can Find More Information" beginning on page ___.

     For financial statements of Riverview and a discussion of Riverview's recent results of operations, see Riverview's 2002 annual report to shareholders, Quarterly Report on Form 10-Q for the quarter ended December 31, 2002 and Current Report on Form 8-K dated April 2, 2003, all of which accompany this document as Appendix E.

     Today's Bancorp, Inc. Today's Bancorp is a Washington corporation and a one-bank holding company, regulated by the Federal Reserve. Today's Bancorp has no subsidiaries other than Today's Bank.

     Today's Bank is a Washington chartered commercial bank chartered in 1999. Today's Bank conducts business from two full-service branches, a commercial banking center and two mobile branches, all located in Vancouver, Washington. Today's Bank offers traditional commercial banking products and services to small- and medium- sized businesses, professionals and retail customers. Today's Bank operates with approximately 32 full time employees and has no subsidiaries.

     For information on Today's Bancorp's business and financial statements and a discussion of Today's Bancorp's recent results of operations, see Appendix D.

Form of the Merger

     The boards of directors of Today's Bancorp and Riverview each have unanimously approved a merger agreement that provides for the merger of Today's Bancorp with and into Riverview. Riverview will survive the merger. Upon completion of the merger, each share of Today's Bancorp common stock will be converted into the right to receive, at the election of the holder, either $13.77 in cash, (assuming no Today's Bancorp stock options or warrants are exercised prior to the closing of the merger) or a number of shares of Riverview common stock established by a formula in the merger agreement. The common stock of Riverview will continue to trade on The Nasdaq National Market under the symbol "RVSB" after completion of the merger.

Conversion of Today's Bancorp Common Stock

     When the merger becomes effective, each share of Today's Bancorp common stock issued and outstanding immediately prior to the completion of the merger will automatically be converted into the right to receive, at the holder's election, either (a) $13.77 in cash (assuming no Today's Bancorp stock options or warrants are exercised prior to the closing of the merger) without interest or (b) shares of Riverview common stock and cash instead of fractional shares. A Today's Bancorp shareholder's receipt of either cash or stock, however, is subject to the allocation and proration procedures as well as other provisions in the merger agreement. See "-- Cash or Stock Election."

     The cash price per share of $13.77 that will be received by the Today's Bancorp shareholders who receive cash for their shares of common stock is determined by dividing $8,689,928 by 55% of the number of shares of Today's Bancorp common stock that is outstanding as of the closing of the merger. Therefore if the number of shares increases as a result of the exercise of options or warrants the cash price per share will be less than $13.77.

     The number of shares of Riverview common stock into which each Today's Bancorp share will be exchanged will be based on the price of Riverview common stock over a measurement period prior to the closing. The measurement period will consist of the twenty trading days ending on the fifth business day prior to the closing date. The number of shares of Riverview common stock to be issued for Today's Bancorp common stock will be determined by dividing $7,109,940 by the average closing price of Riverview stock over the measurement period, however, Riverview will not issue less than 426,596 shares or more than 521,395 shares.

     The per share amount of cash or stock to be received by each Today's Bancorp shareholder in the merger is based on the number of shares of Today's Bancorp common stock that was issued as of February 5, 2003. If holders of Today's Bancorp stock options or warrants exercise their right, prior to the closing of the merger, to purchase Today's Bancorp common stock, the number of issued shares of Today's Bancorp common stock will increase and the per share amount of cash or stock to be received by each Today's Bancorp shareholder will be less than $13.77 per share.

     Assuming there is no change in the number of outstanding shares of Today's Bancorp common stock the shares will be exchanged as follows:

If the average closing price of Riverview  Then the number of shares of common
common stock during the measurement        stock that will be exchanged for
period is:                                 each share of Today's Bancorp
                                           common stock will be:

$13.64 or less                             1.0097 shares of Riverview common
                                           stock

between $13.65 and $16.66                  Between .8344 and 1.0013 shares of
                                           Riverview common stock. The number
                                           of shares is determined by dividing
                                           $13.77 by the average closing price
                                           of the Riverview common stock
                                           during the measurement period

$16.67 or more                             .8261 shares of Riverview common
                                           stock

     The following table illustrates the calculation of the exchange ratio and the value of the shares of Riverview common stock that you may receive in the merger. On _________________, 2003, the closing price of Riverview common stock was $________. We can give you no assurance as to what the market price of Riverview common stock will be if and when the merger is completed, and you are advised to obtain current market quotations for Riverview common stock. In addition, because the tax consequences of receiving cash will differ from the tax consequences of receiving Riverview common stock, you should carefully read the information included below under "--Material Federal Income Tax Consequences of the Merger."

Average Closing       Value of Today's Bancorp Stock Per Share
Price of Riverview    ----------------------------------------
Common Stock During        Resulting          Common Stock
Measurement Period      Exchange Ratio     to be Received (1)
-------------------     --------------     ---------------

   $ 10.50                  1.0097              10.60
     10.75                  1.0097              10.85
     11.00                  1.0097              11.11
-------------------     --------------     ---------------

     11.17                  1.0097              11.28   Merger price
-------------------     --------------     --------------- limitation(2)

     11.25                  1.0097              11.36
     11.50                  1.0097              11.61
     11.75                  1.0097              11.86
     12.00                  1.0097              12.12
     12.25                  1.0097              12.37
     12.50                  1.0097              12.62
     12.75                  1.0097              12.87
     13.00                  1.0097              13.13
     13.25                  1.0097              13.38
     13.50                  1.0097              13.63
-------------------     --------------     ---------------

     13.64                  1.0097              13.77 Merger price limitation
-------------------     --------------     ---------------

                      (table continued on following page)

Average Closing       Value of Today's Bancorp Stock Per Share
Price of Riverview    ----------------------------------------
Common Stock During        Resulting          Common Stock
Measurement Period      Exchange Ratio     to be Received (1)
-------------------     --------------     ---------------

   $ 13.75                  1.0013              13.77
     14.00                  0.9834              13.77
     14.25                  0.9662              13.77
     14.50                  0.9495              13.77
     14.75                  0.9334              13.77
     15.00                  0.9179              13.77
     15.25                  0.9028              13.77
     15.50                  0.8883              13.77
     15.75                  0.8742              13.77
     16.00                  0.8605              13.77
     16.25                  0.8473              13.77
     16.50                  0.8344              13.77
-------------------     --------------     ---------------

     16.66                  0.8264              13.77 Merger price limitation
-------------------     --------------     ---------------

     16.75                  0.8261              13.84
     17.00                  0.8261              14.04
     17.25                  0.8261              14.25
     17.50                  0.8261              14.46
     17.75                  0.8261              14.66
     18.00                  0.8261              14.87
     18.25                  0.8261              15.08
     18.50                  0.8261              15.28
     18.75                  0.8261              15.49
     19.00                  0.8261              15.70
     19.25                  0.8261              15.90
     19.50                  0.8261              16.11
     19.75                  0.8261              16.32
     20.00                  0.8261              16.52
     20.25                  0.8261              16.73
     20.50                  0.8261              16.94
     20.75                  0.8261              17.14
     21.00                  0.8261              17.35

-----------
(1) Calculated by multiplying the average closing price of Riverview common stock during the measurement period by the resulting exchange ratio. The actual value of the shares at the time Riverview stock certificates are delivered or the shares become available may be more or less than the amounts shown due to fluctuations in the market price of Riverview common stock.
(2) If the average price per share of Riverview common stock is less than $11.18, Today's Bancorp may terminate the transaction unless Riverview increases the total amount paid to the Today's Bancorp shareholders so that a Today's Bancorp shareholder who receives shares of Riverview common stock in the merger will receive shares having an average trading value of at least $12.24 for each share of Today's Bancorp common stock.

Average Closing       Value of Today's Bancorp Stock Per Share
Price of Riverview    ----------------------------------------
Common Stock During        Resulting          Common Stock
Measurement Period      Exchange Ratio     to be Received (1)
-------------------     --------------     ---------------

   $ 10.50                  1.1654              12.24
     10.75                  1.1383              12.24
     11.00                  1.1124              12.24
-------------------     --------------     ---------------

     11.17                  1.0955              12.24 Merger price limitation
-------------------     --------------     ---------------

Cash or Stock Election

     Under the terms of the merger agreement, Today's Bancorp shareholders may elect to convert their shares into cash or Riverview common stock. All elections of Today's Bancorp shareholders are further subject to the allocation and proration procedures described in the merger agreement. These procedures provide that the number of shares of Today's Bancorp common stock to be converted into Riverview common stock in the merger must be 45% of the total number of shares of Today's Bancorp common stock issued and outstanding on the date of the merger. We are not making any recommendation as to whether Today's Bancorp shareholders should elect to receive cash or Riverview common stock in the merger. Each holder of Today's Bancorp common stock must make his or her own decision with respect to such election.

     It is unlikely that elections will be made in the exact proportions provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if Today's Bancorp shareholders in the aggregate elect to receive more or less of the Riverview common stock than Riverview has agreed to issue. These procedures are summarized below.

     * If Stock Is Oversubscribed: If Today's Bancorp shareholders elect to receive more Riverview common stock than Riverview has agreed to issue in the merger, then all Today's Bancorp shareholders who have elected to receive cash or who have made no election will receive cash for their Today's Bancorp shares and all shareholders who elected to receive Riverview common stock will receive a pro rata portion of the available Riverview shares plus cash for those shares not converted into Riverview common stock.

     * If Stock Is Undersubscribed: If Today's Bancorp shareholders elect to receive fewer shares of Riverview common stock than Riverview has agreed to issue in the merger, then all Today's Bancorp shareholders who have elected to receive Riverview common stock will receive Riverview common stock and those shareholders who elected to receive cash or who have made no election will be treated in the following manner:

           * If the number of shares held by Today's Bancorp shareholders who have made no election is sufficient to make up the shortfall in the number of Riverview shares that Riverview is required to issue, then all Today's Bancorp shareholders who elected cash will receive cash, and those shareholders who made no election will receive both cash and Riverview common stock in whatever proportion is necessary to make up the shortfall.

           * If the number of shares held by Today's Bancorp shareholders who have made no election is insufficient to make up the shortfall, then all Today's Bancorp shareholders who made no election will receive Riverview common stock and those Today's Bancorp shareholders who elected to receive cash will receive cash and Riverview common stock in whatever proportion is necessary to make up the shortfall.

     No guarantee can be made that you will receive the amounts of cash or stock you elect. As a result of the allocation procedures and other limitations outlined in this document and in the merger agreement, you may receive Riverview common stock or cash in amounts that vary from the amounts you elect to receive.

Election Procedures; Surrender of Stock Certificates

     An election form is being mailed separately from this proxy statement-prospectus to holders of shares of Today's Bancorp common stock at a date after this proxy statement-prospectus is being mailed. Each election form entitles the holder of the Today's Bancorp common stock to elect to receive either cash or Riverview common stock, or make no election with respect to the merger consideration you wish to receive.

     To make an effective election, you must submit a properly completed election form, along with your Today's Bancorp stock certificates representing all shares of Today's Bancorp common stock covered by the election form (or an appropriate guarantee of delivery) to U.S. Stock Transfer on or before the date set forth in the election form. U.S. Stock Transfer will act as exchange agent in the merger and in that role will process the exchange of Today's Bancorp stock certificates for cash and/or Riverview common stock. Shortly after the merger, the exchange agent will allocate cash and stock among Today's Bancorp shareholders, consistent with their elections and the allocation and proration procedures. If you do not submit an election form, you will receive instructions from the exchange agent on where to surrender your Today's Bancorp stock certificates after the merger is completed. In any event, do not forward your Today's Bancorp stock certificates with your proxy card.

     You may change your election at any time prior to the election deadline by written notice accompanied by a properly completed and signed later dated election form received by the exchange agent prior to the election deadline or by withdrawal of your stock certificates by written notice prior to the election deadline. All elections will be revoked automatically if the merger agreement is terminated. If you have a preference for receiving either Riverview stock or cash for your Today's Bancorp stock, you should complete and return the election form. If you do not make an election, you will be allocated Riverview common stock and/or cash depending on the elections made by other shareholders.

     We make no recommendation as to whether you should elect to receive cash or stock in the merger. You must make your own decision with respect to your election.

     If certificates for Today's Bancorp common stock are not immediately available or you are unable to send the election form and other required documents to the exchange agent prior to the election deadline, Today's Bancorp shares may be properly exchanged, and an election will be effective, if:

     * such exchanges are made by or through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office, branch or agency in the United States;

     * the exchange agent receives, prior to the election deadline, a properly completed and duly executed notice of guaranteed delivery substantially in the form provided with the election form (delivered by hand, mail, telegram, telex or facsimile transmission); and

     * the exchange agent receives, within three business days after the election deadline, the certificates for all exchanged Today's Bancorp shares, or confirmation of the delivery of all such certificates into the exchange agent's account with The Depository Trust Company in accordance with the proper procedures for such transfer, together with a properly completed and duly executed election form and any other documents required by the election form.

     Today's Bancorp shareholders who do not submit a properly completed election form or revoke their election form prior to the election deadline will have their shares of Today's Bancorp common stock designated as non-election shares. Today's Bancorp stock certificates represented by elections that have been revoked will be promptly returned without charge to the Today's Bancorp shareholder revoking the election upon written request.

     After the completion of the merger, the exchange agent will mail to Today's Bancorp shareholders who do not submit election forms or who have revoked such forms a letter of transmittal, together with instructions for the exchange of their Today's Bancorp common stock certificates for the merger consideration. Until you surrender your Today's Bancorp stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any Riverview common stock into which your Today's Bancorp shares have been converted. When you surrender your Today's Bancorp stock certificates, Riverview will pay any unpaid dividends or other distributions, without interest. After the completion of the merger, there will be no further transfers of Today's Bancorp common stock. Today's Bancorp stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

     If your Today's Bancorp stock certificates have been either lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. Upon request, our transfer agent, U.S. Stock Transfer, will send you instructions on how to provide evidence of ownership.

Material Federal Income Tax Consequences of the Merger

     The following discussion addresses the material United States federal income tax consequences of the merger to holders of Today's Bancorp common stock. This discussion applies only to Today's Bancorp shareholders that hold their Today's Bancorp common stock as a capital asset within the meaning of
Section 1221 of the Internal Revenue Code. Further, this discussion does not address all aspects of United States federal taxation that may be relevant to a particular shareholder in light of its personal circumstances or to shareholders subject to special treatment under the United States federal income tax laws including: banks or trusts; tax-exempt organizations; insurance companies; dealers in securities or foreign currency; traders in securities who elect to apply a mark-to-market method of accounting; pass-through entities and investors in such entities; foreign persons; and shareholders who hold Today's Bancorp common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated instrument.

     This discussion is based on the Internal Revenue Code, Treasury regulations, administrative rulings and judicial decisions, all as in effect as of the date of this proxy statement-prospectus and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Tax considerations under state, local and foreign laws are not addressed in this document. The tax consequences of the merger to you may vary depending upon your particular circumstances. Therefore, you should consult your tax advisor to determine the particular tax consequences of the merger to you, including those relating to state and/or local taxes.

     It is a condition to the obligations of Riverview and Today's Bancorp to complete the merger that each of Riverview and Today's Bancorp receive an opinion of Breyer & Associates PC to the effect that (1) the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (2) Riverview and Today's Bancorp will each be a party to that reorganization, and (3) except to the extent of any cash received in lieu of a fractional share interest in Riverview common stock, no gain or loss will be recognized by shareholders of Today's Bancorp who exchange their Today's Bancorp common stock for Riverview common stock in the merger.

     In rendering its opinions, counsel may require and rely upon representations contained in letters and certificates to be received from officers of Riverview, Today's Bancorp and others. This tax opinion will not be binding on the Internal Revenue Service or the courts, and we do not intend to request any ruling from the Internal Revenue Service with respect to the federal income tax consequences of the merger.

     The federal income tax consequences of the merger to you will depend primarily on whether you exchange your Today's Bancorp common stock for solely Riverview common stock (except for cash received instead of a fractional share of Riverview common stock), solely cash or a combination of stock and cash. Regardless of whether you elect to receive Riverview common stock, cash or a combination of stock and cash, the federal income tax consequences will depend on the actual merger consideration that you receive.

     Exchange Solely for Riverview Common Stock. No gain or loss will be recognized by a Today's Bancorp shareholder who receives solely shares of Riverview common stock (except for cash received in lieu of fractional shares, as discussed below) in exchange for all of his or her shares of Today's Bancorp common stock. The tax basis of the shares of Riverview common stock received by a Today's Bancorp shareholder in such exchange will be equal (except for the basis attributable to any fractional shares of Riverview common stock, as discussed below) to the basis of the Today's Bancorp common stock surrendered in exchange for the Riverview common stock. The holding period of the Riverview common stock received will include the holding period of shares of Today's Bancorp common stock surrendered in exchange for the Riverview common stock, provided that such shares were held as capital assets of the Today's Bancorp shareholder at the effective time of the merger.

     Exchange Solely for Cash. A Today's Bancorp shareholder who receives solely cash in exchange for all of his or her shares of Today's Bancorp common stock (and is not treated as constructively owning Riverview common stock after the merger under the circumstances referred to below under "--Possible Dividend Treatment") will recognize gain or loss for federal income tax purposes equal to the difference between the cash received and such shareholder's tax basis in the Today's Bancorp common stock surrendered in exchange for the cash. Such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the Today's Bancorp shareholder at the effective time of the merger. Such gain or loss will be long-term capital gain or loss if the Today's Bancorp shareholder's holding period is more than one year. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

     Exchange for Riverview Common Stock and Cash. A Today's Bancorp shareholder who receives a combination of Riverview common stock and cash in exchange for his or her Today's Bancorp common stock will not be permitted to recognize any loss for federal income tax purposes. Such a shareholder will recognize gain, if any, equal to the lesser of (1) the amount of cash received or (2) the amount of gain "realized" in the transaction. The amount of gain a Today's Bancorp shareholder "realizes" will equal the amount by which (a) the cash plus the fair market value at the effective time of the merger of the Riverview common stock received exceeds (b) the shareholders' basis in the Today's Bancorp common stock to be surrendered in the exchange for the cash and Riverview common stock. Any recognized gain could be taxed as a capital gain or a dividend, as described below. The tax basis of the shares of Riverview common stock received by such Today's Bancorp shareholder will be the same as the basis of the shares of Today's Bancorp common stock surrendered in exchange for the shares of Riverview common stock, adjusted as provided in Section 358(a) of the Internal Revenue Code for the cash received in exchange for such shares of Today's Bancorp common stock. The holding period for shares of Riverview common stock received by such Today's Bancorp shareholder will include such shareholder's holding period for the Today's Bancorp common stock surrendered in exchange for the Riverview common stock, provided that such shares were held as capital assets of the shareholder at the effective time of the merger.

     A Today's Bancorp shareholder's federal income tax consequences will also depend on whether his or her shares of Today's Bancorp common stock were purchased at different times at different prices. If they were, the Today's Bancorp shareholder could realize gain with respect to some of the shares of Today's Bancorp common stock and loss with respect to other shares. Such Today's Bancorp shareholder would have to recognize such gain to the extent such shareholder receives cash with respect to those shares in which the shareholder's adjusted tax basis is less than the amount of cash plus the fair market value at the effective time of the merger of the Riverview common stock received, but could not recognize loss with respect to those shares in which the Today's Bancorp shareholder's adjusted tax basis is greater than the amount of cash plus the fair market value at the effective time of the merger of the Riverview common stock received. Any disallowed loss would be included in the adjusted basis of the Riverview common stock. Such a Today's Bancorp shareholder is urged to consult his or her own tax advisor respecting the tax consequences of the merger to that shareholder.

     Possible Dividend Treatment. In certain circumstances, a Today's Bancorp shareholder who receives solely cash or a combination of cash and Riverview common stock in the merger may receive ordinary income, rather than capital gain, treatment on all or a portion of the gain recognized by that shareholder if the receipt of cash "has the effect of the distribution of a dividend." The determination of whether a cash payment has such effect is based on a comparison of the Today's Bancorp shareholder's proportionate interest in Riverview after the merger with the proportionate interest the shareholder would have had if the shareholder had received solely Riverview common stock in the merger. This could happen because of your purchase (or the purchase by a family member) of additional Riverview stock or a repurchase of shares by Riverview. For purposes of this comparison, the Today's Bancorp shareholder may be deemed to constructively own shares of Riverview common stock held by certain members of the shareholder's family or certain entities in which the shareholder has an ownership or beneficial interest and certain stock options may be aggregated with the shareholder's shares of Riverview common stock. The amount of the cash payment that may be treated as a dividend is limited to the shareholder's ratable share of the accumulated earnings and profits of Today's Bancorp at the effective time of the merger. Any gain that is not treated as a dividend will be taxed as a capital gain, provided that the shareholder's shares were held as capital assets at the effective time of the merger. Because the determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each Today's Bancorp shareholder, shareholders are urged to consult their own tax advisors regarding the tax treatment of any cash received in the merger.

     Cash in Lieu of Fractional Shares. A Today's Bancorp shareholder who holds Today's Bancorp common stock as a capital asset and who receives in the merger, in exchange for such stock, solely Riverview common stock and cash in lieu of a fractional share interest in Riverview common stock will be treated as having received such cash in full payment for such fractional share of stock and as capital gain or loss, notwithstanding the dividend rules discussed above.

Background of the Merger

     Today's Bank commenced operations in February 1999. Today's Bank has pursued an aggressive growth strategy to create long-term economic value for its shareholders. Today's Bank's activities have focused upon growing a business that builds a unique culture and infrastructure comprised of talented staff, quality operating systems and technology, distinctive marketing, and an efficient distribution system. Today's Bank's strategic plan has been designed to achieve a steady and orderly increase in assets, brand awareness and market share. The objective has been to build a "high-performance" bank that will ultimately have the size and profitability to enjoy competitive advantages in the market for business banking services, and to provide shareholder value and liquidity for Today's Bancorp's common stock. While generally successful at implementing the growth objectives, the higher costs associated with expansion of bank facilities and personnel inhibited profitability realization. As a result, the rapid growth of assets (from $41.4 million at December 31, 2000 to $81.3 million at December 31, 2001) created the need to raise additional capital, which was accomplished in May 2002 through an offering by Today's Bank of units consisting of 500,000 shares of its common stock and warrants to purchase an additional 500,000 shares of common stock exercisable until March 2004. With management anticipating continued growth, Today's Bank, in an effort to develop alternative sources of capital, undertook the formation of Today's Bancorp as a holding company for Today's Bank that was completed in October 2002. In connection with becoming a holding company, Today's Bancorp elected to become a "financial holding company", a status that would permit the company to engage in a broad variety of financial activities in the future, even though such activities were not contemplated at that time. The Board of Directors believed that forming a holding company would, among other benefits, enable Today's Bank to seek additional capital if needed, through borrowings at the holding company level, without diluting existing shareholders. The Board further believed that a holding company structure would position the organization to avail itself of business expansion opportunities, such a an acquisition of another institution, should such opportunities arise in the future. No such transactions were contemplated at that time.




     In July 2002, Today's Bank became aware of a commercial borrower that had defaulted on a significant loan. Upon extensive investigation, it was apparent to Today's Bank that the borrower was acting in concert with others to defraud the bank. Today's Bank has been pursuing legal remedies in connection with the defaulted loan, including filing a claim under its blanket bond insurance policy. Neither the outcome of the legal proceedings, nor whether Today's Bank will ultimately receive payment under its insurance coverage, can currently be predicted with accuracy. During the third quarter of 2002, Today's Bank recognized a significant charge-off (approximately $1.0 million) related to the suspected fraudulent loan. During the fourth quarter of 2002, Today's Bank further completed an extensive review of the loan portfolio that uncovered several weak or substandard credits, most of which were attributable to a loan officer who is no longer employed by Today's Bank. This review resulted in an additional increase to its loan loss reserve. Due to the adverse effect on Today's Bank's capital position that an increase to the loan loss reserve would entail, and the consequent need to curtail future growth, management reviewed Today's Bank's financial and operational strategic plan with representatives of Young & Associates, Inc., a consulting firm serving financial institutions that Today's Bank had retained in 2001 to provide general business advice to the Board of Directors. The discussions with Young & Associates focused on analyzing issues concerning future capital needs, management of growth, financial forecasts by management, the mix of products and services to generate revenue and general business strategy. Young & Associates did not advise Today's Bank with respect to the value of its business or propose that Today's Bank or Today's Bancorp enter into any merger or similar transaction. The Board of Directors, after consultation with Young & Associates, recognized that the unanticipated credit quality issues and resultant need to increase loan loss reserves would limit the ability of Today's Bank to continue its growth plans due to regulatory capital requirements and a need to focus on asset quality issues. As a result of the loan losses and increased loan loss reserves, Today's Bank's total risk-based capital would fall below the 10% minimum to be considered "well capitalized", and would thus be "adequately capitalized" under guidelines of the FDIC as of December 31, 2002. As an adequately capitalized institution, Today's Bank would be no longer permitted to accept brokered deposits without regulatory approval, an alternative source of funds for liquidity purposes. Further, with the challenges facing Today's Bank, regulatory authorities could insist on a less aggressive growth strategy. The lack of excess capital would also limit Today's Bank's ability to continue the rate of growth in total deposits and loans, which the Board of Directors believed would limit the intended growth and profitability of Today's Bank.

     The Board of Directors did not at this time consider the foregoing concerns in the context of a decision as to whether to pursue a sale of Today's Bancorp or a strategic merger with another institution. The Board of Directors was, however, in this process of reviewing the strategic plan when the solicitation of interest was received from Riverview. The Board of Directors had not heretofore considered any course of action other than to remain independent, but believed that the solicitation of interest from Riverview presented an opportunity that could prove attractive to shareholders. Accordingly, the Board of Directors, after consultation with Young & Associates, determined that pursuing discussions with Riverview about a possible merger would be appropriate.

     Since the inception of Today's Bank, Dan Heine, President and Chief Executive Officer of Today's Bank (and subsequently Today's Bancorp), had occasional, business and social contacts with Patrick Sheaffer, President and Chief Executive Officer of Riverview and Riverview Community Bank, that occasioned informal inquiries as to the existence of interest in the possibility of a business combination. No formal action was taken during that time in pursuit of such a combination. On September 17, 2002, Mr. Sheaffer and Mr. Heine had a luncheon meeting and discussed the concept of a stronger community bank that would result from the proposed merger. Following the meeting with Mr. Heine, Mr. Sheaffer contacted Mr. Albert C. Angelo, Jr., Chairman of the Board of Today's Bancorp. On October 2, 2002, Mr. Angelo met with Mr. Sheaffer at his invitation to discuss a possible merger. The discussion included issues of compatibility of the businesses, the complementary aspect of their markets, both geographic as well as products and services, a preliminary indication of aggregate purchase price, the constitution of senior management following a merger, and the role of the respective senior officers of Riverview and Today's Bancorp and Today's Bank. Subsequent to that meeting, Mr. Angelo executed a confidentiality agreement with Riverview for purposes of enabling Riverview to provide information to Today's Bancorp with a view to making a proposal of merger. By letter dated October 17, 2002, Chairman Angelo received non-binding solicitation of interest from Riverview describing the basic terms of a proposal to merge the two companies and their respective bank subsidiaries.

     In connection with the solicitation of interest from Riverview, on October 18, 2002, Today's Bancorp retained Capital Market Securities, Inc., a subsidiary of Young and Associates, to assist Today's Bancorp in its evaluation of Riverview and any proposed transaction. Specifically, Capital Market Securities was retained by Today's Bancorp to assist in the evaluation of strategic alternatives available to Today's Bancorp, help in the due diligence investigation of Riverview, and to evaluate the proposed transaction with Riverview with a view to rendering an opinion as to the fairness of the transaction to shareholders of Today's Bancorp.

     At a meeting of the Today's Bancorp Board of Directors on October 22, 2002, the Board discussed the solicitation of interest set forth in the October 17, 2002 letter from Riverview, and reviewed the proposed terms and

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



conditions in detail. Among the issues the Board considered were the amount and nature of the consideration and the rate of return shareholders would receive (based on the initial capitalization of Today's Bank and on the shares purchased in the 2002 stock offering by Today's Bank), the likelihood of obtaining regulatory and shareholder approvals, the likelihood of receiving a more attractive offer from any other potential acquiror, the strategic fit of two institutions operating in overlapping market areas, and the effect of a transaction on Today's Bank's customers and employees. The Board also acknowledged that the October 17 letter included an exclusivity clause that prohibited the company from negotiating with other parties for a period of 90 days. The Board believed that, while the exclusivity clause would inhibit Today's Bancorp from engaging in an extended process to potentially obtain a competing offer, the restriction was acceptable in view of the fact that it was a customary term in transactions of the nature as the proposed merger, the restriction had a limited duration, the amount and form of consideration being offered was attractive, particularly in view of the short history of Today's Bank and the challenges it faced going forward, and the fact that merging with Riverview, an institution in the same market area, rather than with an out-of-market institution, would provide benefits to shareholders through the ability to continue their ownership interests in a local, community financial institution that shared Today's Bank's philosophy of quality customer service. Following that discussion, the Board authorized Mr. Angelo, Mr. Heine and Director Richard Geary to continue discussions with Riverview and to countersign the October 17, 2002 solicitation of interest.

     On October 22, 2002, Today's Bancorp entered into change of control agreements with Mr. Heine, and senior officers Richard High and Dennis Hall, providing that upon a change of control of Today's Bancorp, Mr. Heine would receive two times his annual cash compensation for 2002, including bonuses, if any, and each of the other officers would receive an amount equal to the individual's 2002 cash compensation, including bonuses, if any. On October 24, 2002, acting on the authority of the Board of Directors, Mr. Heine countersigned the October 17 solicitation of interest. On October 29, 2002, Riverview executed a confidentiality agreement enabling Today's Bancorp and Today's Bank to share information with Riverview as part of Riverview's due diligence investigation. At special joint meetings on November 6 and November 8, 2002, the Boards of Directors of Today's Bancorp and Today's Bank discussed the proposed transaction in depth, including the amount and nature of the consideration, the effect of a merger on employees and customers of Today's Bancorp and Today's Bank, respectively, and the challenges facing Today's Bank as an independent institution, including capital adequacy, restraints on growth, limits on deposit-gathering abilities, and the potential for realization of value for shareholders in the future. The Boards of Directors decided to continue merger discussions with Riverview and to allow Riverview to conduct due diligence on-site at Today's Bank, consisting primarily of a review of Today's Bank's loan portfolio.

     On November 25, 2002, following a preliminary due diligence review, Riverview submitted a revised indication of interest that modified the amount of consideration to reflect adjustments that, in Riverview's opinion, were necessary to account for additional loan loss provisions to bring the loan loss reserve to a level that Riverview deemed appropriate in light of credit quality issues in the loan portfolio, the potential effects of a deteriorating economy on outstanding loans, and unanticipated additional costs relating to severance benefits payable as a result of the merger. At a meeting of the Today's Bancorp Board of Directors on November 26, 2002 Capital Market Securities discussed the revised indication of interest set forth in the November 25, 2002 letter from Riverview, the reasons for the adjustments in the consideration and its view that, based on revised growth projections for Today's Bank, the merger continued to represent a fair transaction for shareholders. The Board of Directors asked questions of and received answers from its financial advisor, and, after further discussion, determined that a merger with Riverview under the terms set forth in the November 25, 2002 letter continued to be an attractive opportunity, and approved the terms of the revised offer. The parties thereafter continued with their respective due diligence investigations and negotiation of details of a definitive merger agreement.




     On December 17, 2002, management of Today's Bancorp and Today's Bank, together with a representative of Capital Market Securities, reported the findings of their due diligence of Riverview to the Board and recommended that negotiations proceed toward a definitive agreement. Based on the due diligence report of Capital Market Securities, the Board concluded that Riverview was financially sound, well capitalized and well managed. During the period from mid-December 2002 to mid-January 2003, Today's Bancorp's financial and legal advisors negotiated directly with Riverview's financial and legal advisors on the details of a definitive merger agreement, including the manner in which the exchange ratio was to be calculated, the representations, warranties and covenants of the parties to the agreement, the conditions to be satisfied or waived prior to consummation of the transaction, the form and content of opinions of counsel to be given to each party, and the amount and circumstances under which

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



Today's Bancorp would be obligated to pay a termination fee to Riverview if the merger was not ultimately consummated.

     The definitive merger agreement was presented to the Boards of Directors of Today's Bancorp and Today's Bank at a special joint meeting on January 24, 2003. At the meeting, legal counsel for Today's Bancorp and Today's Bank summarized the terms and conditions of the final merger agreement and advised the directors as to their fiduciary duties in considering the proposal. Capital Market Securities then presented an analysis of the transaction that included comparisons between Today's Bancorp and other financial institutions and transactions that the financial advisor determined to be sufficiently similar to Today's Bank and the proposed merger as to be indicative of a range of approximate fair values. Capital Market Securities also presented analyses of Riverview, including its strategic plans and prospects for future growth, the valuation of Riverview stock relative to other similarly situated institutions. As part of its presentation, Capital Market Securities delivered to the Boards of Directors an opinion that the merger was fair, from a financial point of view, to the shareholders of Today's Bancorp. At a special joint meeting of the Boards of Directors of Today's Bancorp and Today's Bank on February 3, 2003, the Boards of Directors again discussed the definitive merger agreement, including the obligations of the individual directors to recommend the merger to Today's Bancorp shareholders, to vote their shares in favor of the merger, and to honor covenants to Riverview not to engage in specified competitive activities following the merger. After further discussion and questions by the directors to Today's Bancorp management and financial and legal advisors, the Boards of Directors of Today's Bancorp and Today's Bank approved the merger and authorized the execution of the merger agreement. Following approval of the merger agreement by the Boards of Directors of Riverview and Riverview Community Bank on February 5, 2003, the merger agreement was executed by the parties to the merger agreement.

Recommendation of the Today's Bancorp Board; Today's Bancorp's Reasons for the Merger

     The Today's Bancorp Board of Directors unanimously approved the merger and recommends that Today's Bancorp shareholders vote "For" the merger of Today's Bancorp with Riverview. The Board of Directors believes that the terms of the merger agreement are fair and in the best interests of Today's Bancorp and its shareholders. The Board of Directors also believes that the merger represents an opportunity to enhance the delivery of Today's Bank's products and services to a broader market area. Further, the Board believes that the merger enhances shareholder value by providing an attractive return on investment to all initial subscribers to the common stock of Today's Bank, as well as to subscribers in the 2002 offering by Today's Bank of stock and warrants. Moreover, those shareholders who receive shares of Riverview stock will be provided the opportunity to share in the growth of Riverview's business as it expands its own commercial banking business and the potential appreciation, if any, and liquidity of Riverview common stock. In reaching a decision on the merger agreement, the Boards of Directors of Today's Bancorp and Today's Bank considered numerous factors taken as a whole, none of which were accorded any particular or relative weight, and consulted with legal, tax, accounting and financial advisors as well as senior bank management. The following are the significant factors that the Boards of Directors considered:

     * the opinion of Capital Market Securities, Inc. that the merger is fair, from a financial point of view, to the shareholders of Today's Bancorp. The Board considered the analyses and factors discussed in Capital Market Securities' report, but did not assign any specific weight to any of those factors;

     * information concerning the financial, business and other prospects of Riverview in its existing markets and in the markets served by Today's Bancorp, taking into account the results of the due diligence review conducted by its financial advisor. These reviews found Riverview to be financially sound, well capitalized and well managed;

     * the availability and continuity of services to existing customers and the communities in the market area served by Today's Bancorp, including the fact that the financial and technology resources of Riverview are more significant than those of Today's Bancorp and that the convenience and banking needs of Today's Bancorp's customers would be better served through a combination with a larger financial institution that had a stronger capital base and wider branch network;

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



     * the fact that Today's Bancorp and Riverview businesses are complementary rather than duplicative, and that a combination of the companies would result in more efficiency and potentially higher profitability than each institution could achieve separately. The potential market expansion through diversification of products and services would also provide an opportunity for continuity of employment for many of Today's Bank's employees following consummation of the merger;

     * the nature and value of the consideration to be paid to Today's Bancorp shareholders in the merger, compared to other similar transactions, including the fact that the merger agreement provides for an adjustment in the share exchange ratio that would protect the value of the consideration to be received by Today's Bancorp shareholders in the event the market price of Riverview stock falls below $11.18 per share;

     * the tax treatment of the merger. The Board considered that the merger would qualify as a tax-free reorganization and therefore be entitled to favorable tax treatment for the parties to the merger and their shareholders;

     * the fact that Today's Bancorp shareholders who receive shares of Riverview stock would be able to receive dividends on those shares (when and as declared by Riverview's Board), and that Today's Bancorp does not pay dividends;

     * the fact that Riverview stock is traded on the Nasdaq National Market and therefore is more liquid than shares of Today's Bancorp stock, which has no established trading market;

     * the covenants that each director and specified executive officers would make to refrain from participating in activities that would tend to compete with Riverview for three years following the merger, including solicitation of employees or customers of Today's Bancorp to seek employment by or move accounts to, a competing financial institution, or to participate or invest in a de novo financial institution within Riverview's existing market area. The Board also considered the voting agreements that each director would execute agreeing to recommend the merger to the shareholders and to vote his or her own shares in favor of the merger as indications that the merger would likely be consummated;

     * the competitive nature of the commercial banking industry and the markets served by Today's Bancorp and the challenges facing Today's Bank as an independent institution. In particular, the cost of funds associated with attracting sufficient deposits and the limitation on the use of brokered deposits are viewed by management as significant competitive disadvantages when comparing Today's Bank to larger institutions with more established deposit-gathering capabilities; and

     * the future business and other prospects of Today's Bancorp, including the potential need for additional capital in the future and the regulatory constraints on growth of Today's Bank's business, and the belief that the merger was the best means currently available to maximize shareholder value.

     This list of factors that the Boards of Directors of Today's Bancorp and Today's Bank considered in reaching its decision to approve the merger is not intended to be exhaustive, but includes all of the material factors that the Boards of Directors considered. The Boards of Directors did not assign any specific or relative weight to any of the factors, and individual directors may have weighed the factors differently.

Opinion of Today's Bancorp's Financial Advisor

     Today's Bancorp's Board of Directors retained Capital Market Securities, Inc. ("Capital Market Securities"), a NASD registered broker-dealer specializing in working with financial institutions, in October 2002,

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



for the purpose of providing financial advice and consultation, including a review of Today's Bancorp's operating performance, business plans and strategic alternatives. The scope of Capital Market Securities' engagement included the development of information with respect to the valuation of Today's Bancorp, the identification of potential merger partners or acquirers, the evaluation and negotiation of any proposal that might be received or issued with regard to an acquisition or other business combination, and, if appropriate, the rendering of a fairness opinion in connection with a merger proposal. In connection with its services, Capital Market Securities assisted Today's Bancorp in evaluating a non-binding expression of interest received from Riverview and thereafter assisted in negotiations and due diligence which subsequently led to the execution of a definitive merger agreement executed on February 5, 2003.

     Capital Market Securities has delivered to the Board of Directors of Today's Bancorp an opinion to the effect that the merger is fair, from a financial point of view, to the shareholders of Today's Bancorp.

     Today's Bancorp selected Capital Market Securities for a number of reasons, including its familiarity with Today's Bancorp as a result of consulting services provided by Capital Market Securities' parent company, Young & Associates, Inc. Today's Bancorp also considered Capital Market Securities' experience and reputation in the area of valuation and financial advisory work generally, and in relation to financial institutions specifically.

     Capital Market Securities has rendered a written opinion to the Board of Directors of Today's Bancorp to the effect that, as of February 3, 2003, the consideration to be received by Today's Bancorp's shareholders pursuant to the Agreement and Plan of Merger by and between Today's Bancorp and Riverview is fair, from a financial point of view, to such holders.

     The full text of the fairness opinion dated February 3, 2003, setting forth the assumptions made, procedures followed, matters considered and certain limitations on the review undertaken by Capital Market Securities is included as Appendix B. Holders of Today's Bancorp common stock are urged to read the fairness opinion in its entirety.

     This opinion is directed to Today's Bancorp's Board of Directors only and does not constitute a recommendation to any of Today's Bancorp's shareholders as to how any shareholder should vote at the shareholders meeting. Capital Market Securities has advised the Board of Directors that it does not believe any person other than the Board of Directors has the legal right to rely on the opinion and, absent any controlling precedent, would resist any assertion otherwise.

     In connection with rendering its opinion dated February 3, 2003, Capital Market Securities performed a variety of financial analyses, including those summarized below. The summary set forth below, which has been provided by Capital Market Securities, does not purport to be a complete description of the analyses performed by Capital Market Securities. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a summary description. Accordingly, notwithstanding the separate factors summarized below, Capital Market Securities believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all analyses and factors, or attempting to ascribe relative weights to some or all of such analyses or factors, could create an incomplete view of the evaluation process underlying its opinion. In addition Capital Market Securities may have used the various analyses for different purposes and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described below should not be taken to be Capital Market Securities' view of the actual value of Today's Bancorp. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that such analysis was given more weight than any other analyses.

     The analyses performed by Capital Market Securities are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. The analyses were prepared solely as a part of Capital Market Securities' analysis of the fairness of the merger, from a financial point of view, to Today's Bancorp's shareholders, and were provided to Today's Bancorp's Board of Directors in connection with the delivery of Capital Market Securities' opinion. The analyses do not purport to be appraisals or to reflect the prices at which Today's Bancorp might actually be sold at the present time or at any time in the future.

     In arriving at its opinion dated February 3, 2003, Capital Market Securities, among other things:

     *     reviewed the draft form of the Agreement dated January 30, 2003;

     * reviewed certain historical financial and other information concerning Today's Bancorp (or its subsidiary Today's Bank as appropriate) for the four fiscal years ended December 31, 2001, and for the four quarters ended March 31, June 30, September 30, and December 31, 2002;

     * reviewed certain historical financial and other information concerning Riverview for the five fiscal years ended December 31, 2001, for the three quarters ended March 31, June 30, September 30, 2002, and limited information regarding Riverview's financial results for the three months ended December 31, 2002;

     * held discussions with the senior management of Today's Bancorp and Riverview with respect to their past and current financial performance, financial condition, and future prospects;

     * reviewed certain internal financial data, projections, and other information of Today's Bancorp, including financial projections approved by management;

     * analyzed certain publicly available information of other financial institutions that Capital Market Securities deemed comparable or otherwise relevant to its inquiry and compared Today's Bancorp and Riverview from a financial point of view with certain of these institutions;

     * compared the consideration to be received by the shareholders of Today's Bancorp pursuant to the Agreement with the consideration received by shareholders in other acquisitions of financial institutions that it deemed comparable or otherwise relevant to its inquiry;

     * reviewed historical trading activity and ownership data of Today's Bancorp and Riverview common stock and considered the prospects for dividends and price movements; and

     * conducted such other financial studies, analyses, and investigations and reviewed such other information as it deemed appropriate to enable it to render its opinion.

     In its review, Capital Market Securities also took into account an assessment of general economic, market, and financial conditions and certain industry trends and related matters. Capital Market Securities' opinion was necessarily based upon conditions as they existed and could be evaluated on the date thereof and the information made available to Capital Market Securities through the date thereof.

     There were no limitations imposed by the Board of Directors of Today's Bancorp upon Capital Market Securities with respect to the investigations made or procedures followed by Capital Market Securities in its review and analysis. In its review and analysis and in arriving at its opinion, Capital Market Securities assumed and relied upon the accuracy and completeness of all the financial information publicly available or provided to it by Today's Bancorp and Riverview, and did not attempt to verify any of such information. Capital Market Securities assumed (i) that the financial projections of Today's Bancorp with respect to the results of operations likely to be achieved by Today's Bancorp have been prepared on a basis reflecting the best currently available estimates and judgments of Today's Bancorp's management as to future financial performance and results and (ii) that such forecasts and estimates would be realized in the amounts and in the time periods estimated by management. Capital Market Securities further assumed, without independent verification, that the aggregate reserves for possible loan losses for Today's Bancorp and Riverview were adequate to cover such losses. Capital Market Securities did not make or obtain any independent evaluations or appraisals of any assets or liabilities of Today's Bancorp, Riverview, or any of their respective subsidiaries, nor did it verify any of Today's Bancorp's or Riverview's books and records or review any individual loan credit files.

     Capital Market Securities made a presentation to Today's Bancorp's Board of Directors on February 3, 2003, and rendered a written opinion to Today's Bancorp's Board of Directors prior to the execution and public announcement of the Agreement. Set forth below is a brief summary of the report presented to Today's Bancorp's Board of Directors on February 3, 2003.

     Historical Financial Performance. Capital Market Securities examined the financial performance of Today's Bancorp (or its subsidiary Today's Bank as appropriate) over the four-year period ended December 31, 2001, and for the three-month interim periods ended March 31, June 30, September 30, and December 31, 2002 and examined the financial performance of Riverview over the five-year period ended December 31, 2001, and the three-month interim periods ended March 31, June 30 and September 30, 2002 and limited information regarding Riverview's financial results for the three months ended December 31, 2002. The analysis of historical performance showed that Today's Bank had comparatively strong growth rates in total assets, net loans and total deposits, which is to be expected of a de novo bank in its early years of operations. In addition, the analysis showed, among other things, that:

     (i) tangible equity to asset ratio as of December 31, 2002, was 7.1% for Today's Bancorp and 12.6% for Riverview;

     (ii) loan to deposit ratio as of December 31, 2002, was 81.5% for Today's Bancorp and 97.2% for Riverview;

     (iii) return on average assets for the twelve months ended December 31, 2002 was a negative 1.55% for Today's Bancorp and 1.33% for Riverview; and

     (iv) return on average equity for the twelve months ended December 31, 2002 was a negative 19.1% for Today's Bancorp and 9.9% for Riverview.

     Stock Trading Analysis. Capital Market Securities examined the historical trading prices and volume of Riverview's common stock and compared the historical trading prices of Riverview's common stock in relation to movements in certain stock indices, specifically, a selected peer group index composed of EverTrust Financial Group, Inc., Heritage Financial Corp., Horizon Financial Corp., Oregon Trail Financial Corp., Timberland Bancorp Inc., and First Mutual Bancshares, Inc., (collectively, the "Riverview Selected Reference Institutions"), and the Nasdaq Bank Index. Capital Market Securities also analyzed the historical trading data, price/book value, and price/earnings multiples of Riverview's common stock and compared them to the Riverview Selected Reference Institutions as described below.

     Capital Market Securities also selected peer group index composed of Atlantic Bancgroup Inc., Citizens First Corp., Community Capital Bancshares, Crescent Financial Corp., Greenville First Bancshares, and Jacksonville Bancorp, Inc., (collectively, Today's Selected Reference Institutions") to provide a market indication of the price Today's Bancorp stock might trade should a liquid market develop for Today's Bancorp's stock.

     Analysis of Selected Publicly Traded Reference Financial Institutions. Capital Market Securities compared the selected financial data and financial ratios of Riverview and Today's Bancorp to the Riverview Selected Reference Institutions Today's Selected Reference Institutions, respectively. Today's Selected Reference Institutions, as a group, exhibited certain characteristics- including asset size (assets between $100 million and $185 million), equity to total assets ratios between 6.25% and 10.5%, IPO dates in 1999 and business risk- similar to those exhibited by Today's Bancorp. The Riverview Selected Reference Institutions, as a group, exhibited certain characteristics- including asset size (assets between $390 million and $710 million), equity to total assets ratios between 12.4% and 17.3%, geographic proximity (located in northwestern United States), and business risk- similar to those exhibited by Riverview.

     The comparison of the Today's Bancorp to Today's Selected Reference Institutions showed, among other things, that:

     (i) the ratio of Today's Bancorp's net loans to deposits was 81.5% as of December 31, 2002, compared to an average of 92.9% for Today's Selected Reference Institutions;

     (ii) the ratio of Today's Bancorp's non-performing assets to total assets was 1.47%, compared to an average of 0.18% for Today's Selected Reference Institutions;

     (iii) the ratio of Today's Bancorp's equity to total assets was 7.1%, compared to an average of 8.8% for Today's Selected Reference Institutions;

     (iv) the latest twelve months' return on average assets for Today's Bancorp was a negative 1.55%, compared to an average return on assets of 0.64% for Today's Selected Reference Institutions; and

     (v) the latest twelve months' return on average equity for Today's Bancorp was a negative 19.1%, compared to an average return on equity of 7.60% for Today's Selected Reference Institutions.

     (vi) the Today's Selected Reference Institutions recorded a price to last twelve months earnings multiple of 17.19x and a price to tangible book multiple of 145.8%.

     Based upon the comparison of Today's Selected Reference Institutions, the assumed merger consideration of $13.77 represents a significant premium to the implied market value of Today's Bancorp's common stock.

     The comparison of Riverview to the Riverview Selected Reference Institutions showed, among other things, that:

     (i) the ratio of Riverview's net loans to deposits was 97.2% as of December 31, 2002, compared to an average of 105.9% for the Riverview Selected Reference Institutions;

     (ii) the ratio of Riverview's non-performing assets to total assets was 0.30%, compared to an average of 0.33% for the Riverview Selected Reference Institutions;

     (iii) the ratio of Riverview's equity to total assets was 12.7%, compared to an average of 12.8% for the Riverview Selected Reference Institutions;

     (iv) the last twelve months' return on average assets for Riverview was 1.33%, compared to an average return on assets of 1.35% for the Riverview Selected Reference Institutions;

     (v) the latest twelve months' return on average equity for Riverview was 9.9%, compared to an average return on equity of 10.5% for the Riverview Selected Reference Institutions;

     (vi) as of January 31, 2003, the ratio of Riverview's market price to its December 31, 2002 tangible book value per common share was 124.9%, compared to an average of 143.6% for the Riverview Selected Reference Institutions; and

     (vii) the price/earnings ratio for Riverview based on the latest twelve months' earnings per share was 12.69x compared to an average of 13.74x for the Riverview Selected Reference Institutions for their latest twelve months' earnings per share.

     Based upon the comparison of the Riverview Selected Reference Institutions, the market pricing of Riverview at February 3, 2003 indicates that the Riverview common stock was attractively priced and represented an opportunity for upward appreciation to Today's Bancorp shareholders who elect to receive Riverview common stock as consideration in exchange for their holdings of Today's Bancorp common stock.

     Analysis of Selected Reference Merger and Acquisition Transactions. Capital Market Securities reviewed and performed an analysis of 69 bank mergers in the West and Southwest (the "Selected West and Southwest Bank Acquisitions") and 63 bank mergers in the U.S. with a transaction size between $10 million and $25 million (the "Selected U.S. Bank Acquisitions") announced in 2001 and 2002, comparing the selling bank's capital structure and profitability with Today's Bancorp's current results of operations and financial condition. The Selected West and Southwest Bank Acquisitions and Selected U.S. Bank Acquisitions were chosen because they represented merger and acquisition transactions which involve selling banks (exclusive of merger of equals transactions) exhibiting certain characteristics- including asset size, geographic proximity, and business risk- similar to those exhibited by Today's Bancorp. Excluding the highest and lowest ratios, the selling banks involved in the Selected West and Southwest Bank Acquisitions and the Selected U.S. Bank Acquisitions had an average return on assets for the latest twelve months prior to announcement date of 1.16% and 1.13%, respectively, and an average return on equity for the latest twelve months prior to announcement date of 12.79% and 12.35%, respectively, as compared to -0.49% and -6.1%, respectively, for Today's Bancorp.

     Set forth below is a summary of the information presented to Today's Bancorp's Board of Directors with respect to the Selected West and Southwest Bank Acquisitions and the Selected U.S. Bank Acquisitions based upon an estimated value of $13.77 per share of Today's Bancorp's common stock.

                            Selected West and Southwest       Selected
                                 Bank Acquisitions        Bank Acquisitions
                             ------------------------  ----------------------
                                       Riverview                 Riverview
                  Riverview              Offer                     Offer
                   Offer (1) Median    Percentile (2)  Median   Percentile (2)
                  ---------  ------   ---------------  -------  --------------

Consideration/LTM
 Earnings           23.5x    17.1a          78%         17.2x       81%
Consideration/
 Tangible Book
 Value             190.3%   195.2%          44%        177.2%       53%
Deposit Premium     12.5%     8.7%          71%          8.2%       87%

(1)     Based on an assumed merger consideration of $13.77
(2) Position of the Riverview offer in relation to percentile ranking of the Selected West and Southwest Bank Acquisitions and the Selected U.S. Bank Acquisitions, respectively.
(3) Based upon the level of Today's Bancorp's deposits exclusive of out-of-market deposits

     Based upon a review of the above referenced percentile rankings, the assumed merger consideration of $13.77 represents an above average price relative to prices obtained in mergers of selling banks comparable to Today's Bancorp.

     Market Pricing and Other Indications of Interest. The consideration of $13.77 represents a premium of 37.7% to Today's Bancorp's $10.00 offering price for shares issued in conjunction with Today's Bank 2002 sale of common stock.

     Pro Forma Merger Analysis. Based on pro forma calculations developed, Capital Market Securities analyzed certain pro forma effects of the merger. This analysis indicated that the merger would be dilutive to Riverview's tangible book value per share. However, the merger will be accretive to earnings per share in the first full year following the close of the merger, assuming that certain synergies are achieved.

     Discounted Cash Flow Analysis. At the Board of Directors meeting on February 3, 2003, Capital Market Securities presented the results of a discounted cash flow analysis calculated through the fiscal year ended December 31, 2007, designed to compare the present value, under certain assumptions, that would be attained if Today's Bancorp remained independent through the year 2007 and thereafter sold through a merger at pricing multiples similar to the Riverview offer. The results produced in the analysis did not purport to be indicative of actual values or expected values of Today's Bancorp or the shares of Today's Bancorp's common stock.

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



     For the purpose of the analysis Capital Market Securities made reference to financial forecasts and projections approved by Today's Bancorp's management, the "Base Case Scenario." The Base Case Scenario projections assumed, among other things, that Today's Bancorp would achieve an average annual growth rate in assets of approximately 10.5% per year, a net interest margin averaging approximately 4.24% per year, operating expenses as a percentage of average assets averaging approximately 3.29% per year, and annual return on average assets averaging approximately 0.60% per year. The Base Case projections assumed that Today's Bancorp would average an equity to assets ratio of 8.02%. The projected shareholder cash flows from Today's Bancorp were estimated including an estimate of the terminal value of Today's Bancorp's common stock at fiscal year-end 2007 and discounted, as described below. The cash flows were discounted at a range of rates from 10.0% to 15.0%. These rates were selected because, in Capital Market Securities' experience, they represent rates that investors in securities such as Today's Bancorp common stock would demand in light of the potential appreciation and risks as observed in expected returns for alternative investments. The discount rates are further supported by Ibbottson Associates' published weighted average cost of capital of 11.91% for small commercial banks as of December 31, 2002. Capital Market Securities also noted that these rates are frequently cited in other merger transactions in the banking industry.

     In estimating the appropriate terminal value of Today's Bancorp at fiscal year-end 2007, Capital Market Securities estimated the value of the shares based on multiples of projected 2007 earnings. Capital Market Securities applied price to earnings multiples in the range of 21.5x to 25.0x to the estimated fiscal year December 31, 2007, earnings per share. The range of multiples is indicative of the estimated range of prices potentially available to shareholders, assuming a future sale of Today's Bancorp. Acquisition and trading multiples from time to time fluctuate considerably, and no assurance can be made that future acquisition or trading multiples will be comparable to historical levels.

     Set forth below is a summary of the results of Capital Market Securities' discounted cash flow analysis, indicating the range of derived present values per share of Today's Bancorp's common stock, as presented to Today's Bancorp's Board of Directors on February 3, 2003, and compared to the Merger Consideration of $13.77 per common share.

                                        PV Per Share
               Terminal    ---------------------------------------
                 P/E          10.0%         12.5%         15.0%
               --------    -----------   -----------   -----------
                21.5x         $12.42        $9.29         $8.32
                23.5x         $13.57       $10.32         $9.25
                25.0x         $14.44       $11.35        $10.17

     The summary of the Capital Market Securities opinion set forth above provides a description of the main elements of Capital Market Securities' presentation to Today's Bancorp's Board of Directors on February 3, 2003. It does not purport to be a complete description of the presentation of Capital Market Securities to Today's Bancorp's Board of Directors or of the analyses of Capital Market Securities.

     In performing its analyses, Capital Market Securities made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Today's Bancorp. Such analyses were prepared solely as a part of Capital Market Securities' analysis of the fairness of the consideration to be received by Today's Bancorp's shareholders from a financial point of view and were provided to Today's Bancorp's Board of Directors in connection with the delivery of Capital Market Securities' opinion.

     Pursuant to an engagement letter dated October 18, 2002, between Today's Bancorp and Capital Market Securities, Today's Bancorp agreed to pay Capital Market Securities a non-refundable retainer fee of $20,000 and a fee of $20,000 upon delivery of its opinion of the fairness of the merger, from a financial point of view, to Today's Bancorp shareholders. In addition, Today's Bancorp has agreed to pay Capital Market Securities a transaction fee, in an amount equal to 1% of the aggregate value of the merger consideration (less the above-mentioned $20,000

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



retainer fee), for its services in connection with negotiating the merger, conducting due diligence and valuation analysis and advising the Today's Bancorp Board of Directors. The transaction fee is contingent on consummation of the merger. Capital Market Securities is expected to receive approximately $187,000 for its work on the merger, in addition to reimbursement for expenses incurred in connection with the engagement. Today's Bancorp also agreed to indemnify and hold harmless Capital Market Securities and its shareholders, directors, officers, partners, agents, employees and other affiliates against certain liabilities in connection with its services under the engagement letter, except in certain cases for liabilities resulting from the bad faith or negligence of Capital Market Securities. Capital Market Securities' fee for its fairness opinion is not contingent upon or affected by its valuation conclusion or consummation of the merger.

     Capital Market Securities is an affiliate of Young & Associates, Inc., a consulting firm that has performed work for Today's Bancorp during the past two years relating to advising the Board of Directors on various strategic planning matters unrelated to the merger. There has been no material relationship between Capital Market Securities or its affiliates and Today's Bancorp or its affiliates other than as described herein during the past two years, nor is any such relationship mutually understood to be contemplated.

Rights of Dissenting Shareholders

     Under Washington law, you will have dissenters' rights with respect to the merger. If you follow the procedures set forth in Chapter 13 of the Washington Business Corporation Act (Chapter 23B.13 of the Revised Code of Washington), these rights will entitle you to receive the fair value of your shares of Today's Bancorp common stock rather than having your shares converted into the right to receive the cash payment and/or shares of Riverview common stock as described above. Accompanying this proxy statement-prospectus as Appendix C is a copy of the text of Chapter 13 of the Washington Business Corporation Act, which prescribes the procedures for the exercise of dissenters' rights and for determining the fair value of Today's Bancorp common stock. Today's Bancorp shareholders electing to exercise dissenters' rights must comply with the provisions of Chapter 13 of the Washington Business Corporation Act in order to perfect their rights. Today's Bancorp and Riverview will require strict compliance with the statutory procedures.

     The following is intended as a brief summary of the material provisions of the Washington statutory procedures required to be followed by a shareholder in order to dissent from the merger and perfect the shareholder's dissenters' rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Chapter 13 of the Washington Business Corporation Act, the full text of which appears in Appendix C of this proxy statement-prospectus.

     Under Chapter 13, a Today's Bancorp shareholder of record for the special meeting who desires to assert dissenters' rights must (1) deliver to Today's Bancorp before the shareholder vote is taken written notice of the shareholder's intent to demand payment in cash for shares owned if the merger is effectuated, and (2) not vote the shareholder's shares in favor of the merger, either in person or by proxy. Dissenting shareholders may send their written notice to Dan Heine, President and Chief Executive Officer, Today's Bancorp, Inc., 204 SE Park Plaza Drive, Number 109, Vancouver, Washington 98668.

     A shareholder who wishes to exercise dissenters' rights generally must dissent with respect to all the shares the shareholder owns or over which the shareholder has power to direct the vote. However, if a record shareholder is a nominee for several beneficial shareholders some of whom wish to dissent and some of whom do not, then the record holder may dissent with respect to all the shares beneficially owned by any one person by notifying Today's Bancorp in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters' rights. A beneficial shareholder may assert dissenters' rights directly by submitting to Today's Bancorp the record shareholder's written consent and by dissenting with respect to all the shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

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



     A shareholder of Today's Bancorp who does not follow the procedures set forth in RCW 23B.13 will lose his or her statutory dissenters' rights. In addition, any shareholder electing to exercise dissenters' rights must either vote against the merger or abstain from voting.

     If the merger is approved by the Today's Bancorp shareholders, Today's Bancorp must mail or deliver a written notice of dissenters' rights to each dissenting shareholder satisfying the above conditions within ten days after shareholder approval has occurred. The notice to dissenting shareholders must:

     1. State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

     2. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

     3. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed merger, which was February 6, 2003, and require that the dissenting shareholder certify whether or not that shareholder acquired beneficial ownership of the shares before that date;

     4. Set a date by which Today's Bancorp must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice to dissenters is delivered; and

     5. Be accompanied by a copy of Chapter 13 of the Washington Business Corporation Act.

     Any Today's Bancorp shareholder who is sent a notice to dissenters must then (a) demand payment for the shareholder's shares of Today's Bancorp common stock, (b) certify whether the shareholder acquired beneficial ownership of the Today's Bancorp common stock before February 6, 2003 (the date the merger was publicly announced) and (c) deposit the shareholder's certificates representing shares of Today's Bancorp common stock, all in accordance with the terms of the notice to dissenters. A Today's Bancorp shareholder who fails to take these steps by the date set forth in the notice to dissenters will not be entitled to payment for the shareholder's shares through the dissenters' rights process.

     A Today's Bancorp shareholder who desires to exercise dissenters' rights concerning the merger but who does not comply with the preliminary conditions described above will be considered not to be entitled to dissenters' rights under Chapter 13 of the Washington Business Corporation Act. Shareholders who execute and return the enclosed proxy, but do not specify a choice on the merger proposal will be deemed to have voted in favor of the merger and, accordingly, to have waived their dissenters' rights, unless the shareholder revokes the proxy before it is voted and satisfies the other requirements of Chapter 13 of the Washington Business Corporation Act.

     Upon consummation of the merger, Riverview will pay each dissenting shareholder who has complied with all statutory requirements and the notice to dissenters, and who was the beneficial owner of Today's Bancorp common stock before February 6, 2003 (the date the merger was first publicly announced), Riverview's estimate of the fair value of the shares as of the time immediately before the merger, excluding any appreciation in value in anticipation of the merger. For those dissenters who became beneficial owners of shares on or after February 6, 2003, Riverview will provide its estimate of fair value upon consummation of the merger, but may withhold payment of the fair value of the shares until the dissenting shareholder agrees to accept the estimated fair value amount in full satisfaction of the dissenting shareholder's demand or until Riverview is otherwise directed by a court of competent jurisdiction.

     If the dissenting shareholder believes the amount paid or estimated by Riverview is less than the fair value for his or her shares of Today's Bancorp common stock or if Riverview fails to make payment to the dissenting shareholder within 60 days after the date set for demanding payment, the dissenting shareholder may notify Riverview in writing of the shareholder's own estimate of the fair value of his or her shares and demand payment of his or her estimate (less the amount of any payment made by Riverview for the shares to the dissenting shareholder). Demand for payment must be made in writing within 30 days after Riverview has made payment for the dissenting shareholder's shares or has offered to pay its estimate of fair value for the dissenting shareholder's shares. Riverview will not give further notice to the dissenting shareholder of this deadline. A dissenting shareholder who fails to make the demand within this time waives the right to demand payment for the shareholder's shares.

     Riverview can elect to agree with the dissenting shareholder's fair value demand or if a demand for payment remains unsettled, Riverview must commence a proceeding in the circuit or superior court of Clark County within 60 days after receiving the payment demand from the dissenting shareholder and petition the court to determine the fair value of the shares. If Riverview fails to commence the proceeding within the 60 day period, it must pay each dissenting shareholder whose demand remains unsettled the amount demanded. Riverview must make all dissenting shareholders whose demands remain unsettled parties to the proceeding and all parties must be served a copy of the petition. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. Each dissenting shareholder made a party to the proceeding is entitled to judgement
(a) for the amount, if any, by which the court finds the fair value of the dissenting shareholder's shares, plus interest, exceeds the amount paid by Riverview, or (b) for the fair value, plus accrued interest of the dissenting shareholder's after-acquired shares for which Riverview elected to withhold payment under Chapter 13 of the Washington Business Corporation Act.

     The court will determine all costs of the appraisal proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and will assess these costs against the parties in amounts the court finds equitable. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, against Riverview if the court finds that Riverview did not comply with Chapter 13 of the Washington Business Corporation Act or against either Riverview or a dissenting shareholder if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Chapter 13 of the Washington Business Corporation Act.

     If Today's Bancorp and Riverview do not consummate the merger within 60 days after the date set in the notice to dissenters for demanding payment and depositing certificates of Today's Bancorp common stock, Today's Bancorp will return the deposited certificates. If after returning the deposited certificates Today's Bancorp and Riverview consummate the merger, Today's Bancorp will send a new notice to dissenters and repeat the payment demand process.

     Every Today's Bancorp shareholder who does not deliver a notice of intent to demand payment for his or her shares as described above, or who votes in favor of the merger, is bound by the vote of the assenting shareholders and will have no right to dissent and to demand payment of the fair value of the shareholder's shares of Today's Bancorp common stock as a result of the merger. Such a shareholder will only be entitled to the same consideration described in this document to be offered to every other assenting Today's Bancorp shareholder as a result of the merger. Voting against the merger does not in itself constitute the notice of intent to demand payment required by Chapter 13 of the Washington Business Corporation Act.

Interests of Our Directors and Officers in the Merger that Differ from Your Interests

     Some members of Today's Bancorp's management and board of directors may have interests in the merger that are in addition to or different from the interests of Today's Bancorp shareholders. Today's Bancorp's board of directors was aware of these interests and considered them in approving the merger agreement.

     Change of Control Agreements with Dan Heine, Dennis Hall and Richard H. High. On October 22, 2002, Today's Bancorp entered into change of control agreements with Messrs. Heine, Hall and High that provide for payments in the event of a change of control of Today's Bancorp or Today's Bank. Under these agreements Messrs. Heine, Hall and High are entitled to receive the difference between 200%, 100% and 100%, respectively, of the individual's cash compensation, including bonuses, for 2002 paid to the individual after the change of control and prior to his termination. The merger will constitute a change of control and, therefore, will entitle such officers to the change of control payments. In connection with the merger and as agreed to in the merger agreement, Dan Heine will receive $371,000. The merger agreement provides that the aggregate change of control payments to the other individuals will not exceed $175,000.

     Retention Agreements with Dennis Hall, Ray Sprung and Richard High. Riverview and Riverview Community Bank have entered into retention agreements with Dennis Hall, Ray Sprung and Richard H. High to serve as Vice Presidents, Business and Professional Banking, of Riverview Community Bank. The retention agreements supersede the change of control agreements that were entered into with Messrs. Hall and High and Today's Bank and have a term of one year from completion of the merger, with the exception of the noncompete provisions of the agreements, which are for an indefinite period of time. The retention agreements provide that if the executive is terminated under certain circumstances within the first year after the merger that he shall be entitled to receive an amount that equals the difference between the compensation he received in 2002 less the cash compensation he received prior to his termination. In connection with the hiring of these individuals, Riverview offered each individual options to acquire 5,000 shares of Riverview common stock.

     Cancellation of Stock Options. As of ____, 2003, directors and executive officers of Today's Bancorp have stock options to purchase ________ shares of Today's Bancorp common stock. Holders of stock options and warrants will receive the difference between $13.77 (assuming no Today's Bancorp stock options or warrants are exercised prior to the closing of the merger) and the exercise price of the stock option.

     Protection of Today's Bancorp Directors and Officers Against Claims. Riverview has also agreed that it will maintain a policy of directors' and officers' liability insurance coverage for the benefit of Today's Bancorp's directors and officers for three years following consummation of the merger.

Regulatory Approvals Needed to Complete the Merger

     The merger of Today's Bancorp with Riverview is subject to the prior approval of the Board of Governors of the Federal Reserve System under the Bank Holding Company Act. Riverview filed a request for a waiver of this application requirement on March 21, 2003 and received this waiver on April 3, 2003.

     Completion of the merger of Today's Bank with Riverview Community Bank is subject to prior approval of the Office of Thrift Supervision. In reviewing applications for transactions of this type, the OTS must consider, among other factors, the financial and managerial resources and future prospects of the existing and resulting institutions, and the convenience and needs of the communities to be served. In addition, the OTS may not approve a transaction if it will result in a monopoly or otherwise be anticompetitive. Riverview filed an application with the OTS on March 21, 2003.

     The merger of Today's Bancorp with Riverview is also subject to the prior approval of the Washington Department of Financial Institutions. Riverview filed an application with the Washington Department on March 21, 2003.

     Under the Community Reinvestment Act of 1977, the OTS must take into account the record of performance of Riverview Community Bank and Today's Bank in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each institution. As part of the review process, bank regulatory agencies frequently receive comments and protests from community groups and others. Riverview Community Bank and Today's Bank each received a "Satisfactory" rating during their last federal Community Reinvestment Act examinations.

     In addition, a period of 15 to 30 days must expire following approval by the OTS before completion of the merger is allowed, within which period the United States Department of Justice may file objections to the merger under the federal antitrust laws. While we believe that the likelihood of objection by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate proceedings to block the merger, or that the Attorney General of the State of Washington will not challenge the merger, or if any proceeding is instituted or challenge is made, as to the result of the challenge.

     The merger cannot proceed in the absence of the requisite regulatory approvals. See "The Merger Agreement--Conditions to Completing the Merger" and "--Terminating the Merger Agreement." There can be no assurance that the requisite regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any approval. There can also be no assurance that any regulatory approvals will not contain a condition or requirement that causes the approvals to fail to satisfy the condition set forth in the merger agreement and described under "The Merger Agreement--Conditions to Completing the Merger."

     The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the cash consideration or the exchange ratio for converting Today's Bancorp common stock to Riverview common stock. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Accounting Treatment of the Merger

     Riverview will account for the merger as a purchase, as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes. Under the purchase method of accounting, the assets and liabilities of Today's Bancorp will be recorded on Riverview's consolidated balance sheet at their estimated fair value at the effective date of the merger. The amount by which the purchase price paid by Riverview exceeds the fair value of the net tangible and identifiable intangible assets acquired by Riverview through the merger will be recorded as goodwill. Financial statements of Riverview issued after the effective date of the merger will reflect these values and will not be restated retroactively to reflect the historical position or results of operations of Today's Bancorp.

Resale of Riverview Common Stock

     The shares of Riverview common stock to be issued to shareholders of Today's Bancorp in the merger have been registered under the Securities Act of 1933. Shares of Riverview common stock issued in the merger may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Today's Bancorp, as that term is defined in the rules under the Securities Act of 1933. Riverview common stock received by those shareholders of Today's Bancorp who are deemed to be "affiliates" of Today's Bancorp at the time the merger is submitted for vote of the shareholders of Today's Bancorp may be resold without registration under the Securities Act of 1933 only to the extent provided for by Rule 145 promulgated under the Securities Act of 1933, which permits limited sales under certain circumstances, or pursuant to another exemption from registration. An affiliate of Today's Bancorp is an individual or entity that controls, is controlled by or is under common control with, Today's Bancorp, and may include the executive officers and directors of Today's Bancorp, as well as certain principal shareholders of Today's Bancorp. The same restrictions apply to certain relatives or the spouse of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial interest.

     Today's Bancorp has agreed in the merger agreement to use its best efforts to cause each person who is an affiliate of Today's Bancorp for purposes of Rule 145 under the Securities Act of 1933 to deliver to Riverview a written agreement intended to ensure compliance with the Securities Act of 1933.

                             THE MERGER AGREEMENT

     The following describes material provisions of the merger agreement. This description does not purport to be complete and is qualified by reference to the merger agreement, which is attached as Appendix A and is incorporated by reference into this proxy statement-prospectus.

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



Terms of the Merger

     The merger agreement provides for a business combination in which Today's Bancorp will merge with and into Riverview. Riverview will be the surviving corporation in the merger.

     As a result of the merger, except as noted below, each outstanding share of Today's Bancorp common stock will be converted into the right to receive, at the election of the holder, either shares of Riverview common stock or $13.77 in cash (assuming no Today's Bancorp stock options or warrants are exercised prior to the closing of the merger). See "The Merger-Conversion of Today's Bancorp Common Stock." Riverview will not issue fractions of shares of Riverview common stock, but instead will pay each holder of Today's Bancorp common stock who would otherwise be entitled to a fraction of a share of Riverview common stock an amount in cash determined by multiplying that fraction by the average closing price of Riverview common stock over a measurement period prior to the completion of the merger. If there is a change in the number or classification of shares of Riverview outstanding as a result of a stock split, stock dividend, reclassification, recapitalization, or other similar transaction, the exchange ratio will be equitably adjusted. Shares of Today's Bancorp common stock held directly or indirectly by Riverview will be canceled and retired upon completion of the merger, and no payment will be made for them. Canceled shares will not include shares held by either Today's Bancorp or Riverview in a fiduciary capacity or in satisfaction of a debt previously contracted. Holders of shares for which dissenters' rights have been exercised will be entitled only to the rights granted by Washington law.

When Will the Merger be Completed

     The closing of the merger will take place on a date designated by Riverview. See "--Conditions to Completing the Merger." On the closing date, Riverview will file articles of merger with the Washington Secretary of State merging Today's Bancorp into Riverview. The merger will become effective at the time stated in the articles of merger.

     Riverview and Today's Bancorp expect to complete the merger in the third calendar quarter of 2003. However, we cannot guarantee when or if the required regulatory approvals will be obtained. See "The Merger--Regulatory Approvals Needed to Complete the Merger." Furthermore, either company may terminate the merger agreement if, among other reasons, the merger has not been completed on or before September 30, 2003, unless failure to complete the merger by that time is due to a misrepresentation, breach of warranty or failure to fulfill a covenant by the party seeking to terminate the agreement. See "--Terminating the Merger Agreement."

Conditions to Completing the Merger

     Riverview's and Today's Bancorp's obligations to consummate the merger are conditioned on the following:

     *     approval of the merger agreement by Today's Bancorp shareholders;

     * receipt of all required regulatory approvals without any conditions that would materially and adversely impact the benefits of the merger to Riverview and the expiration of all statutory waiting periods;

     * no party to the merger being subject to any legal order that prohibits consummating any part of the transaction, no governmental entity having instituted any proceeding for the purpose of blocking the transaction, and the absence of any statute, rule or regulation that prohibits completion of any part of the transaction;

     * the registration statement of which this proxy statement-prospectus forms a part being declared effective by the Securities and Exchange Commission, the absence of any pending or threatened proceeding by the Securities and Exchange Commission to suspend the effectiveness of the registration statement and the receipt of all required state "blue sky" approvals;

     * receipt by each of us of all consents and approvals from third parties (other than those required from government agencies) required to complete the merger, unless failure to obtain those consents or approvals would not have a material adverse effect on Riverview after completion of the merger;

     * the shares of Riverview to be issued in the merger having been qualified for listing on Nasdaq;

     * receipt by each of us of an opinion from Breyer & Associates PC to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

     * receipt by each of us of legal opinions from counsel to the other party;

     * the other party having performed in all material respects its obligations under the merger agreement, the other party's representations and warranties being true and correct as of the date of the merger agreement and as of the closing date and there not having been any material adverse change in the business or financial position of the other party, and

     * a certificate signed by the other party's chief executive officer and chief financial officer to that effect.

     The obligation of Today's Bancorp to complete the merger is also conditioned on Riverview's stock price per share not being below $11.18 provided that Riverview can require Today's Bancorp to proceed on the merger by increasing the value of the Riverview stock being issued to Today's Bancorp shareholders to $6,319,947.

     The obligation of Riverview to complete the merger is also conditioned upon:

     * the number of dissenting shares not exceeding 5% of the outstanding shares of Today's Bancorp common stock;

     * Today's Bancorp not entering into an agreement to pursue a transaction with another entity other than Riverview;

     * Today's Bancorp not having any additional benefits payable to insiders other than as disclosed to Riverview at the time of the signing of the merger agreement.

     We cannot guarantee whether all of the conditions to the merger will be satisfied or waived by the party permitted to do so.

Conduct of Business Before the Merger

     Today's Bancorp has agreed that, until completion of the merger and unless permitted by Riverview, it will:

     General Business

     * conduct its business only in the regular, ordinary and usual course consistent with past practice;

     * preserve intact its business organization, customer base, employees and assets to maintain its rights and franchises,

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



     * not take any action that would adversely affect or delay its ability to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement;

     * not enter into any new lines of business or any transactions other than in the ordinary course of business; and

     *     keep important contracts and adequate insurance in place.

     Indebtedness

     * not incur any additional indebtedness except in the ordinary course of business consistent with past practices;

     Capital Stock

     * not issue any additional shares of capital stock, except pursuant to the exercise of stock options or warrants.

     *     not repurchase or redeem any of its capital stock;

     * not affect any splits, stock or cash dividends or make any other distribution on its capital stock;

     Dispositions

     * not dispose of any of its assets or earning power, or sell any asset, other than in the ordinary course of business for reasonable consideration;

     Investments

     * not enter into or renew any investment securities or deposits other than in the ordinary course of business consistent with past practices.

     * not buy a substantial part of the assets or earning power of another entity;

     * not make any investment in new service contracts, purchase or sale agreements or lease agreements that are material;

     * not acquire control over any corporation, firm, organization, or other entity

     * not enter into, renew or purchase any investments in equity contracts or engage in hedging activity;

     Contracts

     * except as contemplated by the merger agreement, not enter into, renew, amend or terminate any materials contract or agreement, or make any change in or renew any of its materials leases or contracts;

     Loans

     * except in the ordinary course of business, consistent with past practices, not renegotiate, renew, increase, extend or purchase any loans, lease, advances, credit enhancements or other extension of credit or any commitment concerning the foregoing;

     * not make or amend any loan or extension of credit or commit to make or increase any such loan or extension of credit to any director or officer of Today's Bank or loans to holders of more than 5% of Today's Bancorp stock, except for loans or extensions of credit that do not exceed more the 2% of Today's Bank capital;

     Employees

     * not grant any increase in the compensation or benefits of any of its employees or directors;

     * not enter into any severance agreements with its officers or employees;

     *     not make any change in retirement benefits unless required by law;

     * not hire any new employee with an annual compensation of over $25,000;

     * not amend any existing employment agreement, indemnification agreement or enter into any new employment agreement;

     * not adopt or terminate any employee benefit plan except as required by the merger agreement or by law;

     Settling Claims

     * not initiate or pursue any existing claims including claims under its blanket bond policy or settle any claim against it for more than $15,000 or impose or agree to material restrictions on its operations;

     Governing Documents

     *     not amend its articles of incorporation or bylaws;

     Sale of Assets

     * other than in the ordinary course of business consistent with past practice, not sell or dispose of any of its properties, leases or assets or release any indebtedness except in connection with contracts in force on the date of the merger agreement;

     Capital Expenditures

     * not make any capital expenditures, except for expenditures necessary to maintain existing assets in good repair in amounts less than $5,000 individually or $15,000 in the aggregate;

     Branches

     * not sell, relocate or open or close any branch or other office or file an application pertaining to such action;

     Accounting

     * not change its method of accounting, except as required by changes in generally accepted accounting principles or regulatory requirements;

     Merger Agreement

     * not agree to any action or take any action or omit to take any action which would result in any of its representations and warranties under the merger agreement being or becoming untrue;

     Taxes

     * not settle or compromise any material tax liability or matters related thereto except in the ordinary course of business consistent with past practice;

     Other Agreements

     * agree not to take, commit to take any or adopt any resolutions in support of any of the foregoing actions.

     Riverview has agreed that, until the completion of the merger, it will not:

     * take any action that would materially adversely affect the ability of Riverview to obtain any necessary approvals of the regulatory authorities to complete the merger to adversely affect is ability to perform its covenants and agreements under the merger agreement.

Covenants of Today's Bancorp and Riverview in the Merger Agreement

     Agreement Not to Solicit Other Proposals. Today's Bancorp and Today's Bank have agreed not to initiate, solicit, encourage, facilitate, obtain or endorse any acquisition proposal with a third party. An acquisition proposal means any offer, agreement, or understanding in which a person or entity, other than Riverview, would:

     * initiate a merger, consolidation, share exchange, consolidation or business combination, or other similar transaction involving Today's Bancorp or Today's Bank;

     * acquire the right vote ten percent or more of the outstanding Today's Bancorp common stock; and

     * acquire a significant portion of the assets or earning power of Today's Bank.

     Despite the agreement of Today's Bancorp not to solicit other acquisition proposals, the board of directors of Today's Bancorp may generally negotiate or have discussions with, or provide information to, a third party who makes an unsolicited, written, bona fide acquisition proposal, provided that the Today's Bancorp board of directors, after consultation with and receipt of advice from outside legal counsel, deems such action to be required in order for the board of directors to comply with its fiduciary duties to Today's Bancorp shareholders under applicable law.

     If Today's Bancorp receives a proposal or information request from a third party or enters into negotiations with a third party, Today's Bancorp must notify Riverview and provide Riverview with information about the third party and its proposal.

     Employee Matters. Subject to determination of Riverview's staffing needs, each person who is an employee of Today's Bank as of the closing of the merger (whose employment is not specifically terminated upon the closing) will become an employee of Riverview Community Bank. Riverview will make available employer provided health and other employee welfare benefit plans to each continuing employee on the same basis that it provides such coverage to Riverview employees. Former employees of Today's Bank will be eligible to participate in Riverview's benefit plans with full credit for prior service with Today's Bancorp for purposes of eligibility and vesting (but not for accrual of benefits) purposes.

     Indemnification of Today's Bancorp Officers and Directors. Riverview has agreed that it will maintain a policy of directors' and officers' liability insurance coverage, or provide a policy providing comparable coverage and amounts on terms no less favorable than Today's Bancorp's current policy, for the benefit of Today's Bancorp's directors and officers who are currently covered by insurance for three years following consummation of the merger, subject to a cap on the amount of annual premiums.

     Certain Other Covenants. The merger agreement also contains other agreements relating to our conduct before consummation of the merger, including the following:

     * After all requisite approvals necessary to consummate the merger are obtained, Today's Bancorp and Today's Bank will modify and change its accruals and reserves so as to be consistent with those of Riverview and Riverview Community Bank.

     * Today's Bancorp will give Riverview, and Riverview will give Today's Bancorp, access during normal business hours to each's property, books, records and personnel and furnish all information either party may reasonably request. Riverview and Today's Bancorp agree that they will keep confidential all such information and documents unless the information was already known, becomes publicly available, is disclosed with prior written consent from the other party or becomes readily ascertainable from published information.

     * Today's Bancorp will promptly provide Riverview with a copy of each report filed with its banking regulators.

     * Riverview and Today's Bancorp will use their reasonable best efforts to submit all necessary applications, notices, and other filings with any governmental entity, the approval of which is required to complete the merger and related transactions.

     * Today's Bancorp will use its reasonable best efforts to obtain all third party consents necessary to consummate the merger.

     * Today's Bancorp will take any necessary action to exempt this transaction from any anti-takeover provisions contained in Today's Bancorp's articles of incorporation or bylaws or federal or state law.

     * Riverview and Today's Bancorp will use all reasonable efforts to take all actions necessary to consummate the merger and the transactions contemplated by the merger agreement.

     * Today's Bancorp and Riverview will consult with each other regarding any public statements about the merger and any filings with any governmental entity or with any national securities exchange or market.

     * Riverview will file a registration statement, of which this proxy statement-prospectus forms a part, with the Securities and Exchange Commission registering the shares of Riverview common stock to be issued in the merger to Today's Bancorp shareholders.

     * Today's Bancorp will take all actions necessary to convene a meeting of its shareholders to vote on the merger agreement. The Today's Bancorp board of directors will recommend at the shareholder meeting that the shareholders vote to approve the merger and will use its reasonable best efforts to solicit shareholder approval, unless it determines that such actions would not comply with its fiduciary obligations to Today's Bancorp shareholders.

     * Prior to completion of the merger, Riverview will notify The Nasdaq Stock Market of the additional shares of Riverview common stock that Riverview will issue in exchange for shares of Today's Bancorp common stock.

     * Today's Bancorp will use its reasonable best efforts to cause each person who is an affiliate of it under Rule 145 of the Securities Act to deliver to Riverview a letter to the effect that such person will comply with Rule 145.

     * Today's Bancorp will notify Riverview of any event necessary to amend or supplement the representations and warranties so that the representations and warranties and schedules remain true and correct.

Representations and Warranties Made by Riverview, Riverview Community Bank, Today's Bancorp and Today's Bank in the Merger Agreement

     Riverview and Today's Bancorp have made certain customary representations and warranties to each other in the merger agreement relating to our businesses. For information on these representations and warranties, please refer to the merger agreement attached as Appendix A. The representations and warranties must be true in all material respects through the completion of the merger unless the change does not have a material negative impact on our business, financial condition or results of operations. See "--Conditions to Completing the Merger."

Terminating the Merger Agreement

     The merger agreement may be terminated at any time prior to the completion of the merger, either before or after approval of the merger agreement by Today's Bancorp shareholders, as follows:

     *     with the mutual written consent of Riverview and Today's Bancorp;

     * by Riverview if Today's Bancorp fails to conduct its business pursuant to the covenants made in the merger agreement;

     * by either party if the merger is not consummated by September 30, 2003;

     *     by either party upon denial of any required regulatory approval;

     * by Riverview if its conditions to consummate the merger are not satisfied as of the closing date or by Today's Bancorp if its conditions to consummate the Merger are not satisfied as of the closing date;

     * by either party if there has been a material adverse change in the business or financial position of the other party;

     * by either party if the other party has committed a material breach of any obligation of the other party that has not been cured within 30 days after the giving of written notice of such breach;

     * by Riverview if Today's Bancorp enters any agreement with a view toward being acquired or effecting a business combination with any other person; or

     * by Riverview if Today's Bancorp or Today's Bank enters into any supervisory agreement, cease and desist order, memorandum of understanding or similar arrangement with any bank regulatory agency or has any claim or action concerning federal or state securities law against it or its officers and directors for their services as officers and directors.

Termination Fee

     The merger agreement requires Today's Bancorp to pay Riverview a termination fee of $850,000 under certain circumstances. The fee may be demanded by Riverview in the event that the merger is not completed by August 5, 2004 and any of the following occurs:

     * a person, other than Riverview, acquires 25% or more of the outstanding Today's Bancorp Common Stock;

     * Today's Bancorp, without the written consent of Riverview, enters into or recommends to Today's Bancorp shareholders an agreement with a third party providing for certain acquisition transactions including a merger or similar transaction involving Today's Bancorp, the purchase, acquisition or lease of substantially all of the assets of Today's Bancorp or the acquisition of 15% or more of Today's Bancorp stock ; or

     * a valid proposal to engage in an acquisition transaction, as described above, is made to Today's Bancorp or Today's Bank, and after the proposal is made either:

           * Today's Bancorp or Today's Bank breaches the merger agreement and the breach entitles Riverview to terminate the merger agreement,

           * Today's Bancorp shareholders fail to approve the merger agreement at the special meeting of Today's Bancorp shareholders,

           * the special meeting is cancelled without the fault of Riverview, or the Today's Bancorp board of directors withdraws or modifies in a manner adverse to Riverview its recommendation to shareholders to approve the merger agreement.

     Today's Bancorp will not be required to pay the termination fee if, prior to the occurrence of any of the events described above, Riverview terminates the merger agreement other than because of a material breach by Today's Bancorp or Today's Bancorp validly terminates the merger agreement.

     The termination fee is intended to increase the likelihood that the merger will be consummated according to the terms set forth in the merger agreement and may be expected to discourage competing offers to acquire Today's Bancorp from other parties because the termination fee could increase the cost of such acquisition. To the best of Today's Bancorp's knowledge, no event that would permit Riverview to demand payment of the termination fee has occurred as of the date of this proxy statement-prospectus.

Expenses

     Each of Riverview and Today's Bancorp will pay its own costs and expenses incurred in connection with the merger.

Changing the Terms of the Merger Agreement

     Before the completion of the merger, Riverview and Today's Bancorp may agree to waive, amend or modify any provision of the merger agreement. However, after the vote by Today's Bancorp shareholders, Riverview and Today's Bancorp can make no amendment or modification that would reduce the amount or alter the kind of consideration to be received by Today's Bancorp's shareholders under the terms of the merger.

                      PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined balance sheet as of December 31, 2002 and the unaudited pro forma condensed combined statements of operations for the nine months ended December 31, 2002 and the year ended March 31, 2002 for Riverview, and for Today's Bancorp for the nine months ended September 30, 2002 and the year ended December 31, 2001, give effect to the pending merger, accounted for as a purchase.

     The unaudited pro forma condensed combined financial information is based on the historical financial statements of Riverview and Today's Bancorp under the assumptions and adjustments set forth in the accompanying notes. The unaudited pro forma condensed combined balance sheet gives effect to the merger as if the merger had been consummated at the end of the period presented. The unaudited pro forma condensed combined statements of operations give effect to the merger as if the merger had been consummated on April 1, 2001. The unaudited pro forma condensed combined financial statements do not give effect to the anticipated cost savings in connection with the merger.

     You should read the unaudited pro forma condensed combined financial statements in conjunction with the consolidated historical financial statements of Riverview and Today's Bancorp, including the respective notes to those statements. The pro forma information is not necessarily indicative of the combined financial position or the results of operations in the future or of the combined financial position or the results of operations which would have been realized had the merger been consummated during the periods or as of the dates for which the pro forma information is presented. We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and opportunity to earn more revenue. In addition, Riverview will incur costs in acquiring Today's Bancorp. The pro forma information, while helpful in illustrating the financial characteristics of the new company under one set of assumptions, does not reflect these benefits and costs and, accordingly, does not attempt to predict or suggest future results.

     Pro forma per share amounts for the combined company are based on a
0.9179 exchange ratio.

                         RIVERVIEW AND TODAY'S BANCORP
               Unaudited Pro Forma Condensed Combined Balance Sheet
                            As of December 31, 2002
                                 (In thousands)


                                                    Pro Forma
                                        Today's      Adjust-         Combined
                        Riverview       Bancorp        ments         Pro Forma
                       ------------   ------------  ----------      ---------
ASSETS

Cash and cash
 equivalents            $  50,980      $  21,247   $  (9,592) (2)   $  61,700
                                                        (935) (2)
Loans held for sale         1,357              -           -   -        1,357

Investment securities
 available for sale,
 at fair value             20,980          3,532           -   -       24,512

Mortgage-backed
 securities held to
 maturity, at
 amortized cost             3,520              -           -   -        3,520

Mortgage-backed
 securities available
 for sale, at fair value   18,767          2,727           -   -       21,494

Loans receivable, net     305,701         91,164       4,233  (3)     401,098

Real estate owned             954              -           -              954
Prepaid expenses and
 other assets                 744            131         (90) (3)         785
Accrued interest
 receivable                 1,509            778           -   -        2,287
Federal Home Loan Bank
 stock, at cost             5,563            145           -   -        5,708
Premises and equipment,
 net                        9,850          1,313         (75) (3)      11,088
Deferred income taxes, net  1,084          1,340           -   -        2,424
Mortgage servicing
 rights, net                  680              -           -   -          680
Core deposit intangible,
 net                          451              -         405  (5)         856
Goodwill                                               5,876  (5)       5,876
                        ---------      ---------     -------        ---------
TOTAL ASSETS            $ 422,140      $ 122,377     $  (178)       $ 544,339
                        =========      =========     =======        =========

LIABILITIES AND
SHAREHOLDERS' EQUITY

LIABILITIES

Deposit accounts        $ 314,388      $ 111,809     $ 1,454  (3)   $ 427,651
Accrued expenses and
 other liabilities          3,904            396           -   -        4,300
Advance payments by
 borrowers for taxes
 and insurance                 97              -           -   -           97
Federal Home Loan
 Bank advances             50,000              -           -   -       50,000
Repurchase agreements           -          1,430           -   -        1,430
                        ---------      ---------     -------        ---------
Total Liabilities         368,389        113,635       1,454  (3)     483,478

SHAREHOLDERS' EQUITY:

Serial preferred
 stock - Issued and
 outstanding, none              -              -           -  -             -
Common stock                   46         11,362     (11,362)(6)           46
Additional paid-in
 capital                   33,273              -           -  -        40,383
                                                       7,110 (2)
Retained earnings
 (accumulated deficit)     23,000         (2,686)      2,686 (6)       23,000

Unearned shares issued
 to employee stock
 ownership trust           (1,856)             -           -  -        (1,856)
Unearned common stock
 held by the Management
 Recognition and Develop-
 ment Plan at grant cost      (22)             -           -  -           (22)
Accumulated other compre-
 hensive income (loss),
 net of tax                  (690)            66         (66)(6)         (690)
                        ---------      ---------     -------        ---------
Total shareholders' equity 53,751          8,742      (1,632)          60,861
                        ---------      ---------     -------        ---------

TOTAL LIABILITIES AND
 SHAREHOLDERS' EQUITY   $ 422,140      $ 122,377     $  (178)       $ 544,339
                        =========      =========     =======        =========

See Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

                       RIVERVIEW AND TODAY'S BANCORP
       Unaudited Pro Forma Condensed Combined Statement of Operations
                   (In thousands, except share data)

                           Nine Months Ended

                          Dec. 31,      Sept 30,
                            2002          2002
                                                    Pro Forma
                                        Today's      Adjust-         Combined
                        Riverview       Bancorp        ments         Pro Forma
                       ------------   ------------  ----------      ---------

INTEREST INCOME
Interest and fees
 on loans receivable    $ 17,842       $  4,741     $  (690)  (7)  $  21,893
Interest on investment
 securities                  132            391           -              523
Interest on mortgage-
 backed securities         1,052              -           -            1,052
Other interest and
 dividends                 1,058              -        (119)  (7)        939
                        --------       --------     -------        ---------
     Total interest
      income              20,084          5,132        (809)          24,407
                        --------       --------     -------        ---------

INTEREST EXPENSE

Interest on deposits       4,348          2,284        (727)   (7)     5,905
Interest on borrowings     2,418             30           -            2,448
                        --------       --------     -------        ---------
     Total interest
      expense              6,766          2,314        (727)           8,353
                        --------       --------     -------        ---------
     Net interest
      income              13,318          2,818         (82)          16,054

Less provision for
 loan losses                 517          2,369           -            2,886
                        --------       --------     -------        ---------

     Net interest income
      after provision
      for loan losses     12,801            449         (82)          13,168
                        --------       --------     -------        ---------

NON-INTEREST INCOME
Fees and service charges   3,183            130           -            3,313
Asset management fees        549              -           -              549
Gain on sale of loans
 held for sale             1,108              -           -            1,108
Gain on sale of securities   162              -           -              162
Gain on sale of other
 real estate owned            42              -           -               42
Loan servicing expense      (438)             -           -             (438)
Other                         62            144           -              206
                        --------       --------     -------        ---------
     Total non-interest
      income            $  4,668       $    274     $     -        $   4,942
                        --------       --------     -------        ---------


                                           (table continued on following page)

See Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

                         RIVERVIEW AND TODAY'S BANCORP
       Unaudited Pro Forma Condensed Combined Statement of Operations
                (In thousands, except share data) (Continued)

                           Nine Months Ended

                          Dec. 31,      Sept 30,
                            2002          2002
                                                    Pro Forma
                                        Today's      Adjust-         Combined
                        Riverview       Bancorp        ments        Pro Forma
                       ------------   ------------  ----------      ---------

NON-INTEREST EXPENSE
Salaries and employee
 benefits               $    6,164     $     1,173   $     -      $     7,337

Occupancy and
 depreciation                1,853             437         -            2,290

Data processing                614             115         -              729

Amortization of core
 deposit intangible            245               -        65 (10)         310

Marketing expense              502             137         -              639

FDIC insurance premium          35              38         -               73

State and local taxes          285               -         -              285

Telecommunications             157               -         -              157

Professional fees              310             152         -              462

Other                          939             319         -            1,258
                       -----------     -----------  --------       ----------
     Total non-interest
      expense               11,104           2,371        65           13,540
                       -----------     -----------  --------       ----------

INCOME (LOSS) BEFORE
 FEDERAL INCOME TAXES        6,365          (1,648)     (147)           4,570

PROVISION (BENEFIT) FOR
 FEDERAL INCOME TAXES        2,027            (560)      (47) (8)       1,420
                       -----------     -----------  --------       ----------

NET INCOME (LOSS)      $     4,338     $    (1,088) $   (100)      $    3,150
                       ===========     ===========  ========       ==========

Earning per common share:

  Basic                $      0.99             N/A                 $     0.65

  Diluted              $      0.98             N/A                 $     0.64

Weighted average number
 of shares outstanding:

  Basic                  4,369,492             N/A                  4,843,487

  Diluted                4,428,155             N/A                  4,902,150



See Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

                          RIVERVIEW AND TODAY'S BANCORP
          Unaudited Pro Forma Condensed Combined Statement of Operations
                       (In thousands, except share data)

                          Twelve Months Ended

                           Mar 31,       Dec 30,
                            2002          2002
                                                    Pro Forma
                                        Today's      Adjust-         Combined
                        Riverview       Bancorp        ments         Pro Forma
                       ------------   ------------  ----------      ---------
INTEREST INCOME
Interest and fees on
 loans receivable        $   24,872   $     3,917   $   (920) (7)  $   27,869
Interest on investment
 securities                     327           286          -              613
Interest on mortgage-
 backed securities            2,677             -          -            2,677
Other interest and
 dividends                    1,964           114       (158) (7)       1,920
                         ----------   -----------   --------       ----------
   Total interest
    income                   29,840         4,317     (1,078)          33,079
                         ----------   -----------   --------       ----------

INTEREST EXPENSE
Interest on deposits          8,729         2,166       (969) (7)       9,926
Interest on borrowings        5,589            32          -            5,621
                         ----------   -----------   --------       ----------
   Total interest
    expense                  14,318         2,198       (969)          15,547
                         ----------   -----------   --------       ----------

   Net interest income       15,522         2,119       (109)          17,532

Less provision for loan
 losses                       1,116           533          -            1,649
                         ----------   -----------   --------       ----------

   Net interest income
    after provision for
    loan losses              14,406         1,586       (109)          15,883
                         ----------   -----------   --------       ----------

NON-INTEREST INCOME
Fees and service charges      3,707           110          -            3,817
Asset management fees           745             -          -              745
Gain on sale of loans
 held for sale                1,067             -          -            1,067
Gain on sale of securities      863            41          -              904
Gain on sale of other
 real estate owned               34             -          -               34
Gain on sale of land
 and fixed assets                57             -          -               57
Loan servicing income             4             -          -                4
Other                            74             -          -               74
                         ----------   -----------   --------       ----------
   Total non-interest
    income                    6,551           151          -            6,702
                         ----------   -----------   --------       ----------

NON-INTEREST EXPENSE
Salaries and employee
 benefits                     7,763           823          -            8,586
Occupancy and depreciation    2,199           449          -            2,648
Data processing                 776           133          -              909
Amortization of core
 deposit intangible             327             -         86 (10)         413
Marketing expense               540           166          -              706
FDIC insurance premium           51            35          -               86
State and local taxes           402             -          -              402
Telecommunications              259             -          -              259
Professional fees               346            82          -              428
Other                         1,290           222          -            1,512
                         ----------   -----------   --------       ----------
   Total non-interest

    expense                  13,953         1,910         86           15,949
                         ----------   -----------   --------       ----------

INCOME (LOSS) BEFORE
 FEDERAL INCOME TAXES
 (BENEFIT)                    7,004         (173)       (195)           6,636

PROVISION (BENEFIT) FOR
 FEDERAL INCOME TAXES         2,136         (528)        (62) (8)       1,546
                         ----------   ----------    --------       ----------

NET INCOME               $    4,868   $      355    $   (133)      $    5,090
                         ==========   ==========    ========       ==========

Earning per common share:
  Basic                  $     1.06          N/A                   $     1.01
  Diluted                      1.06          N/A                         1.00
Weighted average number
 of shares outstanding:
  Basic                   4,572,253          N/A                    5,046,248
  Diluted                 4,612,468          N/A                    5,086,463


See Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

                      RIVERVIEW AND TODAY'S BANCORP
             NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
                          FINANCIAL STATEMENTS

1)  Basis of Presentation

The Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2002 has been prepared as if the merger had been consummated on that date. The Unaudited Pro Forma Condensed Combined Statement of Operations for the twelve months ended March 31, 2002 and December 31, 2001 for Riverview and Today's Bancorp, respectively, and the Unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended December 31, 2002 and September 30, 2002 for Riverview and Today's Bancorp, respectively, were prepared as if the merger had been consummated on April 1, 2001. The Unaudited Pro Forma Condensed Combined Financial Statements are based on the historical financial statements of Riverview and Today's Bancorp after giving effect to the merger under the purchase method of accounting and the assumptions and adjustments in the notes that follow.

Assumptions relating to the pro forma adjustments set forth in the Unaudited Pro Forma Condensed Combined Financial Statements are summarized as follows:

Estimated fair values   Estimated fair values for securities, loans and
borrowings were obtained from appropriate valuation methodologies and market information used in accordance with Statement of Financial Accounting Standards ("SFAS") No. 107, Disclosures About Fair Values of Financial Instruments. The resulting premium on loans for purposes of these pro forma financial statements is being amortized to interest income on a straight line basis over the weighted lives of 4.6 years to maturity which approximates the level yield amortization methodology. The premium on deposits is being amortized to interest expense by the straight line method over the weighted average lives of the related deposits of 1.5 years. A core deposit intangible analysis was performed that concluded there was $405,000 in core deposit intangible created as a result of the merger.

No earnings per share are presented for Today's Bancorp per SFAS No. 128, Earnings Per Share.

2)  Acquisition Cost

The cost to acquire Today's Bancorp assumes 1,147,579 shares of Today's Bancorp common stock (which assumes all options at a cost of $271,440 and warrants at a cost of $631,417 to purchase Today's Bancorp common stock were cashed out at their respective strike prices prior to completion of the merger) multiplied by the per share price of $13.77 will be exchanged for 55% cash and 45% of Riverview common stock.

                                                         (In thousands)
Cash consideration (assume 55% of the 1,147,579
 shares of Today's Bancorp common stock at $13.77 per
 share plus the options cost of $271,440 and warrant
 cost of $631,417)                                            $  9,592

Stock consideration (assume issuance of Riverview
 common stock for 45% of 1,147,579 shares of Today's
 Bancorp common stock at $13.77 per share)                       7,110
                                                              --------

Total Stock and Cash Consideration for Today's Bancorp Shares   16,702

Acquisition Costs
  Riverview:
  Transaction costs                                                268
  Severance and other payments                                     667
                                                              --------

Total Acquisition Costs                                       $ 17,637
                                                              ========

3) Purchase accounting adjustments recorded for the merger were as follows (in thousands):

     Today's Bancorp net assets at historical cost at
      December 31, 2002                                           $    8,742

     Fair Value Adjustments
       Loans Receivable, net                                           4,233
       Premises and Equipment                                            (75)
       Prepaid expenses and other assets                                 (90)
       Deposits                                                       (1,454)
                                                                   ---------

     Sub-Total Net Fair Value Adjustments                              2,614
                                                                   ---------

     Net Assets Acquired                                           $  11,356
                                                                   =========

4) Excess of cost over fair value of net assets acquired for the merger was calculated as follows (in thousands):


     Total Cost                                                    $  17,637
     Net Assets Acquired                                             (11,356)
                                                                   ---------

     Total Excess of Cost over Fair Value of Net
      Assets Acquired from the Merger                              $   6,281
                                                                   =========

5) Allocation of excess of cost over fair value of net assets acquired from the merger (in thousands):

     Core Deposit Intangible, Net                                  $     405
     Goodwill                                                          5,876
                                                                   ---------

     Total Intangible                                              $   6,281
                                                                   =========

6)   Purchase accounting adjustment to eliminate Today's
     Bancorp's shareholders' equity accounts (in thousands)        $   8,742

7) Pro Forma Adjustments to Interest Income and Interest Expense were calculated for the merger as follows (in thousands):

                                           For Fiscal       For the Nine
                                           Year Ended       Months Ended
                                         March 31, 2002   December 31, 2002
                                         --------------   -----------------

     Reduction in interest income for
      cash utilized  to purchase Today's
      Bancorp's common stock (based on
      average annual rate of 1.15%)         $    158          $    119

     Amortization of fair value adjustment
      on loans acquired (4.6 years)              920               690
                                            --------          --------
                                               1,078               809

     Amortization of fair value adjustment
      of deposits acquired (1.5 years)          (969)             (727)
                                            --------          --------

     Total Net Adjustments to Interest
      Income                                $    109          $     82
                                            ========          ========

8) Income tax expense was calculated using Riverview's effective tax rate of 32%.

9) Basic earnings per common share for the twelve months ended March 31, 2002 is calculated by dividing net income by the average number of common shares outstanding. Diluted earnings per common share is calculated using the same method as basic earning per common share, but reflects potential dilution of common share equivalents. Basic and diluted weighted average number of common stock and common stock equivalents utilized for the calculation of earnings per share for the period presented were calculated using Riverview's historical weighted average common stock and common stock equivalents plus 473,996 shares issued to Today's Bancorp's shareholders under the terms of the merger. Shares issued to Today's Bancorp shareholders represents the average of the maximum 521,395 shares or minimum 426,596 shares to be issued under the terms of the merger agreement.

10) The following table summarizes the estimated impact of the amortization and the accretion of the purchase accounting adjustments made in connection with the merger on Riverview's results of operations (in thousands):

    Projected Future
    Amounts for the       Core Deposit        Net         Net Decrease
   Fiscal Years Ended      Intangible     (Accretion)      in Income
        March 31          Amortization    Amortization    Before Taxes
   -------------------    ------------    ------------    ------------

          2003                $  86         $    (49)       $    37
          2004                   68              436            504
          2005                   55              920            975
          2006                   45              920            965
          2007                   37              552            589
   2008 and thereafter          114               --            114
                              -----          -------        -------
                              $ 405          $ 2,779        $ 3,184
                              =====          =======        =======

Core deposit intangible is amortized on an accreted basis over 10 years. The estimated amortization for the nine months ended December 31, 2002 is $65,000.

                A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     This proxy statement-prospectus, including information included or incorporated by reference in this document, contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of Riverview and Today's Bancorp, as well as certain information relating to the merger. These statements are preceded by, followed by or include the words "believes," "expects," "anticipates," "estimates" or similar expressions.

     These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

     * expected cost savings from the merger may not be fully realized or realized within the expected time frame;

     *     revenues following the merger may be lower than expected;

     * competitive pressures among financial services companies may increase significantly;

     * costs or difficulties related to the integration of the business of Riverview and Today's Bancorp may be greater than expected;

     * changes in the interest rate environment may reduce interest margins;

     * general economic conditions, either nationally or in Washington, may be less favorable than expected;

     * legislative or regulatory changes may adversely affect the business in which Riverview or Today's Bancorp is engaged;

     *     changes may occur in the securities markets; and

     * changes may occur in the rate of Riverview's investment securities portfolio.

     Riverview does not intend to update or otherwise revise any forward-looking statements to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, Riverview does not intend to update or revise the forward-looking statements to reflect changes in general economic or industry conditions.

     See "Where You Can Find More Information."

                    DESCRIPTION OF RIVERVIEW COMMON STOCK

General

     Riverview is authorized to issue 50,000,000 shares of common stock having a par value of $.01 per share and 250,000 shares of preferred stock having a par value of $.01 per share. Each share of Riverview's common stock has the same relative rights as, and is identical in all respects with, each other share of common stock.

Common Stock

     Dividends. Riverview can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its board of directors. The payment of dividends by Riverview is subject to limitations that are imposed by law and applicable regulation. The holders of common stock of Riverview are entitled to receive and share equally in any dividends as may be declared by the board of directors of Riverview out of funds legally available for the payment of dividends. If Riverview issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

     Voting Rights. The holders of common stock of Riverview possess exclusive voting rights in Riverview. They elect Riverview's board of directors and act on any other matters as are required to be presented to them under applicable law or as are otherwise presented to them by the board of directors. Each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. Riverview's articles of incorporation, however, provide that a holder of Riverview common stock who owns, together with certain affiliates or persons acting in concert, in excess of 10% of the then-outstanding shares of common stock cannot vote any shares in excess of 10% unless permitted by the board of directors of Riverview. If Riverview issues preferred stock, holders of preferred stock may also possess voting rights. Certain matters require the vote of 80% of the outstanding shares entitled to vote thereon.

     Liquidation. In the event of liquidation, dissolution or winding up of Riverview, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Riverview available for distribution. If Riverview issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock in the event of liquidation or dissolution.

     Preemptive Rights. Holders of the common stock of Riverview are not entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

     Riverview may issue preferred stock with such designations, powers, preferences and rights as Riverview's board of directors may from time to time determine. The board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. None of the shares of the authorized preferred stock will be issued in connection with the merger with Today's Bancorp and there are no plans to issue preferred stock.

                   COMPARISON OF RIGHTS OF SHAREHOLDERS

     The rights of Riverview shareholders are currently governed by Riverview's articles of incorporation, bylaws and applicable provisions of the Washington Business Corporation Law. The rights of Today's Bancorp shareholders are currently governed by Today's Bancorp's articles of incorporation, bylaws and applicable provisions of the Washington Business Corporation Law. If we complete the merger, Today's Bancorp shareholders who elect to receive stock and who do not exercise dissenters' rights will receive Riverview common stock and will become Riverview shareholders and their rights will likewise be governed by Riverview's articles of incorporation and bylaws.

     Because Riverview and Today's Bancorp are both organized under the laws of the state of Washington, any differences in your rights as a shareholder of Today's Bancorp and Riverview will arise solely from differences in the articles of incorporation and bylaws of Riverview and Today's Bancorp rather than from differences of law. This summary is not a complete discussion of the Riverview and Today's Bancorp articles and bylaws, and it is qualified in its entirety by reference to those documents. Copies of Riverview's articles and bylaws are on file with the SEC. Copies of Today's Bancorp's articles and bylaws may be requested in writing from Dan Heine, President and Chief Executive Officer, Today's Bancorp, Inc., 204 SE Park Plaza Drive, Number 109, Vancouver, Washington 98668.

                               Authorized Stock
------------------------------------------------------------------------------
              Riverview                              Today's Bancorp
--------------------------------------  --------------------------------------
The Riverview articles of incorpora-    The Today's Bancorp articles of
tion 50,250,000 shares of capital       incorporation authorize 11,000,000
stock, consisting of 50,000,000 shares  shares of capital stock, consisting of
of common stock, $.01 par value per     10,000,000 shares of common stock, no
shares, and 250,000 shares of serial    par value, and 1,000,000 shares of
preferred stock, $.01 par value per     preferred stock, no par value.
share.

As of December 31, 2002, there were     As of December 31, 2002, there were
4,560,958 shares of Riverview common    1,147,579 shares of Today's Bancorp
stock issued and outstanding.           common stock issued and outstanding.

As of December 31, 2002, there were no Same shares of preferred stock issued or outstanding.


                                 Voting Rights
------------------------------------------------------------------------------
         Riverview                                   Today's Bancorp
-------------------------------------- ---------------------------------------
The holders of the common stock         Same
exclusively possess all voting power,
subject to the authority of the board
of directors to offer voting rights to
the holders of preferred stock.

Each share of common stock is entitled  Each share of common stock is entitled
to one vote. Beneficial owners of 10%   to one vote.
or more of the outstanding shares are
subject to voting limitations.

Holders of common stock may not         Same
cumulate their votes for the election
of directors.


               Required Vote for Authorization of Certain Actions
------------------------------------------------------------------------------
        Riverview                                   Today's Bancorp
-------------------------------------- ---------------------------------------
At least 80% of the outstanding shares  The Today's Bancorp articles of
of voting stock must approve certain    incorporation do not provide for any
business combinations involving a       special vote requirement or vote
"related person."  In addition, a       limitation for authorization of
business combination with a related     certain actions.  Accordingly, a
person must be approved by at least a   majority vote of the outstanding
majority of outstanding shares of       shares is sufficient to approve a
voting stock other than shares          business combination.
beneficially owned by the related
person.  See "Selected Provisions in
the Articles of Incorporation and
Bylaws of Riverview Business
Combinations with Related Persons."
However, if a two-thirds majority of
directors not affiliated with the
related person approves a business
combination, a majority vote of the
outstanding shares is sufficient to
approve the business combination.

                                  Dividends
------------------------------------------------------------------------------
         Riverview                                 Today's Bancorp
-------------------------------------- ---------------------------------------

Holders of common stock are entitled    Holders of common stock are entitled
to receive dividends when declared by   to receive dividends when declared by
the Riverview board, subject to the     the Today's Bancorp board.
rights of holders of preferred stock.


                            Shareholders' Meetings
------------------------------------------------------------------------------
         Riverview                                 Today's Bancorp
-------------------------------------- ---------------------------------------
Riverview must deliver to each          Same
shareholder entitled to vote notice of
the meeting and, in the case of a
special meeting, a description of its
purpose, no fewer than ten nor more
than 60 days before the meeting.

The board shall designate the           Neither the articles of incorporation
chairman of the board or the president  and bylaws of Today's Bancorp nor the
to chair a meeting.                     Washington Business Corporation Law
                                        Specify who will chair a meeting.

Only the president or a majority of     The president or chief executive
the board of directors may call a       officer, a  majority of the board of
special meeting.                        directors or the holders of at least
                                        25% of the shares entitled to vote may
                                        call a special meeting.

For purposes of determining             Neither the articles of incorporation
stockholders entitled to vote at a      nor the bylaws of Today's Bancorp
meeting, the board of directors may     specify limits on a meeting's record
fix a record date that is not less      date. The Washington Business
than ten nor more than 60 days before   Corporation Law provides that the
the meeting                             board of directors may fix a future
                                        date as the record date for a meeting.
                                        If the board does not fix a record
                                        date for a meeting, the record date is
                                        the day before the first notice is
                                        delivered to shareholders. Pursuant to
                                        the Washington Business Corporation
                                        Law, a record date may not be more
                                        than 70 days before a meeting.

The board of directors or any           Neither the articles of incorporation
stockholder entitled to vote in the     and bylaws of Today's Bancorp nor the
election of directors may nominate      Washington Business Corporation Law
directors for election or propose       specify the procedure for nominations.
new business.

To nominate a director or propose new   There are no prior notice requirements
business, shareholders must give        for making nominations or proposing
written notice to the secretary of      new business.
Riverview not less than 30 nor more
than 60 days prior to the meeting.
However, if Riverview gives less than
31 days' notice of the meeting to the
shareholders, written notice of the
shareholder proposal or nomination must
be delivered to the Secretary within
ten days of the date notice of the
meeting was mailed to shareholders.
Each notice given by a shareholder
with respect to a nomination to the
board of directors or proposal for
new business must include certain
information regarding the nominee or
proposal and the shareholder making
the nomination or proposal.


                    Action by Shareholders Without a Meeting
------------------------------------------------------------------------------
         Riverview                                 Today's Bancorp
-------------------------------------- ---------------------------------------

Any action that requires shareholder    Same
approval may be taken without a
meeting by the unanimous written
consent of all shareholders entitled
to vote on the action.


                              Board of Directors
------------------------------------------------------------------------------
         Riverview                                 Today's Bancorp
-------------------------------------- ---------------------------------------

The articles of incorporation and       The bylaws provide that the number of
bylaws provide that the number of       directors shall consist of not less
directors shall be no fewer than        than six nor more than 15, the exact
five nor more than 15 and that the      number to be set by resolution of the
board of directors shall fix the        board of directors.
number of directors by resolution.

There are currently seven members of    There are currently 11 members of
the Riverview board of directors.       the Today's Bancorp board of
                                        directors.

The board of directors is divided into Same three classes as equal in number as possible and approximately one-third of the directors are elected at each annual meeting.

Vacancies on the board of directors     Same
may be filled by majority vote of the
remaining directors or by the
shareholders at the next annual
meeting.

Directors may be removed only for       Directors may be removed only for
cause by the vote of at least 80% of    cause by the vote of a majority of the
the outstanding shares entitled to      outstanding shares entitled to vote
vote for directors.  Cause is defined   for directors. Cause is defined as
as fraudulent or dishonest acts,        indictment for a felony, order of a
gross abuse of authority in discharge   regulatory agency, default by a
of duties to Riverview or acts that     director under a loan from Today's
are detrimental or hostile to           Bancorp or any affiliate, finding by a
Riverview's interest.                   court of fraudulent or dishonest
                                        conduct and final adjudication by a
                                        court of liability for negligence of
                                        misconduct in the performance of
                                        duties to Today's Bancorp.


                        Amendment of the Bylaws
------------------------------------------------------------------------------
         Riverview                                 Today's Bancorp
-------------------------------------- ---------------------------------------


The bylaws may be amended or repealed   The bylaws may be amended or repealed
with the approval of at least 80% of    with the approval of at least a
the outstanding shares entitled to      majority of the board of directors,
vote for directors or two-thirds of     subject to the rights of the
the board of directors.                 shareholders.

                   Amendment of the Articles of Incorporation
------------------------------------------------------------------------------
         Riverview                                 Today's Bancorp
-------------------------------------- ---------------------------------------

The articles of incorporation may be    The articles of incorporation may be
amended or repealed upon approval of    amended or repealed upon approval of
a majority of the board of directors    at least a majority of the board of
and a majority of shares entitled       directors and by a majority of shares
to vote on the matter, unless           entitled to vote on the matter unless
otherwise provided in the articles of   otherwise provided in the articles of
incorporation or Washington Business    incorporation or Washington law.
Business Corporation Law. However,
amendments to the articles of
incorporation that would revise the
provisions relating to the duration,
purpose and powers of Riverview, the
capital stock structure (other than
limited exceptions), preemptive
rights, the removal of directors,
notice for shareholder nominations
and proposals, approval of certain
business combinations, evaluation of
business combinations, limitation of
directors' liability, indemnification,
calling of special meetings of
shareholders, repurchase of shares,
amendment of bylaws and amendment of
the articles of incorporation require
approval by at least 80% of the votes
entitled to be cast thereon.


               SELECTED PROVISIONS IN THE ARTICLES OF INCORPORATION
                           AND BYLAWS OF RIVERVIEW

     Riverview's articles of incorporation and bylaws contain certain provisions that could make more difficult an acquisition of Riverview by means of a tender offer, proxy context or otherwise. Certain provisions will also render the removal of the incumbent board of directors or management of Riverview more difficult. These provisions may have the effect of deterring or defeating a future takeover attempt that is not approved by Riverview's board of directors, but which Riverview shareholders may deem to be in their best interests or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so. The following description of these provisions is only a summary and does not provide all of the information contained in Riverview's articles of incorporation and bylaws. See "Where You Can Find More Information" as to where to obtain a copy of these documents.

Business Combinations with Related Persons

     The articles of incorporation require the approval of the holders of at least 80% of Riverview's outstanding shares of voting stock to approve certain business combinations involving a "related person" except in cases where the proposed transaction has been approved in advance by a two-thirds vote of those members of Riverview's board of directors who are unaffiliated with the related person and were directors prior to the time when the related person became a related person.

     The term "related person" includes any individual or entity that together with its affiliates owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of Riverview.

     A "business combination" includes:

     * any merger or consolidation of Riverview with or into any related person, or any merger or consolidation of a relater person with or into Riverview or any subsidiary;

     * any sale, lease, exchange, mortgage, transfer or other disposition of more than 25% of the assets of Riverview or any subsidiary, or any sale, lease, exchange, transfer or other disposition of more than 25% of the assets of a related person to Riverview or any subsidiary;

     * the issuance of any securities of Riverview or any subsidiary to a related person, or the acquisition by Riverview or any subsidiary of any securities of a related person;

     * any reclassification of common stock of Riverview or any recapitalization involving the common stock of Riverview;

     *     any liquidation of Riverview; or

     * any agreement or other arrangement providing for any of the foregoing.

Limitation on Voting Rights

     Riverview's articles of incorporation provide that no record owner of any outstanding Riverview common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Riverview common stock will be entitled or permitted to any vote in respect of the shares held in excess of the 10% limit, unless permitted by a resolution adopted by a majority of the board of directors. Beneficial ownership is determined pursuant to the federal securities laws and includes shares beneficially owned by such person or any of his or her affiliates (as defined in the articles of incorporation), shares which such person or his or her affiliates have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and his or her affiliates have or share investment or voting power, but does not include shares that are subject to a revocable proxy and that are not otherwise beneficially, or deemed by Riverview to be beneficially, owned by such person and his or her affiliates.

Board of Directors

     Classified Board. The board of directors of Riverview is divided into three classes, each of which contains approximately one-third of the number of directors. The shareholders elect one class of directors each year for a term of three years. The classified board makes it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the board of directors without the consent of the incumbent board of directors of Riverview.

     Filling of Vacancies; Removal. The articles of incorporation provide that any vacancy occurring in the Riverview board of directors, including a vacancy created by an increase in the number of directors, may be filled by a vote of a majority of the directors then in office. The articles also provide that a director may be removed from the board prior to the expiration of his or her term only for cause and only upon the vote of at least 80% of the outstanding shares entitled to vote for directors. These provisions make it more difficult for shareholders to remove directors and replace them with their own nominees.

Special Meetings of Shareholders

     The articles of incorporation provide that only the president or a majority of the board of directors may call a special meeting of the Riverview shareholders. Shareholders are not able to call a special meeting or require the board to do so. This provision prevents shareholders from forcing consideration of a proposal between annual meetings over the opposition of the president and the Riverview board by calling a special meeting of the shareholders.

Advance Notice Provisions for Shareholder Nominations and Proposals

     Riverview's articles of incorporation establish an advance notice procedure for shareholders to nominate directors or bring other business before a Riverview shareholders meeting. A person may not be nominated for election as a director unless that person is nominated by or at the direction of Riverview's board of directors or by a shareholder who has given appropriate notice to Riverview before the meeting. Similarly, a shareholder may not bring business before a meeting unless the shareholder has given Riverview appropriate notice of its intention to bring that business before the meeting. Riverview's secretary must receive notice of the nomination or proposal not less than 30 nor more than 60 days prior to the meeting. A shareholder who desires to raise new business must provide certain information to Riverview concerning the nature of the new business, the shareholder and the shareholder's interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide Riverview with certain information concerning the nominee and the proposing shareholder.

     Advance notice of nominations or proposed business by shareholders gives Riverview's board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by the board of directors, to inform shareholders and make recommendations about those matters.

Preferred Stock

     The articles of incorporation authorize Riverview's board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, conversion rates, and liquidation preferences. Although Riverview's board of directors has no current intention to do so, it could issue a series of preferred stock that could, depending on its terms, impede a merger, tender offer or other takeover attempt. Riverview's board of directors will make any determination to issue shares with those terms based on its judgment as to the best interests of Riverview and its shareholders.

Amendment of Articles of Incorporation

     Riverview's articles of incorporation require the affirmative vote of at least 80% of the votes entitled to be cast to amend or repeal certain provisions of the articles of incorporation, including the provisions limiting voting rights and those relating to approval of business combinations with related persons, calling special meetings, director and officer indemnification and amendment of the bylaws and articles of incorporation. These supermajority voting requirements make it more difficult for the shareholders to amend these provisions.

                                 LEGAL MATTERS

     The validity of the shares of Riverview common stock to be issued in connection with the merger will be passed upon for Riverview by Breyer & Associates PC, McLean, Virginia.

     In addition, Breyer & Associates PC will deliver an opinion concerning federal income tax consequences of the merger.

                                    EXPERTS

     The financial statements as of March 31, 2002 and 2001, and for each of the three years in the period ended March 31, 2002, included and incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are included and incorporated by reference herein, and have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Today's Bancorp as of December 31, 2002 and 2001 and for the two fiscal years ended December 31, 2002 have been included in this proxy statement-prospectus in reliance upon the report of

Moss Adams LLP, independent certified public accountants, with respect to those financial statements, and upon the authority of that firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     Riverview has filed with the Securities and Exchange Commission a registration statement under the Securities Act that registers the distribution to Today's Bancorp shareholders of the shares of Riverview common stock to be issued in connection with the merger. The registration statement, including the exhibits, contains additional relevant information about Riverview and Riverview common stock. The rules and regulations of the SEC allow Riverview to omit certain information included in the registration statement from this proxy statement-prospectus.

     Riverview files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Riverview files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the SEC's public reference rooms. Riverview's public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the SEC at "http://www.sec.gov."

     The SEC allows Riverview to "incorporate by reference" information into this proxy statement-prospectus. This means that Riverview can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference the other documents that are listed below that Riverview has previously filed with the SEC. These documents contain important information about Riverview's financial condition.

Riverview SEC Filings (File No. 0-22957)

     1.     Annual Report on Form 10-K for the year ended March 31, 2002
     2. Quarterly Reports on Form 10-Q for the quarters ended June 30, 2002, September 30, 2002 and December 31, 2002 (the latter accompanying this proxy statement-prospectus in Appendix E)
     3.     Current Report on Form 8-K filed on February 6, 2003
     4.     Current Report on Form 8-K filed on April 2, 2003

     Documents incorporated by reference are available from Riverview without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in this document by reference). You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Riverview at the following address:

             Riverview Bancorp, Inc.
             900 Washington Street, Suite 900
             Vancouver, Washington 98660
             Attention: Phyllis Kreibich, Corporate Secretary
             Telephone No.: (360) 693-6650

     If you would like to request documents from Riverview, please do so by __________ ___, 2003 in order to receive them before the special meeting of shareholders. If you request any incorporated documents, Riverview will mail them to you by first-class mail, or other equally prompt means, within one business day of its receipt of your request.

     Riverview has supplied all information contained in this proxy statement-prospectus relating to Riverview, and Today's Bancorp has supplied all information relating to Today's Bancorp.

     You should rely only on the information contained or incorporated by reference in this document to vote your shares at the meeting. We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in this document. This document is dated __________ ___, 2003. You should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this document to shareholders nor the issuance of Riverview's securities in the merger shall create any implication to the contrary.

                            APPENDIX A

                   AGREEMENT AND PLAN OF MERGER

                        AGREEMENT AND PLAN OF MERGER

                         dated as of February 5, 2003

                                by and among


                            RIVERVIEW BANCORP, INC.

                                    and

                           RIVERVIEW COMMUNITY BANK



                                    and



                            TODAY'S BANCORP, INC.

                                    and

                               TODAY'S BANK

                        AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "Merger Agreement") is made and entered into this 5th day of February 2003, by and between RIVERVIEW BANCORP, INC., a corporation chartered and existing under the laws of the State of Washington ("Riverview"), TODAY'S BANCORP, INC. a corporation chartered and existing under the laws of the State of Washington ("Today's Bancorp"), RIVERVIEW COMMUNITY BANK, a federally chartered stock savings bank ("Riverview Community Bank"), and TODAY'S BANK, a commercial bank chartered and existed under the laws of the State of Washington ("Today's Bank").


                                 RECITALS

     A. Riverview, Today's Bancorp, Riverview Community Bank and Today's Bank, on the terms and conditions hereinafter set forth, desire to effect an acquisition transaction pursuant to which Riverview will acquire all of the shares of Today's Bancorp Common Stock (as hereinafter defined) outstanding at the Effective Time (as hereinafter defined) at a purchase price per share equal to the amount set forth in Section 2.4 hereof.

     B. To effect the acquisition, Today's Bancorp shall be merged with and into Riverview (the "Corporate Merger") pursuant to the Plan of Merger substantially in the form attached hereto as Exhibit A. Riverview will be the surviving corporate entity in the Corporate Merger (the "Surviving Corporation"). Today's Bank shall be merged with and into Riverview Community Bank (the "Bank Merger") pursuant to the Plan of Merger
substantially in the form attached hereto as Exhibit B.    Riverview Community
Bank will be the continuing financial institution (the "Continuing Bank").

     C. The parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Corporate Merger and also to prescribe various conditions to the Corporate Merger.

     D. Concurrently with the execution and delivery of this Merger Agreement, and as an inducement to Riverview's willingness to enter into this Merger Agreement, each member of the Board of Directors of Today's Bancorp and each Major Shareholder of Today's Bancorp (as hereinafter defined) has entered into a Voting Agreement, in the form attached hereto as Exhibit C, with Riverview pursuant to which, among other things, they have agreed to vote in favor of approval of the transactions contemplated by this Merger Agreement at the Shareholders' Meeting (as hereinafter defined).

     E. The respective Boards of Directors of Riverview, Today's Bancorp, Riverview Community Bank and Today's Bank have duly approved this Merger Agreement and have duly authorized its execution and delivery.

     NOW THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties (as hereinafter defined) agree as follows:

                                   AGREEMENT

                                   ARTICLE 1

                                  DEFINITIONS

          1.1 Definitions. As used in this Merger Agreement, the following terms have the definitions indicated:

          "Acquisition Proposal" shall have the meaning assigned to such term in Section 6.4(a) of this Merger Agreement.

          "Affiliate" of a party means any person, partnership, corporation, association or other legal entity directly or indirectly controlling, controlled by or under common control, with that party.

          "Aggregate Cash Consideration" shall have the meaning assigned to such term in Section 2.4(a) of this Merger Agreement.

          "Aggregate Stock Consideration" shall have the meaning assigned to such term in Section 2.4(b) of this Merger Agreement.

          "Applicable Environmental Laws" shall have the meaning assigned to such term in Section 4.16(a) of this Merger Agreement.

          "Balance Sheet Date" shall have the meaning assigned to such term in
Section 4.9 of this Merger Agreement.

          "Bank Common Stock" shall have the meaning assigned to such term in
Section 4.21 of this Merger Agreement.

          "Bank Merger" shall, as described in Section 2.2 of this Merger Agreement, mean the merger of Today's Bank with and into Riverview Community Bank, which shall survive the Bank Merger as the Continuing Bank.

          "BHCA" shall mean the Bank Holding Company Act.

          "Cash Election Shares" shall have the meaning assigned to such term in Section 2.11(a) of this Merger Agreement.

          "CERCLA" shall have the meaning set forth in Section 4.16(a) of this Merger Agreement.

          "CERCLIS" shall have the meaning set forth in Section 4.16(c) of this Merger Agreement.

          "Closing" shall have the meaning assigned to such term in Section
2.12 of this Merger Agreement.

          "Closing Date" shall have the meaning assigned to such term in
Section 2.12 of this Merger Agreement.

          "Continuing Bank" shall mean Riverview Community Bank as the financial institution resulting from the consummation of the Bank Merger as set forth in Section 2.2(a) of this Merger Agreement.

          "Continuing Employees" shall have the meaning assigned to such term in Section 5.4(a) of this Merger Agreement.

          "Corporate Merger" shall, as described in Section 2.1 of this Merger Agreement, mean the merger of Today's Bancorp with and into Riverview, which shall survive the Corporate Merger as the Surviving Corporation.

          "CRA" shall have the meaning assigned to such term in Section 4.26(c) of this Merger Agreement.

          "Deposits" shall mean all deposits (including, but not limited to, certificates of deposit, savings accounts, NOW accounts and checking accounts) of Today's Bank.

          "Derivatives Contract" shall have the meaning assigned to such term in Section 4.34 of this Merger Agreement.

          "Dissenting Shareholder" shall mean a Today's Bancorp Shareholder who makes a demand for dissenters' rights pursuant to Section 2.6 of this Merger Agreement.

          "Effective Date of the Corporate Merger" shall mean that date on which the Effective Time shall have occurred.

          "Effective Time" shall have the meaning assigned in Section 2.3 of this Merger Agreement.

          "Election Deadline" shall have the meaning assigned in Section 2.11(b) of this Merger Agreement.

          "Election Form" shall have the meaning assigned to such term in
Section 2.11.(a) of this Merger Agreement.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ESOP" shall have the meaning assigned to such term in Section 4.28(a) of this Merger Agreement.

          "Exchange Agent" shall mean the independent agent selected by Riverview to effect the exchange of certificates representing Today's Bancorp Common Stock described in Section 2.11 for the consideration described in
Section 2.4.

          "FDIC" means the Federal Deposit Insurance Corporation, or any successor thereto.

          "FRB" shall mean the Board of Governors of the Federal Reserve
System.

          "GAAP" shall mean generally accepted accounting principles, consistently applied.

          "Government Approvals" shall have the meaning assigned to such term in Section 3.5 of this Merger Agreement.

          "Hazardous Substances" shall have the meaning set forth in Section 4.16(a) of this Merger Agreement.

          "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Loan Property" shall have the meaning assigned to such term in
Section 4.16(a) of this Merger Agreement.

          "Major Shareholder" shall have the meaning assigned to such term in
Section 2.10 of this Merger Agreement.

          "Merger Agreement" means this Agreement and Plan of Merger (including Exhibit A and Exhibit B) and all exhibits and schedules annexed to, and incorporated by specific reference as a part of, this Merger Agreement.

          "NASD" means the National Association of Securities Dealers, Inc.

          "No-Election Shares" shall have the meaning assigned in Section 2.11(a) of this Merger Agreement.

          "Officer" shall have the meaning set forth in Section 4.9(k) of this Merger Agreement.

          "OTS" shall mean the Office of Thrift Supervision.

          "Parties" shall mean Today's Bancorp, Today's Bank, Riverview and Riverview Community Bank collectively; Today's Bancorp or Today's Bank on the one hand, or Riverview and Riverview Community Bank on the other hand, may sometimes be referred to as a "Party."

          "Pension Plan" shall mean any employee pension benefit plan as such term is defined in Section 3(2) of ERISA which is maintained by the referenced Party.

          "Per Share Cash Consideration" shall have the meaning assigned to such term in Section 2.4(a) of this Merger Agreement.

          "Per Share Stock Consideration" shall have the meaning assigned to such term in Section 2.4(a) of this Merger Agreement.

          "Person" shall mean any natural person, fiduciary, corporation, partnership, joint venture, association, business trust or any other entity of any kind.

          "Plans of Merger" shall mean the Plan of Merger substantially in the form of Exhibit A hereto to be executed by authorized representatives of Today's Bancorp and Riverview and filed with the Secretary of State of the State of Washington providing for the Corporate Merger of Today's Bancorp with and into Riverview as contemplated by Section 2.1 of this Merger Agreement, and the Plan of Merger substantially in the form of Exhibit B hereto to be executed by authorized representatives of Today's Bank and Riverview Community Bank and filed with the OTS and Washington Department providing for the Bank Merger of Today's Bank into Riverview Community Bank as contemplated by
Section 2.2 of this Merger Agreement.

          "Property" shall have the meaning assigned to such term in Section 4.16(a) of this Merger Agreement.

          "Proxy Statement/Prospectus" shall mean the proxy statement to be used by Today's Bancorp to solicit proxies with a view to securing the approval of the Today's Bancorp Shareholders of this Merger Agreement and the Plans of Merger, which shall also serve as the prospectus for the shares of Riverview Common Stock to be issued to the Today's Bancorp Shareholders.

          "Realty" means the real property of Today's Bank owned or leased by Today's Bank or any Subsidiary of Today's Bank.

          "Records" means all available records, minutes of meetings of the Board of Directors, committees and Today's Bancorp Shareholders and Today's Bank, original instruments and other documentation, pertaining to Today's Bancorp and Today's Bank, Today's Bancorp's and Today's Bank's assets (including plans and specifications relating to the Realty), and liabilities, the Today's Bancorp Common Stock, the Deposits and the loans, and all other business and financial records which are necessary or customary for use in the conduct of Today's Bancorp's and Today's Bank's business by Today's Bancorp and Today's Bank on and after the Effective Time as it was conducted prior to the Closing Date.

          "Registration Statement" shall have the meaning assigned to such term in Section 5.2 of this Merger Agreement.

          "Regulatory Authorities" shall mean, collectively, the Department of Justice, the FRB, the FDIC, the SEC, the OTS, the Washington Department or any other state or federal governmental or quasi-governmental entity which has, or may hereafter have, jurisdiction over any of the transactions described in this Merger Agreement.

          "Release" shall have the meaning assigned to such term in Section 4.16(b)(i) of this Merger Agreement.

          "Riverview" shall mean Riverview Bancorp, Inc., a savings and loan holding company having its principal place of business in Vancouver, Washington, that is currently incorporated under the laws of the State of Washington.

          "Riverview Common Stock" shall mean the common stock, par value $0.01 per share, of Riverview.

          "Riverview Fee" shall have the meaning assigned to such term in
Section 8.3 of this Merger Agreement.

          "Riverview Financial Statements" shall have the meaning assigned to such term in Section 3.6 of this Merger Agreement.

          "Riverview Option" shall mean an option to acquire shares of Riverview Common Stock.

          "SEC" shall mean the Securities and Exchange Commission, or any successor thereto.

          "SEC Documents" shall mean all reports, proxy statements and registration statements filed, or required to be filed, by a Party or any of its Subsidiaries pursuant to the Securities Laws, whether filed, or required to be filed, with the SEC, the OTS, the FRB, or with any other Regulatory Authority pursuant to the Securities Laws.

          "Securities Laws" shall mean the Securities Act of 1933, as amended ("1933 Act"), the Securities Exchange Act of 1934, as amended ("1934 Act"), the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder, as well as any similar state securities laws and any similar rules and regulations promulgated by the applicable federal bank Regulatory Authorities.

          "Shareholders' Meeting" shall mean the special meeting of Today's Bancorp Shareholders to be held pursuant to Section 6.1 of this Merger Agreement, including any adjournment or adjournments thereof.

          "SLHCA" shall mean the Savings and Loan Holding Company Act.

          "Stock Election Shares" shall have meaning assigned to such term in
Section 2.11(a) of this Merger Agreement.

          "Subsidiaries" shall mean all of those corporations, or other entities of which the entity in question owns or controls 5% or more of the outstanding voting equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent, and may sometimes be referred to as a "Subsidiary."

          "Surviving Corporation" shall mean Riverview as the corporation resulting from the consummation of the Corporate Merger as set forth in
Section 2.1(a) of this Merger Agreement.

          "Today's Bank Financial Statements" shall have the meaning assigned to such term in Section 4.8(a) of this Merger Agreement.

          "Today's Bancorp" shall mean Today's Bancorp, Inc., a bank holding company having its principal place of business in Vancouver, Washington.

          "Today's Bancorp Common Stock" has the meaning assigned to such terms in Section 2.4(a) of this Merger Agreement.

          "Today's Bancorp Dissenting Shares" shall have the meaning assigned to such term in Section 2.6 of this Merger Agreement.

          "Today's Bancorp Option" shall mean an option granted by Today's Bancorp under the Today's Bancorp Option Plan, as defined in Section 2.9 of this Merger Agreement, to purchase shares of Today's Bancorp Common Stock.

          "Today's Bancorp Shareholders" shall mean the holders of the Today's Bancorp Common Stock.

          "Today's Bancorp Warrants" shall have the meaning assigned to such term in Section 2.8 of this Merger Agreement.

          "Voting Agreement" shall mean the Voting Agreement substantially in the form of Exhibit C hereto to be executed by each Major Shareholder and director of Today's Bancorp simultaneous with the execution and delivery of this Merger Agreement.

          "Washington Department" shall mean the Department of Financial Institutions of the State of Washington.

          "WBCA" shall mean the Washington Business Corporation Act.

                                   ARTICLE 2

                        THE MERGERS AND RELATED MATTERS

          2.1 Corporate Merger. Subject to the terms and conditions of this Merger Agreement, and pursuant to the provisions of the WBCA, the Home Owners Loan Act, as amended ("HOLA"), the BHCA and the rules and regulations promulgated thereunder, at the Effective Time (as hereinafter defined):

               (a) Surviving Corporation. Today's Bancorp shall be merged with and into Riverview pursuant to the terms and conditions set forth herein and pursuant to the Plan of Merger attached hereto as Exhibit A. Upon consummation of the Corporate Merger, the separate existence of Today's Bancorp shall cease and Riverview shall continue as the Surviving Corporation.

               (b) Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of Riverview, in effect immediately prior to the Effective Time, shall become the Articles of Incorporation and Bylaws of the Surviving Corporation.

               (c) Effects of the Corporate Merger. The separate existence of Today's Bancorp shall cease, and Today's Bancorp shall be merged with and into Riverview which, as the Surviving Corporation, shall thereupon and thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of the two merged corporations, whether of a public or a private nature, and shall be subject to all of the liabilities, restrictions, disabilities and duties of both Riverview and Today's Bancorp.

               (d) Transfer of Assets. All rights, assets, licenses, permits, franchises and interests of Riverview and Today's Bancorp in and to every type of property, whether real, personal, or mixed, whether tangible or intangible, shall be deemed to be vested in Riverview as the Surviving Corporation by virtue of the Corporate Merger becoming effective and without any deed or other instrument or act of transfer whatsoever.

               (e) Assumption of Liabilities. The Surviving Corporation shall become and be liable for all debts, liabilities, obligations and contracts of Riverview as well as those of Today's Bancorp, whether the same shall be matured or unmatured; whether accrued, absolute, contingent or otherwise; and whether or not reflected or reserved against in the balance sheets, other financial statements, books of account or records of Riverview or Today's Bancorp.

          2.2. The Bank Merger. As soon as practicable following the Effective Time:

               (a) The Continuing Bank. Today's Bank shall be merged into Riverview Community Bank pursuant to the terms and conditions set forth herein and pursuant to the Plan of Merger attached hereto as Exhibit B. Upon consummation of the Bank Merger, the separate existence of Today's Bank shall cease and Riverview Community Bank shall survive as the Continuing Bank.

               (b) Rights, Etc. The Continuing Bank shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the institutions so merged; and all property, real, personal and mixed, and all debts due on whatever account, and all and every other interest, of or belonging to or due to each of the institutions so merged, shall be deemed to be vested in the Continuing Bank without further act or deed; and the title to any real estate or any interest therein, vested in each of such institutions, shall not revert or be in any way impaired by reason of the Bank Merger.

               (c) Liabilities. The Continuing Bank shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the institutions so merged, in accordance with applicable law.

               (d) Articles of Incorporation; Bylaws; Directors; Officers. The Articles of Incorporation and Bylaws of the Continuing Bank shall be those of Riverview Community Bank, as in effect immediately prior to the Bank Merger becoming effective. The directors and officers of Riverview Community Bank in office immediately prior to the Bank Merger becoming effective shall be the directors and officers of the Continuing Bank, who shall hold office until such time as their successors are elected and qualified.

          2.3 Effective Time. As soon as practicable after each of the conditions set forth in Article 7 hereof have been satisfied or waived, the Parties will file, or cause to be filed, with the Secretary of State of the State of Washington such Articles of Merger as they may deem necessary or appropriate for the Corporate Merger which Articles of Merger shall be in the form required by and executed in accordance with the applicable provisions of the WBCA and the WBCA. The Corporate Merger shall become effective at such time as may be specified in such Articles of Merger (the "Effective Time"). The Bank Merger will be consummated as soon as practicable after the Corporate Merger at the discretion of Riverview.

          2.4   Conversion of Today's Bancorp Common Stock.  At the Effective
Time:

               (a) Subject to the other provisions in this Section 2.4, and Sections 2.11(d) and (e), each share of common stock of Today's Bancorp, no par value per share ("Today's Bancorp Common Stock"), issued and outstanding immediately prior to the Effective Time (except for Today's Bancorp Dissenting Shares, as defined herein) shall, by virtue of the Corporate Merger and without any action on the part of the holder thereof, be converted into the right to receive from Riverview, at the election of the holder thereof:

                    (i) The number of shares of Riverview Common Stock equal to the quotient (the "Exchange Ratio") determined by dividing (x) the number of shares of Riverview Common Stock to be exchanged (determined in the manner provided in subsection (b) of this Section 2.4) by (y) forty-five percent (45%) of the number of shares of Today's Bancorp Common Stock outstanding at the Effective Time (the "Per Share Stock Consideration"); or

                    (ii) A cash amount equal to the quotient (rounded to the nearest 0.01) determined by dividing (x) $8,689,928 (the "Aggregate Cash Consideration") by (y) fifty-five percent (55%) of the number of shares of Today's Bancorp Common Stock outstanding (including any shares of Today's Bancorp Common Stock that are outstanding as the result of the exercise of Today's Bancorp Options or Today's Bancorp Warrants) at the Effective Time (the "Per Share Cash Consideration").

               (b) The number of shares of Riverview Common Stock to be exchanged shall be determined by dividing (x) $7,109,940 (the "Aggregate Stock Consideration") by (y) the average of the closing sales price per share of Riverview Common Stock, as quoted on the Nasdaq National Market, for the 20-day trading period ending on the business day which is five (5) business days prior to the Effective Time provided that Riverview will not issue less than 426,596 shares or more than 521,395 shares. The closing sales price during the 20-day trading period shall be subject to appropriate adjustments in the event that Riverview Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, reclassification, stock dividend, stock split, reverse stock split or other like changes in Riverview's capitalization.

               (c) Notwithstanding any other provision of this Merger Agreement, any shares of Today's Bancorp Common Stock issued and outstanding immediately prior to the Effective Time which are then owned beneficially or of record by Riverview or Today's Bancorp or by any direct or indirect Subsidiary of either of them or are held in the treasury of Today's Bancorp shall, by virtue of the Corporate Merger, be canceled without payment of any consideration therefor and without any conversion thereof.

               (d) The holders of certificates representing shares of Today's Bancorp Common Stock shall as of the Effective Time cease to have any rights as stockholders of Today's Bancorp, except such rights, if any, as they may
have pursuant to the WBCA.    Each outstanding certificate which prior to the
Effective Time represented Today's Bancorp Common Stock and that is not surrendered to the Exchange Agent in accordance with the procedures provided for in this Merger Agreement shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent be deemed to evidence ownership of the number of shares of Riverview Common Stock or the right to receive the amount of cash into which such Today's Bancorp Common Stock shall have been converted.

               (e) The stock transfer books of Today's Bancorp shall be closed and no transfer of shares of Today's Bancorp Common Stock shall be made thereafter.

          2.5 Riverview Common Stock. At the Effective Time, the shares of Riverview Common Stock issued and outstanding immediately prior to the Effective Time shall, on and after the Effective Time, remain issued and outstanding as shares of Riverview Common Stock.

          2.6 Dissenting Shares. Any shares of Today's Bancorp Common Stock held by a holder who dissents from the Corporate Merger in accordance with the WBCA and becomes entitled to obtain payment for the fair value of such shares of Today's Bancorp Common Stock pursuant to the applicable provisions of the WBCA shall be herein called "Today's Bancorp Dissenting Shares." Each outstanding share of Today's Bancorp Common Stock the holder of which has perfected his right to dissent under the WBCA and has not effectively withdrawn or lost such right as of the Effective Time shall not be converted into or represent a right to receive shares of Riverview Common Stock or cash hereunder, and the holder thereof shall be entitled only to such rights as are granted by the WBCA. Today's Bancorp shall give Riverview prompt notice upon receipt by Today's Bancorp of any such written demands for payment of the fair value of such shares of Today's Bancorp Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the WBCA (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"). Any payments made in respect of Today's Bancorp Dissenting Shares shall be made by Riverview. If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Election Deadline, such holder's shares of Today's Bancorp Common Stock shall be converted into a right to receive cash or Riverview Common Stock in accordance with the applicable provisions of this Merger Agreement. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Election Deadline, each share of Today's Bancorp Common Stock of such holder shall be converted on a share by share basis into the right to receive cash.

          2.7 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Riverview Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Corporate Merger; instead, Riverview shall pay to each Today's Bancorp Shareholder who would otherwise be entitled to a fractional share an amount in cash determined by multiplying such fraction by the average of the closing sales price per share of Riverview Common Stock, as quoted on the Nasdaq National Market, for the 20-day trading period ending on the business day which is five (5) business days prior to the Effective Date of the Corporate Merger.

          2.8 Anti-Dilution Provisions. In the event Riverview changes the number of shares of Riverview Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or recapitalization with respect to the outstanding Riverview Common Stock and the record date therefor shall be prior to the Effective Date of the Corporate Merger, the Exchange Ratio shall be proportionately adjusted.

          2.9   Options/Restricted Stock.   Options to acquire 72,000 shares
of Today's Bancorp Common Stock (each a "Today's Bancorp Option") have been granted and remain outstanding pursuant to the Today's Bancorp 2000 Stock Option Plan (the "Today's Bancorp Option Plan") and warrants to acquire 497,179 shares of Today's Bancorp Common Stock (each a "Today's Bancorp Warrant") have been granted and remain outstanding pursuant to the Today's Bancorp 2002 Warrant Plan (the "Warrant Plan"). At the Effective Time of the Corporate Merger, each Today's Bancorp Option and Today's Bancorp Warrant that is then outstanding and unexercised, whether or not then vested, shall be canceled, and in lieu thereof the holders of such options and warrants shall be paid in cash an amount equal to the product of (i) the number of shares of Today's Bancorp Common Stock subject to such option or warrant at the Effective Time and (ii) the amount by which the Per Share Cash Consideration exceeds the exercise price per share of such option or warrant, net of any cash which must be withheld under federal and state income and employment tax requirements. The number of shares of Today's Bancorp Common Stock which are issuable upon exercise of Today's Bancorp Options and Today's Bancorp Warrants as of the date hereof is set forth on Schedule 2.9. At the Effective Time, the Today's Bancorp Option Plan and Warrant Plan shall be deemed terminated.

          2.10 Major Shareholder. As used in this Merger Agreement, the term "Major Shareholder"shall mean any person who as of the date hereof owns or controls more than five percent (5%) of the issued and outstanding shares of Today's Bancorp Common Stock. Simultaneous with the execution and delivery of this Merger Agreement, each Major Shareholder and director of Today's Bancorp will execute and deliver to Riverview a Voting Agreement in the form attached hereto as Exhibit C.

          2.11  Election and Exchange Procedures

               (a) The parties shall designate an exchange agent to act as agent (the "Exchange Agent") for purposes of conducting the election procedure and the exchange procedure as described in this Section 2.11. No later than seven (7) business days following the Effective Time, Riverview shall cause the Exchange Agent to mail or make available to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of Today's Bancorp Common Stock (i) a notice and letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the certificates theretofore representing shares of Today's Bancorp Common Stock shall pass only upon proper delivery of such certificates to the Exchange Agent) advising such holder of the anticipated effectiveness of the Corporate Merger and the procedure for surrendering to the Exchange Agent such certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of Today's Bancorp Common Stock in exchange for the consideration set forth in Section 2.4 hereof deliverable in respect thereof pursuant to this Merger Agreement and (ii) an election form in such form as Riverview and Today's Bancorp shall mutually agree ("Election Form"). Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation)
(i) to elect to receive Riverview Common Stock with respect to all of such holder's Today's Bancorp Common Stock as hereinabove provided (the "Stock Election Shares"), (ii) to elect to receive cash with respect to all of such holder's Today's Bancorp Common Stock as hereinabove provided (the "Cash Election Shares"), or (iii) to indicate that such holder makes no such election with respect to such holder's shares of Today's Bancorp Common Stock (the "No-Election Shares"). Nominee record holders who hold Today's Bancorp Common Stock on behalf of multiple beneficial owners shall indicate how many of the shares held by them are Stock Election Shares, Cash Election Shares and No-Election Shares. Any shares of Today's Bancorp Common Stock with respect to which the holder thereof shall not, as of the Election Deadline (as hereinafter defined), have made such an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed to be No-Election Shares. Any Today's Bancorp Dissenting Shares shall be deemed to be Cash

Election Shares, and with respect to such shares the holders thereof shall in no event be classified as Reallocated Stock Shares (as hereinafter defined).

               (b) The term "Election Deadline" shall mean 5:00 p.m., Eastern Time, on the 20th business day following but not including the date of mailing of the Election Form or such other date as Riverview and Today's Bancorp shall mutually agree upon.

               (c) Any election to receive Riverview Common Stock or cash shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form will be properly completed only if accompanied by certificates representing all shares of Today's Bancorp Common Stock covered thereby, subject to the provisions of subsection (h) below of this Section 2.11. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice is actually received by the Exchange Agent at or prior to the Election Deadline. The certificate or certificates representing Today's Bancorp Common Stock relating to any revoked Election Form shall be promptly returned without charge to the person submitting the Election Form to the Exchange Agent. The Exchange Agent shall have reasonable discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.

               (d) Within ten (10) business days after the Election Deadline, the Exchange Agent shall effect the allocation among Today's Bancorp Shareholders of rights to receive Riverview Common Stock or cash in the Corporate Merger in accordance with the Election Forms as follows:

                     (i) If the number of Cash Election Shares times the Per Share Cash Consideration is less than the Aggregate Cash
     Consideration, then:

                          (A)  all Cash Election Shares (subject to Section
          2.6 with respect to Today's Bancorp Dissenting Shares) shall be converted into the right to receive cash,

                          (B) No-Election Shares shall then be deemed to be Cash Election Shares to the extent necessary to have the total number of Cash Election Shares times the Per Share Cash Consideration equal the Aggregate Cash Consideration. If less than all of the No-Election Shares need to be treated as Cash Election Shares, then the Exchange Agent shall select which No-Election Shares shall be treated as Cash Election Shares in such manner as the Exchange Agent shall determine, and all remaining No-Election Shares shall thereafter be treated as Stock Election Shares,

                          (C) If all of the No-Election Shares are treated as Cash Election Shares under the preceding subsection and the total number of Cash Election Shares times the Per Share Cash Consideration is less than the Aggregate Cash Consideration, then the Exchange Agent shall convert on a pro rata basis as described below a sufficient number of Stock Election Shares into Cash Election Shares ("Reallocated Cash Shares") such that the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares times the Per Share Cash Consideration equals the Aggregate Cash Consideration, and all Reallocated Cash Shares will be converted into the right to receive cash, and

                          (D)  the Stock Election Shares which are not
          Reallocated Cash Shares shall be converted into the right to receive Riverview Common Stock.

                     (ii) If the number of Cash Election Shares times the Per Share Cash Consideration is greater than the Aggregate Cash
     Consideration, then:

                          (A) all Stock Election Shares and all No-Election Shares shall be converted into the right to receive Riverview Common Stock,

                          (B) the Exchange Agent shall convert on a pro rata basis as described below a sufficient number of Cash Election Shares (excluding any Today's Bancorp Dissenting Shares)("Reallocated Stock Shares") such that the number of remaining Cash Election Shares (including Today's Bancorp Dissenting Shares) times the Per Share Cash Consideration equals the Aggregate Cash Consideration, and all Reallocated Stock Shares shall be converted into the right to receive Riverview Common Stock, and

                          (C)  the Cash Election Shares (subject to Section
          2.6 with respect to Today's Bancorp Dissenting Shares) which are not Reallocated Stock Shares shall be converted into the right to receive cash.

                     (iii) If the number of Cash Election Shares times the Per Share Cash Consideration is equal to the Aggregate Cash
     Consideration, then subparagraphs (d)(i) and (ii) above shall not apply and all No-Election Shares and all Stock Election Shares will be converted into the right to receive Riverview Common Stock.

               (e) In the event that the Exchange Agent is required pursuant to Section 2.11(d)(i)(3) to convert some Stock Election Shares into Reallocated Cash Shares, each holder of Stock Election Shares shall be allocated a pro rata portion of the total Reallocated Cash Shares. In the event the Exchange Agent is required pursuant to Section 2.11(d)(ii)(2) to convert some Cash Election Shares into Reallocated Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Stock Shares.

               (f) At the Effective Time, Riverview shall deliver to the Exchange Agent the number of shares of Riverview Common Stock issuable and the amount of cash payable in the Corporate Merger (which shall be held by the Exchange Agent in trust for the holders of Today's Bancorp Common Stock and invested only in deposit accounts of an FDIC-insured institution, direct obligations of the U.S. Government or obligations issued or guaranteed by an agency thereof which carry the full faith and credit of the United States). No later than ten (10) business days after the receipt of a properly completed letter of transmittal and other required documents, the Exchange Agent shall distribute Riverview Common Stock and cash as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Riverview Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

               (g) After the completion of the foregoing allocation, each holder of an outstanding certificate or certificates which prior thereto represented shares of Today's Bancorp Common Stock who surrenders such certificate or certificates to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of full shares of Riverview Common Stock and/or the amount of cash into which the aggregate number of shares of Today's Bancorp Common Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Merger Agreement and, if such holder's shares of Today's Bancorp Common Stock have been converted into Riverview Common Stock, any other distribution theretofore paid with respect to Riverview Common Stock issuable in the Corporate Merger, in each case without interest. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Each outstanding certificate which prior to the Effective Time represented Today's Bancorp Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent be deemed to evidence ownership of the number of shares of Riverview Common Stock or the right to receive the amount of cash into which such Today's Bancorp Common Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of Today's Bancorp of certificates representing shares of Today's Bancorp Common Stock and if such certificates are presented to Today's Bancorp for transfer, they shall be cancelled against delivery of certificates for Riverview Common Stock or cash as hereinabove provided. No dividends which have been declared will be remitted to any person entitled to receive shares of Riverview Common Stock under this Section 2.11 until such person surrenders the certificate or certificates representing Today's Bancorp Common Stock, at which time such dividends shall be remitted to such person, without interest.

               (h) Riverview shall not be obligated to deliver cash and/or a certificate or certificates representing shares of Riverview Common Stock to which an Today's Bancorp Shareholder would otherwise be entitled as a result of the Corporate Merger until such holder surrenders the certificate or certificates representing the shares of Today's Bancorp Common Stock for exchange as provided in this Section 2.11, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required by the Exchange Agent. If any certificates evidencing shares of Riverview Common Stock are to be issued in a name other than that in which the certificate evidencing Today's Bancorp Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the certificate and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of Riverview Common Stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

               (i) Any portion of the shares of Riverview Common Stock and cash delivered to the Exchange Agent by Riverview pursuant to Section 2.11(f) that remains unclaimed by the Today's Bancorp Shareholders for six (6) months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Riverview. Any Today's Bancorp Shareholders who have not theretofore complied with Section 2.11(g) shall thereafter look only to Riverview for the consideration deliverable in respect of each share of Today's Bancorp Common Stock such shareholder holds as determined pursuant to this Merger Agreement without any interest thereon. If outstanding certificates for shares of Today's Bancorp Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Riverview Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Riverview (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any party to this Merger Agreement shall be liable to any holder of stock represented by any certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Riverview and the Exchange Agent shall be entitled to rely upon the stock transfer books of Today's Bancorp to establish the identity of those persons entitled to receive consideration specified in this Merger Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any certificate, Riverview and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

          2.12 Closing. Subject to the provisions of Article 7 hereof, the closing of the transactions contemplated by this Merger Agreement (the "Closing") shall take place as soon as practicable after satisfaction or waiver of all of the conditions to Closing, and shall be on such date, time and location as is mutually agreed to by Riverview and Today's Bancorp. At the Closing the Parties shall use their respective best efforts to deliver the certificates, letters and opinions which constitute conditions to effecting the Corporate Merger and the Bank Merger and each Party will provide the other Parties with such proof or indication of satisfaction of the conditions to the obligations of such other Parties to consummate the Corporate Merger and the Bank Merger as such other Parties may reasonably require. If all conditions to the obligations of each of the Parties shall have been satisfied or lawfully waived by the Party entitled to the benefits thereof, the Parties shall, at the Closing, duly execute the Plans of Merger for filing with the Secretary of State of the State of Washington and promptly thereafter shall take all steps necessary or desirable to consummate the Corporate Merger in accordance with all applicable laws, rules and regulations and the Plan of Merger which is attached hereto as Exhibit A and incorporated by reference as part of this Merger Agreement. The Bank Merger will be consummated as soon as practicable after the Corporate Merger at the discretion of Riverview and pursuant to the terms of the Plan of Merger which is attached hereto as Exhibit B. The Parties shall thereupon take such other and further actions as may be required by law or this Merger Agreement to consummate the transactions contemplated herein. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

          2.13 Withholding Rights. Riverview (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Merger Agreement to any Today's Bancorp Shareholder such amounts as Riverview is required under the Internal Revenue Code or any provision of state, local or foreign tax law to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Merger Agreement as having been paid to a Today's Bancorp Shareholder in respect of which such deduction and withholding was made by Riverview.

          2.14 Reservation of Right to Revise Transaction. Riverview shall have the unilateral right to revise the method of effecting either the Corporate Merger, the Bank Merger or both in order to achieve tax benefits or for any other reason which Riverview may deem advisable; provided, however, that Riverview shall not have the right, without the prior written approval of the Board of Directors of Today's Bancorp, and, if required, the approval of the Today's Bancorp Shareholders, to make any revision to the structure of the Corporate Merger which changes the amount or kind of the consideration which the Today's Bancorp Shareholders are entitled to receive (determined in the manner provided in Section 2.4 of this Merger Agreement) or adversely affect the tax treatment of Today's Bancorp Shareholders. Riverview may exercise this right of revision by giving written notice thereof to Today's Bancorp in the manner provided in Section 9.1 of this Merger Agreement.

          2.15 Additional Actions. If at any time after the Effective Time the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of Today's Bancorp acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Corporate Merger, or
(ii) otherwise carry out the purposes of this Merger Agreement, Today's Bancorp and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Merger Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of Today's Bancorp or otherwise to take any and all such action.


                                  ARTICLE 3

  REPRESENTATIONS AND WARRANTIES OF RIVERVIEW AND RIVERVIEW COMMUNITY BANK

          Each of Riverview and Riverview Community Bank hereby represents and warrants to Today's Bancorp and Today's Bank as follows:

          3.1 Organization and Corporate Authority of Riverview. Riverview is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Riverview is registered as a savings and loan holding company with the OTS and engages only in activities permitted by the HOLA and the rules and regulations promulgated by the OTS thereunder. Riverview (i) has the requisite corporate power and authority to own, operate and lease its material properties and carry on its businesses as they are currently being conducted; (ii) is in good standing and is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its business makes such qualification necessary and where the failure to so qualify would individually or in the aggregate have a material adverse effect on the condition (financial or otherwise), affairs, business, assets or prospects of Riverview and; (iii) has in effect all federal, state, local and foreign governmental authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its businesses as they are currently being conducted. The Articles of Incorporation and Bylaws of Riverview, as amended to date, are in full force and effect as of the date of this Merger Agreement.

          3.2 Organization and Qualification of Riverview Community Bank. Riverview Community Bank is a federally-chartered stock savings bank, duly organized, validly existing and in good standing under the laws of the United States and engages only in activities (and holds properties only of the types) permitted by the OTS and the FDIC and the rules and regulations promulgated thereby for insured depository institutions. Riverview Community Bank (a) has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is currently being conducted and
(b) is in good standing and is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its business makes such qualification necessary and where the failure to so qualify would individually or in the aggregate have a material adverse effect on the condition (financial or otherwise), affairs, business, assets or prospects of Riverview Community Bank and all Riverview Subsidiaries, taken as a whole. Riverview Community Bank's deposit accounts are insured by the FDIC to the fullest extent permitted under applicable law.

          3.3 Authorization, Execution and Delivery; Merger Agreement Not in Breach.

               (a) Riverview and Riverview Community Bank have all requisite corporate power and authority to execute and deliver this Merger Agreement and to consummate the transactions contemplated hereby. This Merger Agreement, and all other agreements and instruments contemplated to be executed in connection herewith by Riverview and Riverview Community Bank, have been (or upon execution will have been) duly executed and delivered by Riverview and Riverview Community Bank, have been (or upon execution will have been) effectively authorized by all necessary action, corporate or otherwise, and no other corporate proceedings on the part of Riverview and Riverview Community Bank are (or will be) necessary to authorize such execution and delivery, and, subject to receipt of any required Government Approvals, constitute (or upon execution will constitute) legal, valid and enforceable obligations of Riverview and Riverview Community Bank, subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, and to the application of equitable principles and judicial discretion.

               (b) The execution and delivery of this Merger Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under (or an event which, with the passage of time or the giving of notice or both, would constitute a default under), or conflict with, or permit the acceleration of any obligation under, (i) any material mortgage, lease, covenant, agreement, indenture or other instrument to which Riverview and Riverview Community Bank are a party or by which Riverview or Riverview Community Bank or their respective properties or any of their respective assets are bound, (ii) the Articles of Incorporation or Bylaws of Riverview and Riverview Community Bank, (iii) any material judgment, decree, order or award of any court, governmental body or arbitrator by which Riverview and Riverview Community Bank are bound, or (iv) any material permit, concession, grant, franchise, license, law, statute, ordinance, rule or regulation applicable to Riverview and Riverview Community Bank or their respective properties; or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon the property or assets of Riverview and Riverview Community Bank, except that the Government Approvals shall be required in order for Riverview and Riverview Community Bank to consummate the Corporate Merger.

          3.4 No Legal Bar. Neither Riverview nor Riverview Community Bank is a party to, subject to or bound by any agreement, judgment, order, writ, prohibition, injunction or decree of any court or other governmental body of competent jurisdiction which would prevent the execution of this Merger Agreement by Riverview or Riverview Community Bank, its delivery to Today's Bancorp and Today's Bank or (upon receipt of Governmental Approvals) the consummation of the transactions contemplated hereby, and no action or proceeding is pending or threatened against Riverview or Riverview Community Bank in which the validity of this Merger Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the Parties in connection herewith or in connection with any of the transactions contemplated hereby is at issue.

          3.5 Government Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local governmental authority is required to be made or obtained by Riverview or Riverview Community Bank in connection with the execution and delivery of this Merger Agreement or the consummation of the transactions contemplated hereby by Riverview or Riverview Community Bank, except for the prior approval of the FRB, the FDIC, the OTS, the Washington Department, the SEC and such other agencies as may have jurisdiction (collectively, the "Government Approvals"). Riverview and Riverview Community Bank are not aware of any facts, circumstances or reasons why such Government Approvals should not be forthcoming or which would prevent or hinder such approvals from being obtained.

          3.6 Riverview Financial Statements. The consolidated balance sheets of Riverview as of March 31, 2002 and 2001, and the related consolidated statements of income and changes in stockholders' equity and cash flows of Riverview for the years ended March 31, 2002, 2001 and 2000 which were included in Riverview's Annual Report on Form 10-K for the fiscal year ended March 31, 2002 as filed with the SEC and the comparative interim financial statements for any subsequent quarter ending after March 31, 2002 and prior to the date hereof included in Riverview's Quarterly Reports on Form 10-Q as filed with the SEC (collectively, the "Riverview Financial Statements") (i) were prepared from the books and records of Riverview, which are complete and accurate in all material respects and have been maintained in accordance with good business practices; (ii) were prepared in accordance with GAAP and comply in all material respects with applicable accounting requirements and published rules and regulations of the SEC; (iii) accurately present Riverview's consolidated financial condition and the consolidated results of its operations, changes in stockholders' equity and cash flows as stated including any amendments thereto at the relevant dates thereof and for the periods covered thereby (subject, in the case of financial statements for interim periods, to normal recurring adjustments); and (iv) do contain or reflect all necessary adjustments and accruals for an accurate presentation of Riverview's consolidated financial condition and the consolidated results of Riverview's operations and cash flows for the periods covered by the Riverview Financial Statements.

          3.7 Absence of Certain Changes. Since March 31, 2002 there has not been any material adverse change in the financial condition or results of operations of Riverview, Riverview Community Bank and their respective subsidiaries taken as a whole.

          3.8 Capitalization of Riverview. The authorized capital stock of Riverview consists of 50,000,000 shares of Riverview Common Stock and 250,000 shares of preferred stock having a par value of $0.01 per share. As of the close of business on January 24, 2003, 4,560,958 shares of Riverview Common Stock were issued and outstanding, no shares of Riverview Common Stock were held by Riverview as treasury stock and no shares of the preferred stock were issued and outstanding. As of the close of business on January 24, 2003, options to acquire 308,135 shares of Riverview Common Stock were outstanding.

           3.9 Capitalization of Riverview Community Bank. The authorized capital stock of Riverview Community Bank consists of 4,000,000 shares of common stock having a par value of $1.00 per share and 1,000,000 shares of preferred stock. As of the date of this Merger Agreement, 1,000 shares of Riverview Community Bank's common stock were issued and outstanding, no shares of the common stock were held by Riverview Community Bank as treasury stock and no shares of preferred stock were issued and outstanding. All of the outstanding common stock of Riverview Community Bank is held beneficially and of record by Riverview, free and clear of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever.

          3.10 Financial Ability. On the Effective Date, Riverview will have all funds necessary to pay the Aggregate Cash Consideration to the holders of Today's Bancorp Common Stock.

          3.11 Statements True and Correct. None of the information to be supplied by Riverview for inclusion in the Proxy Statement/Prospectus, or any amendment thereof or supplement thereto, will be, at the time such documents are first mailed to the Today's Bancorp Shareholders or at the time of the Shareholder's Meeting, false or misleading with respect to any material fact, or will omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          3.12 Disclosure. The information concerning, and the representations or warranties made by Riverview and Riverview Community Bank as set forth in this Merger Agreement, or in any document, statement, certificate or other writing furnished or to be furnished by Riverview and Riverview Community Bank to Today's Bancorp and Today's Bank pursuant hereto, do not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein which is necessary to make the statements and facts contained herein or therein, in light of the circumstances under which they were or are made, not false or misleading.

Copies of all documents heretofore or hereafter delivered or made available to Today's Bancorp and Today's Bank by Riverview and Riverview Community Bank pursuant hereto were complete and accurate copies of such documents.

                                 ARTICLE 4

     REPRESENTATIONS AND WARRANTIES OF TODAY'S BANCORP AND TODAY'S BANK

     Each of Today's Bancorp and Today's Bank hereby represents and warrants to Riverview and Riverview Community Bank as follows:

          4.1 Organization and Qualification of Today's Bancorp and Subsidiaries. Today's Bancorp is a corporation, duly organized, validly existing and in good standing under the laws of the State of Washington. Today's Bancorp is registered as a bank holding company with the FRB and engages only in activities permitted by the BHCA and the rules and regulations promulgated by the FRB thereunder. The status of the proposed financial holding company decertification is set forth on Schedule 4.1. Today's Bancorp
(a) has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is currently being conducted and (b) is in good standing and is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its business makes such qualification necessary and where the failure to so qualify would individually or in the aggregate have a material adverse effect on the condition (financial or otherwise), affairs, business, assets or prospects of Today's Bancorp and Today's Bank, taken as a whole.
The activities of Today's Bank are permitted for subsidiaries of bank holding companies pursuant to the BHCA.

          4.2 Organization and Qualification of Today's Bank. Today's Bank is a Washington-chartered commercial bank, duly organized, validly existing and in good standing under the laws of the State of Washington and engages only in activities (and hold properties only of the types) permitted by Washington law and the FDIC and the rules and regulations promulgated thereby for insured depository institutions. Today's Bank (a) has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is currently being conducted and (b) is in good standing and is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its business makes such qualification necessary and where the failure to so qualify would individually or in the aggregate have a material adverse effect on the condition (financial or otherwise), affairs, business, assets or prospects of Today's Bank. The Today's Bank's deposit accounts are insured by the FDIC to the fullest extent permitted under applicable law.

          4.3 Authorization, Execution and Delivery; Merger Agreement Not in Breach.

               (a) Today's Bancorp and Today's Bank have all requisite corporate power and authority to execute and deliver this Merger Agreement and the Plans of Merger and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Merger Agreement and the Plans of Merger and the consummation of the proposed transaction have been duly authorized by the Boards of Directors of Today's Bancorp and Today's Bank and, except for the approval of the Today's Bancorp Shareholders, no other corporate proceedings on the part of Today's Bancorp and Today's Bank are necessary to authorize the execution and delivery of this Merger Agreement and the Plans of Merger and the consummation of the transactions contemplated hereby and thereby. This Merger Agreement and all other agreements and instruments herein contemplated to be executed and delivered by Today's Bancorp and Today's Bank have been (or upon execution and delivery will have been) duly executed and delivered by Today's Bancorp and Today's Bank and (subject to any requisite shareholder approval and Government Approvals hereof) constitute (or upon execution and delivery will constitute) legal, valid and enforceable obligations of Today's Bancorp and Today's Bank, subject, as to enforceability, to applicable bankruptcy, insolvency, receivership, conservatorship, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion.

               (b) The execution and delivery of this Merger Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof and thereof will not result in a violation or breach of any of the terms or provisions of, or constitute a default under (or an event which, with the passage of time or the giving of notice, or both, would constitute a default under), or conflict with, or permit the acceleration of, any obligation under (i) any mortgage, lease, covenant, agreement, indenture or other instrument to which Today's Bancorp or Today's Bank is a party or by which Today's Bancorp or Today's Bank is bound, (ii) the Articles of Incorporation or Bylaws of Today's Bancorp and Today's Bank, (iii) any judgment, decree, order, regulatory letter of understanding or award of any court, governmental body, authority or arbitrator or, (iv) (subject to the receipt of the Government Approvals) any permit, concession, grant, franchise, license, law, statute, ordinance, rule or regulation applicable to Today's Bancorp or Today's Bank or the properties of any of them; or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon the properties or assets of Today's Bancorp or Today's Bank.

          4.4 No Legal Bar. Neither Today's Bancorp nor Today's Bank is a party to, or subject to, or bound by, any agreement or judgment, order, letter of understanding, writ, prohibition, injunction or decree of any court or other governmental authority or body, or any law which would prevent the execution of this Merger Agreement or the Plans of Merger by Today's Bancorp or Today's Bank, the delivery thereof to Riverview and Riverview Community Bank, or (upon receipt of Government Approvals) the consummation of the transactions contemplated hereby and thereby, and no action or proceeding is pending against Today's Bancorp or Today's Bank in which the validity of this Merger Agreement, the transactions contemplated hereby or any action which has been taken by any of the Parties in connection herewith or in connection with the transactions contemplated hereby is at issue.

          4.5 Government and Other Approvals. Except for the Government Approvals described in Section 3.5 and the approvals and consents listed on
Schedule 4.5 hereto, no consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local governmental authority is required to be made or obtained by Today's Bancorp or Today's Bank in connection with the execution and delivery of this Merger Agreement or the consummation of the transactions contemplated by this Merger Agreement nor is any consent or approval required from any landlord, licensor or other non-governmental party which has granted rights to Today's Bancorp or Today's Bank in order to avoid forfeiture or impairment of such rights. Neither Today's Bancorp nor Today's Bank is aware of any facts, circumstances or reasons why such Government Approvals should not be forthcoming or which would prevent or hinder such approvals from being obtained.

          4.6 Compliance With Law. Today's Bancorp and Today's Bank hold all material licenses, franchises, permits and authorizations necessary for them to own or lease their respective properties and assets and for the lawful conduct of their respective businesses, as they are presently conducted, and except as disclosed in Schedule 4.6 hereto, Today's Bancorp and Today's Bank have complied in all material respects with all applicable statutes, laws, ordinances, rules and regulations of all federal, state and local governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over Today's Bancorp and Today's Bank's properties or over any other part of Today's Bancorp's and Today's Bank's assets, liabilities or operations. The benefits of all of such licenses, franchises, permits and authorizations are in full force and effect and, to the best knowledge of Today's Bancorp and Today's Bank, may continue to be enjoyed by Today's Bancorp and Today's Bank subsequent to the Closing without any consent or approval. Neither Today's Bancorp nor Today's Bank has received notice of any proceeding for the suspension or revocation of any such license, franchise, permit, or authorization and no such proceeding is pending or has been threatened by any governmental authority.

          4.7 Charter Documents. Included in Schedule 4.7 hereto are true and correct copies of the Articles of Incorporation and Bylaws of Today's Bancorp and Today's Bank. The Articles of Incorporation and Bylaws of Today's Bancorp and Today's Bank, as amended to date, are in full force and effect.

          4.8   Financial Statements.

               (a) Attached as Schedule 4.8(a) hereto are true copies of the consolidated balance sheets of Today's Bank as of December 31, 2001 and 2000, and the related consolidated statements of income and changes in stockholders' equity and cash flows of Today's Bank for the years ended December 31, 2001, 2000 and 1999 ("Today's Bank Financial Statements"). Such financial statements (i) were prepared from the books and records of Today's Bank, which are complete and accurate in all material respects and have been maintained in accordance with good business practices; (ii) were prepared in accordance with GAAP; (iii) accurately present Today's Bank's consolidated financial condition and the consolidated results of its operations, changes in stockholders' equity and cash flows as stated including any amendments thereto at the relevant dates thereof and for the periods covered thereby; and (iv) do contain or reflect all necessary adjustments and accruals for an accurate presentation of Today's Bank's consolidated financial condition and the consolidated results of Today's Bank's operations and cash flows for the periods covered by the Today's Bank Financial Statements.

               (b) Today's Bancorp has delivered to Riverview (or will deliver, when available, with respect to periods ended after the date of this Merger Agreement) true, correct and complete copies of (i) all Call Reports, including any amendments thereto, filed with any Regulatory Authorities by Today's Bank (ii) all reports, including any amendments thereto filed with any Regulatory Authorities by Today's Bancorp, each for any quarter ending after December 31, 2001 and (iii) audited financial information in the form set forth in Section 4.8(a) for Today's Bancorp at and for the year ended December 31, 2002. Such reports (i) were (or will be) prepared from the books and records of Today's Bancorp or Today's Bank, which are complete and accurate in all material respects and have been maintained in accordance with good business practices; (ii) were (or will be) prepared in accordance with regulatory or generally accounting principles, as applicable, consistently applied; (iii) accurately present (or, when prepared, will present) Today's Bancorp's consolidated financial condition and the consolidated results of its operations and changes in stockholders' equity at the relevant dates thereof and for the periods covered thereby; and (iv) do contain or reflect (or, when prepared, will contain and reflect) all necessary adjustments and accruals for an accurate presentation of Today's Bancorp's consolidated financial condition and the consolidated results of Today's Bancorp's operations for the periods covered thereby.

          4.9   Absence of Certain Changes.  Except as disclosed in Schedule
4.9 or as provided for or contemplated in this Merger Agreement, since December 31, 2001 (the "Balance Sheet Date") there has not been:

               (a) any material transaction by Today's Bancorp or Today's Bank not in the ordinary course of business and in conformity with past practice;

               (b) any material adverse change in the business, property, assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), prospects, operations, liquidity, income, condition (financial or otherwise) or net worth of Today's Bancorp or Today's Bank;

               (c) any damage, destruction or loss, whether or not covered by insurance, which has had or may have a material adverse effect on any of the properties, business or prospects of Today's Bancorp and Today's Bank or their future use and operation by Today's Bancorp and Today's Bank;

               (d) any acquisition or disposition by Today's Bancorp or Today's Bank of any property or asset of Today's Bancorp or Today's Bank, whether real or personal, having a fair market value, singularly or in the aggregate, in an amount greater than Ten Thousand Dollars ($10,000), except in the ordinary course of business and in conformity with past practice;

               (e) any mortgage, pledge or subjection to lien, charge or encumbrance of any kind on any of the respective properties or assets of Today's Bancorp or Today's Bank, except to secure extensions of credit in the ordinary course of business and in conformity with past practice;

               (f) any amendment, modification or termination of any contract or agreement, relating to Today's Bancorp or Today's Bank, to which Today's Bancorp or Today's Bank is a party which would have a material adverse effect upon the financial condition or operations of Today's Bancorp and Today's Bank;

               (g) any increase in, or commitment to increase, the compensation payable or to become payable to any Officer, director, employee or agent of Today's Bancorp or Today's Bank, or any bonus payment or similar arrangement made to or with any of such Officers, directors, employees or agents, other than routine increases made in the ordinary course of business not exceeding the greater of five percent (5%) per annum or Three Thousand Dollars ($3,000) for any of them individually;

               (h) any incurring of, assumption of, or taking of, by Today's Bancorp or Today's Bank, any property subject to, any liability, except for liabilities incurred or assumed or property taken subsequent to the Balance Sheet Date in the ordinary course of business and in conformity with past practice;

               (i) any material alteration in the manner of keeping the books, accounts or records of Today's Bank, or in the accounting policies or practices therein reflected;

               (j) any release or discharge of any material obligation or liability of any person or entity related to or arising out of any loan made by Today's Bank of any nature whatsoever, except in the ordinary course of business and in conformity with past practice; or

               (k) any loan by Today's Bank to any Officer or director of Today's Bank or any Affiliate of Today's Bank or Major Shareholder; or to any member of the immediate family of such Officer, director or Major Shareholder of Today's Bank or any Affiliate of Today's Bank; or to any Person in which such Officer, director or Major Shareholder directly or indirectly owns beneficially or of record ten percent (10%) or more of any class of equity securities in the case of a corporation, or of any equity interest, in the case of a partnership or other non-corporate entity; or to any trust or estate in which such Officer, director or Major Shareholder has a ten percent (10%) or more beneficial interest; or as to which such Officer, director or Major Shareholder serves as a trustee or in a similar capacity. As used herein, "Officer" shall refer to a person who holds the title of chairman, president, executive vice president, senior vice president, controller, chief financial officer, secretary, cashier or chief financial officer.

          4.10 Deposits. Except as set forth in Schedule 4.10, (i) none of Today's Bank Deposits is a "brokered" Deposit or subject to any encumbrance, legal restraint or other legal process; and (ii) no portion of the Deposits represents a Deposit in excess of Fifty Thousand Dollars ($50,000) by any, officer, director, Affiliate or Major Shareholder of Today's Bancorp or Today's Bank.

          4.11 Properties. Except as described in Schedule 4.11 hereto or adequately reserved against in the Today's Bank Financial Statements, Today's Bancorp and Today's Bank have good and marketable title free and clear of all material liens, encumbrances, charges, defaults, or equities of whatever character to all of its properties and assets, tangible or intangible, other than as reflected in the Today's Bank Financial Statements. All buildings, and all fixtures, equipment, and other property and assets that are material to the business of Today's Bancorp and Today's Bank, taken as a whole, held under leases or subleases by Today's Bancorp or Today's Bank, are held under valid instruments enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting the enforcement of creditors' rights generally, and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be pending).

          4.12 Today's Bancorp Subsidiaries. There is not, nor has there been since Today Bank's organization, any direct or indirect subsidiary of Today's Bank, or any direct or indirect subsidiary of Today's Bancorp other than Today's Bank. Except as set forth on Schedule 4.12, neither Today's Bank nor any Today's Bancorp subsidiary holds any interest in a partnership or joint venture of any kind.

          4.13 Condition of Fixed Assets and Equipment. Except as disclosed in Schedule 4.13 hereto, all of Today's Bancorp's and Today's Bank's buildings, structures and equipment in regular use are in good and serviceable condition, normal wear and tear excepted. To the best knowledge of Today's Bancorp and Today's Bank, none of the buildings, structures and equipment of Today's Bancorp or Today's Bank violates or fails to comply in any material respect with any applicable health, fire, environmental, safety, zoning or building laws or ordinances or any restrictive covenant pertaining thereto.

          4.14   Tax Matters.  Except as described in Schedule 4.14 hereto:

               (a) All federal, state, local, and foreign tax returns and information returns required to be filed by or on behalf of Today's Bancorp and Today's Bank have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before the date of this Merger Agreement, and all returns filed are, and the information contained therein is, complete and accurate in all material respects. All tax obligations reflected in such returns have been paid or adequately provided for. As of the date of this Merger Agreement, there is no audit examination, deficiency, or refund litigation or matter in controversy with respect to any taxes that might result in a determination materially adverse to Today's Bancorp or Today's Bank except as fully reserved for in the Today's Bank Financial Statements. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded tax litigation have been paid.

               (b) Neither Today's Bancorp nor Today's Bank has executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

               (c) Adequate provision for any federal, state, local, or foreign taxes due or to become due for Today's Bancorp and Today's Bank for all periods through and including December 31, 2001, has been made and is reflected on the December 31, 2001 consolidated financial statements included in the Today's Bank Financial Statements and has been and will continue to be made with respect to periods ending after December 31, 2001 and subsequent periods.

               (d) Deferred taxes of Today's Bancorp and Today's Bank have been and will be provided for in accordance with GAAP.

               (e) To the best knowledge of Today's Bancorp and Today's Bank, neither the Internal Revenue Service nor any foreign, state, local or other taxing authority is now asserting or threatening to assert against Today's Bancorp or Today's Bank any deficiency or claim for additional taxes, or interest thereon or penalties in connection therewith. All income, payroll, withholding, property, excise, sales, use, franchise and transfer taxes, and all other taxes, charges, fees, levies or other assessments, imposed upon Today's Bancorp or Today's Bank by the United States or by any state, municipality, subdivision or instrumentality of the United States or by any other taxing authority, including all interest, penalties or additions attributable thereto, which are due and payable by Today's Bancorp or Today's Bank, either have been paid in full, or have been properly accrued and reflected in the Today's Bank Financial Statements.

          4.15 Litigation. Except as set forth in Schedule 4.15 hereto, there is no action, suit or proceeding pending, or to the best knowledge of Today's Bancorp and Today's Bank, threatened against Today's Bancorp or Today's Bank before any court or arbitrator or any governmental body, agency or official, including, but not limited to, any action suit or proceeding that
(i) has been brought by or on behalf of any person employed or formerly employed by Today's Bancorp or Today's Bank or (ii) purports or seeks to enjoin or restrain the transactions contemplated by this Merger Agreement. Except as set forth on Schedule 4.15 there are no actions, suits, or proceedings pending or, to the best knowledge of Today's Bancorp and Today's Bank, threatened against any Officers or directors of Today's Bancorp or Today's Bank by any government body or agency or by any stockholder of Today's Bancorp (or by any former stockholder of Today's Bancorp or Today's Bank) relating to or arising out of such officer's or director's status with Today's Bancorp or Today's Bank.

          4.16   Hazardous Materials.

               (a) To the best knowledge of Today's Bancorp and Today's Bank, Today's Bancorp and Today's Bank have obtained all permits, licenses and other authorizations which are required to be obtained by them with respect to the Property (as defined herein) under all Applicable Environmental Laws (as defined herein). All Property controlled, directly or indirectly, by Today's Bancorp or Today's Bank is in compliance with the material terms and conditions of all of such permits, licenses and authorizations, and, to the best of knowledge of Today's Bancorp and Today's Bank, is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Applicable Environmental Laws or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except as described in detail in Schedule 4.16 hereto. For purposes hereof, the following terms shall have the following meanings:

                    "Applicable Environmental Laws" shall mean all federal, state, local and municipal environmental laws, rules or regulations to the extent applicable to the Property, including, but not limited to, (a) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. ("CERCLA"); (b) the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. ("RCRA"); (c) the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; (d) the Clean Air Act, 42 U.S.C. Section 7401 et seq.; (e) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1471 et seq.; (f) the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (g) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; (h) the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq.; (i) the Rivers and Harbours Act of 1899, 33 U.S.C. Section 401 et seq.; (j) the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; (k) the Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq.; (l) the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; and (m) any rule, regulation, order, injunction, judgment, declaration or decree implementing or interpreting any of the foregoing Acts, as amended.

                    "Hazardous Substances" shall mean any substance, material, waste, or pollutant that is now (or prior to the Closing) listed, defined, characterized or regulated as hazardous, toxic or dangerous under or pursuant to any statute, law, ordinance, rule or regulation of any federal, state, regional, county or local governmental authority having jurisdiction over the Property of Today's Bancorp or Today's Bank or its use or operation, including, without limitation, (a) any substance, material, element, compound, mixture, solution, waste, chemical or pollutant listed, defined, characterized or regulated as hazardous, toxic or dangerous under any Applicable Environmental Laws, (b) petroleum, petroleum derivatives or by-products, and other hydrocarbons, (c) polychlorinated biphenyls (PCBs), asbestos and urea formaldehyde, and (d) radioactive substances, materials or waste.

                    "Loan Property" means any property in which Today's Bancorp or Today's Bank holds a security interest.

                    "Property" means any real property owned, controlled, leased or held by Today's Bancorp or Today's Bank, in whole or in part, solely or in a joint venture or other business arrangement, either for operational or investment purposes, and whether assigned, purchased, or obtained through foreclosure (or similar action) or in satisfaction of debts previously contracted.

               (b) In addition, except as set forth in Schedule 4.16(b) hereto:

                         (i) No notice, notification, demand, request for information, citation, summons or order has been received by Today's Bancorp or Today's Bank, no complaint has been filed and served on Today's Bank, no penalty has been assessed and to the best knowledge of Today's Bancorp and Today's Bank no investigation or review is pending by any governmental or other entity with respect to any alleged failure by Today's Bancorp or Today's Bank to have any permit, license or authorization required in connection with the conduct of the business of Today's Bancorp or Today's Bank or with respect to any generation, treatment, storage, recycling, transportation, release or disposal, or any release as defined in 42 U.S.C. Section 9601(22) ("Release"), of any Hazardous Substances at any Property or any Loan Property;

                         (ii) To the best knowledge of Today's Bancorp and Today's Bank, no Property or Loan Property has received or held any Hazardous Substances in such amount and in such manner as to constitute a violation of the Applicable Environmental Laws, and no Hazardous Substances have been Released or disposed of on, in or under any of the Property during or prior to Today's Bancorp's or Today's Bank's occupancy thereof, or during or prior to the occupancy thereof by any assignee or sublessee of Today's Bancorp or Today's Bank, except in compliance with all Applicable Environmental Laws;

                         (iii) To the best knowledge of Today's Bancorp and Today's Bank, there are no Hazardous Substances being stored at any Property or Loan Property or located in, on or upon, any Property or Loan Property (including the subsurface thereof) or installed or affixed to structures or equipment on any Property or Loan Property; and, to the best knowledge of Today's Bancorp and Today's Bank, there are no underground storage tanks for Hazardous Substances, active or abandoned, at any Property; and

                         (iv) To the best knowledge of Today's Bancorp and Today's Bank, no Hazardous Substances have been Released in a reportable quantity, where such a quantity has been established by statute, ordinance, rule, regulation or order, at, on or under any Property.

               (c) Neither Today's Bancorp nor , Today's Bank has knowingly transported or arranged for the transportation of any Hazardous Substances to any location which is listed on the National Priorities List under CERCLA, listed for possible inclusion on the National Priorities List by the Environmental Protection Agency in the CERCLA Information System ("CERCLIS") or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against the owner of the Property for cleanup costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.

               (d) No Hazardous Substances have been knowingly generated, recycled, treated, stored, disposed of or Released by, Today's Bancorp or Today's Bank in violation of Applicable Environmental Laws.

               (e) No oral or written notification of a Release of Hazardous Substances has been given or filed by or on behalf of Today's Bancorp, Today's Bank relating to any Property and no Property is listed or proposed for listing on the National Priority List promulgated pursuant to CERCLA, on CERCLIS or on any similar state list of sites requiring investigation or clean-up.

               (f) To the best knowledge of Today's Bancorp and Today's Bank, there are no liens arising under or pursuant to any Applicable Environmental Laws on any Property, and no government actions have been taken or, to the best knowledge of Today's Bancorp and Today's Bank, threatened, or are in process which could subject any Property to such liens and none of the Property would be required to place any notice or restriction relating to the presence of Hazardous Substances at any Property in any deed to such Property.

               (g) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of Today's Bancorp or Today's Bank in relation to any Property, which have not been made available to Riverview.

               (h) Neither Today's Bancorp nor Today's Bank is aware of any facts which might suggest that Today's Bancorp or Today's Bank has engaged in any management practice with respect to any of its past or existing borrowers which could reasonably be expected to subject Today's Bancorp or Today's Bank or any Property or Loan Property to any liability under any Applicable Environmental Laws.

          4.17 Insurance. Today's Bancorp, Today's Bank and all of Today's Bancorp's and Today's Bank's material assets, businesses, real property and other material properties are insured against fire, casualty, theft, liability, loss, interruption, title and such other events against which it is customary in the banking industry to insure, all such insurance policies being in amounts that are believed by Today's Bancorp and Today's Bank to be adequate and consistent with past practice and experience. Set forth on
Schedule 4.17 is a list of all insurance policies (excluding policies maintained on one- to four-family residential properties acquired through foreclosure) maintained by or for the benefit of Today's Bancorp or Today's Bank or their respective directors, Officers, employees or agents. All such insurance policies are in full force and effect. Each of Today's Bancorp and Today's Bank has taken or will take all requisite action (including without limitation the making of claims and the giving of notices) pursuant to its directors' and Officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters (other than matters arising in connection with this Merger Agreement and the transactions contemplated hereby) occurring prior to the Effective Time that are known to Today's Bancorp or Today's Bank. Neither Today's Bancorp nor Today's Bank has had an insurance policy canceled or been denied insurance coverage for which any of such companies has applied. The fidelity bonds in effect as to which Today's Bank is a named insured are believed by Today's Bancorp and Today's Bank to be sufficient.

          4.18   Labor and Employment Matters.  Except as reflected in
Schedule 4.18 hereto, there is no (i) collective bargaining agreement or other labor agreement to which Today's Bancorp or Today's Bank is a party or by which any of them is bound; (ii) employment, profit sharing, deferred compensation, bonus, stock option, purchase, retainer, consulting, retirement, welfare or incentive plan or contract to which Today's Bancorp or Today's Bank is a party or by which it is bound; or (iii) plan or agreement under which "fringe benefits" (including, but not limited to, vacation plans or programs, sick leave plans or programs and related benefits) are afforded any of the employees of Today's Bancorp or Today's Bank. Neither Today's Bancorp nor Today's Bank has received any notice that any party to any such agreement, plan or contract is in default with respect to any material term or condition thereof, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto. Neither Today's Bancorp nor Today's Bank has received notice from any governmental agency of any alleged violation of applicable laws that remains unresolved respecting employment and employment practices, terms and conditions of employment and wages and hours. Today's Bancorp and Today's Bank have complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those related to its employment practices, employee disabilities, wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate governmental authorities, and Today's Bancorp and Today's Bank have withheld and paid to the appropriate governmental authorities or are holding for payment not yet due to such authorities, all amounts required to be withheld from the employees of Today's Bancorp and Today's Bank and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. Except as set forth in Schedule 4.18, there is no: unfair labor practice complaint against Today's Bancorp or Today's Bank pending before the National Labor Relations Board or any state or local agency; pending labor strike or, to the best of knowledge of Today's Bancorp and Today's Bank, other labor trouble affecting Today's Bancorp or Today's Bank; labor grievance pending against Today's Bancorp or Today's Bank; to the best knowledge of Today's Bancorp and Today's Bank, pending representation question respecting the employees of Today's Bancorp or Today's Bank; pending arbitration proceedings arising out of or under any collective bargaining agreement to which Today's Bancorp or Today's Bank is a party, or to the best knowledge of Today's Bancorp and Today's Bank, any basis for which a claim may be made under any collective bargaining agreement to which Today's Bancorp or Today's Bank is a party.

          4.19 Records and Documents. The Records of Today's Bancorp and Today's Bank are and will be sufficient to enable Riverview and Riverview Community Bank to continue to conduct the business of Today's Bancorp and Today's Bank under similar standards as Today's Bancorp and Today's Bank has heretofore conducted such business.

          4.20 Capitalization of Today's Bancorp. The authorized capital stock of Today's Bancorp consists of 10,000,000 shares of Today's Bancorp Common Stock and 1,000,000 shares of preferred stock having no par value per share. As of the date of this Merger Agreement, 1,147,579 shares of the Today's Bancorp Common Stock were issued and outstanding, no shares of the Today's Bancorp Common Stock were held by Today's Bancorp as treasury stock and no shares of the preferred stock were issued and outstanding. All of the outstanding Today's Bancorp Common Stock is validly issued, fully-paid and nonassessable and has not been issued in violation of any preemptive rights of
any Today's Bancorp Shareholder.   Except as described on Schedule 4.20
hereto, as of the date hereof, there are no outstanding securities or other obligations which are convertible into Today's Bancorp Common Stock or into any other equity or debt security of Today's Bancorp, and there are no outstanding options, warrants, rights, scrip, rights to subscribe to, calls or other commitments of any nature which would entitle the holder, upon exercise thereof, to be issued Today's Bancorp Common Stock or any other equity or debt security of Today's Bancorp. Accordingly, immediately prior to the Effective Time, there will be not more than 1,147,579 shares of Today's Bancorp Common Stock issued and outstanding excluding any shares that may be issued and outstanding as result of the exercise of the 72,000 outstanding Today's Bancorp Options or the 497,179 outstanding Today's Bancorp Warrants.

          4.21 Capitalization of Today's Bank. The authorized capital stock of Today's Bank consists of 4,000,000 shares of common stock having no par value (the "Bank Common Stock"). As of the date of this Merger Agreement, 1,131,600 shares of Bank Common Stock were issued and outstanding, no shares of Bank Common Stock were held by Today's Bank as treasury stock and no shares of preferred stock were authorized or issued and outstanding. All of the outstanding Bank Common Stock is held beneficially and of record by Today's Bancorp, free and clear of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever. All of the outstanding Bank Common Stock is validly issued, fully-paid and nonassessable and has not been issued in violation of any preemptive rights of any shareholder of Today's Bank. There are no outstanding securities or other obligations which are convertible into Bank Common Stock or into any other equity or debt security of Today's Bank, and there are no outstanding options, warrants, rights, scrip, rights to subscribe to, calls or other commitments of any nature which would entitle the holder, upon exercise thereof, to be issued Bank Common Stock or any other equity or debt security of Today's Bank.

          4.22 Sole Agreement. With the exception of this Merger Agreement, neither Today's Bancorp, nor Today's Bank has been a party to: any letter of intent or agreement to merge, to consolidate, to sell or purchase assets (other than in the normal course of its business) or to any other agreement which contemplates the involvement of Today's Bancorp or Today's Bank of either (or any of their assets) in any business combination of any kind; or any agreement obligating Today's Bancorp or Today's Bank to issue or sell or authorize the sale or transfer of Bank Common Stock. Except as described in
Schedule 4.22 hereto, there are no (nor will there be at the Effective Time any) shares of capital stock or other equity securities of Today's Bank outstanding, except for shares of the Bank Common Stock presently issued and outstanding, and there are no (nor will there be at the Effective Time any) contracts, commitments, understandings, or arrangements by which Today's Bancorp or Today's Bank is or may be bound to issue additional shares of their capital stock or options, warrants, or rights to purchase or acquire any additional shares of their capital stock. There are no (nor will there be at the Effective Time any) contracts, commitments, understandings, or arrangements by which Today's Bancorp is or may be bound to transfer or issue to any third party any shares of the capital stock of Today's Bank, and there are no (nor will there be at the Effective Time any) contracts, agreements, understandings or commitments relating to the right of Today's Bancorp to vote or to dispose of any such shares.

          4.23 Disclosure. The information concerning, and representations and warranties made by, Today's Bancorp and Today's Bank set forth in this Merger Agreement, or in the Schedules of Today's Bancorp and Today's Bank hereto, or in any document, statement, certificate or other writing furnished or to be furnished by Today's Bancorp and Today's Bank to Riverview pursuant hereto, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein which is necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they were or are made, not false or misleading. Copies of all documents heretofore or hereafter delivered or made available to Riverview by Today's Bancorp and Today's Bank pursuant hereto were or will be complete and accurate copies of such documents.

          4.24   Absence of Undisclosed Liabilities.  Except as described in
Schedule 4.24 hereto, neither Today's Bancorp nor Today's Bank has any obligation or liability (contingent or otherwise) that is material to the financial condition or operations of Today's Bancorp or Today's Bank, or that, when combined with all similar obligations or liabilities, would be material to the financial condition or operations of Today's Bancorp or Today's Bank
(i) except as disclosed in the Today's Bank Financial Statements delivered to Riverview prior to the date of this Merger Agreement or (ii) except obligations or liabilities incurred in the ordinary course of its business consistent with past practices or (iii) except as contemplated under this Merger Agreement. Since December 31, 2001, neither Today's Bancorp nor Today's Bank has incurred or paid any obligation or liability which would be material to the financial condition or operations of Today's Bancorp or Today's Bank, except for obligations paid by Today's Bank under the terms of this Merger Agreement (all such obligations or payments are fully described by Today's Bank in Schedule 4.24 hereto) or in connection with transactions made by it in the ordinary course of its business consistent with past practices, laws and regulations applicable to Today's Bancorp or Today's Bank.

          4.25 Allowance for Loan Losses. Except as disclosed in Schedule 4.25, the allowance for loan losses shown on the Today's Bank Financial Statements is (with respect to periods ended on or before December 31, 2001) or will be (with respect to periods ending subsequent to December 31, 2001) adequate in the opinion of management of Today's

Bancorp and the Bank in all respects to provide for anticipated losses inherent in loans outstanding or for commitments to extend credit or similar off-balance sheet items (including accrued interest receivable) as of the dates thereof and is in compliance with the requirements of GAAP. Except as disclosed in Schedule 4.25 hereto, as of the date thereof, the Bank does not have any loan which has been criticized or classified by bank examiners representing any Regulatory Authority as "Special Mention," "Substandard," "Doubtful" or "Loss" or as a "Potential Problem Loan."

     The allowance for possible losses on other real estate owned ("OREO") shown on the Today's Bank Financial Statements is (with respect to periods ended on or before December 31, 2001) or will be (with respect to periods ending subsequent to December 31, 2001) in the opinion of management of Today's Bancorp and Today's Bank adequate in all respects to provide for anticipated losses inherent in OREO or held by Today's Bancorp or Today's Bank and the net book value of OREO on the Balance Sheet of the Today's Bank Financial Statements is the fair value of the OREO in accordance with Statement of Position 92-3.

          4.26 Compliance with Laws. Except as disclosed in Schedule 4.26, hereto, each of Today's Bancorp and Today's Bank:

               (a) Is in compliance with all laws, rules, regulations, reporting and licensing requirements, and orders applicable to its business or employees conducting its business (including, but not limited to, those relating to consumer disclosure and currency transaction reporting) the breach or violation of which would or could reasonably be expected to have a material adverse effect on the financial condition or operations of Today's Bancorp or Today's Bank, or which would or could reasonably be expected to subject Today's Bancorp or Today's Bank or any of its directors or Officers to civil money penalties;

               (b) Has received no notification or communication from any agency or department of federal, state, or local government or any of the Regulatory Authorities, or the staff thereof (i) asserting that Today's Bancorp or Today's Bank is or may not be in compliance with any of the statutes, rules, regulations, or ordinances which such governmental authority or Regulatory Authority enforces, which, as a result of such noncompliance, would result in a material adverse impact on Today's Bancorp or Today's Bank,
(ii) threatening to revoke any license, franchise, permit, or governmental authorization which is material to the financial condition or operations of Today's Bancorp or Today's Bank, or (iii) requiring Today's Bancorp or Today's Bank to enter into a cease and desist order, consent, agreement, or memorandum of understanding; and

               (c) Is in material compliance with the applicable provisions of the Community Reinvestment Act ("CRA") and the regulations promulgated thereunder, and Today's Bank currently has a CRA rating of satisfactory or better. To the best knowledge of Today's Bancorp and Today's Bank, there is no fact or circumstance or set of facts or circumstances which would cause Today's Bank to fail to comply with such provisions or cause the CRA rating of Today's Bank to fall below satisfactory.

          4.27   Absence of Regulatory Actions.  Except as disclosed in
Schedule 4.27, neither Today's Bancorp nor Today's Bank is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank and/or savings and loan deposits nor has it been advised by any such governmental authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

          4.28   Employee Benefit Plans.

               (a) Today's Bancorp and Today's Bank have previously provided to Riverview and Riverview Community Bank true and complete copies of each "employee pension benefit plan," as defined in Section 3(2) of ERISA that is subject to any provision of ERISA and covers any employee, whether active or retired, of Today's Bancorp or Today's Bank in the manner defined and further described in Section 414(b), (c), (m) or (o) of the Internal Revenue Code. Such plans are hereinafter referred to collectively as the "Employee Pension Benefit Plans," and each such Employee Pension Benefit Plan is listed in Schedule 4.28(a) hereto. Today's Bancorp and Today's Bank have also provided to Riverview and Riverview Community Bank true and complete copies of all trust agreements, collective bargaining agreements, and insurance contracts related to such Employee Pension Benefit Plans.

                    To the best knowledge of Today's Bancorp and Today's Bank, each Employee Pension Benefit Plan which is intended to be qualified under
Section 401(a) of the Internal Revenue Code is so qualified and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Internal Revenue Code. Copies of the latest determination letters concerning the qualified status of each Employee Pension Benefit Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code have been provided to Riverview and Riverview Community Bank. Requests for determination letters relating to any subsequent amendments to such plans which are currently pending have been provided to Riverview and Riverview Community Bank. All such requests were timely and properly filed and appropriate notice of any such filing was timely and properly provided to affected plan participants and beneficiaries.

                    Each of the Employee Pension Benefit Plans has been operated in conformity with the written provisions of the applicable plan documents which have been delivered to Riverview and Riverview Community Bank and in compliance with the requirements prescribed by all statutes, orders, rules, and regulations (or other guidance of general applicability) including, but not limited to, ERISA and the Internal Revenue Code, which are applicable to such Employee Pension Benefit Plans. To the extent that the operation of an Employee Pension Benefit Plan has deviated from the written provisions of the plan, such operational deviations have been disclosed in Schedule 4.28(a) hereto. All such deviations have been made in conformity with applicable laws, including ERISA and the Internal Revenue Code.

                    With respect to Employee Pension Benefit Plans which are subject to the annual report requirement of ERISA Section 103 or to the annual return requirement of Internal Revenue Code Section 6047, all required annual reports and annual returns, or such other documents as may have been required as alternative means of compliance with the annual report requirement, have been timely and correctly filed. Copies of all such annual returns/reports, including all attachments and Schedules, for the three (3) plan years immediately preceding the current date have been delivered to Riverview and Riverview Community Bank. With respect to Employee Pension Benefit Plans which complied with the annual return requirement by satisfaction of an alternate compliance method, any documents required to be filed with the Department of Labor in satisfaction of such requirements have been provided to Riverview and Riverview Community Bank. Today's Bancorp and Today's Bank have provided to Riverview and Riverview Community Bank copies of the annual actuarial valuation or allocation report for each Employee Pension Benefit Plan for the three (3) plan years for such plan immediately preceding the current date. With regard to Employee Pension Benefit Plans which are not intended to be qualified under Section 401(a) of the Internal Revenue Code, copies of financial statements or reports containing information regarding the expense of maintaining any such Employee Pension Benefit Plan for three (3) plan years preceding the current date have been delivered to Riverview and Riverview Community Bank.

                    With respect to all Employee Pension Benefit Plans which are subject to the summary plan description requirement of ERISA Section 102, all such summary plan descriptions as were or will be required to be filed with the U.S. Department of Labor and distributed to participants and beneficiaries have been filed and timely distributed. Copies of all such summary plan descriptions have been delivered to Riverview and Riverview Community Bank. No Employee Pension Benefit Plan constitutes a "multi-employer plan" as defined in Section 4001(a)(3) of ERISA.

                    No Employee Pension Benefit Plan subject to Part III of Subtitle B of ERISA or Section 412 of the Internal Revenue Code, or both, has incurred an "accumulated funding deficiency" within the meaning of Internal Revenue Code Section 412, whether or not waived. All required contributions to all Employee Pension Benefit Plans have been timely made (and/or proper accruals have been established). Any penalties or taxes which have been incurred by Today's Bancorp or Today's Bank or by any Employee Pension Benefit Plan with respect to the timing or amount of payment of any contribution to an Employee Pension Benefit Plan have been timely paid. The limitations of Internal

Revenue Code Section 415 have not been exceeded with respect to any Employee Pension Benefit Plan or combination of such plans to which such limitations apply.

               Except as disclosed in Schedule 4.28(a) hereto, no "reportable event" (as described in Section 4043(b) of ERISA) has occurred with respect to any Employee Pension Benefit Plan. No Employee Pension Benefit Plan or any trust created thereunder, or any "disqualified person" (as defined in Section 4975 of the Internal Revenue Code) or "party in interest" with respect to the plan (as defined in Section 3(14) of ERISA), has engaged in a "prohibited transaction," as such term is defined in Section 4975 of the Internal Revenue Code or Section 406 or ERISA, which could subject such Employee Pension Benefit Plan, any such trust or any such disqualified person or party in interest (other than a person for whom neither Today's Bancorp nor Today's Bank is directly or indirectly responsible) to liability under Title I of ERISA or to the imposition of any tax under Section 4975 of the Internal Revenue Code or tax or sanction under Section 502(1) of ERISA. Nor has there been a breach of fiduciary liability by a party in interest under Section 404 of ERISA that would give rise to a sanction, tax or penalty under ERISA.

               No Employee Pension Benefit Plan is subject to Title IV of ERISA. Any Employee Pension Benefit Plan which is a "defined benefit plan" (within the meaning of Section 414(i) of the Internal Revenue Code) previously maintained or sponsored by Today's Bancorp or Today's Bank has been terminated and neither Today's Bancorp nor Today's Bank has any liability with respect to any previously terminated defined benefit plan. Neither Today's Bancorp nor Today's Bank participates (or has ever participated) in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA).

               No tax has been, will be, or is reasonably anticipated to be imposed under Internal Revenue Code Section 4978 or 4979A due to the operation of an Employee Pension Benefit Plan sponsored by Today's Bancorp or Today's Bank which is an employee stock ownership plan ("ESOP").

               Except as disclosed in Schedule 4.28(a) hereto, all Employee Pension Benefit Plans were in effect for substantially all of calendar year 2001. There has been no material amendment of any such plans (other than amendments required to comply with applicable law) or material increase in the cost of maintaining such plans or providing benefits thereunder on or after the last day of the plan year which ended in calendar year 2001 for each such Employee Pension Benefit Plan.

               (b) Today's Bancorp and Today's Bank have furnished to Riverview and Riverview Community Bank true and complete copies of each "Employee Welfare Benefit Plan" as defined in Section 3(1) of ERISA, which, to the best knowledge of Today's Bancorp and Today's Bank, is subject to any provision of ERISA and covers any employee, whether active or retired, of Today's Bancorp or Today's Bank or members of a controlled group or entities under common control with Today's Bancorp or Today's Bank in the manner defined and further described in Section 414(b), (c), or (m) of the Internal Revenue Code. Such plans are hereinafter referred to collectively as the "Employee Welfare Benefit Plans," and each such Employee Welfare Benefit Plan is listed in Schedule 4.28(b) hereto.

               Today's Bancorp and Today's Bank have also provided to Riverview and Riverview Community Bank true and complete copies of documents establishing all funding instruments for such Employee Welfare Benefit Plans, including but not limited to, trust agreements, cafeteria plans (pursuant to Internal Revenue Code Section 125), and voluntary employee beneficiary associations (pursuant to Internal Revenue Code Section 501(c)(9)). Each of the Employee Welfare Benefit Plans has been operated in conformity with the written provisions of the plan documents which have been delivered to Riverview and Riverview Community Bank and in compliance with the requirements prescribed by all statutes, orders, rules, and regulations (including guidance of general applicability) including, but not limited to, ERISA and the Internal Revenue Code, which are applicable to such Employee Welfare Benefit Plans. Any deviation in the operation of such plans from the requirements of the plan documents or of applicable laws have been listed in Schedule 4.28(b) hereto. Today's Bancorp and Today's Bank have provided any notification required by law to any participant covered under any Employee Welfare Benefit Plan which has failed to comply with the requirements of any Internal Revenue Code section which results in the imposition of a tax on benefits provided to such participants under such plan.

               With respect to all Employee Welfare Benefit Plans which are subject to the annual report requirement of ERISA Section 103 or to the annual return requirement of Internal Revenue Code Section 6039D, all annual reports and annual returns as were required to be filed pursuant to such sections have been timely filed. Copies of all such annual returns/reports, including all attachments and Schedules, for the three (3) plan years immediately preceding the current date for all plans subject to such requirements have been delivered to Riverview and Riverview Community Bank. With respect to all Employee Welfare Benefit Plans which are subject to the summary plan description requirement of ERISA Section 102, all such summary plan descriptions as were required to be filed with the Department of Labor and distributed to participants and beneficiaries have been timely filed and distributed. Copies of all such summary plan descriptions have been delivered to Riverview and Riverview Community Bank.

               Except as disclosed in Schedule 4.28(b) hereto, all Employee Welfare Benefit Plans which are in effect were in effect for substantially all of calendar year 2001. Except as disclosed in Schedule 4.28(b) hereto, there has been with respect to such Employee Welfare Benefit Plans no material amendment thereof or material increase in the cost thereof or benefits payable thereunder on or after January 1, 2002.

               No Employee Welfare Benefit Plan or any trust created thereunder, nor any "party in interest" with respect to the plan (as defined in Section 3(14) of ERISA), has engaged in a "prohibited transaction," as such term is defined in Section 406 of ERISA, which could subject such Employee Welfare Benefit Plan, any such trust, or any party in interest (other than a person for whom neither Today's Bancorp nor Today's Bank is directly or indirectly responsible) to the imposition of a penalty for such prohibited transaction under Section 502(i) of ERISA. Nor has there been a breach of fiduciary duty by a party in interest under Section 404 of ERISA, that would give rise to a sanction, tax or penalty under ERISA. The Department of Labor has not assessed any such penalty or served notice to Today's Bancorp or Today's Bank that such a penalty may be imposed upon any Employee Welfare Benefit Plan.

               Neither Today's Bancorp nor Today's Bank has failed to make any contribution to, or pay any amount due and owing by Today's Bancorp or Today's Bank under the terms of, an Employee Welfare Benefit Plan. Except as disclosed in Schedule 4.28(b) hereto, no claims have been incurred with respect to any Employee Welfare Benefit Plan which may, to the best knowledge of Today's Bancorp and Today's Bank, constitute a liability for Today's Bancorp or Today's Bank after the application of any insurance, trust or other funds which are applicable to the payment of such claims.

               Except as disclosed in Schedule 4.28(b) hereto, to the best knowledge of Today's Bancorp and Today's Bank, no condition exists that could subject any Employee Welfare Benefit Plan or any person (other than a person for whom neither Today's Bancorp nor Today's Bank is directly or indirectly responsible) to liabilities, damages, losses, taxes, or sanctions that arise under Section 4980B of the Internal Revenue Code or Sections 601 through 734 of ERISA for failure to comply with the continuation health care coverage and HIPAA requirements of ERISA Sections 601 through 734 and Internal Revenue Code
Section 4980B with respect to any current or former employee of Today's Bancorp or Today's Bank, or the beneficiaries of such employee.

               (c) Today's Bancorp and Today's Bank have furnished to Riverview and Riverview Community Bank true and complete copies and/or descriptions of each plan or arrangement maintained or otherwise contributed to by Today's Bancorp or Today's Bank which is not an Employee Pension Benefit Plan and is not an Employee Welfare Benefit Plan and which (exclusive of base salary and base wages) provides for any form of current or deferred compensation, bonus, stock option, profit sharing, retirement, group health or insurance, welfare benefits, fringe benefits, or similar plan or arrangement for the benefit of any employee or class of employees, whether active or retired, or independent contractors of Today's Bancorp or Today's Bank. Such plans and arrangements shall collectively be referred to herein as "Benefit Arrangements" and all such Benefit Arrangements of Today's Bancorp and Today's Bank are listed on Schedule 4.28(c) hereto. Except as disclosed in Schedule 4.28(c) hereto, there are no other benefit arrangements of Today's Bancorp and Today's Bank and all Benefit Arrangements which are in effect were in effect for substantially all of calendar year 2001. Except as disclosed in Schedule 4.28(c) hereto, there has been with respect to Benefit Arrangements no material amendment thereof or material increase in the cost thereof or benefits payable thereunder on or after January 1, 2002. Except as disclosed in Schedule 4.28(c) hereto, there has been no material increase in the base salary and wage levels of Today's Bancorp or Today's Bank and, except in the ordinary course of business, no change in the terms or conditions of employment (including severance benefits) compared, in each case, to those prevailing for substantially all of calendar year 2001. Except as disclosed in Schedule 4.28(c) hereto, there has been no material increase in the compensation of, or benefits payable to, any senior executive employee of Today's Bancorp or Today's Bank on or after January 1, 2002 nor has any employment, severance, or similar contract been entered into with any such employee, nor has any amendment to any such contract been made on or after January 1, 2002.

               With respect to all Benefit Arrangements which are subject to the annual return requirement of Internal Revenue Code Section 6039D, all annual returns as were required to be filed have been timely filed. Copies of all such annual returns for the three (3) plan years immediately preceding the current date have been delivered to Riverview and Riverview Community Bank.

               (d) Listed in Schedule 4.28(d) hereto are all Employee Pension Benefit Plans, Employee Welfare Benefit Plans, and Benefit Arrangements which provide compensation or benefits to employees or directors which become effective upon a change in control of Today's Bancorp or Today's Bank, including, but not limited to, additional compensation or benefits, or acceleration in the amount or timing of payment of compensation or benefits
which had become effective prior to the date of such acceleration.   Schedule
4.28(d) also includes in reasonable detail, to the extent such benefits can be calculated as of the date of this Merger Agreement and a description of benefits that cannot be so calculated, the payments and benefits due at Closing under Today's Bancorp's and Today Bank's employment agreements, change in control agreements, directors' retirement plan and defined benefit plan. Except as disclosed in Schedule 4.28(d) hereto, there is no Employee Pension Benefit Plan, Employee Welfare Benefit Plan, or Benefit Arrangement covering any employee or director of Today's Bancorp or Today's Bank which individually or collectively could give rise to the payment of any amount which would constitute an "excess parachute payment," as such term is defined in Section 280G of the Internal Revenue Code and Regulations proposed pursuant to that section.

               (e) Except as described in Schedule 4.28(e) hereto, each Employee Pension Benefit Plan, Employee Welfare Benefit Plan, or Benefit Arrangement and each personal services contract, fringe benefit, consulting contract or similar arrangement with or for the benefit of any Officer, director, employee, or other person may be terminated by Today's Bancorp or Today's Bank within a period of no more than thirty (30) days following the Effective Time, without payment of any amount as a penalty, bonus, premium, severance pay, or other compensation for such termination. No limitation on the right to terminate any such plan has been communicated by Today's Bancorp or Today's Bank to employees, former employees, or retirees who are or may be participants in or beneficiaries of such plans or arrangements.

               (f) Except as disclosed in Schedule 4.28(f) hereto, (1) neither Today's Bancorp nor Today's Bank has received notice from any governmental agency of any alleged violation of applicable laws or of any prospective audit or other investigation for the purpose of reviewing compliance with applicable laws with respect to any Employee Pension Benefit Plan, Employee Welfare Benefit Plan or Benefit Arrangement, and (2) except as disclosed in Schedule 4.28(f) hereto, no suits, actions, or claims have been filed in any court of law or with any governmental agency regarding the operation of any Employee Pension Benefit Plan, Employee Welfare Benefit Plan, or Benefit Arrangement and no such additional suits, actions, or claims are, to the best knowledge of Today's Bancorp and Today's Bank, anticipated to be filed (other than routine claims for benefits).

          4.29 Material Contracts. (a) Except as set forth on Schedule 4.29 (and with a true and correct copy of the document or other item in question attached to such Schedule), neither Today's Bancorp nor Today's Bank is a party or subject to any of the following (whether written or oral, express or implied):

                         (i) any agreement, arrangement or commitment (A) not made in the ordinary course of business or (B) pursuant to which Today's Bancorp or Today's Bank is or may become obligated to invest in or contribute capital to any Today's Bancorp subsidiary or any other entity;

                         (ii) any agreement, indenture or other instrument not disclosed in the Today's Bank Financial Statements relating to the borrowing of money by Today's Bancorp or Today's Bank or the guarantee by Today's Bancorp or Today's Bank of any such obligation (other than trade payables or instruments related to transactions entered into in the ordinary course of business such as deposits, Fed Funds borrowings and repurchase agreements);

                         (iii) any contract, agreement or understanding with any labor union or collective bargaining organization;

                         (iv) any contract containing covenants which limit the ability of Today's Bancorp or Today's Bank to compete in any line of business or with any person or containing any restriction of the geographical area in which, or method by which, Today's Bancorp or Today's Bank may carry on its business (other than as may be required by law or any applicable Regulatory Authority);

                          (v) any contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the SEC;

                         (vi) any lease with annual rental payments aggregating Ten Thousand Dollars ($10,000) or more;

                         (vii)  consulting agreement (other than data
     processing, software programming and licensing contracts entered into in the ordinary course of business) involving the payment of more than Ten Thousand Dollars ($10,000) per annum;

                         (viii) any agreement with any Officer or other key employee of Today's Bancorp or Today's Bank the benefits of which are contingent, or the terms of which are materially altered or any payments or rights are accelerated, upon the occurrence of a transaction involving Today's Bancorp or Today's Bank of the nature contemplated by this Merger Agreement;

                         (ix) any agreement with respect to any Officer of Today's Bancorp or Today's Bank providing any term of employment or compensation guarantee extending for a period longer than one year and for the payment of in excess of Ten Thousand Dollars ($10,000) per annum;

                         (x)  except as provided in the articles of
     incorporation or bylaws of Today's Bancorp or Today's Bank, any agreement with any director or Officer of Today's Bancorp or Today's Bank providing for indemnification of such person; or

                         (xi) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Merger Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Merger Agreement.

               (b) Except as disclosed on Schedule 4.29, no Officer or director of Today's Bancorp, Today's Bank or any "associate" (as such term is defined in Rule 12b-2 under the 1934 Act) of any such Officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Today's Bancorp or Today's Bank.

          4.30 Material Contract Defaults. Neither Today's Bancorp nor Today's Bank is in default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party or by which its respective assets, business, or operations may be bound or affected or under which it or its respective assets, business, or operations receives benefits, and which default is reasonably expected to have either individually or in the aggregate a material adverse effect on the condition (financial or other) of Today's Bancorp or Today's Bank, and, to the best knowledge of Today's Bancorp and Today's Bank there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

          4.31   Reports.   Today's Bancorp and Today's Bank have filed all
reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC; (ii) the Washington Department; (iii) the FDIC; (iv) the FRB and (iv) any other applicable federal or state securities or banking authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all of the requirements of their respective forms and all of the statutes, rules, and regulations enforced or promulgated by the Regulatory Authority with which they were filed. All such reports were true and complete in all material respects and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Today's Bancorp and Today's Bank have previously provided to Riverview and Riverview Community Bank true and correct copies of all such reports and any amendments thereto filed by Today's Bancorp or Today's Bank.

          4.32 Statements True and Correct. None of the information prepared by, or on behalf of, Today's Bancorp or Today's Bank regarding Today's Bancorp or Today's Bank included in the Proxy Statement/Prospectus mailed to the Today's Bancorp Shareholders in connection with the Shareholders' Meeting, and any other documents filed with the SEC, the Washington Department, the FDIC, the FRB or any other Regulatory Authority in connection with the transaction contemplated herein (if applicable), will be, at the respective times such documents are filed, and, with respect to the Proxy Statement/Prospectus, when first mailed to the Today's Bancorp Shareholders, false or misleading with respect to any material fact, or will omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, false or misleading with respect to any material fact, or omit to state any material fact necessary to make any statements therein, in light of the circumstances under which they were made, not misleading.

          4.33 Brokers and Finders. Except as set forth in Schedule 4.33, neither Today's Bancorp nor Today's Bank nor any of their respective Officers, directors or employees has employed any broker or finder, or agreed to pay any fees to any director or former director or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder, or director or former director of Today's Bancorp and Today's Bank, has acted directly or indirectly for Today's Bancorp or Today's Bank, in connection with this Merger Agreement or the transactions contemplated hereby.

          4.34 Derivatives Contracts; Structured Notes; Etc. Neither Today's Bancorp nor Today's Bank is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivative contract (including various combinations thereof) (each a "Derivatives Contract") or owns securities that (1) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (2) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts, structured notes and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance, and listed (as of the date hereof) on Schedule 4.34.

          4.35 Loans. To the best knowledge of Today's Bancorp, with respect to each loan owned by Today's Bancorp or Today's Bank, as the case may be, in whole or in part: (i) the note and any related mortgage are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms; (ii) neither Today's Bancorp nor any prior holder of a loan has modified the related documents in any material respect or satisfied, canceled or subordinated such mortgage or note except as otherwise disclosed by documents in the applicable loan file;
(iii) Today's Bancorp or Today's Bank, as the case may be, is the sole holder of legal and beneficial title to each loan (or Today's Bancorp's applicable participation interest), as applicable and there has not been any assignment or pledge of any loan; and (iv) the note, mortgage and any other collateral documents, copies of which are included in the loan files, are true and correct copies of the documents they purport to be and have not been superseded, amended, modified, canceled or otherwise changed except as disclosed by documents in the applicable loan file.

          4.36   Anti-takeover Provisions Inapplicable.   Today's Bancorp and
Today's Bank have taken or prior to the Effective Time, will have taken, all actions required to exempt Riverview, Riverview Community Bank and the transactions contemplated hereby, from any provisions of an anti-takeover nature contained in their organizational documents, and the provisions of any federal or state "anti-takeover," "fair price," "moratorium," "control share acquisition" or similar laws or regulations.

          4.37 Expenses. Schedule 4.37 contains a list of expenses in individual amounts expected to the knowledge of Today's Bancorp's and Today's Bank's management to exceed Five Thousand Dollars ($5,000), and the aggregate amount of all expenses expected to be less than Five Thousand Dollars ($5,000), to be incurred by Today's Bank in connection with the completion of the transactions contemplated by the Merger Agreement and the expenses in connection with the pending claim on Today's Bank blanket bond policy.

                                   ARTICLE 5

                           COVENANTS OF RIVERVIEW

          5.1 Regulatory Approvals. Within a reasonable time after execution of this Merger Agreement, Riverview shall file any and all applications with the appropriate government Regulatory Authorities in order to obtain the Government Approvals and shall take such other actions as may be reasonably required to consummate the transactions contemplated in this Merger Agreement and the Plans of Merger with reasonable promptness. Riverview shall pay all fees and expenses arising in connection with such applications for regulatory approval. Riverview agrees to provide the appropriate Regulatory Authorities with the information required by such authorities in connection with Riverview's applications for regulatory approval and Riverview agrees to use its best efforts to obtain such regulatory approvals, and any other approvals and consents as may be required for the Closing, as promptly as practicable; provided, however, that nothing in this Section 5.1 shall be construed to obligate Riverview to take any action to meet any condition required to obtain prior regulatory approval if any such condition materially differs from conditions customarily imposed by such Regulatory Authorities in orders approving acquisitions of the type contemplated by this Merger Agreement, constitutes a significant impediment upon Riverview's ability to carry on its business or acquisition programs (as may be determined in the sole discretion of Riverview) or requires Riverview to increase Riverview Community Bank's capital ratios to amounts in excess of the OTS's minimum capital ratio guidelines which may be in effect from time to time.

          5.2 Preparation of Registration Statement. Riverview, in cooperation with Today's Bancorp, shall prepare and file with the SEC a Registration Statement on Form S-4 with respect to the shares of Riverview Common Stock to be issued in the Corporate Merger ("Registration Statement"). Such Registration Statement shall contain a Proxy Statement/Prospectus which shall serve as the proxy statement of Today's Bancorp for the Shareholders' Meeting and as the prospectus of Riverview for the shares of Riverview Common Stock to be issued in the Corporate Merger. Riverview shall use its best efforts to cause the Registration Statement to become effective.

          5.3 Registration Statement Effectiveness. Riverview will advise Today's Bancorp, promptly after Riverview receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Riverview Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

          5.4 Employees and Employee Benefits. Upon consummation of the Corporate Merger, all employees of Today's Bancorp and Today's Bank shall be deemed to be at-will employees except for those employees who are parties to a written employment agreement.

               (a) As of the Effective Time, and subject to Sections 5.4(c) and (d) hereof, all employee benefit plans (within the meaning of Section 3(3) of ERISA) sponsored or maintained by Today's Bancorp and Today's Bank shall be terminated. Employees of Today's Bancorp and Today's Bank who continue as employees of Riverview and Riverview Community Bank ("Continuing Employees") shall be entitled to participate on an equitable basis in the same benefit plans, programs or policies as are generally available to Riverview's and Riverview Community Bank's employees of similar rank and status. For purposes of eligibility and vesting (but not for the accrual of benefits, under such plans, programs or policies, employees of Today's Bancorp and Today's Bank who continue as Riverview's or Riverview Community Bank's employees will be credited for prior years of service with Today's Bancorp and Today's Bank, and there shall be no exclusion from coverage under Riverview's or Riverview Community Bank's health insurance plan as a result of pre-existing conditions to the extent such conditions were covered under any health insurance plan maintained by Today's Bancorp and Today's Bank prior to the Effective Time.

               (b) Continuing Employees shall not be subject to any waiting periods under the group health plan of Riverview or Riverview Community Bank to the extent that such periods are longer than the periods imposed under the applicable group health plan of Today's Bancorp and Today's Bank. To the extent that the initial period of coverage for Continuing Employees under any plan of Riverview or Riverview Community Bank, whichever is applicable, that is an "Employee Welfare Benefit Plan" as defined in Section 3(1) of ERISA is not a full 12-month period of coverage, Continuing Employees shall be given credit under the applicable welfare plan for any deductibles and co-insurance payments made by such Continuing Employees under the corresponding welfare plan of Today's Bancorp and Today's Bank during the balance of such 12-month period of coverage. Nothing contained herein shall obligate Riverview or Riverview Community Bank to provide or cause to be provided any duplicative
benefits.   Nothing herein shall alter the power of Riverview or Riverview
Community Bank to amend or terminate any of its benefit or welfare plans. Moreover, this Section 5.4(b), shall not confer upon any Continuing Employee any rights or remedies hereunder and shall not constitute a contract of employment or create any rights, to be retained or otherwise, in employment at Riverview or Riverview Community Bank.

               (c) Prior to the Effective Time, Today's Bancorp and Today's Bank shall terminate the Today's Bank 401(k) Profit Sharing Plan (the "401(k) Plan") by proper action of the Board of Directors of Today's Bancorp. In connection with such termination, the 401(k) Plan shall be submitted to the Internal Revenue Service for a determination regarding its qualification upon termination and, upon receipt of a favorable determination letter, distributions shall be made to participants in accordance with ERISA, the Internal Revenue Code and the 401(k) Plan as soon as practicable after the receipt of the determination letter. Neither Riverview nor Riverview Community Bank shall have any obligation to make contributions to the 401(k) Plan after the Effective Time. Participants in the 401(k) Plan who become employees of Riverview will be permitted, subject to the terms of the Riverview 401(k) Plan, to transfer such distributions to the Riverview 401(k) Plan.

               (d) Riverview agrees to honor the terms of the Today's Bancorp employment agreement set forth in Schedule 4.29 (collectively referred to as the "Post-Termination Payments") and no other post-termination agreements, including but not limited to any other employment, severance, directors retirement or deferred compensation agreement provided, however, that (1) the aggregate amount of Post-Termination Payments to be paid to Dan Heine and all other officers as a group by Riverview and Riverview Community Bank shall not exceed Three Hundred and Seventy One Thousand Dollars ($371,000) and One Hundred and Seventy Five Thousand Dollars ($175,000), respectively, and (2) no Post-Termination Payment or other payment shall be paid that would be nondeductible under Section 280G of the Internal Revenue Code, or subject to the excise tax provisions of Section 4999 of the Internal Revenue Code. In the event that Post-Termination Payments must be reduced to comply with this
Section 5.4(d), the reduction shall be shared proportionally (based on the current value of the benefits) among those persons entitled to receive Post-Termination Payments, unless there is a written agreement otherwise, in which case the terms of such agreement shall be followed. In the event that Post-Termination Payments must be reduced to comply with this Section 5.4(d), the reduction shall be applied only against the Post-Termination Payments of persons affected by Section 280G limitations of the Internal Revenue Code, proportionately based on the amount of each such person's Post-Termination Payments in excess of the Section 280G limitations. For purposes of applying the limitations of this Section 5.4(d), the limitation of Section 5.4(d)(1) shall be applied before the limitation of Section 5.4(d)(2).

          5.5 Reasonable Efforts to Close. Subject to the terms and conditions of this Merger Agreement, Riverview agrees to use all its best efforts and to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, with reasonable promptness after the date of this Merger Agreement, the transactions contemplated by this Merger Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining or other order adversely affecting the ability of the Parties to consummate the transaction contemplated by this Merger Agreement; provided, however, that such efforts do not impose unreasonable expense or obligations on Riverview. Riverview shall use, and shall cause each of its Subsidiaries to use, its best efforts to obtain consents of all third parties and Regulatory Authorities necessary or desirable for the consummation of each of the transactions contemplated by this Merger Agreement.

          5.6   Insurance.

               (a) Riverview, or Today's Bancorp with the consent of Riverview, shall use its best efforts to cause the persons serving as Officers and directors of Today's Bancorp and Today's Bank immediately prior to the Closing Date to be covered for a period of three (3) years after the Closing Date by the current policies of directors' and Officers' liability insurance maintained by Today's Bancorp with respect to acts or omissions occurring prior to the Closing Date which were committed to such Officers and directors in their capacity as such (provided that Riverview may substitute therefor policies of at least the same coverage and amounts containing the terms and conditions which are no less advantageous to such Officers and directors).

               (b)  In the event Riverview or any of its successors or assigns
(i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Riverview assume the obligations set forth in this Section 5.6.

          5.7 Access. Upon notice of at least 48 hours, Riverview shall afford Today's Bancorp and its representatives access, during normal business hours throughout the period up to the Effective Date of the Corporate Merger, to all of the properties, books and records, provided that no investigation pursuant to this Section 5.7 shall affect or be deemed to modify or waive any representation or warranty made by Riverview in this Merger Agreement or the conditions to the obligations of Riverview to consummate the transactions contemplated by this Merger Agreement.

          5.8 Conduct of Business. Riverview will not take any action, unless otherwise required by law, rules or regulation, that would (A) materially adversely affect the ability of Riverview to obtain any necessary approvals of the Regulatory Authorities required to consummate the transactions contemplated by this Merger Agreement, or (B) adversely affect its ability to perform its covenants and agreements under this Merger Agreement;

          5.9 Nasdaq. Riverview shall use its best efforts to have the shares of Riverview Common Stock which are to be issued in exchange for the Stock Election shares approved for listing on the Nasdaq.

                                  ARTICLE 6

                 COVENANTS OF TODAY'S BANCORP AND TODAY'S BANK

          6.1 Shareholders' Meeting. Today's Bancorp shall call a meeting of the Today's Bancorp Shareholders to be held as soon as practicable for purposes of voting on the transactions contemplated hereby and Today's Bancorp shall use its best efforts to solicit and obtain the votes of the Today's Bancorp Shareholders in favor of the transactions contemplated hereby and, subject to the exercise of its fiduciary duties, the Board of Directors of Today's Bancorp shall recommend approval of such transactions by such holders. In connection with the Shareholders' Meeting, Riverview and Today's Bancorp shall cooperate in the preparation of the Proxy Statement/Prospectus including the financial information to be contained therein and, with the approval of each of Riverview and Today's Bancorp, which approvals will not be unreasonably withheld, the Proxy Statement/Prospectus will be mailed to the Today's Bancorp Shareholders.

          6.2 Conduct of Business -- Affirmative Covenants. Unless the prior written consent of Riverview shall have been obtained, and, except as otherwise contemplated herein:

               (a)  Today's Bancorp and Today's Bank shall:

                         (i) Operate its business only in the usual, regular, and ordinary course;

                         (ii) Preserve intact its business organizations and assets and to maintain its rights and franchises;

                         (iii) Take no action, unless otherwise required by law, rules or regulation, that would (A) materially adversely affect the ability of any of them or Riverview to obtain any necessary approvals of Regulatory Authorities required to consummate the transactions contemplated by this Merger Agreement, or (B) adversely affect the ability of such Party to perform its covenants and agreements under this Merger Agreement;

                         (iv) Except as they may terminate in accordance with their terms, keep in full force and effect, and not default in any of their obligations under, all material contracts;

                         (v) Keep in full force and effect insurance coverage with responsible insurance carriers which is reasonably adequate in coverage and amount for companies the size of the Today's Bancorp or Today's Bank and for the businesses and properties owned by each and in which each is engaged, to the extent that such insurance is reasonably available;

                         (vi) Use its best efforts to retain Today's Bank's present customer base and to facilitate the retention of such customers after the Effective Time; and

                         (vii) Maintain, renew, keep in full force and effect, and preserve its business organization and material rights and franchises, permits and licenses, and to use its best efforts to maintain positive relations with its present employees so that such employees will continue to perform effectively and will be available to Today's Bancorp and Today's Bank or Riverview and Riverview's Subsidiaries at and after the Effective Time, and to use its best efforts to maintain its existing, or substantially equivalent, credit arrangements with banks and other financial institutions and to assure the continuance of Today's Bank's customer relationships.

               (b) Today's Bancorp and Today's Bank agree to use their best efforts to assist Riverview and Riverview Community Bank in obtaining the Government Approvals necessary to complete the transactions contemplated hereby, and Today's Bancorp and Today's Bank shall provide to Riverview and Riverview Community Bank or to the appropriate governmental authorities all information reasonably required to be submitted in connection with obtaining such approvals;

               (c) Today's Bancorp and Today's Bank, at their own cost and expense, shall use their best efforts to secure all consents and releases, if any, of third parties necessary or desirable for the consummation of the transactions contemplated by this Merger Agreement and shall comply with all applicable laws, regulations and rulings in connection with this Merger Agreement and the consummation of the transactions contemplated hereby;

               (d) Today's Bancorp and Today's Bank shall use their best efforts to obtain from each of the Officers and directors of Today's Bancorp not retained by Riverview or Riverview Community Bank and deliver to Riverview an executed non-competition agreement in the form attached hereto as Exhibit E;

               (e) At all times to and including, and as of, the Closing, Today's Bancorp and Today's Bank shall inform Riverview and Riverview Community Bank in writing of any and all facts necessary to amend or supplement the representations and warranties made herein and the Schedules attached hereto as necessary so that the representations and warranties and information provided in the schedules remain true and correct in all respects; provided, however, that any such updates to the schedules shall be required prior to the Closing only with respect to matters which represent material changes to the schedules and the information contained therein; and provided further, that before such amendment, supplement or update may be deemed to be a part of this Merger Agreement, Riverview and Riverview Community Bank shall have agreed in writing to each amendment, supplement or update to the schedules made subsequent to the date of this Merger Agreement as an amendment to this Merger Agreement;

               (f) At all times to and including, and as of, the Closing, Today's Bancorp and Today's Bank shall give such further assistance to Riverview and Riverview Community Bank and shall execute, acknowledge and deliver all such documents and instruments as Riverview and Riverview Community Bank may reasonably request and take such further action as may be reasonably necessary or appropriate effectively to consummate the transactions contemplated by this Merger Agreement;

               (g) Between the date of this Merger Agreement and the Closing Date, Today's Bancorp and Today's Bank shall afford Riverview and Riverview Community Bank and its authorized agents and representatives reasonable access during normal business hours to the properties, operations, books, records, contracts, documents, loan files and other information of, or relating to Today's Bancorp and Today's Bank. Today's Bancorp and Today's Bank shall provide reasonable assistance to Riverview and Riverview Community Bank in its investigation of matters relating to Today's Bancorp and Today's Bank;

               (h) Today's Bancorp and Today's Bank have taken or will take all steps necessary to exempt the transactions contemplated by this Merger Agreement from any applicable state takeover or similar law or takeover or similar provision in the charter documents or bylaws of Today's Bancorp and Today's Bank, including without limitation any provisions of the Articles of Incorporation of Today's Bancorp restricting the ownership or acquisition of Today's Bancorp's capital stock or imposing any "fair price" or supermajority director or stockholder vote requirements; and

               (i) Subject to the terms and conditions of this Merger Agreement, Today's Bancorp and Today's Bank agree to use all reasonable efforts and to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, with reasonable promptness after the date of this Merger Agreement, the transactions contemplated by this Merger Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining or other order adversely affecting the ability of the Parties to consummate the transaction contemplated by this Merger Agreement; provided, however, that such efforts do not impose unreasonable expense or obligations on Today's Bancorp and Today's Bank.

          6.3 Conduct of Business -- Negative Covenants. From the date of this Merger Agreement until the earlier of the Effective Time or the termination of this Merger Agreement, Today's Bancorp and Today's Bank covenant and agree they will neither do, nor agree or commit to do, any of the following without the prior written consent of the chief executive officer, president, or chief financial officer of Riverview:

               (a) Except as expressly contemplated by this Merger Agreement or the Plans of Merger, amend its Articles of Incorporation or Bylaws; or

               (b) Impose, or suffer the imposition, on any share of capital stock held by it any lien, charge, or encumbrance, or permit any such lien, charge, or encumbrance to exist; or

               (c) (i) Repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares of its capital stock or other equity securities or any securities or instruments convertible into any shares of its capital stock, or any rights or options to acquire any shares of its capital stock or other equity securities except as expressly permitted by this Merger Agreement or the Plans of Merger; or (ii) split or otherwise subdivide its capital stock; or (iii) recapitalize in any way; or (iv) declare a stock dividend on the Today's Bancorp Common Stock; or (v) pay or declare a cash dividend or make or declare any other type of distribution on the Today's Bancorp Common Stock; or

               (d) Except as expressly permitted by this Merger Agreement, acquire direct or indirect control over any corporation, association, firm, organization or other entity, other than in connection with (i) mergers, acquisitions, or other transactions approved in writing by Riverview, (ii) internal reorganizations or consolidations involving existing Subsidiaries,
(iii) foreclosures in the ordinary course of business and not knowingly exposing it to liability by reason of Hazardous Substances, (iv) acquisitions of control in its fiduciary capacity, or (v) the creation of new subsidiaries organized to conduct or continue activities otherwise permitted by this Merger Agreement; or

               (e) Except as expressly permitted by this Merger Agreement or the Plans of Merger, or pursuant to the exercise of Today's Bancorp Options or Today's Bancorp Warrants that are outstanding on the date of the Merger Agreement or (i) issue, sell, agree to sell, or otherwise dispose of or otherwise permit to become outstanding any additional shares of Today's Bancorp Common Stock or any other capital stock of Today's Bancorp or Today's Bank, or any stock appreciation rights, or any option, warrant, conversion, call, scrip, or other right to acquire any such stock, or any security convertible into any such stock, or (ii) sell, agree to sell, or otherwise dispose of any substantial part of the assets or earning power of Today's Bancorp or Today's Bank; or (iii) sell, agree to sell, or otherwise dispose of any asset of Today's Bancorp or Today's Bank other than in the ordinary course of business for reasonable and adequate consideration; or (iv) buy, agree to buy or otherwise acquire a substantial part of the assets or earning power of any other Person or entity; or

               (f) Incur any additional debt obligation or other obligation for borrowed money except in the ordinary course of the business of Today's Bancorp or Today's Bank consistent with past practices; or

               (g) Grant any increase in compensation or benefits to any of its employees or Officers; pay any bonus; enter into any severance agreements with any of its Officers or employees; grant any increase in fees or other increases in compensation or other benefits to any director of Today's Bancorp or Today's Bank; or effect any change in retirement benefits for any class of its employees or Officers, unless such change is required by applicable law; or

               (h) Hire a new employee with an annual compensation in excess of Twenty-Five Thousand Dollars ($25,000), amend any existing employment contract between it and any person (unless such amendment is required by law); enter into or amend any indemnification agreement with any person; or enter into any new employment contract with any person that Today's Bancorp or Today's Bank (or its successors) does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Effective Time; or

               (i) Adopt any new employee benefit plan or terminate or, except as contemplated by the Merger Agreement, make any material change in or to any existing employee benefit plan other than any change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax-qualified status of any such plan (except for a termination resulting from Riverview's decision not to continue any such plan); or

               (j) Enter into any new service contracts, purchase or sale agreements or lease agreements that are material to Today's Bancorp or Today's Bank; or

               (k) Make any capital expenditure, except for ordinary purchases, repairs, renewals or replacements in an amount less than Five Thousand Dollars ($5,000) per individual expenditure and Fifteen Thousand Dollars ($15,000) in the aggregate; or

               (l) Other than in the ordinary course of business consistent with past practice, sell, transfer, mortgage, encumber or otherwise dispose of any of its properties, leases or assets to any person, or cancel, release or assign any indebtedness of any person, except pursuant to contracts or agreements in force at the date of this Merger Agreement; or

               (m) Other than as contemplated by this Merger Agreement, enter into, renew or terminate any material contract or agreement or make any change in or renew any of its material leases or contracts; or

               (n) Initiate or pursue any existing claim including but not limited to claims under the blanket bond policy of Today Bancorp or Today's Bank, or settle any claim, action or proceeding involving any liability of Today's Bancorp or Today's Bank for money damages in excess of Fifteen Thousand Dollars ($15,000) or agree in connection with any such settlement to material restrictions upon the operations of Today's Bancorp or Today's Bank; or

               (o) Change its method of accounting in effect at December 31, 2001, except as required by changes in GAAP as concurred in by Today's Bancorp's independent auditors or as required by regulatory accounting principles or regulatory requirements; or

               (p) Enter into any new activities or lines of business, or cease to conduct any material activities or lines of business that it conducts on the date hereof, or conduct any material business activity not consistent with past practice; or

               (q) Except in the ordinary course of business consistent with past practices, make, renegotiate, renew, increase, extend or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing;

               (r) Enter into, renew or purchase any investments in equity or Derivatives Contracts; or engage in any forward commitment, futures transaction, financial option transaction, hedging or arbitrage transaction or covered asset trading activities; or

               (s) Purchase any investment securities or make any deposits other than in the ordinary course of business consistent with past practices or make any equity investments; or

               (t) Enter into any transactions other than in the ordinary course of business; or

               (u) Grant or commit to grant any new extension of credit to any Officer, director or holder of five percent (5%) or more of the outstanding Today's Bancorp Common Stock, or to any corporation, partnership, trust or other entity controlled by any such person, if such extension of credit, together with all other credits then outstanding to the same borrower and all affiliated persons of such borrower, would exceed two percent (2%) of the capital of Today's Bank or amend the terms of any such credit outstanding on the date hereof; or

               (v) Sell, purchase, enter into a lease, relocate, open or close any office, or file an application pertaining to such action with any government entity; or

               (w) Settle or compromise any material tax liability or agree to an extension of the statute of limitations with respect to the assessment or determination of any taxes, except in the ordinary course of business, consistent with past practice; or

               (x) Agree in writing or otherwise to take any of the foregoing actions or engage in any activity, enter into any transaction or take or omit to take any other act which would make any of the representations and warranties in Article 4 of this Merger Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other act.

          6.4   Conduct of Business -- Certain Actions.

               (a) Today's Bancorp and Today's Bank shall not, and shall use their best efforts to ensure that their directors, Officers, employees, and advisors do not, directly or indirectly, institute, solicit, or knowingly encourage (including by way of furnishing any information not legally required to be furnished) any inquiry, discussion, or proposal, or participate in any discussions or negotiations with, or, except for actions reasonably considered by the Boards of Directors of Today's Bancorp and Today's Bank based upon the advice of outside legal counsel to be required in order to fulfill its fiduciary obligations, provide any confidential or non-public information to or negotiate with, any corporation, partnership, person or other entity or group (other than to Riverview or any Riverview Subsidiary) concerning any "Acquisition Proposal" (as defined below). Today's Bancorp and Today's Bank shall notify Riverview and Riverview Community Bank immediately if any Acquisition Proposal has been or should hereafter be received by Today's Bancorp or Today's Bank, such notice to contain, at a minimum, the identity of such persons, and, subject to disclosure being consistent with the fiduciary obligations of Today's Bancorp's and Today's Bank's Boards of Directors, a copy of any written inquiry, the terms of any proposal or inquiry, any information requested or discussions sought to be initiated, and the status of any reports, negotiations or expressions of interest. For purposes of this Section, "Acquisition Proposal" means any tender offer, agreement, understanding or other proposal of any nature pursuant to which any corporation, partnership, person or other entity or group, other than Riverview, Riverview Community Bank or of their respective Subsidiaries, would directly or indirectly (i) acquire or participate in a merger, share exchange, consolidation or any other business combination involving Today's Bancorp or Today's Bank; (ii) acquire the right to vote ten percent (10%) or more of the outstanding Today's Bancorp Common Stock; (iii) acquire a significant portion of the assets or earning power of Today's Bank; or (iv) acquire in excess of ten percent (10%) of the outstanding Today's Bancorp Common Stock.

               (b) Today's Bancorp and Today's Bank shall immediately terminate all negotiations or discussions concerning any Acquisition Proposal with parties other than Riverview and Riverview Community Bank and enforce the terms of all confidentiality agreements with such other parties.

          6.5 Accruals and Reserves. At the request of Riverview and Riverview Community Bank, Today's Bancorp and Today's Bank shall establish such additional accruals and reserves as may be necessary to conform Today's Bancorp's and Today's Bank's accounting and credit loss reserve practices and methods to those of Riverview and Riverview Community Bank; provided, however, that Today's Bancorp and Today's Bank shall not be required to take such action prior to the receipt of all Government Approvals as contemplated by
Section 7.3(b).

          6.6 Access; Information. Upon reasonable notice, Today's Bancorp and Today's Bank shall afford Riverview and Riverview Community Bank and each of their officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period up to the Effective Date of the Corporate Merger, to all of the properties, books, contracts, commitments and records of Today's Bancorp and Today's Bank and, during such period, Today's Bancorp and Today's Bank shall furnish promptly to Riverview and Riverview Community Bank (i) a copy of each material report, schedule and other document filed by Today's Bancorp and Today's Bank with any Regulatory Authority and (ii) all other information concerning the business, properties and personnel of Today's Bancorp and Today's Bank as Riverview and Riverview Community Bank may reasonably request (other than documents or other materials relating to the transaction contemplated herein), provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify or waive any representation or warranty made by Today's Bancorp and Today's Bank in this Merger Agreement or the conditions to the obligations of Today's Bancorp and Today's Bank to consummate the transactions contemplated by this Merger Agreement.

          6.7 Affiliate Agreements. Today's Bancorp will use its best efforts to cause each person who is an affiliate of Today's Bancorp for purposes of Rule 145 under the 1933 Act to execute and deliver to Riverview and Riverview Community Bank on or before the mailing of the Proxy Statement/Prospectus for the Shareholders' Meeting an agreement in the form attached hereto as Exhibit D restricting the disposition of the shares of Riverview Common Stock to be received by such person in exchange for such person's shares of Today's Bancorp Common Stock. Schedule 6.7 hereto lists the affiliates of Today's Bancorp as of the date hereof.

                                   ARTICLE 7

                            CONDITIONS TO CLOSING

          7.1 Conditions to the Obligations of Today's Bancorp and Today's Bank. Unless waived in writing by Today's Bancorp and Today's Bank, the obligations of Today's Bancorp and Today's Bank to consummate the transaction contemplated by this Merger Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions:

               (a) Performance. Each of the material acts and undertakings of Riverview and Riverview Community Bank to be performed at or prior to the Closing Date pursuant to this Merger Agreement shall have been duly performed;

               (b) Representations and Warranties. The representations and warranties of Riverview and Riverview Community Bank contained in Article 3 of this Merger Agreement shall be true and correct, in all material respects, on and as of the Effective Time with the same effect as though made on and as of the Effective Time;

               (c) Documents. In addition to the other deliveries of Riverview and Riverview Community Bank described elsewhere in this Merger Agreement, Today's Bancorp and Today's Bank shall have received the following documents and instruments:

                    (i) a certificate signed by the Secretary or an assistant secretary of Riverview and Riverview Community Bank dated as of the Closing Date certifying that:

                                   (A)  Riverview's and Riverview Community
          Bank's Boards of Directors have duly adopted resolutions (copies of which shall be attached to such certificate) approving the substantive terms of this Merger Agreement (including the Plans of Merger) and authorizing the consummation of the transactions contemplated by this Merger Agreement and certifying that such resolutions have not been amended or modified and remain in full force and effect;

                                   (B)  each person executing this Merger
          Agreement on behalf of Riverview and Riverview Community Bank is an officer of Riverview and Riverview Community Bank holding the office or offices specified therein, with full power and authority to execute this Merger Agreement and any and all other documents in connection with the Corporate Merger and the Bank Merger, and that the signature of each person set forth on such certificate is his or her genuine signature; and

                                   (C)  the charter documents of Riverview and
          Riverview Community Bank attached to such certificate remain in full force and effect.

                         (ii) a certificate signed by the President, Chief Executive Officer or Executive Vice President of Riverview and Riverview Community Bank stating that the conditions set forth in Section 7.1(a) and Section 7.1(b) of this Merger Agreement have been fulfilled;


               (d) Opinion of Riverview's and Riverview Community Bank's Counsel. Today's Bancorp and Today's Bank shall have been furnished with an opinion of counsel to Riverview and Riverview Community Bank, dated as of the Closing Date, addressed to and in form and substance satisfactory to Today's Bancorp and Today's Bank, to the effect that:

                         (i) Riverview is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington.

                         (ii) Riverview Community Bank is a federal stock savings bank duly organized, validly existing and in good standing under the laws of the United States.

                         (iii) The execution and delivery of the Merger Agreement by Riverview, and the consummation by Riverview and Riverview Community Bank of the transactions provided for therein, have been duly authorized by all requisite corporate action on the part of Riverview and Riverview Community Bank.

                         (iv) The Merger Agreement has been duly executed and delivered by Riverview and Riverview Community Bank and is a valid and binding obligation of Riverview and Riverview Community Bank enforceable in accordance with its terms, except as the enforceability thereof may be limited by (1) bankruptcy, insolvency, moratorium, reorganization, receivership, conservatorship or similar laws relating to or affecting the enforcement of creditors' rights generally and (2) general principles of equity, whether applied by a court of law or equity.

                         (v) Except for the filing of Articles of Merger with the Secretary of State for the State of Washington, no consent or approval under any statutory law or regulation applicable to Riverview or Riverview Community Bank, other than such consents and approvals as have been obtained, is required for Riverview and Riverview Community Bank to consummate the transactions provided for in the Merger Agreement.

                         (vi) The Registration Statement has become effective under the 1933 Act, and, to the best of our knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or contemplated by the SEC or any state securities or other regulatory authority.

                         (vii) The shares of Riverview Common Stock to be issued in exchange for shares of Today's Bancorp Common Stock in connection with the consummation of the transactions contemplated in the Merger Agreement have been duly authorized and, when issued in accordance with the terms of the Merger Agreement will be validly issued, fully paid and non-assessable, and conform as to legal matters in all material respects to the description of such shares contained in the Registration Statement.

     Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of Riverview and Riverview Community Bank or appropriate government officials; (ii) in the case of matters of law governed by the laws of the states in which they are not licensed, reasonably rely upon the opinions of legal counsel duly licensed in such states and may be limited, in any event, to Federal Law and the law of the State of Washington; and (iii) incorporate, be guided by, and be interpreted in accordance with, the Legal Opinion Accord of the ABA Section of Business Law (1991).

               (e) Stock Price Termination. If the average of the closing sales price per share of Riverview Common Stock (as set forth in Section 2.4(b)) is less than $11.18, then Today's Bancorp may, by a vote of a majority of the members of its Board of Directors, terminate this Merger Agreement upon five (5) days prior written notice to Riverview. Provided, however, that Today's Bancorp's notice of election to terminate may be withdrawn at any time within the aforesaid five (5) day period. Prior to Today's Bancorp exercising any right of termination hereunder, Riverview may, at its option, for a period of five (5) days thereafter, offer to distribute to Today's Bancorp shareholders, in connection with the share exchange under Section 2.4 hereof, an additional number of Riverview Common Stock such that the Aggregate Stock
Consideration shall equal $6,319,947.   If Riverview so elects within such
five (5) day period, it shall give prompt written notice to Today's Bancorp of such election and the revised Aggregate Stock Consideration, whereupon no termination shall occur pursuant to this Section 7.1(e) and this Merger Agreement shall remain in effect in accordance with its terms (except as to the modification of the amount of the Aggregate Stock Consideration).

               (f) No Material Adverse Change. No material adverse change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), prospects, operations, liquidity, income, or condition (financial or otherwise) of Riverview and Riverview Bank shall have occurred since the date of this

Merger Agreement other than any changes attributable to law, regulation or GAAP or interpretations thereof of general application to the thrift industry.

          7.2 Conditions to the Obligations of Riverview and Riverview Community Bank. Unless waived in writing by Riverview and Riverview Community Bank, the obligation of Riverview and Riverview Community Bank to consummate the transactions contemplated by this Merger Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions:

               (a) Performance. Each of the material acts and undertakings of Today's Bancorp and Today's Bank to be performed at or before the Closing Date pursuant to this Merger Agreement shall have been duly performed;

               (b) Representations and Warranties. The representations and warranties of Today's Bancorp and Today's Bank contained in Article 4 of this Merger Agreement shall be true and correct, in all material respects, on and as of the Closing Date with the same effect as though made on and as of the Closing Date;

               (c) Documents. In addition to the documents described elsewhere in this Merger Agreement, Riverview and Riverview Community Bank shall have received the following documents and instruments:

                         (i) a certificate signed by the Secretary or an assistant secretary of Today's Bancorp and Today's Bank dated as of the Closing Date certifying that:

                                   (A)  Today's Bancorp's and Today's Bank's
           Boards of Directors and shareholders have duly adopted resolutions (copies of which shall be attached to such certificate)approving the substantive terms of this Merger Agreement (including the Plans of Merger) and authorizing the consummation of the transactions contemplated by this Merger Agreement and certifying that such resolutions have not been amended or modified and remain in full force and effect;

                                   (B)  each person executing this Merger
           Agreement on behalf of Today's Bancorp and Today's Bank, is an Officer of Today's Bancorp or Today's Bank, as the case may be, holding the office or offices specified therein, with full power and authority to execute this Merger Agreement and any and all other documents in connection with the Corporate Merger and the Bank Merger, and that the signature of each person set forth on such certificate is his or her genuine signature; and

                                   (C)  the charter documents of Today's
           Bancorp and Today's Bank attached to such certificate remain in full force and effect; and

                         (ii) a certificate signed by the President, Chief Executive Officer or an Executive Vice President of Today's Bancorp and Today's Bank stating that the conditions set forth in Section 7.2(a),
     Section 7.2(b) and Section 7.2(f) this Merger Agreement have been satisfied.

                         (iii)  such other  opinions, agreements and
     certificates as have been agreed to and provided to Riverview in connection with the signing of the Merger Agreement none of which shall have been withdrawn or modified, without Riverview's prior written consent.

               (d) Destruction of Property. Between the date of this Merger Agreement and the Closing Date, there shall have been no damage to or destruction of real property, improvements or personal property of Today's Bancorp and Today's Bank which materially reduces the market value of such property, and no zoning or other order, limitation or restriction imposed against the same that might have a material adverse impact upon the operations, business or prospects of Today's Bancorp and Today's Bank taken as a whole; provided, however, that the availability of insurance coverage shall be taken into account in determining whether there has been such a material adverse impact or material reduction in market value. In the event of such damage, destruction, order, limitation or restriction, Riverview and Riverview Community Bank may elect either (i) to close the contemplated transactions in accordance with the terms of this Merger Agreement or (ii) to terminate this Merger Agreement without penalty;

               (e) Inspections Permitted. Between the date of this Merger Agreement and the Closing Date, Today's Bancorp and Today's Bank shall have afforded Riverview and Riverview Community Bank and their authorized agents and representatives reasonable access during normal business hours to the properties, operations, books, records, contracts, documents, loan files and other information of or relating to Today's Bancorp and Today's Bank. Today's Bancorp and Today's Bank shall have caused all Today's Bancorp and Bank personnel to provide reasonable assistance to Riverview and Riverview Community Bank in its investigation of matters relating to Today's Bancorp and Today's Bank;

               (f) No Material Adverse Change. No material adverse change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), prospects, operations, liquidity, income, or condition (financial or otherwise) of Today's Bancorp and Today's Bank shall have occurred since the date of this Merger Agreement other than any changes attributable to law, regulation or GAAP or interpretations thereof of general application to the banking industry. In the event of such a material adverse change with respect to Today's Bancorp and Today's Bank, Riverview and Riverview Community Bank may elect either (i) to close the contemplated transactions in accordance with the terms of this Merger Agreement or (ii) to terminate this Merger Agreement without penalty;

               (g) Opinion of Today's Bancorp's and Today's Bank's Counsel. Riverview and Riverview Community Bank shall have been furnished with an opinion of legal counsel to Today's Bancorp and Today's Bank, dated the Closing Date, addressed to and in form and substance satisfactory to Riverview and Riverview Community Bank, to the effect that:

                         (i) Today's Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington.

                         (ii) Today's Bancorp is a bank holding company, validly existing under the BHCA and is a financial holding company.

                         (iii) Today's Bank is a commercial bank duly organized, validly existing and in good standing under the laws of the State of Washington.

                         (iv) Today's Bank is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

                         (v) All of the issued Bank Common Stock and Today's Bancorp Common Stock has been validly issued.

                         (vi) The execution and delivery of the Merger Agreement by Today's Bancorp and Today's Bank, and the consummation by Today's Bancorp and Today's Bank of the transactions provided for therein, have been duly authorized by all requisite corporate action on the part of Today's Bancorp and Today's Bank.

                         (vii) The Merger Agreement has been duly executed and delivered by Today's Bancorp and Today's Bank and is a valid and binding obligation of Today's Bancorp and Today's Bank enforceable in accordance with its terms, except as the enforceability thereof may be limited by (1) bankruptcy, insolvency, moratorium, reorganization, receivership, conservatorship or similar laws relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of depository institutions whose accounts are insured by the FDIC and (2) general principles of equity, whether applied by a court of law or equity.

                         (viii) The execution, delivery and performance of the Merger Agreement by Today's Bancorp and Today's Bank did not, and the consummation of the transactions contemplated thereby by Today's Bancorp and Today's Bank does not and will not (i) violate any statutory law or regulation applicable to Today's Bancorp or Today's Bank or any judgment, decree or order that specifically names Today's Bancorp or Today's Bank, which violation is reasonably likely, individually or in the aggregate, to have a material adverse effect on the financial condition and results of operations of Today's Bancorp and Today's Bank, taken as a whole; (ii) constitute a breach of or default under any agreement or other arrangement that is listed on Schedule 4.29 to the Merger Agreement, which breach or default is reasonably likely, individually or in the aggregate, to have a material adverse effect on the financial condition or results of operations of Today's Bancorp and Today's Bank, taken as a whole; (iii) violate the Articles of Incorporation or Bylaws of Today's Bancorp or Today's Bank; or (iv) require any consent or approval under any such law or regulation or under any such judgment, decree or order, or the consent or approval of any other party to any such agreement or other arrangement, other than such consents and approvals as have been obtained.

                         (ix) To the best of such counsel's knowledge: (i) there is no litigation or proceeding against Today's Bancorp or Today's Bank pending before any court or governmental agency which, individually or in the aggregate, is reasonably likely to have a material adverse effect on the financial condition or results of operations of Today's Bancorp and Today's Bank, taken as a whole, or which alleges claims under any fair lending law or other law relating to discrimination, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA and the Home Mortgage Disclosure Act, and no such litigation or proceeding has been threatened; (ii) neither Today's Bancorp nor Today's Bank or any of its or their properties, Officers, directors, or controlling persons is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Authority; and (iii) neither Today's Bancorp nor Today's Bank has been advised by any such Regulatory Authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission.

                         (x) The Corporate Merger has been duly approved by the Today's Bancorp Shareholders.

Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate Officers of Today's Bancorp and Today's Bank or appropriate government officials; (ii) in the case of matters of law governed by the laws of the states in which they are not licensed, reasonably rely upon the opinions of legal counsel duly licensed in such states and may be limited, in any event, to Federal Law and the law of the State of Washington and (iii) incorporate, be guided by, and be interpreted in accordance with, the Legal Opinion Accord of the ABA Section of Business Law (1991);

               (h) Other Business Combinations, Etc. Other than as contemplated hereunder, subsequent to the date of this Merger Agreement, neither Today's Bancorp nor Today's Bank shall have entered into any agreement, letter of intent, understanding or other arrangement pursuant to which Today's Bancorp or Today's Bank would merge; consolidate with; effect a business combination with; sell any substantial part of Today's Bancorp's or Today's Bank's assets; acquire a significant part of the shares or assets of any other Person or entity (financial or otherwise); adopt any "poison pill" or other type of anti-takeover arrangement, any shareholder rights provision, any "golden parachute" or similar program which would have the effect of materially decreasing the value of Today's Bancorp and Today's Bank or the benefits of acquiring the Today's Bancorp Common Stock;

               (i)  Maintenance of Certain Covenants, Etc.   At the time of
Closing (i) neither Today's Bancorp nor Today's Bank shall have issued or repurchased from the date hereof any equity or debt securities, or any rights to purchase or repurchase such securities (therefore, there shall be not more than 1,147,579 shares of Today's Bancorp Common Stock issued and outstanding at the Effective Time, but excludes shares received subsequent to the date of this Merger Agreement pursuant to the exercise of Today's Bancorp Options under the Today's Bancorp Option Plan or pursuant to the exercise of Today's Bancorp Warrants under the Today's Bancorp Warrant Plan; (ii) from December 31, 2001, there shall have been no extraordinary sale of assets; and (iii) the payments to be made under Today's Bancorp's and Today's

Bank's employment agreements, change in control agreements, directors' retirement plan, defined benefit plan, and all other benefit plans shall not exceed the amounts set forth in Schedule 4.28(d).

               (j) Dissenting Shares. Today's Bancorp Shareholders holding or controlling no more than five percent (5%) of the shares of the Today's Bancorp Common Stock issued and outstanding immediately prior to the Effective Time shall have perfected and maintained in perfected status their dissenters' rights in accordance with the WBCA;

               (k) Accruals and Reserves. Today's Bancorp and Today's Bank shall have established the accruals and reserves described in Section 6.5; and

               (l)  Non-competition Agreements.   The Non-competition
Agreements between Riverview Community Bank and each of the Officers and directors of Today's Bancorp not retained by Riverview or Riverview Community Bank substantially in the form attached as Exhibit E shall have been duly executed and delivered by all parties to such agreements;

               (m) Receipt of Affiliate Agreements. Riverview shall have received from each Affiliate of Today's Bancorp the agreements referred to in
Section 6.7; and

               (n) Major Shareholders and Directors. Simultaneous with the execution and delivery of this Merger Agreement, each of the Major Shareholders and directors of Today's Bank shall have executed and delivered to Riverview a Voting Agreement in the form attached hereto as Exhibit C.

               (o) Agreement. Agreements between Riverview and Dennis Hall and Richard High shall have been duly executed and delivered by such employees as of the date of this Merger Agreement and shall not have terminated by such employees.

          7.3 Conditions to Obligations of All Parties. The obligation of each party to effect the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing, of the following conditions:

               (a) No Pending or Threatened Claims. That no claim, action, suit, investigation or other proceeding shall be pending or threatened before any court or governmental agency which presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Merger Agreement or the obtaining of material damages or other relief in connection therewith; and

               (b) Government Approvals and Acquiescence Obtained. The Parties hereto shall have received all applicable Government Approvals for the consummation of the transactions contemplated herein and all waiting periods incidental to such approvals or notices given shall have expired.

               (c) Effective Registration Statement. The Registration Statement shall have become effective and no stop order or other order suspending the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority.

               (d) Tax Opinion. Riverview and Today's Bancorp shall have received an opinion from Breyer & Associates PC to the effect that (i) the Corporate Merger constitutes a reorganization under Section 368 of the Internal Revenue Code, (ii) neither Riverview nor Today's Bancorp will recognize any gain or loss as a result of the Corporate Merger, and (iii) no gain or loss will be recognized by Today's Bancorp Shareholders who are United States citizens or residents (as defined in the opinion) to the extent they receive shares of Riverview Common Stock in exchange for their shares of Today's Bancorp Common Stock, provided, however, that in the event such counsel declines to issue such an opinion, Riverview shall have the right but not the obligation to increase the number of shares as necessary to cause the transaction to qualify for such tax treatment. In rendering their opinion, Breyer & Associates PC may require and rely upon representations contained in certificates of officers of Riverview, Today's Bancorp and others.

               (e) Shareholder Vote. The Today's Bancorp Shareholders shall have approved of the transactions contemplated hereby by the requisite vote.

               (f) Market Listing. All of the shares of Riverview Common Stock to be issued in the Corporate Merger shall have been qualified for listing on Nasdaq.

                                   ARTICLE 8

                                 TERMINATION

          8.1 Termination. This Merger Agreement and the Plans of Merger may be terminated at any time prior to the Closing, as follows:

               (a)     By mutual consent in writing of the Parties;

               (b) By Riverview and Riverview Community Bank, should Today's Bancorp or Today's Bank fail to conduct its business pursuant to the covenants made in Article 6 if such failure cannot be or has not been cured within thirty (30) days after the giving of written notice to Today's Bancorp by Riverview of such failure;

               (c) By Riverview or Today's Bancorp in the event the Closing shall not have occurred by September 30, 2003, unless the failure of the Closing to occur shall be due to the failure of the Party seeking to terminate this Merger Agreement to perform its obligations hereunder in a timely manner. If Riverview and Riverview Community Bank shall have filed any and all applications to obtain the requisite Government Approvals within sixty (60) days of the date hereof, and if the Closing shall not have occurred solely because of a delay caused by a government regulatory agency or authority in its review of the application before it, then Today's Bancorp and Today's Bank shall, upon Riverview's and Riverview Community Bank's written request, extend the Closing Date until such time as all Government Approvals have been obtained and any stipulated waiting periods have expired;

               (d) By either Riverview or Today's Bancorp, upon written notice to the other Party, upon denial of any Governmental Approval necessary for the consummation of the Corporate Merger or the Bank Merger (or should such approval be conditioned upon a substantial deviation from the transactions contemplated); provided, however, that either Riverview or Today's Bancorp may, upon written notice to the other, extend the term of this Merger Agreement for only one sixty (60) day period to prosecute diligently and overturn such denial, provided that such denial has been appealed within ten (10) business days of the receipt thereof;

               (e)  By Riverview in the event the conditions set forth in
Section 7.2 or Section 7.3 are not satisfied in all material respects as of the Closing Date, or by Today's Bancorp if the conditions set forth in Section
7.1 or Section 7.3 are not satisfied in all material respects as of the Closing Date, and such failure has not been waived prior to the Closing;

               (f) By Riverview or Today's Bancorp in the event that there shall have been a material adverse change in the business, property, assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), prospects, operations, liquidity, income, condition (financial or otherwise) of the other party, on a consolidated basis, other than any changes attributable to law, regulation or GAAP or interpretations thereof of general application to the banking industry;

               (g) By Riverview or Today's Bancorp in the event that there shall have been a material breach of any obligation of the other Party hereunder and such breach shall not have been remedied within thirty (30) days after receipt by the breaching Party of written notice from the other Party specifying the nature of such breach and requesting that it be remedied;

               (h) By Riverview should Today's Bancorp or Today's Bank enter into any letter of intent or agreement with a view to being acquired by or effecting a business combination with any other Person; or any agreement to merge, to consolidate, to combine or to sell a material portion of its assets or to be acquired in any other manner by any other Person or to acquire a material amount of assets or a material equity position in any other Person, whether financial or otherwise;

               (i) By Riverview should Today's Bancorp or Today's Bank enter into any formal agreement, letter of understanding, supervisory agreement, cease and desist order, consent agreement, memorandum or other similar arrangement with any bank regulatory agency; or

               (j) By Riverview should there be any claim, action, suit, investigation or other proceeding concerning state or federal securities law matters pending or threatened before any court or governmental agency against either Today's Bancorp or Today's Bank, or their respective officers and directors for their service as officers or directors of Today's Bancorp or Today's Bank.

     If a Party should elect to terminate this Merger Agreement pursuant to subsections (b), (c), (d), (e), (f), (g), (h), (i) or (j) of this Section 8.1, it shall give notice to the other Party, in writing, of its election in the manner prescribed in Section 9.1 ("Notices") of this Merger Agreement.

          8.2 Effect of Termination. In the event that this Merger Agreement should be terminated pursuant to Section 8.1 hereof, all further obligations of the Parties under this Merger Agreement shall terminate without further liability of any Party to another, other than pursuant to Section 8.3 hereof; provided, however, that a termination under Section 8.1 hereof shall not relieve any Party of any liability for a breach of this Merger Agreement or for any misstatement or misrepresentation made hereunder prior to such termination, or be deemed to constitute a waiver of any available remedy for any such breach, misstatement or misrepresentation.

          8.3 Riverview Fee. Today's Bancorp and Today's Bank hereby agree to pay Riverview and Riverview Community Bank on demand (and in no event more than three days after such demand) in immediately available funds, the greater of Eight Hundred Fifty Thousand Dollars ($850,000) or Riverview's costs that have been incurred in connection with this transaction (the "Riverview Fee") if within eighteen (18) months after the date hereof the Corporate Merger has not been completed and there occurs any of the events set forth in subparagraphs (a), (b) or (c) below. For purposes of this Section 8.3, Riverview's costs shall include but not be limited to fees and expenses of its investment advisors, fees and expenses of its counsel, fees and expenses of its accountants, printing, postage and mailing of the proxy materials for the Today's Bancorp Shareholders' Meeting to approve the transaction, and registration and filing fees.

               (a) After any person other than Riverview or an Affiliate of Riverview acquires beneficial ownership of twenty five percent (25%) or more of the then-outstanding Today's Bancorp Common Stock; or

               (b) Today's Bancorp or Today's Bank, without having received Riverview's and Riverview Community Bank's prior written consent, enters into an agreement to engage in an Acquisition Transaction (as defined below) with any person (the term "person" for purposes of this Section 8.3(b) having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the 1934 Act and the rules and regulations thereunder) other than Riverview and Riverview Community Bank or any of their respective Subsidiaries, or Today's Bancorp's Board of Directors recommends that the Today's Bancorp Shareholders approve or accept any Acquisition Transaction with any person other than Riverview and Riverview Community Bank or any of their respective Subsidiaries. For purposes of this Section, "Acquisition Transaction" shall mean (a) a merger or consolidation, or any similar transaction, involving Today's Bancorp or Today's Bank, (b) a purchase, lease or other acquisition of all or substantially all of the assets of Today's Bancorp or Today's Bank, or (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing fifteen percent (15%) or more of the voting power of Today's Bancorp or Today's Bank; or

          (c) A bona fide proposal is made by a third party to Today's Bancorp or Today's Bank to engage in an Acquisition Transaction and after such proposal is made any of the following events occurs: Today's Bancorp or Today's Bank breaches this Merger Agreement and such breach entitles Riverview and Riverview Community Bank to terminate this Merger Agreement; the Today's Bancorp Shareholders do not approve this Merger Agreement at the Shareholders' Meeting; the Shareholders' Meeting is not held or is canceled prior to termination of this Merger Agreement for reasons other than the fault of Riverview and Riverview Community Bank; or Today's Bancorp's Board of Directors modifies in a manner adverse to Riverview and Riverview Community Bank its recommendation with respect to this Merger Agreement.

     Notwithstanding the foregoing, Today's Bancorp and Today's Bank shall not be obligated to pay to Riverview and Riverview Community Bank the Riverview Fee if, prior to the occurrence of any of the events specified in Section 8.3(a), (b) or (c), either (i) Riverview terminates the Merger Agreement in accordance with the terms hereof other than pursuant to Section 8.1(g) hereof as a result of a breach of any obligation of Today's Bancorp or Today's Bank hereunder or (ii) Today's Bancorp validly terminates this Merger Agreement pursuant to Section 8.1(a), (c), (d), (e) or (g) (but only pursuant to Section 8.1(g) in the event that Riverview or Riverview Community Bank materially breaches a representation, warranty or covenant contained herein and, as a result thereof, Today's Bancorp exercises its right to terminate this Merger Agreement under Section 8.1(g) at a time when Riverview and Riverview Community Bank were not entitled to terminate this Merger Agreement under
Section 8.1(g)). The parties further agree that this Section 8.3 is without prejudice to any other rights that the parties hereto may have for any failure to perform this Merger Agreement.

                                   ARTICLE 9

                              GENERAL PROVISIONS

          9.1 Notices. Any notice, request, demand and other communication which either Party hereto may desire or may be required hereunder to give shall be in writing and shall be deemed to be duly given if delivered personally or mailed by certified or registered mail (postage prepaid, return receipt requested), air courier or facsimile transmission, addressed or transmitted to such other Party as follows:

If to Today's Bancorp and Today's Bank:   Today's Bancorp, Inc.
                                          204 SE Park Plaza Drive, #109
                                          Vancouver, Washington 98668-2669
                                          Fax:   (360) 258-3445
                                          Attn:  Dan Heine, President and
                                                 Chief Executive Officer

With copies to:                           Foster, Pepper & Tooze LLP
                                          101 SW Main Street
                                          15th Floor
                                          Portland, Oregon 97204
                                          Fax:   (503) 221-1510
                                          Attn:  Gordon E. Crim, Esq.

If to Riverview and
  Riverview Community Bank:               Riverview Bancorp, Inc.
                                          900 Washington Street
                                          Suite 900
                                          Vancouver, Washington  98660
                                          Fax:   (360) 693-6275
                                          Attn:  Patrick Sheaffer, Chairman of
                                                 the Board and Chief Executive
                                                 Officer

With a copy to:                           Breyer & Associates PC
                                          8180 Greensboro Drive
                                          Suite 785
                                          McLean, Virginia 22102
                                          Fax:   (703) 883-2511
                                          Attn:  John F. Breyer, Jr., Esq.

or to such other address as any Party hereto may hereafter designate to the other Parties in writing. Notice shall be deemed to have been given on the date reflected in the proof or evidence of delivery, or if none, on the date actually received.

          9.2 Assignability and Parties in Interest. This Merger Agreement shall not be assignable by any of the Parties hereto; provided, however, that Riverview and Riverview Community Bank may assign, set over and transfer all, or any part of their rights and obligations under this Merger Agreement to any one or more of their present or future Affiliates. This Merger Agreement shall inure to the benefit of, and be binding only upon the Parties hereto and their respective successors and permitted assigns and no other Persons.

          9.3 Governing Law. This Merger Agreement shall be governed by, and construed and enforced in accordance with, the internal laws, and not the laws pertaining to choice or conflicts of laws, of the State of Washington, unless and to the extent that federal law controls. Any dispute arising between the Parties in connection with the transactions which are the subject of this Merger Agreement shall be heard in a court of competent jurisdiction located in Clark County, Washington.

          9.4 Counterparts. This Merger Agreement may be executed simultaneously in one or more counterparts (any of which may be facsimile copies), each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

          9.5 Publicity. The Parties agree that press releases and other public announcements to be made by any of them with respect to the transactions contemplated hereby shall be subject to mutual agreement.

          9.6 Entire Agreement. This Merger Agreement, together with the Confidentiality Agreement dated October 2, 2002 between the Parties and the Plans of Merger which are attached as Exhibit A and Exhibit B hereto, the schedules, exhibits and certificates required to be delivered hereunder and any amendments or addenda hereafter executed and delivered in accordance with
Section 9.8 hereof constitute the entire agreement of the Parties hereto pertaining to the transaction contemplated hereby and supersede all prior written and oral (and all contemporaneous oral) agreements and understandings of the Parties hereto concerning the subject matter hereof. The schedules, annexes, exhibits and certificates attached hereto or furnished pursuant to this Merger Agreement are hereby incorporated as integral parts of this Merger Agreement. Except as provided herein, by specific language and not by mere implication, this Merger Agreement is not intended to confer upon any other person not a Party to this Merger Agreement any rights or remedies hereunder.

          9.7 Severability. If any portion or provision of this Merger Agreement should be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction, such portion or provision shall be ineffective as to that jurisdiction to the extent of such invalidity, illegality or unenforceability, without affecting in any way the validity or enforceability of the remaining portions or provisions hereof in such jurisdiction or rendering that or any other portions or provisions of this Merger Agreement invalid, illegal or unenforceable in any other jurisdiction.

          9.8 Modifications, Amendments and Waivers. At any time prior to the Closing or termination of this Merger Agreement, the Parties may, solely by written agreement executed by their duly authorized officers:

               (a) extend the time for the performance of any of the obligations or other acts of the other Party hereto;

               (b) waive any inaccuracies in the representations and warranties made by the other Party contained in this Merger Agreement or in the schedules or exhibits hereto or any other document delivered pursuant to this Merger Agreement;

               (c) waive compliance with any of the covenants or agreements of the other Party contained in this Merger Agreement; and

               (d) amend or add to any provision of this Merger Agreement or the Plans of Merger; provided, however, that no provision of this Merger Agreement may be amended or added to except by an agreement in writing signed by the Parties hereto or their respective successors in interest and expressly stating that it is an amendment to this Merger Agreement.

          9.9 Interpretation. The headings contained in this Merger Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement.

          9.10 Payment of Expenses. Except as set forth herein, Riverview, Riverview Community Bank and Today's Bancorp and Today's Bank shall each pay its own fees and expenses (including, without limitation, legal fees and expenses) incurred by it in connection with the transactions contemplated hereunder.

          9.11 Equitable Remedies. The Parties hereto agree that, in the event of a breach of this Merger Agreement by Today's Bancorp and Today's Bank, Riverview and Riverview Community Bank will be without an adequate remedy at law by reason of the unique nature of Today's Bancorp and Today's Bank. In recognition thereof, in addition to (and not in lieu of) any remedies at law which may be available to Riverview, Riverview shall be entitled, at its sole discretion, either (i) to obtain equitable relief, including the remedies of specific performance and injunction, in the event of a breach of this Merger Agreement by Today's Bancorp or Today's Bank or (ii) if applicable, to receive the payment described in Section 8.3 hereof.
Today's Bancorp and Today's Bank covenant that they shall not contend in any such proceeding that Riverview and Riverview Community Bank are not entitled to a decree of specific performance by reason of having an adequate remedy at law. Notwithstanding the foregoing, if Today's Bancorp and Today's Bank accept an Acquisition Proposal from a third party and Riverview and Riverview Community Bank receive an opinion of counsel from Today's Bancorp and Today's Bank that the failure of the Boards of Directors of Today's Bancorp and Today's Bank to accept such Acquisition Proposal would constitute a breach of such directors' fiduciary duty to the Today's Bancorp Shareholders, Riverview and Riverview Community Bank shall not be entitled to the equitable remedy of specific performance. No attempt on the part of Riverview and Riverview Community Bank to obtain such equitable relief shall be deemed to constitute an election of remedies by Riverview which would preclude Riverview from obtaining any remedies at law to which they would otherwise be entitled.

          9.12 Attorneys' Fees. If any Party hereto shall bring an action at law or in equity to enforce its rights under this Merger Agreement (including an action based upon a misrepresentation or the breach of any warranty, covenant, agreement or obligation contained herein), the prevailing Party in such action shall be entitled to recover from the other Party its reasonable costs and expenses necessarily incurred in connection with such action (including fees, disbursements and expenses of attorneys and costs of investigation).

          9.13 No Waiver. No failure, delay or omission of or by any Party in exercising any right, power or remedy upon any breach or default of any other Party shall impair any such rights, powers or remedies of the Party not in breach or default, nor shall it be construed to be a waiver of any such right, power or remedy, or an acquiescence in any similar breach or default; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any provisions of this Merger Agreement must be in writing and must be executed by the Parties to this Merger Agreement and shall be effective only to the extent specifically set forth in such writing.

          9.14 Remedies Cumulative. All remedies provided in this Merger Agreement, by law, equity or otherwise, shall be cumulative and not alternative.

          9.15 Non-Survival of Representations and Warranties. No representations and warranties made by the Parties hereto or in any instrument or document furnished in connection herewith shall survive the Closing. This
Section 9.15 shall not apply to covenants and agreements which by their terms are intended to be performed after the Closing or the termination of this Merger Agreement. Nothing in this Section 9.15 shall limit Today's Bancorp's and Today's Bank's or Riverview's and Riverview Community Bank's rights or remedies for misrepresentations, breaches of this Merger Agreement or any other improper action or inaction by the other Party hereto prior to its termination.

                                   * * * * *

     IN WITNESS WHEREOF, each of the Parties hereto has duly executed and delivered this Merger Agreement or has caused this Merger Agreement to be executed and delivered in its name and on its behalf by its representative thereunto duly authorized, all as of the date first written above.

                                         TODAY'S BANCORP, INC.

                                         By:  /s/Dan Heine
                                            --------------------------------
                                              Dan Heine
                                         Its: President and Chief Executive
                                              Officer

ATTEST:

/s/Fred Zack
-----------------------------
Fred Zack, Vice President

                                         TODAY'S BANCORP, INC.

                                         By:  /s/Dan Heine
                                            --------------------------------
                                              Dan Heine
                                         Its: President and Chief Executive
                                              Officer

ATTEST:

/s/Fred Zack
-----------------------------
Fred Zack, Vice President


                                         RIVERVIEW BANCORP, INC.

                                          By:  /s/Patrick Sheaffer
                                            --------------------------------
                                               Patrick Sheaffer
                                         Its:  Chairman and Chief Executive
                                               Officer

ATTEST:

/s/Phyllis Kreibich
-----------------------------
Phyllis Kreibich, Secretary

                                         RIVERVIEW COMMUNITY BANK

                                          By:  /s/Patrick Sheaffer
                                            --------------------------------
                                               Patrick Sheaffer
                                         Its:  Chairman and Chief Executive
                                               Officer

ATTEST:

/s/Phyllis Kreibich
-----------------------------
Phyllis Kreibich, Secretary

                                APPENDIX B

                OPINION OF CAPITAL MARKET SECURITIES, INC.

February 3, 2003

Board of Directors
Today's Bancorp, Inc.
204 SE Park Plaza Drive  #109
Vancouver, WA  98668-2669

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be received by the common shareholders of Today's Bancorp, Inc. (the "Company") pursuant to the Agreement and Plans of Merger dated February 3, 2003 (the "Agreement") by and between the Company, Today's Bank and Riverview Bancorp, Inc. ("Riverview"). At the Effective Time, as defined in the Agreement, the Company will be merged with and into Riverview (the "Merger") and the Company's shareholders shall receive an aggregate of $8,689,928 in cash and $7,109,940 in Riverview common shares as described in the Agreement, subject to certain adjustments as provided in the Agreement. Additionally, holders of the Company's warrants and stock options will be paid cash in the amount equal to the amount that the Per Share Cash Consideration exceeds the exercise price per share of such option or warrant issued in connection with the 2002 Warrant Plan shall receive $1.268 for each warrant upon surrender, subject to certain adjustments. The complete terms of the proposed transaction are described in the Agreement, and this summary is qualified in its entirety by reference thereto.

Capital Market Securities, Inc. ("Capital Market Securities") as part of its business is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for corporate and other purposes. We are familiar with the market for common stocks of publicly traded financial institutions and are familiar with the Company and Riverview, having acted as financial advisor to the Company in connection with, and having participated in the negotiations leading to, the Agreement. We are acting as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is payable upon the consummation of the Merger.

In arriving at our opinion, we have among other things:

(i)     Reviewed the draft form of the Agreement dated January 30__, 2003;

(ii) Reviewed certain historical financial and other information concerning the Company for the four fiscal years ended December 31, 2001, and for the four quarters ended March 31, June 30, and September 30, and December 31, 2002;

(iii) Reviewed certain historical financial and other information concerning Riverview for the five fiscal years ended December 31, 2001, and for the three quarters ended March 31, June 30, and September 30, 2002;

(iv) Held discussions with the senior management of the Company and Riverview with respect to their past and current financial performance, financial condition and future prospects;

(v) Reviewed certain internal financial data, projections and other information of the Company including financial projections prepared by management;

(vi) Analyzed certain publicly available information of other financial institutions that we deemed comparable or otherwise relevant to our inquiry, and compared the Company and Riverview from a financial point of view with certain of these institutions;

                                                              February 3, 2003
                                                                 Page 2 of Two

(vii) Compared the consideration to be received by the stockholders of the Company pursuant to the Agreement with the consideration received by stockholders in other acquisitions of financial institutions that we deemed comparable or otherwise relevant to our inquiry;

(viii) Reviewed historical trading activity and ownership data of Riverview common stock and considered the prospects for dividends and price movement;

(ix) Reviewed historical trading activity and ownership data of the Company's common stock and considered the prospects for dividends and market pricing; and

(x) Conducted such other financial studies, analyses and investigations and reviewed such other information as we deemed appropriate to enable us to render our opinion. In our review, we have also taken into account an assessment of general economic, market and financial conditions and certain industry trends and related matters.

In our review and analysis and in arriving at our opinion we have assumed and relied upon the accuracy and completeness of all the financial information publicly available or provided to us by the Company and Riverview and in the discussions with their managements, and have not attempted to verify any of such information. We have assumed (i) that the financial projections of the Company provided to us with respect to the results of operations likely to be achieved by the Company have been prepared on a basis reflecting the best currently available estimates and judgments of the Company's management as to future financial performance and results and (ii) that such forecasts and estimates will be realized in the amounts and in the time periods currently estimated by management. We have also assumed, without independent verification, that the aggregate reserves for possible loan losses for the Company and Riverview are adequate to cover such losses. We have assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to the Company and Riverview. We did not make or obtain any independent evaluations or appraisals of any assets or liabilities of the Company, Riverview or any of their respective subsidiaries nor did we verify any of the Company's or Riverview's books or records or review any individual loan credit files.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated as of the date of this letter. In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the merger to Riverview or the ability to consummate the Merger. This opinion is being furnished for the use and benefit of the Board of Directors of the Company and is not a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. Capital Market Securities has advised the Board that it does not believe any person other than the Board has the legal right to rely on the opinion and, absent any controlling precedent, would resist any assertion otherwise. This opinion may be included in its entirety in the proxy statement of the Company used to solicit shareholder approval of the Merger. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the merger, as set forth in the Agreement, to be consummated.

Based upon and subject to the foregoing, it is our opinion that as of the date hereof the consideration to be received by holders of the Common Stock pursuant to the Agreement is fair to such holders from a financial point of view.

                                         Very truly yours,


                                         /s/ Capital Market Securities, Inc.

                                         Capital Market Securities, Inc.

                                APPENDIX C

           CHAPTER 13 OF THE WASHINGTON BUSINESS CORPORATION ACT

           Chapter 13 of the Washington Business Corporation Act


23B.13.010  Definitions.  As used in this chapter:

         (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

         (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

         (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

         (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

         (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

         (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

         (7) "Shareholder" means the record shareholder or the beneficial shareholder.

23B.13.020 Right to dissent. (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

              (a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

              (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

              (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

              (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

              (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

         (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through
25.10.955 the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

         (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

              (a) The proposed corporate action is abandoned or rescinded;

              (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

              (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation.

23B.13.030 Dissent by nominees and beneficial owners. (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

         (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

              (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

              (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

23B.13.200 Notice of dissenters' rights. (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

         (2) If corporate action creating dissenters' rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B.13.220.

23B.13.210 Notice of intent to demand payment. (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

         (2) A shareholder who does not satisfy the requirements of subsection
(1) of this section is not entitled to payment for the shareholder's shares under this chapter.

23B.13.220 Dissenters' notice. (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

         (2) The dissenters' notice must be sent within ten days after the effective date of the corporate action, and must:

              (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

              (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

              (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

              (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

              (e) Be accompanied by a copy of this chapter.

23B.13.230 Duty to demand payment. (1) A shareholder sent a dissenters' notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

         (2) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

         (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

23B.13.240 Share restrictions. (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

         (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

23B.13.250 Payment. (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

         (2) The payment must be accompanied by:

              (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

              (b) An explanation of how the corporation estimated the fair value of the shares;

              (c) An explanation of how the interest was calculated;

              (d) A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

              (e) A copy of this chapter.

23B.13.260 Failure to take action. (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

         (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure.

23B.13.270 After-acquired shares. (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

         (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.

23B.13.280 Procedure if shareholder dissatisfied with payment or offer. (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

              (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

              (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

              (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

         (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

23B.13.300 Court action. (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         (2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

         (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

         (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

         (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         (6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

23B.13.310 Court costs and counsel fees. (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

         (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

              (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

              (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

         (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

                                APPENDIX D

                 FINANCIAL INFORMATION FOR TODAY'S BANCORP

                            FINANCIAL INFORMATION
                                  REGARDING
                            TODAY'S BANCORP, INC.

                             Table of Contents


                                                                       Page


Management's Discussion and Analysis of Financial Condition
and Results of Operations for Today's Bancorp, Inc.................    D-1

Independent Auditors' Report.......................................    D-21

Consolidated Balance Sheets as of December 31, 2002 and 2001.......    D-22

Consolidated Statements of Operations and Comprehensive Income
(Loss) for the years ended December 31, 2002 and 2001..............    D-23

Consolidated Statements of Changes in Stockholders' Equity for the
years ended December 31, 2002 and 2001.............................    D-25

Consolidated Statements of Cash Flows for the years ended December
31, 2002 and 2001..................................................    D-26

Notes to Consolidated Financial Statements.........................    D-28

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                        AND RESULTS OF OPERATIONS

General

     Today's Bancorp, Inc. ("Bancorp") was organized in 2002 for the purpose of becoming a holding company for Today's Bank, a Washington state-chartered, commercial bank that commenced operations February 1, 1999. Today's Bancorp maintains it its executive offices at the main office of Today's Bank ("Bank"), at 204 S.E. Park Plaza Drive, Suite 109, Vancouver, Washington.

     Today's Bancorp conducts business through Today's Bank, its sole operating subsidiary, and does not engage in any other substantive activities. The Bank conducts business through a multi-branch, sales and service distribution system, including three office locations, a mobile branch courier system and on-line banking.

     Management's Discussion and Analysis of Financial Condition and Results of Operations is intended to assist in understanding the financial condition
and results of operations of Today's Bancorp, Inc.   The information contained
in this section should be read in conjunction with the Consolidated Financial Statements and accompanying Notes thereto.

Forward-Looking Statements

     Management's Discussion and Analysis and other portions of this report contain certain "forward-looking statements" concerning the future operations of Today's Bancorp, Inc. and its wholly owned subsidiary, Today's Bank. Management desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing Today's Bancorp, Inc. of the protections of such safe harbor with respect to all "forward-looking statements" contained in our Annual Report. Bancorp has used "forward-looking statements" to describe future plans and strategies, including its expectations of Bancorp's future financial results. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors which could affect actual results include interest rate trends, the general economic climate in Bancorp's market area and the country as a whole, the ability of Bancorp to control costs and expenses, deposit flows, demand for mortgages and other loans, real estate value and vacancy rates, the ability of Bancorp to efficiently incorporate acquisitions into its operations, competition, loan delinquency rates, and changes in federal and state regulations. These factors should be considered in evaluating the "forward-looking statements," and undue reliance should not be placed on such statements. Bancorp does not undertake to update any forward-looking statement that may be made on behalf of Bancorp.

Business Strategy

     The Bank offers commercial and personal banking services to small- and medium-sized businesses, professionals and individual customers. The Bank's philosophy has been to attract and retain highly motivated, competent staff, pay attractive rates on deposits, maintain a low-cost investment in real property, and market the advantages of local, timely decision-making on loans. The Bank has been successful in growing revenues by providing a superior level of service which has resulted in most new business being referred by satisfied customers and professional firms.

     The Bank has pursued an aggressive growth strategy to create long-term economic value for our shareholders. Operations over the initial years have focused on the growth of business and the building of a unique culture and infrastructure comprised of talented staff, quality operating systems and technology, distinctive marketing, and an efficient distribution system. The Bank's business plan has been designed to achieve a steady and orderly increase in assets, brand awareness and market share. Our objective has been to build a "high-performance" bank that will ultimately have the size and profitability to enjoy competitive advantages in the market for business banking services, and to provide enhanced shareholder value and liquidity for our common stock.

Products and Services

     The Bank offers its customers a broad range of traditional banking products and services, principally to small and medium-sized businesses, professional and retail customers.

     Loan Products. The Bank offers specialized loans for its business and commercial customers, including equipment and inventory financing, real estate construction loans and SBA loans for qualified businesses. Commercial lending is the primary focus of the Bank's lending activities and a significant portion of the Bank's loan portfolio consists of commercial loans. For regulatory reporting purposes, a substantial portion of the Bank's commercial loans are designated as real estate loans, because the loans are secured by mortgages and trust deeds on real property, even though the loans may be made for purposes of financing commercial activities, such as accounts receivable, equipment purchases and leasing. To accommodate the personal financial needs of principals and key employees of its commercial loan customers, the Bank offers real estate financing and consumer loans. Generally, however, these loans constitute only a small portion of the loan portfolio, approximately 10% as of December 31, 2002.

     Deposit Products and Other Services. The Bank offers a variety of traditional bank deposit products to attract both commercial and consumer deposits through checking and savings accounts, money market accounts, and certificates of deposit. These accounts earn interest at rates established by management based on competitive market factors and management's desire to increase certain types or maturities of deposit liabilities. The Bank also offers travelers' checks, money orders, automated teller machines and a mobile branch courier service.

     Selected Financial Data. The following tables show summarized historical financial data for Bancorp.

                                              At December 31,
                                -------------------------------------------
                                  2002       2001        2000        1999
                                --------   --------    --------    --------
                                              (In thousands)

Financial Condition Data:

Total assets                    $122,377   $ 81,279    $ 41,410    $ 18,892
Loans receivable, net             91,164     63,910      32,301      11,249
Cash and interest-bearing
 deposits                         21,247      6,930       3,868       1,793
Investment securities held to
 maturity, at amortized cost          --      3,274       1,500       1,499
Investment securities available
 for sale, at fair value           6,259      4,190       2,447       3,432
Deposit accounts                 111,809     73,579      35,539      13,516
Fed Funds Purchased/Borrowings     1,430      1,899         444           -
Shareholders' equity               8,742      5,361       5,011       5,221


                       (table continued on following page)

                                         For Year Ended December 31,
                                -------------------------------------------
                                  2002       2001        2000       1999 (5)
                                --------   --------    --------    --------

Operating Data:

Interest income                  $ 7,054    $ 4,317     $ 2,557     $  789
Interest expense                   3,183      2,198       1,145        281
                                 -------    -------     -------     ------
Net interest income                3,871      2,119       1,412        508
Provision for loan losses          3,264        533         213        114
                                 -------    -------     -------     ------
Net interest income after
 provision for loan losses           607      1,586       1,199        394
Gains from sales of loans,
 securities and real estate
 owned                               100         41          (1)         -
Other non-interest income            232        110          43         10
Non-interest expenses              3,384      1,910       1,476      1,133
                                 -------    -------     -------     ------
Income before federal income
 tax benefit                      (2,445)      (173)       (235)      (729)
Federal income tax benefit          (812)      (528)         --         --
                                 -------    -------     -------     ------
Net income (loss)                $(1,633)   $   355     $  (235)    $ (729)
                                 =======    =======     =======     ======


                                    At or For the Year Ended December 31,
                                -------------------------------------------
                                  2002       2001        2000        1999
                                --------   --------    --------    --------

Key Financial Ratios:

Performance Ratios:
  Return on average assets(1)    (1.55)%     0.63%       (0.79)%     (4.83)%
  Return on average equity(2)   (19.05)      6.85        (4.67)     (12.69)
  Dividend payout ratio             --         --           --           -
  Interest rate spread            3.38       3.21         3.98        2.33
  Net interest margin(3)          3.93       4.03         5.11        3.74
  Non-interest expense to
   average assets                 3.22       3.63         5.13        7.30
  Efficiency ratio (non-interest
   expense dividend by the sum
   of net interest income and
   non-interest income)          80.51      84.14       101.51      218.73

Asset Quality Ratios:
  Average interest-earning
   assets to interest-bearing
   liabilities                  109.71     112.14       127.20      168.03
  Allowance for loan losses
   to total loans at end of
   period                         3.20       1.29         1.00        1.00
  Net charge-off to average
   outstanding loans during
   the period                     1.27       0.05           --           -
  Ratio of nonperforming assets
   to total assets(4)             1.47       0.75         0.01           -

Capital Ratios:
  Average equity to average
   assets                         8.15       9.17        16.96       38.04
  Equity to assets at end of
   fiscal year                    7.14       6.60        12.10       27.64

----------------
(1)     Net income divided by average total assets.
(2)     Net income divided by average total equity.
(3) Net interest income as a percentage of average interest-earning assets.
(4) Non-performing loans consist of loans accounted for on a nonaccrual basis, loans greater than 90 days delinquent and restructured loans.
(5) Includes the period from inception (February 1, 1999) through December 31, 1999

Results of Operations

     The Bank's profitability depends primarily on net interest income, which is the difference between (a) interest income generated by interest-earning assets (principally loans and investments) and (b) interest expense incurred on interest-bearing liabilities (principally customer deposits and borrowed funds). Net interest income is affected by the difference (the "interest rate spread") between rates of interest earned on interest-earning assets and rates of interest paid on interest-bearing liabilities, as well as the relative amounts of interest-earning assets and interest- bearing liabilities. Financial institutions have traditionally used interest rate spreads as a measure of net interest income. Another indication of an institution's net interest income is its "net yield on interest-earning assets" or "net interest margin," which is net interest income divided by average interest-earning assets.

     To a lesser extent, Today's Bancorp's profitability is also affected by such factors as the level of non-interest income and expenses, the provision for loan losses, and the provision for income taxes. Non-interest income consists primarily of service charges on deposit accounts. Non-interest expense consists primarily of salaries and employee benefits, professional fees, equipment, occupancy-related expenses, data processing, advertising and other operating expenses.

     Net Income (Loss). Net loss of $1.63 million for the year ended December 31, 2002 represents a decrease of $1.99 million from net income reported in 2001 of $355,000. The net income in 2001 represents an increase of $590,000 as compared to net losses of $235,000 in 2000. The decrease in net income in 2002 is primarily due to a $1.93 million increase in net interest income and non-interest income, offset by a $2.73 million increase in the loan loss provision and a $1.47 million increase in non-interest expense. The increase in net income in 2001 over 2000 is primarily due to an $816,000 increase in net interest income and non-interest income, offset by an increase in the loan loss provision of $320,000 and an increase in non-interest expense of $434,000.

     Average Balance Sheet. The following table sets forth, for the periods indicated, information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resultant yields, interest rate spread, ratio of interest-earning assets to interest-bearing liabilities and net interest income. Average balances for a period have been calculated using the monthly average balances during such period.

                                      Year Ended December 31,
                      ------------------------------------------------------
                                  2002                        2001
                      --------------------------    ------------------------
                                 Interest                    Interest
                       Average    and      Yield/   Average    and     Yield/
                       Balance  Dividends   Cost    Balance  Dividends  Cost
                      --------   -------  ------    --------  ------- ------
                                      (Dollars in thousands)
Interest-earning assets:
  Real estate secured
   loans              $ 47,704   $ 3,698    7.75%   $ 25,267  $ 2,113   8.36%
  Non-real estate
   secured loans        37,401     2,847    7.61      18,929    1,803   9.53
                      --------   -------  ------    --------  ------- ------
     Total net loans    85,105     6,545    7.69      44,196    3,916   8.86

Investment securities   13,399       509    3.80       8,387      401   4.78
                      --------   -------  ------    --------  ------- ------
  Total interest
   earning assets       98,504     7,054    7.16      52,583    4,317   8.21

Non interest earning
 assets
  Office properties and
   equipment, net        1,248                           920
  Real estate, net         317                           158
  Other non interest-
   earning assets        5,160                         2,922
                      --------                      --------
     Total assets     $105,229                      $ 56,583
                      ========                      ========

Interest bearing
 liabilities:
  Regular savings
   accounts           $    668         5    0.75    $    645       10   1.55
  NOW accounts           9,974       222    2.23       2,047       11   0.54
  Money market
   accounts              8,831       219    2.48       7,090      237   3.34
  Certificates of
   deposit              68,131     2,698    3.96      35,584    1,903   5.35
                      --------   -------  ------    --------  ------- ------
     Total deposits     87,604     3,144    3.59      45,366    2,161   4.76

Other interest-bearing
 liabilities             2,175        39    1.79       1,503       37   2.46
                      --------   -------  ------    --------  ------- ------
     Total interest-
      bearing
      liabilities       89,779     3,183    3.55      46,869    2,198   4.69

Non interest-bearing
 liabilities
  Non interest-bearing
   deposits              6,464                         4,133
  Other liabilities        414                           395
                      --------                      --------
     Total liabilities  96,657                        51,397
Shareholders' Equity     8,572                         5,186
                      --------                      --------

  Total liabilities and
   shareholders'
   equity             $105,229                      $ 56,583
                      ========                      ========

Net interest income              $ 3,871                      $ 2,119
                                 =======                      =======

Interest rate spread                        3.61%                       3.52%
                                          ======                      ======

Net interest margin                         3.93%                       4.03%
                                          ======                      ======

Ratio of average
 interest-earning
 assets to average
 interest-bearing
 liabilities                              109.72%                     112.14%
                                          ======                      ======

     Rate/Volume Analysis.    The following table sets forth the effects of
changing rates and volumes on net interest income of Bancorp. Information is provided with respect to (i) effects on interest income attributable to changes in volume (changes in volume multiplied by prior rate); (ii) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) changes in rate/volume (change in rate multiplied by change in volume).


                                    Year Ended December 31,
                                  2002        vs.      2001
                                 -----------------------------
                                     Increase (Decrease)
                                            Due to
                                 ------------------------------      Total
                                                       Rate/        Increase
                                 Volume      Rate      Volume      (Decrease)
                                 -------    ------     ------      ----------
Interest Income:                             (In Thousands)
  Mortgage loans                 $ 1,876    $ (154)    $ (137)      $ 1,585
  Non-mortgage loans               1,759      (362)      (353)        1,044
  Investment securities              239       (82)       (49)          108
                                 -------    ------     ------       -------
    Total interest income          3,874      (598)      (539)        2,737
                                 -------    ------     ------       -------

Interest Expense:
  Regular savings accounts            --        (5)        --            (5)
  NOW accounts                        43        35        133           211
  Money market accounts               58       (61)       (15)          (18)
  Certificates of deposit          1,741      (494)      (452)          795
  Other interest-bearing
   liabilities                        16       (10)        (4)            2
                                 -------    ------     ------       -------
    Total interest expense         1,858      (535)      (338)          985
                                 -------    ------     ------       -------

Increase (decrease) in net
 interest income                 $ 2,016    $  (63)    $ (201)      $ 1,752
                                 =======    ======     ======       =======

     Net Interest Income. For financial institutions, the primary component of earnings is net interest income. Net interest income is the difference between interest income, principally from loans and investment securities, and interest expense, principally on customer deposits. Changes in net interest income result from changes in "volume," "spread" and "margin." Volume refers to the dollar level of interest-earning assets and interest-bearing liabilities. Spread refers to the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities. Net interest income is the ratio of net interest income to total interest-earning assets and is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities.

     Net interest income for the year ended December 31, 2002 increased to $3.87 million, or 83%, over 2001 results of $2.12 million. Interest income in 2002 increased by $7.05 million, or 63%, over the $4.32 million in 2001, while interest expense in 2002 increased to $3.18 million, or 45%, from $2.20 million in 2001. The increase in net interest income is attributable primarily to an increase in the volume of average earning assets to $98.50 million, outpacing growth in the volume of average interest-bearing liabilities to $89.78 million during 2002. Average loans increased to $85.10 million from $44.20 million, while average investments securities grew to $13.40 million from $8.40 million during 2001. As a result of the change in asset volume and interest rates earned or paid, the interest rate spread increased to 3.61% from 3.52% during 2001, while the net interest margin declined slightly in 2002 to 3.93% from 4.03% during 2001.

     Net interest income for the year ended December 31, 2001 increased to $2.12 million from $1.41 million in 2000. Interest income in 2001 increased to $4.32 million from $2.56 million in 2000, while interest expense for 2001 increased to $2.20 million from $1.14 million in 2000. The increase in the net interest income was caused primarily by loan growth with steadying loan rates and lower deposit rates.

     Loan Loss Provision. The loan loss provision is based upon management's assessment of various relevant factors, including:

     *     types and amounts of nonperforming loans

     *     historical loss experience

     *     collectibility of collateral values and guaranties

     * pending legal action for collection of loans and related guaranties, and current economic conditions.

     The loan loss provision reflects management's judgment of the credit risk inherent in the loan portfolio. Although management believes the loan loss provision has been sufficient to maintain an adequate reserve for loan losses, there can be no assurance that actual loan losses will not exceed the amounts that have been charged to operations.

     The loan loss provision was $3.3 million for the year ended December 31, 2002, an increase of $2.7 million compared to $533,000 for 2001. The significant change in the loan loss provision in 2002 was principally a result of management's efforts to identify credits that may pose risks due to insufficient underwriting practices, specifically those credits originated by a lender no longer employed with the Bank. In mid-2002, a commercial borrower defaulted on a significant loan. Due to the uncollectibility and nature of this particular loan, Bank management elected to analyze over 95% of the loan portfolio for quality control purposes. Based on this extensive assessment, $2 million related to commercial loans has been specifically allocated to the Bank's 2002 allowance for loan losses. There are possible collections or recoveries from loans cited as substandard or as potential losses; however, no assurances can be made that these will occur.

     The provision for loan losses was $533,000 for the year ended December 31, 2001, compared to $213,000 in 2000. The increase was primarily a function of the expanding loan portfolio and the need to increase the reserve commensurate with the growth of the loan portfolio.

     Non-interest Income. Total non-interest income was $332,000 for the year ended December 31, 2002, an increase of $151,000 during 2001. The principal source of non-interest income was approximately $232,000 in various service charges and fees. Gain on sale of investment securities was $100,000 in 2002, a $59,000 increase from 2001.

     Total non-interest income was $151,000 for the year ended December 31, 2001, an increase $109,000, from $42,000 in 2000. The principal source of non-interest income was approximately $110,000 in various service charges and fees. Gain on sale of investment securities was $41,000 in 2001, as compared to a loss of $1,000 recorded in 2000.

     Transaction deposit accounts and related service charges grew relative to deposit growth in 2002, 2001 and 2000. In general, management prices deposits at rates competitive with those offered by the leading commercial banks in the Bank's market area. These rates tend to be somewhat lower than those offered by thrift institutions and credit unions. The Bank generally has not imposed service charges and fees to the same extent as other local institutions. Although a wider and higher range of service charges and fees would yield more non-interest income, imposing service charges and fees on a basis equivalent to those imposed by many other commercial banks in the Bank's market area might have adversely affected deposit growth. Therefore, to promote deposit growth and provide cross-selling opportunities to customers, the Bank has not adopted an aggressive fee structure. Deposit and service fee growth has been generated by developing strong customer relationships, cross-selling deposit relationships to loan customers, and, to a lesser extent, from the new branch office opened in 2001. Management intends to continue promoting demand deposit products, particularly non-interest bearing deposit products, in order to obtain additional interest-free funds for lending.

     Non-Interest Expense. Non-interest expenses consist principally of employee salaries and benefits, occupancy costs and other operating expenses. A measure of the Bank's ability to contain non-interest expenses is the efficiency ratio. This statistic is derived by dividing total non-interest expenses by the total of net interest income (tax equivalent basis) and non-interest income. As of December 31, 2002, the Bank's efficiency ratio was 81% compared to 84% at the end of 2001. Although the Bank's efficiency ratio exceeds that of peer banks, Management continues to place emphasis on closely monitoring and seeking reductions in non-interest expenses.

     Salary and employee benefit expense of $1.52 million in 2002 represented an increase of 85% from the $823,000 reported in 2001, which in turn represented an increase from $768,000 reported for 2000. The majority of these increases were due to additional staffing necessary to support the Bank's growth.

     Net occupancy expense consists of depreciation on equipment, premises lease payments, maintenance and repair expenses, utilities and related expenses. The Bank's net occupancy and equipment expense in 2002 was $628,000 as compared to $449,000 in 2001 and $232,000 in 2000. The increase in 2002 as compared to 2001 was the result of increases in depreciation on leasehold improvements and equipment and costs associated with new leases on additional office space needed to support the Bank's growth.

     Other operating expenses, which consist primarily of State B&O taxes, stationary and supplies, telephone expense, courier service and postage, increased from approximately $638,000 in 2001 to $1.23 million in 2002. Other operating expenses for the year ended for the year ended December 31, 2001 were $148,000 greater than the $490,000 recognized in 2000. These increases in other non-interest expenses are a direct result of the rapid loan and deposit growth the Bank experienced since its inception, and costs associated with collection efforts on defaulted loans originated by a lending officer no longer employed by the Bank.

     Provision For Income Taxes. The income tax benefits recorded for the years ended December 31, 2002 and 2001 primarily represent the Bancorp's recognition of deferred tax assets, principally net operating loss carry forwards, expected to be realized in succeeding years.

     Assets. Bancorp's total assets at December 31, 2002 were $122.38 million, compared to $81.28 million at December 31, 2001. Cash and cash equivalents increased to $21.25 million versus $6.93 million, as of December 31 2002 compared to December 31, 2001. Investment securities available-for-sale increased by $2.07 million to $6.26 million in 2002. Gross loans increased to $94.35 million at the end of 2002, compared to December 31, 2001 balances of $64.81 million. Premises and equipment, net of accumulated depreciation, increased by $194,000 in 2002 as compared to 2001, due to the addition of a variety of equipment necessary to address the Bank's growth.

     Asset growth in 2002 was primarily funded by a $37.76 million increase in customer deposits and borrowings over 2001. The end of year balances for total deposits and borrowings for 2002 and 2001 were $113.24 million and $75.49 million, respectively. Non-interest bearing demand deposits increased to $7.46 million at December 31, 2002 as compared to the December 31, 2001 balance of $6.10 million.

     Investment Portfolio. The following table sets forth the investment securities portfolio and carrying values at the dates indicated.

                                             At December 31,
                             -----------------------------------------------
                                     2002                     2001
                             ----------------------  -----------------------
                             Carrying    Percent of   Carrying    Percent of
                              Value      Portfolio     Value      Portfolio
                             --------    ----------  ---------    ----------
                                          (Dollars in thousands)
Held to maturity (at
 amortized cost):
--------------------
FHLB Notes & Bonds           $    -          --%      $ 2,280       30.55%
Fed Farm Credit Bank              --          -           494        6.62
FNMA Note                          -         --           251        3.36
FNMA mortgage-backed securities   --          -           249        3.34
                             -------     ------       -------      ------
                                  --         --         3,274       43.87
                             -------     ------       -------      ------

Available for sale (at fair
 value):
---------------------------
FHLB Notes & Bonds             3,281      52.41         3,001       40.21
FNMA mortgage-backed
 securities                    1,345      21.49         1,189       15.92
FHLMC mortgage-backed
 securities                      993      15.87             -          --
GNMA mortgage-backed
 securities                      389       6.22            --           -
FNMA Note                        251       4.01            --           -
                             -------     ------       -------      ------
                               6,259     100.00         4,190       56.14
                             -------     ------       -------      ------
Total investment securities  $ 6,259     100.00%      $ 7,463      100.00%
                             =======     ======       =======      ======


     The following table sets forth the maturities and weighted average yields in the securities portfolio at December 31, 2002.

                               Less Than         More than One        More than Five         More than
                               One Year          to Five Years         to Ten Years          Ten Years
                          -----------------    -----------------     ----------------    ------------------
                                   Weighted             Weighted             Weighted              Weighted
                                   Average              Average              Average               Average
                          Amount    Yield      Amount    Yield       Amount   Yield      Amount    Yield
                          ------   --------    ------   --------     ------  --------    ------    --------
                                                        (Dollars in thousands)
FHLB Notes and Bonds     $  759      4.62%     $2,522    4.52%        $ -        -- %     $   --      --%
Fannie Mae Note             251      5.67           -      --           --       --           --       -
FHLMC mortgage-backed
 securities                  --        --          --      --          993     5.00            -       -
FNMA mortgage-backed
 securities                  --        --          --      --           --       --        1,345    5.12
GNMA mortgage-backed
 securities                   -        --          --      --            -       --          389    6.50
                         ------      ----      ------    ----         ----     ----       ------    ----
    Total                $1,010      4.88%     $2,522    4.52%        $993     5.00%      $1,734    5.43%
                         ======      ====      ======    ====         ====     ====       ======    ====


     Investment securities provide a return on residual funds after lending activities. Investments may be in U.S. Government and agency obligations, state and local government obligations and government-guaranteed, mortgage-backed securities. Bancorp generally does not invest in securities that are rated less than investment grade by a nationally recognized statistical rating organization. A goal of the Bank's investment policy is to limit interest-rate risk.

     All securities-related activity is reported to the Board of Directors. General changes in investment strategy are required to be reviewed and approved by the Board. Senior management can purchase and sell securities in accordance with the Bank's stated investment policy.

     Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the Bank has the ability at the time of purchase to hold a security until maturity or on a long-term basis, the security is classified as held-to-maturity and is reflected on the balance sheet at historical cost. Securities to be held for indefinite periods and not intended to be held to maturity or on a long-term basis are classified as available-for-sale. Available-for-sale securities are reflected on the balance sheet at their market value. Adjustments to the market value of available for sale securities are recorded as accumulated other comprehensive income, net of tax, within stockholders' equity on the balance sheet.

     Loan Portfolio. Interest earned on the loan portfolio is our primary source of income. Net loans represented approximately 74% of total assets at December 31, 2002, compared to 79% of total assets as of December 31, 2001.
We make substantially all of our loans to customers located within our service area. Commercial real estate loans include owner-occupied commercial properties, new construction residential housing, and income-producing properties. The primary risks of such loans include loss of income of the owner or occupier of the property, inability to market residential homes and the inability of the market to sustain rent levels. Other commercial loans include renewable operating lines of credit, short-term notes, and equipment financing. These types of loans are principally at risk due to insufficient business income. Accordingly, we typically do not lend to start-up businesses or others lacking operating history (except with SBA or other guaranteed financing), and require personal guarantees and secondary sources of repayment. The Bank does not make long-term residential fixed rate mortgages. The Bank refers these types of loans to non-related third party lender. Installment loans consist of personal, automobile or home equity loans. We also offer credit cards to our customers through an independent, third-party vendor. These unsecured loans carry significantly higher interest rates and credit risk than secured loans, and the Bank, therefore, maintains strict credit guidelines when considering loan applications. We have no loans defined as highly leveraged transactions by the Federal Reserve Bank, and have no significant agricultural loans.

     Management calculates the allowance for loan losses using two risk methods. One method is based on loan types and the other is based on a loan grading system. The FDIC provides historical loss data by loan type. Loan officers utilize a loan grading system that is based on a customer's credit history, collateral, and financial condition. We believe our present allowance for potential loan losses is a proper reflection of the credit risk contained in the Bank's loan portfolio and is currently sufficient to sustain losses that may be anticipated.

     Loan Portfolio Analysis.
     -----------------------

                                             At December 31,
                              ---------------------------------------------
                                     2002                      2001
                              --------------------     --------------------
                              Amount       Percent     Amount       Percent
                              ------       -------     ------       -------
                                          (Dollars in thousands)
Real estate loans:
  Multi-family               $  1,874       1.99%     $  2,500        3.86%
  Construction one-to-four
   family                       3,735       3.96         6,751       10.42
  Construction commercial       1,050       1.11         2,207        3.41
  Land                            774       0.82         1,388        2.14
  Commercial real estate       40,269      42.68        20,554       31.73
                             --------     ------      --------      ------
    Total real estate loans    47,702      50.56        33,400       51.56

  Commercial business          37,460      39.70        25,012       38.57

Consumer loans:
  Automobile loans                549       0.58           376        0.58
  Savings account loans            54       0.06            10        0.02
  Home equity loans             5,578       5.91         4,064        6.27
  Other consumer loans          3,009       3.19         1,946        3.00
                             --------     ------      --------      ------
    Total consumer loans        9,190       9.74         6,396        9.87

Total loans                    94,352     100.00%       64,808      100.00%
                                          ======                    ======

Less:
  Unamortized loan origination
   fees, net of direct costs      168                       60
  Allowance for loan losses     3,020                      838
                             --------                 --------
Total loans receivable, net  $ 91,164                 $ 63,910
                             ========                 ========

     Loans by maturity or repricing date, were as follows (in thousands):

                                                    December 31,
                                             -------------------------
                                               2002             2001
                                             --------         --------
   Adjustable rate loans:
     Within one year                         $ 33,562         $ 30,160
     After one but within three years              --                -
     After three but within five years         14,944              950
     After five but within ten years              812            1,200
                                             --------         --------
                                               49,318           32,310
                                             --------         --------

   Fixed rate loans:
     Within one year                           13,529           10,776
     After one but within three years           8,447            5,117
     After three but within five years         15,914           13,106
     After five but within ten years            6,454            3,334
     After ten years                              690              165
                                             --------         --------
                                               45,034           32,498
                                             --------         --------

                                             $ 94,352         $ 64,808
                                             ========         ========

     The following table sets forth certain information at December 31, 2002 regarding the dollar amount of loans maturing in the Bank's portfolio based on their contractual terms to maturity, but does not include potential prepayments. Demand loans, having no stated schedule of prepayments and no state maturity and overdrafts are reported as due in one year or less. Loan balances do not include unearned discounts, unearned income and allowance for loan losses.

                         After One   After 3     After 5
                Within    Year to    Years to   Years to    Beyond
               One Year   3 Years    5 Years    10 Years    10 Years   Total
               --------   -------    --------   --------    --------  -------
                                       (In thousands)
Construction:
  Adjustable-
   Rate         $ 4,549   $   236     $    --    $    --       $  --  $ 4,785
  Fixed Rate         --        --          --         --          --        -
Other Real Estate:
  Adjustable-
   Rate           4,839       459       1,064     13,747          --   20,109
  Fixed-Rate      5,205     5,683       6,832      4,662         426   22,808
                -------   -------     -------    -------       -----  -------
                 14,593     6,378       7,896     18,409         426   47,702

Commercial:
  Adjustable-
   Rate          11,054     2,001       1,049      4,778          --   18,882
  Fixed Rate      7,654     2,039       7,949        936          --   18,578
Consumer:
  Adjustable-
   Rate           1,291       667          21      3,564          --    5,543
  Fixed Rate        669       725       1,133        857         263    3,647
                -------   -------     -------    -------       -----  -------
                 20,668     5,432      10,152     10,135         263   46,650

Total Gross
 Loans          $35,261   $11,810     $18,048    $28,544       $ 689  $94,352
                =======   =======     =======    =======       =====  =======

     The following table sets forth the dollar amount of all loans due one year after December 31, 2002, which have fixed interest rates and have floating or adjustable interest rates.


                                          Fixed-        Floating-or
                                          Rates       Adjustable-Rates
                                        --------      ----------------
                                               (In thousands)
         Real Estate Mortgages
           Construction loans           $     --         $    236
           Other Real Estate              17,603           15,270
           Commercial                     10,924            7,828
           Consumer                        2,978            4,252
                                        --------         --------
             Total                      $ 31,505         $ 27,586
                                        ========         ========

     Nonperforming Loans.   A loan is considered by the Bank's management to
be nonperforming when it is 90 days or more delinquent or, if sooner, when the Bank has determined that repayment of the loan in full is unlikely. Generally, unless loan collateral is a one- to four-family residential dwelling, interest accrual ceases in 90 days (but no later than the date of acquisition by foreclosure, voluntary deed or other means) and the loan is classified as nonperforming.

     A loan placed on nonaccrual status may or may not be contractually past due at the time the determination is made to place the loan on nonaccrual status, and it may or may not be secured. When a loan is placed on nonaccrual status, it is the Bank's policy to reverse interest previously accrued but uncollected and charge it against current income. Interest later collected on the nonaccrual loan is credited to loan principal if, in management's opinion, full collectibility of principal is doubtful.

     Other loans can be 90 days or more delinquent, but, in management's opinion, repayment of the loan in full is highly likely or a correction of the delinquency is forthcoming. Generally on these loans, interest continues to accrue even though the loan may be classified as nonperforming.

     Commercial loans that were more than 90 days delinquent and not accruing interest totaled $825,000, or 0.90% of the net loan portfolio as of December 31, 2002, and $91,000, or 0.14%, of the net loan portfolio as of December 31, 2001.

     Real estate loans that were more than 90 days delinquent and not accruing interest totaled $97,000, or 0.11% of the net loan portfolio, as of December 31, 2002. As of December 31, 2001, there were no real estate loans more than 90 days delinquent and not accruing interest.

     There were no real estate construction loans that were more than 90 days delinquent and not accruing interest as of December 31, 2002 and 2001.

     Consumer loans that were more than 90 days delinquent and not accruing interest totaled $16,000 , or 0.02% of the net loan portfolio as of December 31, 2002 and $3,000 as of December 31, 2001.

     Total non-performing loans but still accruing interest as of December 31, 2002 were $864,000, the total as of December 31, 2001 was $40,000.

     The following table summarizes nonperforming assets by category of loan for the years indicated.

                                                 At December 31,
                                  ----------------------------------------
                                    2002         2001       2000     1999
                                  -------       -------    ------   ------
                                              (Dollars in thousands)
Loans accounted for on a nonaccural
 basis:
  Commercial real estate           $   97       $    --     $  --    $    -
  Commercial                          825            91        --         -
  Consumer                             16            11         5         -
                                  -------       -------     -----    ------
    Total                             938            94         5         -
                                  -------       -------     -----    ------

Accruing loans which are
 contractually past due 90 days
 or more                              864            40        --         -
                                  -------       -------     -----    ------

Total of nonaccural and 90 days
 past due loans                     1,802           142         5         -
                                  -------       -------     -----    ------

Real estate owned                       -           475         -         -
                                  -------       -------     -----    ------
  Total nonperforming assets      $ 1,802       $   617     $   5    $    -
                                  =======       =======     =====    ======

Total loans delinquent 90 days
 or more to net loans                1.98%         0.22%     0.02%       --%

Total loans delinquent 90 days
 or more to total assets             1.47          0.17      0.01         -

Total nonperforming assets to
 total assets                        1.47          0.76      0.01        --

     Interest income on nonaccrual and impaired loans that would have been recorded during the years ended December 31, 2002 and 2001 if the loans had been current in accordance with their original terms was approximately $71,000 and $22,000, respectively. For the years ended December 31, 2002 and 2001, no interest was earned on nonaccrual loans.

     Impaired loans include all nonaccrual and restructured loans. Loan impairment is measured as the present value of expected future cash flows discounted at the loan's initial interest rate, the fair value of the collateral of an impaired collateral-dependent loan or an observable market price. Interest income on impaired loans is recognized on a cash-basis method. The investment in loans for which impairment had been recognized totaled $2.56 million as of December 31, 2002 and $102,000 as of December 31, 2001. The Bank's average investment in impaired loans, measured on the basis of the present value of future cash flows discounted at the loans' effective interest rates, was $1.33 million and $51,000 as of December 31, 2002 and December 31, 2001, respectively.

     Allowance For Loan Losses. The Bank's management monitors the loan portfolio to ensure that the allowance for loan losses remains adequate to absorb losses identified by the portfolio review process, including loans on nonaccrual status and current loans whose repayment according to the loan's repayment plan is considered by management to be in serious doubt. The Bank takes into account loan growth and the level of delinquent and nonperforming loans in its review of the portfolio, considering also such external factors as current economic conditions in the primary market area, collectibility of collateral values and guaranties and the current status of legal action for collection of loans and related guaranties. The loan loss provision represents a charge to earnings for maintaining the allowance for loan losses at a level management believes is adequate.

     The Bank's allowance for loan losses totaled $3.02 million as of December 31, 2002 and $838,000 as of December 31, 2001, representing 3.20% of total loans at December 31, 2002 and 1.29% of total loans at December 31, 2001. Although management believes that it uses the best information available in providing for estimated loan losses and believes that the reserve was adequate at December 31, 2002, future adjustments could be necessary and net earnings could be negatively affected if circumstances and/or economic conditions differ substantially from the assumptions used in making the initial determinations.

     The amount of the allowance for loan losses is based on a variety of factors, including:

     * analysis of risks inherent in the various segments the loan portfolio;
     * management's assessment of known or potential problem credits that have come to management's attention during the ongoing review of credit quality;
     *     estimates of the value of underlying collateral and guaranties;
     * legal representation regarding the potential outcome of pending actions for collection of loans and related guaranties;
     *     historical loss experience; and
     *     current economic conditions and other factors.

     Although Bank management believes that it uses the best information available to make such determinations and that the allowance for loan losses was adequate at December 31, 2002, future adjustments could be necessary if circumstances or economic conditions differ substantially from the assumptions used in making the initial determinations. A downturn in the local economy and employment could result in increased levels of nonperforming loans and charge-offs, increased loan loss provisions and reductions in income. Additionally, as an integral part of the examination process, bank regulatory agencies periodically review the Bank's allowance for loan losses. The banking agencies could require the recognition of additions to the allowance for loan losses based on their judgment of information available to them at the time of their examination.

     As of December 31, 2002, the Bank's specific allocation of its allowance for loan losses related primarily to loans on nonaccrual status. The specific allocation of the allowance for loan losses for real estate loans relates to loans for which management believes the borrower might be unable to comply with loan repayment terms (even though the loans are not in nonaccrual status) and for which supporting collateral might not be adequate to recover loan amounts if foreclosure and subsequent sale of collateral become necessary.

     Management uses the best information available in reserving for loan losses and believes that the reserve for loan losses is adequate at December 31, 2002. Future adjustments, however, may be necessary and net earnings could be negatively affected if circumstances differ substantially from the assumptions used in making the initial determinations.

     The following table shows the allocation of the Bank's allowance for loan losses by category and the percent of loans in each category to total loans at the dates indicated. The Bank allocates its allowance for loan losses to each loan classification based on relative risk characteristics. Specific allocations represent estimated losses that are due to current credit circumstances and other available information. Unallocated portions of the allowance are intended to compensate for the subjective nature of the determination of losses inherent in the overall loan portfolio. Because the total allowance for loan losses is a valuation reserve applicable to the entire loan portfolio, the portion of the allowance allocated to each loan category does not represent the total available for future losses that may occur within that loan category.

                                              At December 31,
                                  ---------------------------------------
                                         2002                 2001
                                  ------------------   ------------------
                                             Loan                 Loan
                                           Category             Category
                                           as a % of            as a % of
                                             Total                Total
                                  Amount     Loans     Amount     Loans
                                  ------   ---------   ------   ---------
                                              (In thousands)
Real estate loans:
  Multi-family                    $    14    1.99%    $    25      3.86%
  Construction one-to-four family      29    3.96          68     10.42
  Construction commercial               8    1.11          22      3.41
  Land                                  6    0.82          14      2.14
  Commercial real estate              792   42.68         212     31.72
  Commercial                        2,042   39.70         392     38.58

Consumer loans:
  Secured                              76    8.69          44      8.43
  Other consumer loans                 53    1.05          18      1.44
  Unallocated                           -      --          43        --
                                 --------  ------      ------    ------
                                 $  3,020  100.00%     $  838    100.00%
                                 ========  ======      ======    ======

     The following table sets forth an analysis of the Bank's allowance for loan losses at the dates and for the periods indicated.

                                           Year Ended December 31,
                                -------------------------------------------
                                 2002        2001         2000         1999
                                ------      ------       ------      ------
                                          (Dollars in thousands)

Balance at beginning of period  $  838      $  326       $  113       $    -

Provision for loan losses        3,264         553          213          113
Recoveries:
  Consumer                          15          --           --           --
                                ------       -----        -----       ------
     Total recoveries               15          --           --            -
                                ------       -----        -----       ------

Charge-offs:
  Construction                      43          --           --           --
  Commercial                     1,016          --           --           --
  Consumer                          39          21           --            -
                                ------       -----        -----       ------
     Total charge-offs           1,098          21           --           --
                                ------       -----        -----       ------
     Net charge-offs             1,083          21           --           --
                                ------       -----        -----       ------

Balance at end of period        $3,020       $ 838        $ 326       $  113
                                ======       =====        =====       ======

Ratio of allowance to total
 loans outstanding at the end
 of the period                    3.20%       1.29%        1.00%        1.00%

Ratio of net charge-offs to
 average loans outstanding
 during the period                1.27        0.05           --           --

Ratio of allowance to total
 of nonaccrual and 90 days
 past due loans                 167.59      626.12        65.20           --

     Deposits. Deposit accounts are the primary source of funds for the Bank. The Bank offers a number of deposit products to attract both commercial and consumer checking and savings customers, including regular and money market savings accounts, NOW accounts, and a variety of fixed- maturity, fixed-rate certificates with maturities ranging from seven days to 60 months. These accounts earn interest at rates established by management based on competitive market factors and management's desire to increase certain types or maturities of deposit liabilities. The following table outlines the make up of the deposit structure of the Bank, as of the indicated dates.


                                             For Years Ending December 31,
                                             -----------------------------
                                                2002                2001
                                             -----------         ---------
                                                     (In thousands)

     Noninterest-bearing demand deposits      $  7,457           $  6,102
     Interest-bearing demand deposits and
      money market accounts                     28,806             12,968
     Savings accounts                              632                563
     Time certificates of deposit               76,914             53,947
                                              --------            --------
          Total                               $111,809           $ 73,579
                                              ========           ========

     The following table summarizes certificates of deposit with balances of less than $100,000 and balances of $100,000 or greater.

                                                 December 31,
                                            ---------------------
                                              2002         2001
                                            --------     --------
                                                (In thousands)

     Total of balances less than $100,000   $ 28,799     $ 25,610
     Total balances of $100,000 or greater    48,115       28,336
                                            --------     --------
          Total                             $ 76,914     $ 53,947
                                            ========     ========

     The following table summarizes the maturities of all time certificates with balances of $100,000 or greater:

                                      As December 31,    Weighted-average
                                           2002           Interest Rate
                                       -----------        --------------
                                     (In thousands)
     Certificates maturing in:
       3 months or more                 $  8,102               2.64%
       Over 3 months, up to 6 months       6,098               3.07
       Over 6 months, up to 12 months     10,023               3.80
       Over 12 months                     23,893               3.66
                                        --------               ----
                                        $ 48,115               3.40%
                                        ========               ====

     Certificates of deposit, of which approximately $18.0 million is comprised of brokered deposits, are set forth in the following table by rate and maturity, as of the indicated dates.

                                            Amount Due
                     -------------------------------------------------------
                     Less Than       1-2        2-3       After
                     One Year       Years      Years     3 Years      Total
                     ---------    --------   --------   --------    --------
                                            (In thousands)

     Below 2.00%      $  4,805    $     --   $     --   $     --    $  4,805
     2.00 - 2.99%       10,941       6,138      3,928         17      21,024
     3.00 - 3.99%       15,270       3,488        121      2,653      21,532
     4.00 - 4.99%        3,877       9,993      2,955        919      17,744
     5.00 - 5.99%        2,810       3,002      3,004      1,421      10,237
     6.00 - 6.99%          556         263        753         --       1,572
                      --------    --------   --------   --------    --------
          Total       $ 38,259    $ 22,884   $ 10,761   $  5,010    $ 76,914
                      ========    ========   ========   ========    ========

Capital Resources

     Stockholders' equity was $8.74 million as of December 31, 2002, compared to $5.36 million as of December 31, 2001. The two major factors in the change year over year were the additional capital secured through a secondary offering of common stock completed by the Bank in the second quarter of 2002, for $4.95 million (net of associated costs), and the net loss for the year of $1.63 million.

     Federal banking regulators require that the Bank calculate the adequacy of its capital using various measures, of which risk-based capital is a principal component. Calculation of risk-based capital is an analysis that weights balance sheet and off-balance sheet items for their inherent risk. Current regulations require a minimum risk-based capital ratio (the ratio of qualifying capital to total risk-based assets) of 10.00% to be considered well capitalized (as defined). As of December 31, 2002 and 2001, total risk-based capital ratio was 9%. Although our current capital position is below the regulatory minimum to be considered well capitalized, our capital resources are still strong. Nonetheless, based on the regulatory minimum ratio, the continued growth of assets and deposits may be constrained without the availability of additional capital. No assurances can be made that the current growth trend will continue, even if additional capital is available.

     As of December 31, 2002, the Bank was in compliance with applicable regulatory capital requirements, as shown in the following table.

                                 Today's Bank    Well- Capitalized    Minimum
                                 ------------    -----------------    -------

Total Risk-Based Capital Ratio         9%             10.00%           8.00%
Tier 1 Risk-Based Capital Ratio        8%              6.00%           4.00%
Leverage Ratio                         7%              5.00%           4.00%

     The Bank has a line of credit with the Federal Home Loan Bank of Seattle, which allows the Bank to borrow from the FHLB in an amount up to 10% of its total assets. Interest and principal are payable monthly, and the line of credit is secured by a blanket pledge collateral agreement. At December 31, 2002, the Bank had no FHLB borrowings outstanding.

Liquidity

     Like other financial institutions, the Bank must ensure that sufficient funds are available to meet deposit withdrawals, loan commitments and expenses. Control of cash flow requires that the Bank anticipate deposit flows and loan payments. The primary sources of funds are deposits, principal and interest payments on loans, proceeds of loan sales, federal funds and FHLB borrowings. These funds are used principally to originate loans and acquire investment securities.

     As of December 31, 2002, certificates of deposit represented 69% of total deposits, while non-interest bearing demand accounts ("DDAs," or checking accounts) represented 7%, savings accounts less than 1% and interest-bearing demand accounts and money market accounts 24%. Management believes that the Bank will have sufficient sources of funds to meet the liquidity needs relating to deposit and savings accounts and maturing certificates of deposit for the next fiscal year.

     As of December 31, 2002, the Bank had commitments to fund loans of $10.69 million. Management believes the Bank has adequate resources to meet its normal funding requirements.

Asset/Liability Management; Sensitivity To Changes In Interest Rates

     Like other financial institutions, the Bank is subject to interest rate risk. Interest-earning assets could mature or reprice more rapidly than, or on a different basis from, interest-bearing liabilities (primarily borrowings and deposits with short- and medium-term maturities) in a period of declining interest rates. Although having assets that mature or reprice more frequently on average than liabilities will be beneficial in times of rising interest rates, such an asset/liability structure will result in lower net interest income during periods of declining interest rates. Interest rate sensitivity, or interest rate risk, relates to the effect of changing interest rates on net interest income. Interest-earning assets with interest rates tied to the prime rate for example, or that mature in relatively short periods of time, are considered interest-rate sensitive. Interest-bearing liabilities with interest rates that can be repriced in a discretionary manner, or that mature in relatively short periods of time, are also considered interest-rate sensitive. The differences between interest-sensitive assets and interest-sensitive liabilities over various time horizons are commonly referred to as sensitivity gaps. As interest rates change, the sensitivity gap will have either a favorable effect or an adverse effect on net interest income. A negative gap
-- with liabilities repricing more rapidly than assets   generally should have
a favorable effect when interest rates are falling, and an adverse effect when rates are rising. A positive gap -- with assets repricing more rapidly than liabilities -- generally should have the opposite effect: an adverse effect when rates are falling and a favorable effect when rates are rising.

     Bank management monitors its interest rate sensitivity position and attempts to limit exposure to interest rate risk. The Bank strives to maintain the one-year cumulative, interest-rate sensitivity gap within a range of negative 25% to positive 25%. As the table below illustrates, the one-year gap was within this range as of December 31, 2002, with a positive one-year gap of 10.90%.

     The following table illustrates the maturities or repricing of the Bank's assets and liabilities as of December 31, 2002, based upon the contractual maturity or contractual repricing dates of loans and the contractual maturities of time deposits. Prepayment assumptions have not been applied to fixed-rate mortgage loans. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. Allocation of deposits other than time deposits to the various maturity and repricing periods is based upon management's best estimate.



                                        INTEREST RATE SENSITIVITY-STATIC GAP BASIS
                                        BY REPRICING INTERVAL (by months to maturity)
                            Immediate     0-3       3-6      6-12     12-24     24-36      36-48      >48
                            ---------   -------   -------  -------  --------   -------    -------   -------
                                                    (Dollars in thousands)
RATE SENSITIVE ASSETS (RSA)
  Fed Funds                  $13,220    $        $    --   $    --  $     --   $    --   $     --   $
  Securities available-
   for-sale                      145        906      155       562       619     1,119      1,619     1,174
  Loans (1)(2)                32,383     15,372    8,177     9,462    10,077     5,209      3,804     8,906
                             -------    -------  -------  -------   --------    -------   -------   -------
Total                        $45,748    $16,278  $ 8,332   $10,024  $ 10,696   $ 6,328   $  5,423   $10,080

RATE SENSITIVE ASSETS (RSA)
  All interest-bearing
   deposits                  $27,438    $16,282  $ 5,549  $16,336   $ 22,883    $10,883   $ 3,427   $ 1,671
  Repurchase Accounts          1,429          -       --       --         --         --         -         -
                             -------    -------  -------  -------   --------    -------   -------   -------
Total                        $28,867    $16,282  $ 5,549  $16,336   $ 22,883    $10,883   $ 3,427   $ 1,671

Interest rate sensitivity
 gap                         $16,881    $    (4) $ 2,783  $(6,312)  $(12,187)   $(4,555)  $ 1,996   $ 8,409
Cumulative                   $16,881    $16,877  $19,660  $13,348   $  1,161    $(3,394)  $(1,398)  $ 7,011
Cumulative gap as a % of
 total assets                  13.79%     13.78%   16.06%   10.90%      0.95%     (2.77)%   (1.14)%    5.73%

-------------
(1)     For purposes of the gap analysis, loans are not reduced by the allowance for loan losses and non-performing loans.
(2)     For purposes of the gap analysis, premiums, unearned discounts and deferred loan fees are excluded.


    This analysis of interest-rate sensitivity has a number of limitations. The "gap" analysis above is based upon assumptions concerning such matters as when assets and liabilities will reprice in a changing interest rate environment. Because these assumptions are no more than estimates, certain assets and liabilities indicated as maturing or repricing within a stated period might actually mature or reprice at different times and at different volumes from those estimated. The actual prepayments and withdrawals after a change in interest rates could deviate significantly from those assumed in calculating the data shown in the table. Certain assets, adjustable-rate loans for example, commonly have provisions that limit changes in interest rates each time the interest rate changes and on a cumulative basis over the life of the loan. Also, the renewal or repricing of certain assets and liabilities can be discretionary and subject to competitive and other pressures. The ability of many borrowers to service their debt could diminish after an interest rate increase. Therefore, the gap table above does not and cannot necessarily indicate the actual future impact of general interest movements on net interest income.

     In addition to a static gap analysis of interest rate sensitivity, the Bank also attempts to monitor interest rate risk from the perspective of changes in the economic value of equity, also referred to as net portfolio value (NPV), and changes in net interest income. Changes to the NPV and net interest income are simulated using instant and permanent rate shocks of plus and minus 200 basis points, in increments of 50 basis points. These results are then compared to prior periods to determine the effect of previously implemented strategies. If estimated changes to NPV or net interest income are not within acceptable limits, the Board may direct management to adjust its asset and liability mix to bring interest rate risk within acceptable limits. The NPV calculations are based on the net present value of discounted cash flows, using market prepayment assumptions and market rates of interest for each asset and liability product type based on its characteristics. The theoretical projected change in NPV and net interest income over a 12-month period under each of the instantaneous and permanent rate shocks have been calculated by the Bank using computer simulation.

     The Bank's simulation analysis forecasts net interest income and earnings given unchanged interest rates (stable rate scenario). The model then estimates a percentage change from the stable rate scenario under scenarios of rising and falling market interest rates over various time horizons. The simulation model estimates that if a decline of 200 basis points occurs, net interest income (interest income less interest expense) could be adversely affected up to approximately 9.44%, while a similar increase in market rates would have a favorable impact of approximately 9.48%. Because of uncertainties about customer behavior, refinance activity, absolute and relative loan and deposit pricing levels, competitor pricing and market behavior, product volumes and mix, and other unexpected changes in economic events affecting movements and volatility in market rates, there can be no assurance that simulation results are reliable indicators of earnings under such conditions.

       (Prime rate on 12/31/02 = 4.25%)    Projected       Projected
                                          Percentage      Percentage
                                           Change in       Change in
                                            Interest    Market Value
                                              Margin       in Equity
                                           ---------     -----------

               Change in
           Interest Rates of:
                 (2.00%)                     (9.44%)         5.31%
                 (1.50%)                     (7.07%)         3.29%
                 (1.00%)                     (4.56%)         2.09%
                 (0.50%)                     (2.31%)         0.98%
                  0.00%                       0.00%          0.00%
                  0.50%                       2.39%         (0.89%)
                  1.00%                       4.71%         (1.68%)
                  1.50%                       7.32%         (2.39%)
                  2.00%                       9.48%         (3.00%)

     It is the Bank's policy to manage interest rate risk to maximize long-term profitability under the range of likely interest-rate scenarios.

MOSS-ADAMS LLP
-----------------------------------------------------------------------------
Certified Public Accountants


INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders
Today's Bancorp, Inc. and Subsidiary


We have audited the accompanying consolidated balance sheets of Today's Bancorp, Inc. and subsidiary, as of December 31, 2002 and 2001, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders' equity, and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of Today's Bancorp, Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Today's Bancorp, Inc. and subsidiary, as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.


/s/Moss Adams LLP


Portland, Oregon
February 28, 2003

                                         TODAY'S BANCORP INC. AND SUBSIDIARY
                                                 CONSOLIDATED BALANCE SHEETS
----------------------------------------------------------------------------

                                                         December 31,
                                                 ---------------------------
                                                     2002           2001
                                                 ------------   ------------
ASSETS
 Cash and due from banks                         $  3,315,619   $  2,277,242
 Interest-bearing deposits with other banks         4,431,681      2,762,880
 Federal funds sold                                13,500,000      1,890,000
                                                 ------------   ------------
   Total cash and cash equivalents                 21,247,300      6,930,122

 Investment securities available-for-sale           6,258,937      4,189,756
 Investment securities held-to-maturity                     -      3,274,439
 Federal Home Loan Bank stock                         145,200        123,300
 Loans, net of allowance for loan losses and
   unearned income                                 91,163,609     63,910,262
 Furniture, equipment, and leasehold improvements,
  net of accumulated depreciation and amortization  1,312,511      1,119,284
 Other real estate owned                                    -        475,118
 Deferred taxes                                     1,339,736        528,000
 Accrued interest receivable and other assets         909,318        728,289
                                                 ------------   ------------
TOTAL ASSETS                                     $122,376,611   $ 81,278,570
                                                 ============   ============

                     LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
 Deposits:
  Noninterest-bearing demand deposits            $  7,456,793   $  6,101,826
  Interest-bearing demand and money market
    accounts                                       26,806,406     12,967,698
  Savings deposits                                    631,924        562,995
  Time deposits                                    76,914,297     53,946,569
                                                 ------------   ------------
   Total deposits                                 111,809,420     73,579,088

 Repurchase agreements                              1,429,697      1,899,237
 Accrued interest payable and other liabilities       395,767        439,335
                                                 ------------   ------------
   Total liabilities                              113,634,884     75,917,660
                                                 ------------   ------------
COMMITMENTS AND CONTINGENCIES (Note 14)

STOCKHOLDERS' EQUITY
 Common stock, no par value, 10,000,000 shares
   authorized (4,000,000 in 2001); 1,147,579 and
   650,400 shares issued and outstanding in 2002
   and 2001, respectively                          11,362,376      6,414,370
 Accumulated deficit                               (2,686,591)    (1,053,874)
 Accumulated other comprehensive income, net
   of taxes                                            65,942            414
                                                 ------------   ------------
   Total stockholders' equity                       8,741,727      5,360,910
                                                 ------------   ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $122,376,611   $ 81,278,570
                                                 ============   ============

See accompanying notes                                                  D-22
----------------------------------------------------------------------------

TODAY'S BANCORP INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)
----------------------------------------------------------------------------

                                                    Years Ended December 31,
                                                   ------------------------
                                                      2002          2001
                                                   ----------    ----------
INTEREST INCOME
 Interest on loans                                 $6,544,859    $3,916,677
 Interest on investment securities                    447,727       286,542
 Interest on federal funds sold                        61,578       114,122
                                                   ----------    ----------
   Total interest income                            7,054,164     4,317,341
                                                   ----------    ----------
INTEREST EXPENSE
 Interest on interest-bearing deposit and
   savings accounts                                   457,454       263,090
 Interest on time deposit accounts                  2,697,661     1,902,877
 Interest on other borrowings                          27,763        32,425
                                                   ----------    ----------
   Total interest expense                           3,182,878     2,198,392
                                                   ----------    ----------
   Net interest income                              3,871,286     2,118,949

PROVISION FOR LOAN LOSSES                           3,263,824       532,655
                                                   ----------    ----------
   Net interest income after provision
    for loan losses                                   607,462     1,586,294
                                                   ----------    ----------
NONINTEREST INCOME
 Service charges and fees                             231,644       109,969
 Net gain on sale of investment securities
   available-for-sale                                  99,980        40,782
                                                   ----------    ----------
   Total noninterest income                           331,624       150,751
                                                   ----------    ----------
NONINTEREST EXPENSE
 Salaries and employee benefits                     1,521,539       822,991
 Occupancy and equipment                              627,703       449,111
 Advertising and promotional                          167,179       166,049
 Data processing                                      209,147       133,323
 Professional fees                                    409,240        82,408
 Correspondent bank fees                               78,250        46,467
 Insurance                                             57,656        34,732
 Other                                                312,825       175,181
                                                   ----------    ----------
   Total noninterest expense                        3,383,539     1,910,262
                                                   ----------    ----------

D-23
----------------------------------------------------------------------------

                                         TODAY'S BANCORP INC. AND SUBSIDIARY
                                       CONSOLIDATED STATEMENTS OF OPERATIONS
                                             AND COMPREHENSIVE INCOME (LOSS)
----------------------------------------------------------------------------



LOSS BEFORE INCOME TAX BENEFIT                    $(2,444,453)   $ (173,217)

INCOME TAX BENEFIT                                    811,736       528,000
                                                  -----------    ----------
NET INCOME (LOSS)                                  (1,632,717)      354,783

OTHER COMPREHENSIVE INCOME (LOSS)
 Unrealized gain on investment securities
   available-for-sale, net of taxes                   131,515        17,826
 Reclassification for gains recorded on investment
  securities available-for-sale, net of taxes         (65,987)      (26,916)
                                                  -----------    ----------
   Total other comprehensive income (loss)             65,528        (9,090)
                                                  -----------    ----------
COMPREHENSIVE INCOME (LOSS)                       $(1,567,189)   $  345,693
                                                  ===========    ==========

See accompanying notes                                                  D-24
----------------------------------------------------------------------------

                                         TODAY'S BANCORP INC. AND SUBSIDIARY
                  CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
----------------------------------------------------------------------------


                                                      Accumulated
                                                      Other          Total
                     Common Stock                     Comprehensive  Stock-
                 ---------------------   Accumulated  Income,        holders'
                   Shares     Amount       Deficit    net of taxes   Equity
                 --------- -----------   -----------  -----------  ----------
BALANCE,           650,000 $ 6,410,370   $(1,408,657)   $ 9,504    $5,011,217
 December 31, 2000

Issuance of common
 stock                 400       4,000             -          -         4,000

Net income and other
 comprehensive loss,
 net of taxes            -           -       354,783     (9,090)      345,693
                 --------- -----------   -----------    -------    ----------
BALANCE,           650,400   6,414,370    (1,053,874)       414     5,360,910
 December 31, 2001

Issuance of common
 stock, net of
 costs             497,179   4,948,006             -          -     4,948,006

Net loss and other
 comprehensive
 income, net of
 taxes                   -           -    (1,632,717)    65,528    (1,567,189)
                 --------- -----------   -----------    -------    ----------
BALANCE, December
  31, 2002       1,147,579 $11,362,376   $(2,686,591)   $65,942    $8,741,727
                 ========= ===========   ===========    =======    ==========

See accompanying notes                                                  D-25
----------------------------------------------------------------------------

TODAY'S BANCORP INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
----------------------------------------------------------------------------

                                                     Years Ended December 31,
                                                    -------------------------
                                                        2002         2001
                                                    -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income (loss)                                  $(1,632,717)  $   354,783
 Adjustments to reconcile net income (loss) to net
    cash from operating activities:
  Gain on sale of investment securities available-
    for-sale                                            (99,980)      (40,782)
  Federal Home Loan Bank stock dividend                       -        (4,000)
  Depreciation and amortization                         272,371       186,327
  Provision for loan losses                           3,263,824       532,655
  Deferred tax benefit                                 (811,736)     (528,000)
  Loss on sale of other real estate owned                   118             -
  Gain on fixed assets disposal                             633             -

 Change in cash due to changes in certain assets
   and liabilities:
  Accrued interest receivable and other assets         (214,786)     (227,811)
  Accrued interest payable and other liabilities        (43,568)       23,464
                                                    -----------   -----------
    Net cash from operating activities                  734,159       296,636
                                                    -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES
 Proceeds from sales and maturities of investment
  securities available-for-sale                       5,873,866     7,533,699
 Purchases of investment securities available-
   for-sale                                          (6,765,240)   (9,241,940)
 Purchases of investment securities held-to-
   maturity                                                   -    (4,772,106)
 Proceeds from maturities of investment securities
   held-to-maturity                                   2,273,919     3,006,941
 Purchase of Federal Home Loan Bank stock               (21,900)     (109,700)
 Net increase in loans                              (30,042,171)  (32,616,759)
 Proceeds from sale of fixed assets                      18,983             -
 Purchase of furniture, equipment, and leasehold
   improvements                                        (463,236)     (534,353)
                                                    -----------   -----------
    Net cash from investing activities              (29,125,779)  (36,734,218)
                                                    -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES
 Net increase in demand deposit and savings
   accounts                                          15,262,604     9,115,215
 Net increase in time deposits                       22,967,728    28,925,319
 Net (decrease) increase in repurchase agreements      (469,540)    1,455,141
 Proceeds from the issuance of common stock,
   net of costs                                       4,948,006         4,000
                                                    -----------   -----------
    Net cash from financing activities               42,708,798    39,499,675
                                                    -----------   -----------


D-26
----------------------------------------------------------------------------

                                         TODAY'S BANCORP INC. AND SUBSIDIARY
                                       CONSOLIDATED STATEMENTS OF CASH FLOWS
----------------------------------------------------------------------------


                                                   Years Ended December 31,
                                                   ------------------------
                                                       2002         2001
                                                   -----------   ----------
NET INCREASE IN CASH AND CASH EQUIVALENTS          $14,317,178   $3,062,093

CASH AND CASH EQUIVALENTS, beginning of year         6,930,122    3,868,029
                                                   -----------   ----------
CASH AND CASH EQUIVALENTS, end of year             $21,247,300   $6,930,122
                                                   ===========   ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION
 Interest paid in cash                             $ 3,117,633   $2,018,877
                                                   ===========   ==========
SUPPLEMENTAL DISCLOSURES OF FINANCING AND
  INVESTING ACTIVITIES
 Proceeds from sales of other real estate owned
   financed through loans                          $   475,000   $        -
                                                   ===========   ==========
 Change in unrealized gain (loss) on investment
   securities available-for-sale, net of tax       $    65,528   $   (9,090)
                                                   ===========   ==========
 Transfer of loan balance to other real estate
   owned                                           $         -   $  475,118
                                                   ===========   ==========

See accompanying notes.                                                 D-27
----------------------------------------------------------------------------

TODAY'S BANCORP INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------------------

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation - The accompanying consolidated financial statements include the accounts of Today's Bancorp, Inc. (Bancorp), a bank holding company established in 2002, and its wholly-owned subsidiary, Today's Bank (the Bank). Substantially all activity of Bancorp is conducted through its subsidiary and all significant intercompany accounts and transactions have been eliminated in preparation of the consolidated financial statements.

Organization - Bancorp is a Washington corporation and was formed in 2002 for the purpose of becoming a holding company for the Bank. Bancorp is registered as a bank holding company under the Bank Holding Company Act of 1945, as amended, and is subject to the supervision and examination by the Federal Reserve Board.

The reorganization was completed under a Plan of Exchange, whereby each of the issued and outstanding shares of the Bank's common stock was exchanged for one share of Bancorp common stock, and Bancorp became the sole stockholder of the Bank effective September 30, 2002. The financial condition of Bancorp as of December 31, 2002 and 2001, and the results of operations, changes in stockholders' equity, and cash flows for each of the years then ended, include the accounts of Bancorp and its subsidiary.

The Bank is a state-chartered financial institution authorized to provide banking services in the state of Washington. From its headquarters in Vancouver, Washington, the Bank offers commercial banking services to small and medium size businesses, professionals, and retail customers in the Bank's market area of Clark County, Washington. At December 31, 2002, the Bank had two full-service branches, a commercial banking center, and two mobile branches, all located in Vancouver.

Substantially all activity of Bancorp is conducted through its subsidiary bank. The Bank, along with Bancorp, is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

All significant intercompany accounts and transactions between Bancorp and its subsidiary have been eliminated in the preparation of the consolidated financial statements.

Financial statement presentation and use of estimates - The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and reporting practices applicable to the banking industry. Preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

D-28
----------------------------------------------------------------------------

                                         TODAY'S BANCORP INC. AND SUBSIDIARY
                                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------------------

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         (continued)

Significant estimates are necessary in determining the recorded value of the allowance for loan losses and investment securities available-for-sale. Management believes the assumptions used in arriving at these estimates are appropriate.

Cash and cash equivalents - Cash and cash equivalents normally include cash on hand, amounts due from banks, interest-bearing deposits with other banks, and federal funds sold. Generally, federal funds sold are purchased and sold for one-day periods.

Investment securities - Bancorp is required to designate debt and equity securities as "available-for-sale," "held-to-maturity," or "trading" investments. Accordingly, management has designated all of its investment securities as either available-for-sale or held-to-maturity at December 31, 2002 and 2001, and accounts for its investments as follows:

Available-for-sale - Investment securities that will be held for indefinite periods of time, including securities that may be sold in response to changes in market interest or prepayment rates, needs for liquidity, and changes in the availability of and the yield of alternative investments, are classified as available-for-sale. These assets are carried at fair value based on quoted market prices. Unrealized gains and losses, net of tax, are reported as other comprehensive income. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method.

Held-to-maturity - Investment securities that management has the positive intent and ability to hold until maturity are classified as held-to-maturity and are carried at their remaining unpaid principal balance, net of unamortized premiums or unaccreted discounts. Premiums are amortized and discounts are accreted using the interest method over the period remaining until maturity.

Declines in the fair value of individual available-for-sale and held-to-maturity securities below their cost, that are other than temporary, are recognized by write-downs of the individual securities to their fair value. Such write-downs would be included in earnings as realized losses. Premiums and discounts are recognized in interest income using the effective interest method over the period to maturity.

Federal Home Loan Bank stock - The Bank's equity investment in the Federal Home Loan Bank (FHLB) is a restricted investment carried at cost, which approximates its fair value. As a member of the FHLB system, the Bank is required to maintain a minimum level of investment in FHLB stock based on specific percentages of its outstanding FHLB advances. The Bank may request redemption at par value of any stock in excess of the amount the Bank is required to hold. Stock redemptions are made at the discretion of the FHLB.

                                                                        D-29
----------------------------------------------------------------------------

TODAY'S BANCORP INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------------------

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
        (continued)

Loans, net of allowance for loan losses and unearned income Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses and unearned income. Interest on loans is calculated by using the simple-interest method on daily balances of the principal amount outstanding. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. Various regulatory agencies, as a regular part of their examination process, periodically review the Bank's reserve for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgment of information available to them at the time of their examinations.

Impaired loans are carried at the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's market price, or the fair value of collateral if the loan is collateral dependent. Accrual of interest is discontinued on impaired loans when management believes, after considering economic and business conditions, collection efforts, and collateral position, that the borrower's financial condition is such that collection of interest is doubtful. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

Factored receivables - The Bank formerly offered customers an arrangement through which it purchased customer receivables under the Business Manager factoring program of Private Business, Inc. Under the program, the Bank deducted a fee of approximately 3.5% from qualified accounts receivable and withheld 10% of all outstanding factored receivables in a cash account reserved for potential charge-offs or other adjustments. The borrowers' customer invoices were submitted to Private Business, Inc., which collected and retained cash collections on accounts. For its services, Private Business, Inc. received 60% of the fee collected by the Bank. In 2001, the Bank terminated the Business Manager factoring program and began liquidation of the remaining portfolio. As of December 31, 2001, outstanding factored receivable balances were $1,299,100, with cash reserve balances of $235,800. There were no balances remaining in this program at December 31, 2002.

D-30
----------------------------------------------------------------------------

                                         TODAY'S BANCORP INC. AND SUBSIDIARY
                                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------------------


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
        (continued)

Furniture, equipment, and leasehold improvements - Furniture, equipment, and leasehold improvements are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed principally by the straight-line method over the estimated useful lives of the assets or lease term in the case of leasehold improvements, which range from three to ten years.

Other real estate owned - Other real estate, acquired through foreclosure or deeds in lieu of foreclosure, is carried at the lower of cost or estimated net realizable value. When property is acquired, any excess of the loan balance over its estimated net realizable value is charged to the allowance for loan losses. Subsequent write-downs to net realizable value, if any, or any disposition gains or losses are included in noninterest income and expense.

Income taxes - Deferred income tax assets and liabilities are determined based on the tax effects of the differences between the book and tax bases of the various balance sheet assets and liabilities. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Valuation allowances are established to reduce deferred tax assets if it is more likely than not that all or a portion of the potential deferred tax assets will not be realized.

Advertising - Advertising costs are charged to expense during the year in which they are incurred. Total advertising and promotional expenses were $167,179 and $166,049 for the years ended December 31, 2002 and 2001, respectively.

Stock-based compensation - Bancorp applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Options Issued to Employees," and related interpretations in accounting for its stock option plan. Accordingly, compensation costs are recognized as the difference between the exercise price of each option and the market price of Bancorp's stock at the date of each grant. As a result, no compensation costs were recognized in 2002 or 2001. Had compensation cost for Bancorp's 2002 grants for stock-based compensation plans been determined consistent with Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," its net loss would approximate the pro forma amounts below. There were no grants during 2001.


                                            As            Pro
                                         Reported        Forma
                                       -----------    -----------
          Net Loss                     $(1,632,717)   $(1,645,712)
                                       ===========    ===========

                                                                        D-31
----------------------------------------------------------------------------

TODAY'S BANCORP INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------------------

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         (continued)

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for the year ended December 31, 2002:

     Risk-free                    Expected
     Interest      Expected      Forfeiture      Expected        Expected
       Rate          Life          Rate          Volatility      Dividends
     --------      --------      ----------      ----------      ---------
       2.00%        3 years        4.00%           0.00%           0.00%

The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts.

Off-balance-sheet financial instruments - In the ordinary course of business, Bancorp enters into off-balance-sheet financial instruments consisting of commitments to extend credit, commercial letters of credit, and standby letters of credit. These financial instruments are recorded in the consolidated financial statements when they are funded or related fees are incurred or received.

Fair value of financial instruments - The following methods and assumptions were used by Bancorp in estimating fair values of financial instruments as disclosed herein:

Cash and cash equivalents - The carrying amounts of cash and short-term instruments approximate their fair value.

Held-to-maturity, available-for-sale, and restricted equity securities - Fair values for investment securities, excluding restricted equity securities, are based on quoted market prices. The carrying values of restricted equity securities approximate fair values.

Loans receivable - For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using a discounted cash flow analysis or underlying collateral values, where applicable.

Deposit liabilities - The fair value of deposits with no stated maturity such as noninterest-bearing demand deposits, savings, NOW accounts, and money market and checking accounts was equal to the amount payable on demand. The fair value of time deposits with a stated maturity was based on the discounted value of contractual cash flows. The discount rate was estimated using rates currently available in the local market.

D-32
----------------------------------------------------------------------------

                                         TODAY'S BANCORP INC. AND SUBSIDIARY
                                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------------------

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
        (continued)

Repurchase agreements - The carrying value of repurchase agreements approximates their fair value, as these agreements mature within 30 days.

Short-term borrowings - The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the Bank's current incremental borrowing rate for similar types of borrowing arrangements.

Accrued interest - The carrying amounts of accrued interest approximate their fair values.

Off-balance-sheet instruments - The Bank's off-balance-sheet instruments include unfunded commitments to extend credit and standby letters of credit. The fair value of these instruments is not considered practicable to estimate because of the lack of quoted market prices and the inability to estimate fair value without incurring excessive costs.

Reclassifications - Certain reclassifications have been made to the 2001 financial statements to conform with the current year presentation.


NOTE 2 - INVESTMENT SECURITIES

The amortized cost and estimated fair values of the Bank's investment securities at December 31, 2002 and 2001, are as follows:

                                           Gross       Gross     Estimated
                              Amortized Unrealized   Unrealized    Fair
                                 Cost      Gains       Losses      Value
                              ----------  --------     ------   ---------
December 31, 2002

Investment securities available-
  for-sale:
    FNMA Pool                 $  250,062  $    948     $    -   $  251,010
    FHLB notes                 3,253,468    27,344          -    3,280,812
    Collateralized mortgage
      obligations              2,656,230    70,885          -    2,727,115
                              ----------  --------     ------    ---------
                              $6,159,760  $ 99,177     $    -   $6,258,937
                              ==========  ========     ======   ==========

                                                                        D-33
----------------------------------------------------------------------------

TODAY'S BANCORP INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------------------

NOTE 2 - INVESTMENT SECURITIES - (continued)

                                             Gross      Gross     Estimated
                                Amortized Unrealized  Unrealized    Fair
                                   Cost      Gains      Losses      Value
                                  ------    ------      ------      ------
December 31, 2001

Investment securities available-
  for-sale:
    FNMA Pool                 $1,188,281   $   624     $    -    $1,188,905
    FHLB notes                 3,000,848         3          -     3,000,851
                              ----------   -------     ------    ----------
                              $4,189,129   $   627     $    -    $4,189,756
                              ==========   =======     ======    ==========

Investment securities held-to-
  maturity
    Federal Farm Credit Bank
     bond                     $  494,472   $ 2,878     $    -    $  497,350
    FNMA Pool                    250,956     6,961          -       257,917
    FNMA Pool                    248,652       131          -       248,783
    FHLB notes                 2,280,359    29,895          -     2,310,254
                              ----------   -------     ------    ----------
                              $3,274,439   $39,865     $    -    $3,314,304
                               =========   =======     ======    ==========


During 2002, the Bank re-categorized investment securities held-to-maturity with an amortized cost of $1,007,277 to available-for-sale. Unrealized gains, net of deferred taxes approximating $21,679, were recorded as other comprehensive income as a result of the transfer of investment securities to the available-for-sale designation.


The amortized cost and estimated fair value of investment securities available-for-sale, at December 31, 2002, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                 Estimated
                                                  Amortized        Fair
                                                    Cost           Value
                                                -----------     -----------
        Due within one year                     $   753,468     $   759,057
        Due after one year through five years     2,750,062       2,772,765
        Mortgage-backed securities                2,656,230       2,727,115
                                                -----------     -----------
                                                $ 6,159,760     $ 6,258,937
                                                ===========     ===========

D-34
----------------------------------------------------------------------------

                                         TODAY'S BANCORP INC. AND SUBSIDIARY
                                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------------------

NOTE 2 - INVESTMENT SECURITIES - (continued)

As of December 31, 2002 and 2001, investment securities with an amortized cost of $6,159,760 and $3,274,439, respectively, were pledged to secure repurchase agreements, Federal Home Loan Bank borrowings, and public deposits, as required by law.


NOTE 3 - LOANS, NET OF ALLOWANCE FOR LOAN LOSSES AND UNEARNED INCOME

The loan portfolio consists of the following:

                                                     2002           2001
                                                 -----------    -----------
        Commercial loans                         $37,459,637    $25,012,417
        Real estate secured commercial loans      47,702,011     33,400,317
        Real estate secured consumer loans         5,577,940      4,063,903
        Consumer loans                             3,611,915      2,331,823
                                                 -----------    -----------
                                                  94,351,503     64,808,460

        Allowance for loan losses                 (3,020,144)      (838,452)
        Unearned income                             (167,750)       (59,746)
                                                 -----------    -----------
          Loans, net of allowance for loan losses
             and unearned income                 $91,163,609    $63,910,262
                                                 ===========    ===========

Changes in the allowance for loan losses were as follows:

                                                     2002           2001
                                                  ----------     ----------
        BALANCE, beginning of year                $  838,452     $  327,000
        Provision for loan losses                  3,263,824        532,655
        Loans charged off                         (1,096,669)       (21,203)
        Recoveries                                    14,537              -
                                                  ----------     ----------
        BALANCE, end of year                      $3,020,144     $  838,452
                                                  ==========     ==========

Restructured and other loans considered impaired had a recorded investment of $2,557,775 and $102,010 at December 31, 2002 and 2001, respectively. The Bank's average investment in impaired loans, measured on the basis of the present value of expected future cash flows discounted at the loans' effective interest rates, was $1,329,893 and $51,005 during 2002 and

                                                                        D-35
----------------------------------------------------------------------------

TODAY'S BANCORP INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------------------

NOTE 3 - LOANS, NET OF ALLOWANCE FOR LOAN LOSSES AND UNEARNED INCOME
         (continued)

2001, respectively. The total allowance for loan losses related to these loans at December 31, 2002 and 2001, was $1,066,538 and $3,830, respectively. Had the impaired loans performed according to their original terms, additional interest income of $70,778 and $22,400 would have been recognized in 2002 and 2001, respectively. Interest income recognized for cash payments received on impaired loans was $115,271 in 2002 and $19,200 in 2001.



NOTE 4 - FURNITURE, EQUIPMENT, AND LEASEHOLD IMPROVEMENTS

The major classifications of furniture, equipment, and leasehold improvements are summarized as follows:


                                                      2002           2001
                                                  -----------     ----------
        Furniture and equipment                   $ 1,502,938     $  965,302
        Leasehold improvements                        480,406        361,486
                                                  -----------     ----------
                                                    1,983,344      1,326,788
        Less accumulated depreciation and
          amortization                               (674,159)      (419,453)
                                                  -----------     ----------
                                                    1,309,185        907,335
        Construction-in-process                         3,326        211,949
                                                  -----------     ----------
           Furniture, equipment, and leasehold
             improvements, net of accumulated
             depreciation and amortization        $ 1,312,511     $1,119,284
                                                  ===========     ==========

NOTE 5 - TIME DEPOSITS

Time certificates of deposit of $100,000 and over, aggregated $48,115,475 and $28,336,060 at December 31, 2002 and 2001, respectively.

At December 31, 2002, the scheduled maturities for all time deposits are as follows:


        Years ending December 31, 2003     $ 38,260,390
                                  2004       22,883,077
                                  2005       10,880,017
                                  2006        3,364,875
                                  2007        1,525,938
                                           ------------
                                           $ 76,914,297
                                           ============

D-36
----------------------------------------------------------------------------

                                         TODAY'S BANCORP INC. AND SUBSIDIARY
                                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------------------

NOTE 6 - REPURCHASE AGREEMENTS

As of December 31, 2002 and 2001, the Bank had outstanding securities sold under agreements to repurchase totaling $1,429,697 and $1,899,237, respectively. Repurchase agreements, which generally mature on a short-term basis and are secured by the Bank's pledged investment securities, provided interest at rates which ranged from 1.75% to 2.75% at December 31, 2002, and 1.24% as of December 31, 2001.



NOTE 7 - LINES OF CREDIT AND BORROWED FUNDS

The Bank is a member of the Federal Home Loan Bank (FHLB) of Seattle and has entered into a credit arrangement with the FHLB. Borrowings under the credit arrangement are collateralized by the Bank's FHLB stock as well as deposits or other instruments which may be pledged. In January 2002, the Bank borrowed $2.8 million from the FHLB. The note matured on February 27, 2002, and carried a fixed rate of interest of 1.98%. As of December 31, 2002 and 2001, the Bank had no borrowings outstanding with the FHLB.

Additionally, the Bank has federal funds lines of credit agreements with two financial institutions. The maximum borrowings available under these lines totaled $3.5 million. At December 31, 2002 and 2001, there were no borrowings outstanding under these agreements.


NOTE 8 - INCOME TAXES

The income tax benefit consists of the following:


                                             2002               2001
                                          ---------          ---------
    Deferred tax benefit                  $ 811,736          $  57,000
    Change in valuation allowance                 -            471,000
                                          ---------          ---------
      Income tax benefit                  $ 811,736          $ 528,000
                                          =========          =========

                                                                       D-37
---------------------------------------------------------------------------

TODAY'S BANCORP INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------------------

NOTE 8 - INCOME TAXES   (continued)


The net deferred tax assets in the accompanying consolidated balance sheets consist of the following:

                                                      2002           2001
                                                   ----------     ----------
     Deferred tax assets:
        Net operating loss carryforward            $  556,847     $  330,000
        Loan loss reserve                             790,474        178,000
        Unamortized preopening expenses                51,789         63,000
        Other                                          44,195          1,000
                                                   ----------     ----------
                                                    1,443,305        572,000
                                                   ----------     ----------
     Deferred tax liabilities:
        Deferred loan fees                            (81,503)       (18,000)
        Accumulated depreciation                      (20,587)       (10,000)
        Other                                          (1,479)       (16,000)
                                                   ----------     ----------
                                                     (103,569)       (44,000)
                                                   ----------     ----------
            Net deferred tax assets                $1,339,736     $  528,000
                                                   ==========     ==========

As of December 31, 2002, Bancorp had available to offset future taxable income, net operating loss carryforwards of approximately $1,619,000 and unamortized preopening expenses, capitalized for tax purposes, of $150,000. The carryforwards will begin expiring in 2019, unless utilized in earlier tax years. The preopening expenses are being amortized and deducted for tax purposes over 60 months.


At December 31, 2002, management has assessed the realizability of deferred tax assets and believes it is more likely than not that all deferred tax assets will be realized in the normal course of business. Accordingly, management has not reduced deferred tax assets by a valuation allowance.


NOTE 9 - STOCK-BASED COMPENSATION

Bancorp maintains a stock incentive plan originally adopted by the Bank prior to Bancorp's formation. The exercise price for each option is the fair market price of the underlying common stock at the time the option is granted. Options vest ratably over five years, beginning with the grant date, and expire ten years after the effective date of grant.

D-38
----------------------------------------------------------------------------

TODAY'S BANCORP INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------------------

NOTE 9 - STOCK-BASED COMPENSATION   (continued)

The following summarizes options available and outstanding under this plan:

                                                                   Weighted-
                                                       Number      Average
                                                         of        Exercise
                                                       Options     Price
                                                       -------     --------
     Options under grant as of December 31, 2000        64,000      $   10
     Options exercised                                    (400)     $   10
     Options forfeited                                  (4,600)     $   10
                                                       -------
     Options under grant as of December 31, 2001        59,000      $   10
                                                       =======      ======

     Options exercisable as of December 31, 2001        23,600      $   10
                                                       =======      ======
     Options reserved as of December 31, 2001           57,600
                                                       =======

     Options under grant as of December 31, 2001        59,000      $   10
     Options granted                                    27,500      $   10
     Options forfeited                                 (14,500)     $   10
                                                       -------
     Options under grant as of December 31, 2002        72,000      $   10
                                                       =======      ======
     Options exercisable as of December 31, 2002        34,200      $   10
                                                       =======      ======
     Options reserved as of December 31, 2002           44,600
                                                       =======


NOTE 10 - EMPLOYEE BENEFITS

The Bank has established a salary deferral retirement savings plan which allows employees to defer certain amounts of compensation for income tax purposes under Section 401(k) of the Internal Revenue Code. Under the plan, all employees over the age of 21 are eligible to participate in the plan. Employees may elect to defer and contribute up to the statutory limits.
The Bank makes 50% matching contributions up to 3% of total employee contributions. Employees vest in the employer match ratably over a three-year period based on the date of hire. For the years ended December 31, 2002 and 2001, the Bank's matching contribution was $9,015 and $9,140, respectively.

                                                                        D-39
----------------------------------------------------------------------------

TODAY'S BANCORP INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------------------

NOTE 11 - TRANSACTIONS WITH RELATED PARTIES

Certain directors, executive officers, and principal stockholders are customers of and have had banking transactions with the Bank in the ordinary course of business, and the Bank expects to have such transactions in the future. All loans and commitments to loan included in such transactions are made in compliance with applicable laws on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of management, do not involve more than the normal risk of collectibility or present any other unfavorable features. The amount of loans outstanding to directors, executive officers, principal stockholders, and companies with which they are associated was as follows:

                                                      2002        2001
                                                    ---------   ---------
        BALANCE, beginning of year                  $ 288,171   $ 638,342
        Loans made                                    216,819      19,396
        Loans repaid                                  (91,374)   (369,567)
                                                    ---------   ---------
        BALANCE, end of year                        $ 413,616   $ 288,171
                                                    =========   =========

In November 1999, the Bank awarded a retention bonus to an executive officer of the Bank which provided for payment of $102,000 in exchange for an agreement to pay back all or a portion of this amount if the executive does not remain employed by the Bank for at least three years. The $102,000 principal was to be forgiven at a rate of $34,000 per year for each of the three years the executive remains employed by the Bank. Interest on the amount payable to the Bank accrues at 8.5% and would be forgiven if the executive remains employed for three years. A receivable for this retention bonus of $31,258 as of December 31, 2001, is included in other assets. There was no balance remaining at December 31, 2002.


NOTE 12 - CONCENTRATIONS OF CREDIT RISK

Substantially, all of the Bank's loans, commitments, and commercial and standby letters of credit have been granted to customers in the Bank's market area. The majority of such customers are also depositors of the Bank. Concentrations of credit by type of loan are set forth in Note 3. The distribution of commitments to extend credit approximates the distribution of loans outstanding. The Bank's loan policies do not allow the extension of credit to any single borrower or group of related borrowers in excess of $500,000 without approval from the Bank's loan committee.

D-40
----------------------------------------------------------------------------

                                         TODAY'S BANCORP INC. AND SUBSIDIARY
                                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------------------

NOTE 13 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

In the normal course of business to meet the financing needs of its customers, the Bank is a party to financial instruments with off-balance-sheet risk. These financial instruments include commitments to extend credit and the issuance of letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit written is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to customers as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing properties.

Letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds cash, marketable securities, or real estate as collateral supporting those commitments for which collateral is deemed necessary.


The following summarizes the Bank's outstanding off-balance-sheet loan commitments:

                                       Contract Amount
                                       as of December 31,
                                  ----------------------------
                                      2002           2001
                                  ------------    ------------
   Commitments to extend credit   $ 10,685,507    $ 21,293,867
                                  ============    ============

                                                                        D-41
----------------------------------------------------------------------------

TODAY'S BANCORP INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------------------

NOTE 14 - COMMITMENTS AND CONTINGENCIES

Operating lease commitments - The Bank leases branch and office space in Vancouver, Washington. The lease agreements expire on January 31, 2009. The Bank also leases office equipment and a vehicle under noncancellable operating leases.

Future minimum lease payments under noncancellable lease agreements are as follows:

     Years ending December 31, 2003         $  224,125
                               2004            224,730
                               2005            210,818
                               2006            144,203
                               2007            132,803
                               Thereafter       82,737
                                            ----------
                                            $1,019,416
                                            ==========


For the years ended December 31, 2002 and 2001, rent expense for all operating leases was $189,817 and $134,245, respectively.

Employment agreements - The Bank has entered into employment agreements with certain executives. The agreements, which expire on December 31, 2003 and 2004, provide for payments of up to 200% of the executives' 2002 annual compensation in the event of a change in Bank control, as defined in the employment agreements.

Legal contingencies - Bancorp may become involved in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, there are no current matters expected to have a material adverse effect on the consolidated financial condition of Bancorp.


NOTE 15 - REGULATORY MATTERS

Bancorp and the Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on a bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, banks must meet specific capital guidelines that involve quantitative measures of the bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

D-42
----------------------------------------------------------------------------

                                         TODAY'S BANCORP INC. AND SUBSIDIARY
                                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------------------

NOTE 15 - REGULATORY MATTERS   (continued)

Quantitative measures established by regulation to ensure capital adequacy require Bancorp and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2002, that Bancorp and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2002, the Bank was categorized as adequately capitalized under the regulatory framework. To be categorized as adequately capitalized, Bancorp and the Bank must maintain minimum total risk-based capital, Tier 1 risk-based capital, and Tier 1 leverage capital ratios as set forth in the table below. There are no conditions or events since that notification that management believes may have changed the institutions' category.


                                                              To be Well-
                                                 To Be      Capitalized Under
                                              Adequately    Prompt Corrective
                               Actual         Capitalized   Action Provisions
                           --------------   --------------   ---------------
                           Amount   Ratio   Amount   Ratio   Amount   Ratio
                           ------   -----   ------   -----   ------   -----
(dollars in thousands)
December 31, 2002:

Total capital to risk-
  weighted assets
 Today's Bancorp, Inc.    $ 8,925     9%   $ 7,856    >8%        N/A     N/A
                                                      -
 Today's Bank             $ 8,843     9%   $ 7,854    >8%    $ 9,818    >10%
                                                      -                 -
Tier 1 capital to risk-
  weighted assets
 Today's Bancorp, Inc.    $ 7,675     8%   $ 3,928    >4%        N/A     N/A
                                                      -
 Today's Bank             $ 7,594     8%   $ 3,927    >4%    $ 5,891     >6%
                                                      -                  -
Tier 1 capital to average
  assets
 Today's Bancorp, Inc.    $ 7,675     7%   $ 4,621    >4%        N/A     N/A
                                                      -
 Today's Bank             $ 7,594     7%   $ 4,616    >4%    $ 5,770     >5%
                                                      -                  -

                                                                        D-43
----------------------------------------------------------------------------

TODAY'S BANCORP INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------------------

NOTE 15 - REGULATORY MATTERS   (continued)

                                                              To be Well-
                                                 To Be      Capitalized Under
                                              Adequately    Prompt Corrective
                               Actual         Capitalized   Action Provisions
                           --------------   --------------   ---------------
                           Amount   Ratio   Amount   Ratio    Amount   Ratio
                           ------   -----   ------   -----    ------   -----
(dollars in thousands)
December 31, 2001:

Total capital to risk-
 weighted assets          $ 5,868     9%   $ 5,493    >8%    $ 6,866    >10%
                                                      -                 -
Tier 1 capital to risk-
 weighted assets          $ 5,030     7%   $ 2,746    >4%    $ 4,120    >6%
                                                      -                 -
Tier 1 capital to
 average assets           $ 5,030     7%   $ 3,087    >4%    $ 3,859    >5%
                                                      -                 -


Bancorp and the Bank are prohibited from declaring or paying any dividends in an amount greater than undivided profits (retained earnings). At December 31, 2002 and 2001, Bancorp and the Bank had no undivided profits available for payment of dividends.


NOTE 16 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The following table estimates fair value and the related carrying amounts of Bancorp's financial instruments (in thousands):

                                          2002                   2001
                                ---------------------   ---------------------
                                 Carrying     Fair      Carrying      Fair
                                  Amount      Value       Amount      Value
Financial assets:               ---------   ---------   ---------   ---------
  Cash and due from banks     $ 3,315,619 $ 3,315,619 $ 2,277,242 $ 2,277,242
  Interest-bearing deposits
    with other banks          $ 4,431,681 $ 4,431,681 $ 2,762,880 $ 2,762,880
  Federal funds sold          $13,500,000 $13,500,000 $ 1,890,000 $ 1,890,000
  Investment securities
    available-for-sale        $ 6,258,937 $ 6,258,937 $ 4,189,756 $ 4,189,756
  Investment securities held-
    to-maturity               $         - $         - $ 3,274,439 $ 3,314,304
  Federal Home Loan Bank stock    145,200 $   145,200 $   123,300 $   123,300
  Loans receivable            $94,351,503 $98,584,745 $64,808,460 $65,321,209
  Accrued interest receivable $   778,180 $   778,180 $   526,980 $   526,980

D-44
----------------------------------------------------------------------------

                                         TODAY'S BANCORP INC. AND SUBSIDIARY
                                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------------------

NOTE 16 - FAIR VALUES OF FINANCIAL INSTRUMENTS   (continued)

                                         2002                   2001
                                ---------------------   ---------------------
                                 Carrying     Fair      Carrying      Fair
                                  Amount      Value       Amount      Value
                                ---------   ---------   ---------   ---------
Financial liabilities:
 Demand and savings deposits  $34,895,123 $34,895,123 $19,632,519 $19,587,995
 Time deposits                $76,914,297 $78,368,575 $53,946,569 $54,823,605
 Repurchase agreements        $ 1,429,697 $ 1,429,697 $ 1,899,237 $ 1,899,237
 Accrued interest payable and
  other liabilities           $   395,767 $   395,767 $   439,335 $   439,335


While estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that were Bancorp to have disposed of such items at December 31, 2002 and 2001, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair values at December 31, 2002 and 2001, should not necessarily be considered applicable at subsequent dates.

In addition, other assets and liabilities of Bancorp that are not defined as financial instruments are not included in the above disclosures, such as premises and equipment. Also, nonfinancial instruments, typically not recognized in the consolidated financial statements, nevertheless, may have value but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposit accounts, the trained work force, customer goodwill, and similar items.


NOTE 17 - STOCK OFFERING

In February 2002, the Bank registered 500,000 units, each unit consisting of one share of common stock, with one warrant entitling the holder to purchase one additional share of stock, for sale to the public at a price of $10 per share. Each warrant is convertible into one share of common stock at a price of $12.50 per share, and will expire on March 31, 2004. During 2002, 481,200 shares were sold, resulting in net proceeds of $4,788,216 after deducting $23,784 for legal, accounting and printing fees, and other offering expenses. Net proceeds to the Bank were used for working capital, general corporate expenses, and support of additional growth of the Bank.

                                                                        D-45
----------------------------------------------------------------------------

TODAY'S BANCORP INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------------------

NOTE 18 - SUBSEQUENT EVENTS

In February 2003, the Bancorp entered into an Agreement and Plan of Merger with Riverview Bancorp, Inc. (Riverview), a savings and loan holding company based in Vancouver, Washington. Under the agreement, Today's Bancorp, Inc. will merge into Riverview. Bancorp stockholders will be entitled to receive either cash or shares of Riverview common stock in exchange for each share of Bancorp common stock.

The merger, which has been approved by the directors of both companies, is subject to certain conditions, including the approval of Bancorp stockholders, receipt of regulatory approvals, and the registration of the shares to be issued in the merger with the Securities and Exchange Commission. The merger is expected to be completed in the second calendar quarter of 2003.

D-46
----------------------------------------------------------------------------

                                APPENDIX E

       RIVERVIEW BANCORP, INC. 2002 ANNUAL REPORT TO STOCKHOLDERS, QUARTERLY REPORT FOR THE QUARTER ENDED DECEMBER 31, 2002 AND
              CURRENT REPORT ON FORM 8-K DATED APRIL 2, 2003

                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            FORM 10-K

[X]    ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
        EXCHANGE ACT OF 1934

       For the Fiscal Year Ended March 31, 2002

                               OR

[  ]   TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
        EXCHANGE ACT OF 1934

                      Commission File Number: 0-22957

                         RIVERVIEW BANCORP, INC.
      -------------------------------------------------------------------
     (Exact name of small business registrant as specified in its charter)

               Washington                                91-1838969
 --------------------------------------------          ---------------
(State or other jurisdiction of incorporation         (I.R.S. Employer
  or organization)                                      I.D. Number)

900 Washington St., Ste. 900,Vancouver, Washington           98660
--------------------------------------------------        ----------
(Address of principal executive offices)                  (Zip Code)

Registrant's telephone number, including area code:      (360) 693-6650
                                                         --------------

Securities registered pursuant to Section 12(b) of the Act:      None
                                                               -------

Securities registered pursuant to Section 12(g) of the Act: Common Stock, par value $.01 per share
                                                     ------------------------
                                                         (Title of Class)

Check whether the Registrant (1) filed all reports required to be filed by
Section 13 or 15(d) of the Securities Exchange Act of 1934 during the past 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the
past 90 days.  YES [X]      NO [ ]

Check if there is no disclosure of delinquent filers pursuant to Item 405 of Regulation S-K contained herein, and no disclosure will be contained, to the best of the Registrant's knowledge, in any definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any
amendments to this Form 10-K.   [X]

The aggregate market value of the voting stock held by nonaffiliates of the Registrant, based on the closing sales price of the registrant's Common Stock as quoted on the Nasdaq National Market System under the symbol "RVSB" on May 17, 2002, was approximately $62,908,814 (4,458,456 shares at $14.11 per share). It is assumed for purposes of this calculation that none of the Registrant's officers, directors and 5% stockholders (including the Riverview Bancorp Employee Stock Ownership Plan) are affiliates. As of May 17, 2002, there were issued and outstanding 4,458,456 shares of the Registrant's common stock.

                   DOCUMENTS INCORPORATED BY REFERENCE

     1. Portions of Registrant's Definitive Proxy Statement for the 2002 Annual Meeting of Shareholders (Part III).

                               Part I


Item 1.  Business
-----------------

General

Riverview Bancorp, Inc. ("Company"), a Washington corporation, was organized on June 23, 1997 for the purpose of becoming the holding company for Riverview Community Bank (the "Bank"), upon the Bank's reorganization as a wholly owned subsidiary of the Company resulting from the conversion of Riverview, M.H.C., Camas, Washington , from a federal mutual holding company to a stock holding company ("Conversion and Reorganization"). The Conversion and Reorganization was completed on September 30, 1997. Riverview Savings Bank, FSB changed its name to Riverview Community Bank effective June 29, 1998. At March 31, 2002, the Company had total assets of $392.1 million, total deposits of $259.7 million and shareholders' equity of $53.7 million. All references to the Company herein include the Bank where applicable.

The Bank is regulated by the Office of Thrift Supervision ("OTS"), its primary regulator, and by the Federal Deposit Insurance Corporation ("FDIC"), the insurer of its deposits. The Bank's deposits are insured by the FDIC up to applicable legal limits under the Savings Association Insurance Fund ("SAIF"). The Bank has been a member of the Federal Home Loan Bank ("FHLB") System since 1937.

The Company is a progressive community-oriented, financial institution, which emphasizes local, personal service to residents of its primary market area. The Company considers Clark, Cowlitz, Klickitat and Skamania counties of Washington as its primary market area. The Company is engaged primarily in the business of attracting deposits from the general public and using such funds in its primary market area to originate mortgage loans secured by one- to four- family residential real estate, multi-family, commercial construction, commercial real estate and non-mortgage loans providing financing for business commercial ("commercial") and consumer purposes. Commercial real estate loans and commercial loans have grown from 5.22% and 0.93% of the loan portfolio, respectively, in fiscal year 1998 to 27.48% and 7.17% respectively, in fiscal
2002.   The Company continues to change the composition of its loan portfolio and the deposit base as part of its migration to commercial banking. The consolidation among financial institutions in the Company's primary market area has created a significant gap in the ability of the consolidated financial institutions to serve customers. The Company's strategic plan includes targeting this customer base, specifically small and medium size businesses, professionals and wealth building individuals. In pursuit of these goals, the Company will emphasize controlled growth and the diversification of its loan portfolio to include a higher portion of commercial and commercial real estate loans. A related goal is to increase the proportion of personal and business checking account deposits used to fund these new loans. Significant portions of these new loan products carry adjustable rates, higher yields, or shorter terms and higher credit risk than the traditional fixed-rate mortgages. The strategic plan stresses increased emphasis on non-interest income, including increased fees for asset management and deposit service charges. The strategic plan is designed to enhance earnings, reduce interest rate risk, and provide a more complete range of financial services to customers and the local communities the Company serves. The Company is well positioned to attract new customers and to increase its market share given that the administrative headquarters and eight of its twelve branches are located in Clark County, the fastest growing county in the state of Washington according to the U.S. Census Bureau.

In order to support its strategy of growth, without compromising its local, personal service to its customers and a commitment to asset quality, the Company has made significant investments in experienced branch, lending, asset management and support personnel and has incurred significant costs in facility expansion. The Company's efficiency ratios reflect this investment and will remain relatively high by industry standards for the foreseeable future due to the emphasis on growth and local, personal service. Control of non-interest expenses remains a high priority for the management of the Company.

The Company continuously reviews new products and services to give its customers more financial options. With an emphasis on growth of non-interest income and control of non-interest expense, all new technology and services are reviewed for business development and cost saving purposes. The Company continues to experience growth in the customer usage of the online banking services. Customers are able to conduct a full range of services on a real-time basis, including balance inquiries, transfers and electronic bill-paying. This online service has also enhanced the delivery of cash management services to commercial customers. The internet banking branch web site is www.riverviewbank.com.

Market Area

The Company conducts operations from its home office in Vancouver and twelve branch offices in Camas, Washougal, Stevenson, White Salmon, Battle Ground, Goldendale, Vancouver (five branch offices) and Longview, Washington. The Company's market area for lending and deposit taking activities encompasses Clark, Cowlitz, Skamania and Klickitat Counties, throughout the Columbia River Gorge area. The Company operates a trust and financial services company, Riverview Asset Management Corporation, located in downtown Vancouver, Washington. Riverview Mortgage, a mortgage broker division of the Company originates mortgage loans (including construction loans) for various mortgage companies predominantly in the Portland metropolitan areas, as well as for the Company. The Business and Professional Banking Division located at the downtown Vancouver main branch offers commercial and business banking services. Vancouver is located in Clark County, which is just north of Portland, Oregon.

Several businesses are located in the Vancouver area because of the favorable tax structure and relatively lower energy costs in Washington as compared to Oregon. Washington has no state income tax and Clark County operates a public electric utility that provides relatively lower cost electricity. Located in the Vancouver area are Sharp Electronics, Hewlett Packard, Georgia Pacific, Underwriters Laboratory and Wafer Tech, as well as several support industries. In addition to this industrial base, the Columbia River Gorge Scenic Area has been a source of tourism, which has transformed the area from its past dependence on the timber industry.

The Company faces strong competition from many financial institutions for deposits and loan originations.


Lending Activities

General. At March 31, 2002, the Company's total net loans receivable, including loans held for sale, amounted to $288.5 million, or 73.6% of total assets at that date. The principal lending activity of the Company is the origination of residential mortgage loans through its mortgage banking activities, including residential construction loans and loans collateralized by commercial properties. While the Company has historically emphasized real estate mortgage loans secured by one- to- four residential real estate, it has been diversifying its loan portfolio by focusing on increasing the number of originations of commercial, commercial real estate and consumer loans. A substantial portion of the Company's loan portfolio is secured by real estate, either as primary or secondary collateral, located in its primary market area.

Loan Portfolio Analysis. The following table sets forth the composition of the Company's loan portfolio by type of loan at the dates indicated.

                                                              At March 31,
                             ------------------------------------------------------------------------------
                                  2002           2001             2000           1999             1998
                             --------------  --------------  --------------  --------------  --------------
                             Amount Percent  Amount Percent  Amount Percent  Amount Percent  Amount Percent
                             ------ -------  ------ -------  ------ -------  ------ -------  ------ -------
                                                           (Dollars in thousands)
Real estate loans:
 One- to- four family(1)   $ 73,536 22.62% $117,152 35.67% $102,542 37.61% $ 83,275 39.03% $ 96,225 51.93%
 Multi-family                 9,895  3.04    11,073  3.37    10,921  4.01     7,558  3.54     4,790  2.58
 Construction one- to-
    four family              71,148 21.89    60,041 18.28    49,338 18.10    45,524 21.34    35,003 18.89
 Construction multi-family    4,000  1.23     4,514  1.37     4,669  1.71     4,209  1.97     5,352  2.89
 Construction commercial      5,230  1.61     6,806  2.07     3,597  1.32     6,184  2.90         -     -
 Land                        27,406  8.43    24,230  7.38    25,475  9.34    24,932 11.68    16,431  8.87
 Commercial real estate      84,094 25.87    56,540 17.21    42,871 15.72    22,181 10.40     9,667  5.22
                          --------- -----  -------- -----  -------- -----  -------- -----  -------- -----
   Total real estate loans  275,309 84.69   280,356 85.35   239,413 87.81   193,863 90.86   167,468 90.38

Commercial                   23,319  7.17    23,099  7.03    15,976  5.87     4,049  1.90     1,732  0.93

Consumer loans:
 Automobile loans             2,132  0.66     3,223  0.98     2,875  1.05     3,146  1.47     2,829  1.53
 Savings account loans          515  0.16       440  0.13       356  0.13       490  0.23       653  0.35
 Home equity loans           21,598  6.65    18,761  5.71    11,148  4.09     9,096  4.26     9,885  5.33
 Other consumer loans         2,134  0.67     2,596  0.80     2,864  1.05     2,728  1.28     2,741  1.48
                          --------- -----  -------- -----  -------- -----  -------- -----  -------- -----
    Total consumer loans     26,379  8.14    25,020  7.62    17,243  6.32    15,460  7.24    16,108  8.69


Total loans and loans held
  for sale                 325,007 100.00% 328,475 100.00% 272,632 100.00% 213,372 100.00% 185,308 100.00%


Less:
 Undisbursed loans in
   process                   30,970          26,223          18,880          22,278          19,354
 Unamortized loan origination
  fees, net of direct costs   2,970           3,475           3,355           2,770           2,340
 Unearned discounts               -               -               1               1               2
 Allowance for loan losses    2,537           1,916           1,362           1,146             984
                          ---------        --------        --------        --------        --------
Total loans receivable,
   net(1)                  $288,530        $296,861        $249,034        $187,177        $162,628
                          =========        ========        ========        ========        ========


(1) Includes loans held for sale of $1.8 million, $569,000, zero, $341,000 and $1.4 million at March 31, 2002, 2001, 2000, 1999 and
        1998, respectively.

One- to- Four Family Real Estate Lending. The majority of the residential loans are secured by one- to four- family residences located in the Company's primary market area. Underwriting standards require that one- to four- family portfolio loans generally be owner occupied and that loan amounts not exceed 80% or (95% with private mortgage insurance) of the current appraised value or
cost, whichever is lower, of the underlying collateral.   Terms typically
range from 15 to 30 years as well as balloon mortgage loans with terms of either five or seven years. The Company originates both fixed rate mortgages and adjustable rate mortgages ("ARMs") with repricing based on Treasury Bill or other index. The ability to generate volume in ARMs, however, is largely a function of consumer preference and the interest rate environment.

In addition to originating one- to- four family loans for its portfolio, the Company is an active mortgage broker for several third party mortgage lenders. In recent periods, such mortgage brokerage activities have reduced the volume of fixed rate one- to- four family loans that are originated and sold by the Company. See "-- Loan Originations, Sales and Purchases" and "-- Mortgage Brokerage."

The Company generally sells fixed-rate mortgage loans with maturities of 15 years or more and balloon mortgages to the Federal Home Loan Mortgage Corporation ("FHLMC"), servicing retained. See "-- Loan Originations, Sales and Purchases" and " -- Mortgage Loan Servicing."

As a marketing incentive, the Company offers ARM loans with a discounted or "teaser" rate of up to 1.25% below the normal rate offered. The borrower, however, is qualified at the fully indexed rate. Annual and lifetime interest rate caps are based on the initial discounted rate. "Teaser" rate loans are subject to a prepayment penalty during the first three years of the loan term if the borrower repays more than 20% of the outstanding principal balance per year. During the first year, the penalty is 3% of the outstanding principal balance; during year two, the penalty is 2% of the outstanding principal balance; and during year three, the penalty is 1% of the outstanding principal balance. The Company does not originate negative amortization loans.

The retention of ARM loans in the portfolio helps reduce the Company's exposure to changes in interest rates. There are, however, unquantifiable credit risks resulting from the potential of increased costs arising from changed rates to be paid by the customer. It is possible that during periods of rising interest rates the risk of default on ARM loans may increase as a result of repricing and the increased costs to the borrower. Furthermore, because "teaser" rate loans originated by the Company generally provide for initial rates of interest below the rates which would apply were the adjustment index used for pricing initially (discounting), these loans are subject to increased risks of default or delinquency. Another consideration is that although ARM loans allow the Company to increase the sensitivity of its asset base to changes in interest rates, the extent of this interest sensitivity is limited by the periodic and lifetime interest rate adjustment limits. Because of these considerations, the Company has no assurance that yields on ARM loans will be sufficient to offset increases in its cost of funds.

While one- to- four family residential real estate loans typically are originated with 30-year terms and the Company permits its ARM loans to be assumed by qualified borrowers, such loans generally remain outstanding for substantially shorter periods because borrowers often prepay their loans in full upon sale of the property pledged as security or upon refinancing the original loan. In addition, substantially all of the fixed interest rate loans in the Company's loan portfolio contain due- on-sale clauses providing that the Company may declare the unpaid amount due and payable upon the sale of the property securing the loan. The Company enforces these due-on-sale clauses to the extent permitted by law. Thus, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans.

The Company requires title insurance insuring the status of its lien on all of the real estate secured loans and also requires that the fire and extended coverage casualty insurance (and, if appropriate, flood insurance) be maintained in an amount at least equal to the lesser of the loan balance and the replacement cost of the improvements. Where the value of the unimproved real estate exceeds the amount of the loan on the real estate, the Company may make exceptions to its property insurance requirements.

Construction Lending. The Company actively originates three types of residential construction loans: (i) speculative construction loans, (ii) custom construction loans and (iii) construction/permanent loans. Subject to market conditions, the Company intends to increase its residential construction lending activities. To a lesser extent, the Company also originates construction loans for the development of multi-family and commercial properties.

The composition of the Company's construction loan portfolio was as follows:

                                                   At March 31,
                                      --------------------------------------
                                              2002                2001
                                      ------------------  ------------------
                                      Amount(1)  Percent  Amount(1)  Percent
                                      ---------  -------  ---------  -------
                                              (Dollars in thousands)
Speculative construction               $ 26,791   28.43%   $ 27,925   33.26%
Commercial/multi-family construction     13,605   14.44       9,131   10.88
Custom/presold construction              13,094   13.89      10,064   11.99
Construction/permanent                   26,078   27.67      22,754   27.11
Construction/land                        14,673   15.57      14,068   16.76
                                       --------  ------    --------  ------
  Total                                $ 94,241  100.00%   $ 83,942  100.00%
                                       ========  ======    ========  ======
(1)     Includes loans in process.

Speculative construction loans are made to home builders and are termed "speculative" because the home builder does not have, at the time of loan origination, a signed contract with a home buyer who has a commitment for permanent financing with either the Company or another lender for the finished home. The home buyer may be identified either during or after the construction period, with the risk that the builder will have to debt service the speculative construction loan and finance real estate taxes and other carrying costs of the completed home for a significant time after the completion of construction until the home buyer is identified. At March 31, 2002, the Company had one borrower with aggregate outstanding speculative loan balances of more than $1.0 million, which totaled $1.7 million and was performing according to original terms.

Unlike speculative construction loans, presold construction loans are made for homes that have buyers. Presold construction loans are made to home builders who, at the time of construction, have a signed contract with a home buyer who has a commitment for permanent financing for the finished home with the Company or another lender. Custom construction loans are made to the homeowner. Custom/presold construction loans are generally originated for a term of 12 months. At March 31, 2002, the largest short-term custom construction loan and presold construction loan had outstanding balances of $439,000 and $229,000, respectively, and were performing according to original terms.

Construction/permanent loans are originated to the homeowner rather than the home builder along with a commitment by the Company to originate a permanent loan to the homeowner to repay the construction loan at the completion of construction. The construction phase of a construction/permanent loan generally lasts six to nine months. At the completion of construction, the Company may either originate a fixed-rate mortgage loan or an ARM loan or use its mortgage brokerage capabilities to obtain permanent financing for the customer with another lender. At completion of construction the Company originated permanent loan's interest rate is set at a market rate. See "-- Mortgage Brokerage." See "-- Loan Originations, Sales and Purchases" and "-- Mortgage Loan Servicing." At March 31, 2002, the largest outstanding construction/permanent loan had an outstanding balance of $543,000 and was performing according to its original terms.

The Company also provides construction financing for non-residential properties (i.e., construction multi-family and construction commercial properties). The Company has increased its commercial lending resources with the intent of increasing the amount of commercial real estate loan balances such as construction commercial and construction multi-family loans. Construction lending affords the Company the opportunity to achieve higher interest rates and fees with shorter terms to maturity than does its single-family permanent mortgage lending. Construction lending, however, is generally considered to involve a higher degree of risk than single-family permanent mortgage lending because of the inherent difficulty in estimating both a property's value at completion of the project and the estimated cost of the project. The nature of these loans is such that they are generally more difficult to evaluate and monitor. If the estimate of construction cost proves to be inaccurate, the Company may be required to advance funds beyond the amount originally committed to permit completion of the project. If the estimate of value upon completion proves to be inaccurate, the

Company may be confronted with a project whose value is insufficient to assure full repayment. Projects may also be jeopardized by disagreements between borrowers and builders and by the failure of builders to pay subcontractors. The Company has sought to address these risks by adhering to strict underwriting policies, disbursement procedures, and monitoring practices. In addition, because the Company's construction lending is in its primary market area, changes in the local economy and real estate market could adversely affect the Company's construction loan portfolio. Of the $13.6 million commercial construction loans outstanding at March 31, 2002, the loan commitment amount ranges between $499,000 and $4.5 million. At March 31, 2002, the largest outstanding construction commercial loan had an outstanding balance of $3.7 million and was performing according to its original terms.

Multi-Family Lending. Multi-family mortgage loans generally have terms, which range up to 25 years with maximum loan-to-value ratio up to 75%. Both fixed and adjustable rate loans are offered with a variety of terms to meet the multi- family residential financing needs. At March 31, 2002, the largest multi-family mortgage had an outstanding loan balance of $1.2 million and was performing according to original terms.

Multi-family mortgage lending affords the Company an opportunity to receive interest at rates higher than those generally available from one- to- four family residential lending. However, loans secured by such properties usually are greater in amount, more difficult to evaluate and monitor and, therefore, involve a greater degree of risk than one- to- four family residential mortgage loans. Because payments on loans secured by multi-family properties are often dependent on the successful operation and management of the properties, repayment of such loans may be affected by adverse conditions in the real estate market or the economy. The Company seeks to minimize these risks by strictly scrutinizing the financial condition of the borrower, the quality of the collateral and the management of the property securing the loan. The Company also generally obtains personal guarantees from financially capable parties based on a review of personal financial statements.

Land Lending. The Company originates loans to local real estate developers with whom it has established relationships for the purpose of developing residential subdivisions (i.e., installing roads, sewers, water and other utilities), as well as loans to individuals to purchase building lots. Land development loans are secured by a lien on the property and made for a period not to exceed five years with an interest rate that adjusts with the prime rate, and are made with loan-to-value ratios not exceeding 75%. Monthly interest payments are required during the term of the loan. Subdivision loans are structured so that the Company is repaid in full upon the sale by the borrower of approximately 90% of the subdivision lots. All of the
Company's land loans are secured by property located in its primary market area. In addition, the Company also generally obtains personal guarantees from financially capable parties based on a review of personal financial
statements.   At March 31, 2002, the largest outstanding land loan was $1.7 million and was performing according to original terms.

Loans secured by undeveloped land or improved lots involve greater risks than one- to- four family residential mortgage loans because such loans are advanced upon the predicted future value of the developed property. If the estimate of such future value proves to be inaccurate, in the event of default and foreclosure, the Company may be confronted with a property the value of which is insufficient to assure full repayment. The Company attempts to minimize this risk by limiting the maximum loan-to-value ratio on land loans to 65% of the estimated developed value of the secured property. Loans on raw land may run the risk of adverse zoning changes, environmental or other restrictions on future use.

Commercial Real Estate Lending. The Company originates commercial real estate loans at both variable and fixed interest rates and secured by properties, such as office buildings, retail/wholesale facilities and industrial buildings, located in its primary market area. The principal balance of an average commercial real estate loan generally ranges between $40,000 and $500,000. At March 31, 2002, the largest commercial real estate loan had an outstanding balance of $5.3 million and is secured by an office building located in the Company's primary market area. At March 31, 2002, the loan was performing according to its original terms.

Commercial real estate lending affords the Company an opportunity to receive interest at rates higher than those generally available from one- to- four family residential lending. However, loans secured by such properties usually are greater in amount, more difficult to evaluate and monitor and, therefore, involve a greater degree of risk than one- to-four family residential mortgage loans. Because payments on loans secured by commercial properties often depend upon the successful operation and management of the properties, repayment of such loans may be affected by adverse conditions in the real estate market or the economy. The Company seeks to minimize these risks by limiting the maximum loan-to-value ratio to 75% and strictly scrutinizing the financial condition of the borrower, the quality of the collateral and the management of the property securing the loan. At March 31, 2002, the Company had three commercial real estate loans accounted for on a nonaccrual basis in the amount of $297,000.

Commercial Lending. The Company's commercial loan portfolio has increased to 7.17% of the total loan portfolio at March 31, 2002 from 0.93% at March 31, 1998. The Company was able to increase the balance of outstanding commercial loans and commitments due to the strong local economy, and the consolidation of some local competitors offering commercial loans. The Company also hired several experienced commercial bankers from competitors in the local market. The growth in the commercial loan portfolio from 7.03% at March 31, 2001 to 7.17% at March 31, 2002 reflects the slow down experienced in the economy.

Commercial loans are generally made to customers who are well known to the Company and are generally secured by business equipment or other property. Lines of credit are made at variable rates of interest equal to a negotiated margin above an index rate and term loans are at a fixed rate. The Company also generally obtains personal guarantees from financially capable parties based on a review of personal financial statements.

The Company's commercial loans may be structured as term loans or as lines of credit. Commercial term loans are generally made to finance the purchase of assets and have maturities of five years or less. Commercial lines of credit are typically made for the purpose of providing working capital and usually approved with a term of one year or less.

Commercial lending involves greater risk than residential mortgage lending and involves risks that are different from those associated with residential and commercial real estate lending. Real estate lending is generally considered to be collateral based lending with loan amounts based on predetermined loan to collateral values and liquidation of the underlying real estate collateral is viewed as the primary source of repayment in the event of borrower default. Although commercial loans are often collateralized by equipment, inventory, accounts receivable or other business assets including real estate, the liquidation of collateral in the event of a borrower default is often an insufficient source of repayment because accounts receivable may be uncollectible and inventories and equipment may be obsolete or of limited use, among other things. Accordingly, the repayment of a commercial loan depends primarily on the creditworthiness of the borrower (and any guarantors), while liquidation of collateral is a secondary and often insufficient source of
repayment.   At March 31, 2002, the Company had one commercial loan accounted for on a nonaccrual basis in the amount of $54,000.

Consumer Lending. The Company originates a variety of consumer loans, including home equity lines of credit, home equity term loans, home improvement loans, loans for debt consolidation and other purposes, automobile, boat loans and savings account loans.

Home equity lines of credit and home equity term loans are typically secured
by a second mortgage on the borrower's primary residence.   Home equity lines
of credit are made at loan-to-value ratios of 90% or less, taking into consideration the outstanding balance on the first mortgage on the property. Home equity lines of credit have a variable interest rate while the home equity term loans have a fixed rate of interest. The Company's procedures for underwriting consumer loans include an assessment of the applicant's payment history on other debts and ability to meet existing obligations and payments on the proposed loans. Although the applicant's creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the security, if any, to the proposed loan amount.

Consumer loans generally entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly, such as mobile homes, automobiles, boats and recreational vehicles. In such cases, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and the remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. Such loans may also give rise to claims and defenses by the borrower against the Company as the holder of the loan, and a borrower may be able to assert claims and defenses, which it has against the seller of the underlying collateral.

Loan Maturity. The following table sets forth certain information at March 31, 2002 regarding the dollar amount of loans maturing in the Company's portfolio based on their contractual terms to maturity, but does not include potential prepayments. Demand loans, loans having no stated schedule of repayments and no stated maturity and overdrafts are reported as due in one year or less. Loan balances do not include unearned discounts, unearned income and allowance for loan losses.

                                After One After 3  After 5
                       Within   Year to   Years to Years to  Beyond
                       One Year 3 Years   5 Years  10 Years  10 Years   Total
                       -------- -------   -------  --------  --------  ------
                                      (In thousands)
Residential one-to-four
  family:
  Adjustable rate         $ 141  $    -     $  36     $ 838  $18,706  $ 19,721
  Fixed rate                260   7,400    15,402    10,147   20,606    53,815
Construction:
  Adjustable rate        40,204  21,689         -         -        -    61,893
  Fixed rate             29,254   1,419     1,675         -        -    32,348
Other real estate:
  Adjustable rate        12,428   4,153     5,115     9,665    6,582    37,943
  Fixed rate              3,579  13,126    22,182    20,317   10,385    69,589
Commercial:
  Adjustable rate        15,058     892       628       580        -    17,158
  Fixed rate                 49   1,286     4,590       236        -     6,161
Consumer:
  Adjustable rate           398      40       725       450   18,041    19,654
  Fixed rate              1,245   1,547     1,709       460    1,764     6,725
                       -------- -------   -------  --------  -------  --------
Total gross loans      $102,616 $51,552   $52,062   $42,693  $76,084  $325,007
                       ======== =======   =======  ========  =======  ========

The following table sets forth the dollar amount of all loans due one year after March 31, 2002, which, have fixed interest rates and have floating or adjustable interest rates.

                                             Fixed-     Floating- or
                                              Rates    Adjustable-Rates
                                             ------    ----------------
                                                (In thousands)
Residential one- to- four family           $ 53,555     $ 19,580
Construction loans                            3,094       21,689
Other real estate loans                      66,010       25,515
Commercial                                    6,112        2,100
Consumer                                      5,480       19,256
                                            -------      -------
  Total                                    $134,251     $ 88,140
                                            =======      =======

Scheduled contractual principal repayments of loans do not reflect the actual life of such assets. The average life of a loan is substantially less than its contractual terms because of prepayments. In addition, due-on-sale clauses on loans generally give the Company the right to declare loans immediately due and payable in the event, among other things, that the borrower sells the real property. The average life of mortgage loans tends to increase, however, when current mortgage loan market rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgage loans are substantially higher than current mortgage loan market rates. Furthermore, management believes that a significant number of the Company's residential mortgage loans are outstanding for a period less than their contractual terms because of the transitory nature of many of the borrowers who reside in its primary market area.

Loan Solicitation and Processing. The Company's lending activities are subject to the written, non-discriminatory, underwriting standards and loan origination procedures established by the Board of Directors and management. The customary sources of loan originations are realtors, walk-in customers, referrals and existing customers. The Company also uses commissioned loan brokers and print advertising to market its products and services.

The Company's loan approval process is intended to assess the borrower's ability to repay the loan, the viability of the loan, the adequacy of the value of the property that will secure the loan, and, in the case of commercial and multi-family real estate loans, the cash flow of the project and the quality of management involved with the project. The Company's lending policy requires borrowers to obtain certain types of insurance to protect the Company's interest in the collateral securing the loan. Loans are approved at various levels of management, depending upon the amount of the loan.

Loan Commitments. The Company issues commitments to originate residential mortgage loans, commercial real estate mortgage loans, consumer loans, and commercial loans conditioned upon the occurrence of certain events. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments. Commitments to extend credit are conditional, and are honored for up to 45 days subject to the Company's usual terms and conditions. Collateral is not required to support commitments. At March 31, 2002, the Company had outstanding commitments to originate loans in the amount of $7.6 million.

Loan Originations, Sales and Purchases. While the Company originates adjustable-rate and fixed-rate loans, its ability to generate each type of loan depends upon relative customer demand for loans in its primary market area. During the years ended March 31, 2002 and 2001, the Company's total loan originations were $273.9 million and $206.5 million, respectively, of which 61.8% and 56.4%, respectively, were subject to periodic interest rate adjustment and 38.2% and 43.6% were fixed-rate loans, respectively.

The Company customarily sells the fixed-rate residential one- to- four family mortgage loans that it originates with maturities of 15 years or more to the FHLMC as part of its asset liability strategy. The sale of such loans allows the Company to continue to make loans during periods when savings flows decline or funds are not otherwise available for lending purposes; however, the Company assumes an increased risk if such loans cannot be sold in a rising interest rate environment. Changes in the level of interest rates and the condition of the local and national economies affect the amount of loans originated by the Company and demanded by investors to whom the loans are sold. Generally, the Company's residential one- to- four family mortgage loan origination and sale activity and, therefore, its results of operations, may be adversely affected by an increasing interest rate environment to the extent such environment results in decreased loan demand by borrowers and/or investors. Accordingly, the volume of loan originations and the profitability of this activity can vary significantly from period to period. Mortgage loans are sold to the FHLMC on a nonrecourse basis whereby foreclosure losses are generally the responsibility of the FHLMC and not the Company. Servicing is retained on loans sold to FHLMC. Also during the year ended March 31, 2002, the Company securitized $40.3 million of fixed rate single family mortgages through FHLMC. The Company may originate fixed rate loans for investment when funded with long-term funds to mitigate interest rate risk.

Between the time that residential one- to- four family mortgage loan origination commitments are issued and the time the loans are sold, the Company is exposed to movements in the price (due to changes in interest rates) of such loans (or of securities into which such loans are sometimes converted). Differences between the volume or timing of actual loan originations and in management's estimates or in actual sales of the loans can expose the Company to significant losses. When the Company has issued a commitment to fund a fix rate one- to- four family mortgage the loan is generally sold to FHLMC under a forward commitment with delivery to FHLMC within ten days of funding. This activity is managed daily. There can be no assurance that the Company will be successful in its efforts to reduce the risk of interest rate fluctuation between the time of origination of a mortgage loan and the time of the ultimate sale of the loan. To the extent that the Company does not adequately manage its interest rate risk, the Company may incur significant mark-to-market losses or losses relating to the sale of such loans, adversely affecting financial condition and results of operations.

The Company is not an active purchaser of loans.

The following table shows total loans originated, sold and repaid during the periods indicated.
                                              For the Years Ended March 31,
                                              ------------------------------
                                                2002       2001       2000
                                              --------   --------   --------
                                                      (In thousands)
Total net loans receivable and loans held
 for sale at beginning of period              $296,861   $249,034   $187,177
                                              --------   --------   --------
Loans originated:
 Mortgage loans:
  Residential one- to- four family              40,398     23,978     20,609
  Multi-family                                     219      1,087        490
  Construction one- to- four family             81,809     71,602     67,955
  Land and commercial real estate               14,585     31,957     48,057
  Construction Non-residential                  57,942      9,345          -
 Commercial                                     55,213     47,426     14,717
 Consumer                                       23,697     21,062      5,004
                                              --------   --------   --------
   Total loans originated                      273,863    206,457    156,832

Residential one- to- four family loans sold    (35,701)    (7,563)    (4,224)
 Repayment of principal                       (203,466)  (147,415)   (88,179)
 Loans securitized                             (40,347)         -          -
 Decrease in other items, net                   (2,680)    (3,652)    (2,572)
                                              --------   --------   --------
Net increase in loans                           (8,331)    47,827     61,857
Total net loans receivable and loans held     --------   --------   --------
 for sale at end of period                    $288,530   $296,861   $249,034
                                              ========   ========   ========

Mortgage Brokerage. In addition to originating mortgage loans for retention in its portfolio, the Company employs seven commissioned brokers who originate mortgage loans (including construction loans) for various mortgage companies predominately in the Portland metropolitan areas, as well as for the Company. The loans brokered to such mortgage companies are closed in the name of and funded by the purchasing mortgage company and are not originated as an asset of the Company. In return, the Company receives a fee ranging from 1% to 1.5% of the loan amount that it shares with the commissioned broker. Loans brokered to the Company are closed on the Company's books as if the Company had originated them and the commissioned broker receives a fee of approximately 0.50% of the loan amount. During the year ended March 31, 2002, brokered loans totaled $188.4 million (including $88.4 million brokered to the Company). Gross fees of $1.8 million (excluding the portion of fees shared with the commissioned brokers) were recognized for the year ended March 31, 2002.

Mortgage Loan Servicing. The Company is a qualified servicer for the FHLMC. The Company's general policy is to close its residential loans on the FHLMC modified loan documents to facilitate future sales to the FHLMC. Upon sale the Company continues to collect payments on the loans, to supervise foreclosure proceedings, if necessary, and otherwise to service the loans.

The Company generally retains the servicing rights on the fixed-rate mortgage loans that it sells to the FHLMC. At March 31, 2002, total loans serviced for others were $123.6 million.

In 1994, the Company purchased the servicing rights to an underlying portfolio of residential mortgage loans secured by properties predominately located in the Seattle Metropolitan Area. At March 31, 2002, the carrying value of these purchased servicing rights was $79,000 and was being amortized over the life of the underlying loan servicing.

Loan Origination and Other Fees. The Company generally receives loan origination fees and discount "points." Loan fees and points are a percentage of the principal amount of the loan that is charged to the borrower for funding the loan. The Company usually charges origination fees of 1.5% to 2.0% on one- to- four family residential real estate loans, long-term commercial real estate loans and residential construction loans. Commercial loan fees are based on terms of the individual loan. Current accounting standards require fees received for originating loans to be deferred and amortized into interest income over the contractual life of the loan. Deferred fees associated with loans that are sold are recognized as gain on sale of loans. The Company had $3.0 million of net deferred loan fees at March 31, 2002. The Company also receives loan servicing fees on the loans it sells and on which it retains the servicing rights. See Note 8 of Notes to Consolidated Financial Statements.

Delinquencies. The Company's collection procedures for all loans except consumer loans provide for a series of contacts with delinquent borrowers. A late charge delinquency notice is first sent to the borrower when the loan secured by real estate becomes 17 days past due. A follow-up telephone call, or letter if the borrower cannot be contacted by telephone, is made when the loan becomes 22 days past due. A delinquency notice is sent to the borrower when the loan becomes 30 days past due. When payment becomes 60 days past due, a notice of default letter is sent to the borrower stating that foreclosure proceedings will commence unless the delinquency is cured. If a loan continues in a delinquent status for 90 days or more, the Company generally initiates foreclosure proceedings. In certain instances, however, the Company may decide to modify the loan or grant a limited moratorium on loan payments to enable borrowers to reorganize their financial affairs.

A delinquent consumer loan borrower is contacted on the fifteenth day of delinquency. A letter of intent to repossess collateral is mailed to the borrower after the loan becomes 45 days past due and repossession proceedings are initiated after the loan becomes 90 days delinquent.

Delinquencies in commercial loans are handled on a case by case basis. Generally, notices are sent and personal contact is made with the borrower when the loan is 15 days past due. Loan officers are responsible for collecting loans they originate or are assigned to them. Depending on the nature of the loan or type of collateral securing the loan, negotiations, or other actions, are undertaken depending upon what the circumstances warrant.

Nonperforming Assets. Loans are reviewed regularly and it is the Company's general policy that when a loan is 90 days delinquent or when collection of interest appears doubtful, it is placed on nonaccrual status at which time the accrual of interest ceases and the reserve for any unrecoverable accrued interest is established and charged against operations. Typically, payments received on a nonaccrual loan are applied to the outstanding principal and interest as determined at the time of collection of the loan.

Real estate owned is real estate acquired in settlement of loans and consists of real estate acquired through foreclosure or deeds in lieu of foreclosure. The acquired real estate is recorded at net realizable value. The Company periodically reviews the property's net realizable value and a charge to operations is taken if the property's recorded value exceeds the property's net realizable value.

The following table sets forth information with respect to the Company's nonperforming assets. At the dates indicated, the Company had no restructured loans within the meaning of Statement of Financial Accounting Standards ("SFAS") No. 15.

                                                    At March 31,
                                       --------------------------------------
                                        2002    2001    2000    1999    1998
                                       ------  ------  ------  ------  ------
                                               (Dollars in thousands)
Loans accounted for on a nonaccrual
  basis:
 Residential real estate               $  830  $  153  $  833  $1,052  $  401
 Commercial real estate                   297       -       -       -       -
 Land                                     180       -     320       -       -
 Commercial                                54      50      99     208     105
 Consumer                                  39     116      26      33       -
                                       ------  ------  ------  ------  ------
   Total                                1,400     319   1,278   1,293     506
                                       ------  ------  ------  ------  ------
Accruing loans which are contractually
 past due 90 days or more                 122     226       -       5      11
                                       ------  ------  ------  ------  ------
Total of nonaccrual and
  90 days past due loans                1,522     545   1,278   1,298     517
                                       ------  ------  ------  ------  ------
Real estate owned (net)                   853     473      65      30       -
                                       ------  ------  ------  ------  ------
     Total nonperforming assets        $2,375  $1,018  $1,343  $1,328  $  517
                                       ======  ======  ======  ======  ======
Total loans delinquent 90 days
  or more to net loans                  0.53%   0.18%   0.51%   0.69%   0.32%

Total loans delinquent 90 days or
  more to total assets                  0.39    0.13    0.37    0.43    0.19
Total nonperforming assets to total
  assets                                0.61    0.24    0.39    0.44    0.19

The gross amount of interest income on the nonaccrual loans that would have been recorded during the year ended March 31, 2002 if the nonaccrual loans had been current in accordance with their original terms was approximately $53,000. For the year ended March 31, 2002, no interest was earned on the nonaccrual loans and included in interest and fees on loans receivable interest income.

Asset Classification. The OTS has adopted various regulations regarding problem assets of savings institutions. The regulations require that each insured institution review and classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, OTS examiners have authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified as loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. If an asset or portion thereof is classified as loss, the insured institution establishes specific allowances for loan losses for the full amount of the portion of the asset classified as loss. All or a portion of general loan loss allowances established to cover possible losses related to assets classified substandard or doubtful can be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses generally do not qualify as regulatory capital. Assets that do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated "special mention" and monitored by the Company.

The aggregate amount of the Company's classified assets, general loss allowances, specific loss allowances and charge-offs were as follows at the dates indicated:
                                    E-13

                                   At or For the Year
                                     Ended March 31,
                                   ------------------
                                    2002        2001
                                   ------      ------
                                     (In thousands)

Substandard assets                 $3,724      $  863
Doubtful assets                         -           5
Loss assets                             -           -

General loss allowances             2,537       1,916
Specific loss allowances                -           -
Charge-offs                           439         413

The substandard assets at March 31, 2002 are made up of two residential construction loans totaling $648,000, two one- to- four residential loans totaling $285,000 and eleven commercial borrowers with loans totaling $2.8 million being classified as substandard.

Real Estate Owned. Real estate properties acquired through foreclosure or by deed-in-lieu of foreclosure are recorded at the lower of cost or fair value less estimated costs of disposal. Management periodically performs valuations and an allowance for loan losses is established by a charge to operations if the carrying value exceeds the estimated net realizable value. At March 31, 2002, the Company owned six properties with a recorded value of $853,000 compared to $473,000 at March 31, 2001. The $853,000 recorded value is made up of two land loans totaling $67,000 and four single family loans of $786,000.

Allowance for Loan Losses. The Company maintains an allowance for loan losses to provide for losses inherent in the loan portfolio. The adequacy of the allowance is evaluated monthly to maintain the allowance at levels sufficient to provide for inherent losses. A key component to the evaluation is the Company's internal loan review and loan classification system. The internal loan review system provides for at least an annual review by the internal audit department of all loans that meet selected criteria. The Internal Loan Classification Committee reviews and monitors the risk and quality of the Company's loan portfolio. The Internal Loan Classification Committee members include the Credit Administrator, Chairman and CEO, Chief Financial Officer, Executive VP Sales & Production, Senior VP Lending and Senior VP Business & Professional Banking. Credit officers are expected to monitor their portfolios and make recommendations to change loan grades whenever those changes are warranted. At least annually loans that are delinquent 60 days or more and with specified outstanding loan balances are subject to review by the internal audit department. The Internal Loan Classification Committee meets quarterly to approve any changes to loan grades, monitor loan grades and to recommend any changes to the loan grades.

The Company uses the OTS loan classifications of special mention, substandard, doubtful and loss plus the additional loan classifications of pass and watch in order to assign a loan grade to be used in the determination of the proper amount of allowance for loan losses. The definition of a pass classification represents a level of credit quality, which contains no well-defined deficiency or weakness. The definition of watch classification is used to identify a loan that currently contains no well-defined deficiency or weakness, but it is determined to be desirable to closely monitor the loan.

The Company utilizes the loan classifications from the internal loan review and Internal Loan Classification Committee in the following manner to determine the amount of the allowance for loan losses. The calculation of the allowance for loan losses must consider loan classification in order to determine the amount of the allowance for loan losses for the required three separate elements of the allowance for losses: general allowances, allocated allowances and unallocated allowances.

The general allowance element relates to assets with no well-defined deficiency or weakness (i.e., assets classified pass or watch) and takes into consideration loss that is imbedded within the portfolio but has not been realized. Borrowers
                                   E-14
are impacted by events well in advance of a lender's knowledge that may ultimately result in a loan default and eventual loss. Examples of such loss-causing events in the case of consumer or one- to four- family residential loans would be a borrower job loss, divorce or medical crisis. Examples in commercial or construction loans may be loss of customers due to competition or economy changes. General allowances for each major loan type are determined by applying loss factors that take into consideration past loss experience, asset duration, economic conditions and overall portfolio quality to the associated loan balance.

The allocated allowance element relates to assets with well-defined deficiencies or weaknesses (i.e., assets classified special mention, substandard, doubtful or loss). The OTS loss factors are applied against current classified asset balances to determine the amount of allocated allowances. Included in these allowances are those amounts associated with loans where it is probable that the value of the loan has been impaired and the loss can be reasonably estimated.

The unallocated allowance element is more subjective and is reviewed quarterly to take into consideration estimation errors and economic trends that are not necessarily captured in determining the general and allocated valuation.

The year ended March 31, 2002 included a transaction that affected the allowance for loan losses. The sale of $40.3 million in fixed rate single family residential loans to FHLMC reduced the required allowance on mortgage loans. In conjunction with the sale, $81,000 of allowance was reclassified as part of the basis of the resulting mortgage-backed securities.

At March 31, 2002, the Company had an allowance for loan losses of $2.5 million, or 0.78% of total outstanding loans at that date. Based on past experience and future expectations, management believes that loan loss reserves are adequate.

While the Company believes it has established its existing allowance for loan losses in accordance with accounting principles generally accepted in the United States of America ("generally accepted accounting principles" or "GAAP"), there can be no assurance that regulators, in reviewing the Company's loan portfolio, will not request the Company to increase significantly its allowance for loan losses, thereby negatively affecting the Company's financial condition and results of operations.

The following table sets forth an analysis of the Company's allowance for loan losses for the periods indicated.

                                               Year Ended March 31,
                                       --------------------------------------
                                        2002    2001    2000    1999    1998
                                       ------  ------  ------  ------  ------
                                              (Dollars in thousands)

Balance at beginning of period        $1,916   $1,362  $1,146  $  984  $  831
                                      ------   ------  ------  ------  ------
Provision for loan losses              1,116      949     675     240     180
Recoveries:
  Commercial                               -        -       1       -       -
  Consumer                                25       18      28       7      11
                                      ------   ------  ------  ------  ------
   Total recoveries                       25       18      29       7      11
                                      ------   ------  ------  ------  ------
Charge-offs:
 Residential real estate                  88      226      48      28       -
 Commercial                              185       27     282       -       -
 Consumer                                166      160     158      57      38
                                      ------   ------  ------  ------  ------
   Total charge-offs                     439      413     488      85      38
                                      ------   ------  ------  ------  ------
     Net charge-offs                     414      395     459      78      27
Dispositions (1)                          81        -       -       -       -
                                      ------   ------  ------  ------  ------
Balance at end of period              $2,537   $1,916  $1,362  $1,146  $  984
                                      ======   ======  ======  ======  ======

Ratio of allowance to total loans
 outstanding at end of period          0.78%    0.58%   0.50%   0.54%   0.53%

Ratio of net charge-offs to average
 net loans outstanding during period   0.14     0.14    0.21    0.04    0.02

Ratio of allowance to total of
 nonaccrual and 90 days past due
 loans                               166.69   351.56  106.58   88.30  190.32

(1) Allowance reclassified with securitization of one- to four- family loans to mortgage-backed securities.The following table sets forth the breakdown of the allowance for loan losses by loan category for the periods indicated.

                                                                  At March 31,
                                 --------------------------------------------------------------------------
                                      2002           2001             2000           1999             1998
                                 -------------- -------------- -------------- -------------- --------------
                                        Loan           Loan          Loan            Loan           Loan
                                        Category       Category      Category       Category       Category
                                        as a           as a          as a           as a           as a
                                        Percent        Percent       Percent        Percent        Percent
                                        of Total      of Total       of Total       of Total       of Total
                                 Amount  Loans  Amount  Loans  Amount  Loans  Amount  Loans  Amount  Loans
                                 ------ ------- ------ ------- ------ ------- ------ ------- ------ -------
                                                              (Dollars in thousands)
Real estate - mortgage
  One- to- four family           $  191  22.63% $  263  35.67% $  259  37.62% $  218  39.03% $  192  51.93%
  Multi-family                       37   3.04      42   3.37      41   4.01      10   3.54      10   2.58
  Construction one- to- four family 319  21.89     224  18.28     304  18.10     292  21.34     154  18.89
  Construction multi-family          20   1.23      21   1.37      10   1.71      10   1.97      23   2.89
  Construction commercial            26   1.61      34   2.07      17   1.32      44   2.90       -      -
  Land                              192   8.43     206   7.38     223   9.34      32  11.68      33   8.87
  Commercial real estate            869  25.88     580  17.21     224  15.72     180  10.40      19   5.22
Commercial loans                    668   7.17     354   7.03     160   5.86     198   1.90     100   0.93
Consumer loans:
    Secured                         180   7.67     154   7.05      90   5.31      89   5.96     142   7.21
    Unsecured                        27   0.45      34   0.57      29   1.01      37   1.28      27   1.48
Unallocated                           8      -       4      -       5      -      36      -     284      -
                                 ------ ------  ------ ------  ------ ------  ------ ------  ------ ------
Total allowance for loan losses  $2,537 100.00% $1,916 100.00% $1,362 100.00% $1,146 100.00%  $ 984 100.00%
                                 ====== ======  ====== ======  ====== ======  ====== ======  ====== ======

                                       E-17

Investment Activities

OTS regulated institutions have authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies and of state and municipal governments, deposits at the applicable FHLB, certificates of deposit of federally insured institutions, certain bankers' acceptances and federal funds. Subject to various restrictions, such OTS regulated institutions may also invest a portion of their assets in commercial paper, corporate debt securities and mutual funds, the assets of which conform to the investments that federally chartered savings institutions are otherwise authorized to make directly.

Federal regulations require the Company to maintain a minimum sufficient liquidity to ensure its safe and sound operation. Liquid assets include cash, cash equivalents consisting of short-term interest-earning deposits, certain other time deposits, and other obligations generally having remaining maturities of less than five years. See "Regulation." It is the intention of management to hold securities with short maturities in the Bank's and Company's investment portfolio in order to match more closely the interest-rate sensitivities of its assets and liabilities. At March 31, 2002, the Bank's liquidity ratio, the ratio of cash and eligible investments to the sum of withdrawable savings and borrowings due within one year was 12.6%.

The Investment Committee composed of the Company's Chief Executive Officer and Chief Financial Officer makes investment decisions. The Company's investment objectives are: (i) to provide and maintain liquidity within regulatory guidelines; (ii) to maintain a balance of high quality, diversified investments to minimize risk; (iii) to provide collateral for pledging requirements; (iv) to serve as a balance to earnings; and (v) to optimize returns. At March 31, 2002, the Company's investment and mortgage-backed securities portfolio totaled approximately $59.7 million and consisted primarily of obligations of federal agencies, and Federal National Mortgage Association ("FNMA") and FHLMC mortgage-backed securities.

At March 31, 2002, the Company's investment securities portfolio did not contain any tax-exempt securities of any issuer with an aggregate book value in excess of 10% of the Company's consolidated shareholders' equity, excluding those securities issued by the U.S. Government or its agencies.

The Board of Directors sets the investment policy of the Company which dictates that investments be made based on the safety of the principal amount, liquidity requirements of the Company and the return on the investments. At March 31, 2002, no investment securities were held for trading. The policy does not permit investment in non-investment grade bonds and permits investment in various types of liquid assets permissible under OTS regulation, which includes U.S. Treasury obligations, securities of various federal agencies, "bank qualified" municipal bonds, certain certificates of deposits of insured banks, repurchase agreements and federal funds.

The Company has adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires the classification of securities at acquisition into one of three categories: held to maturity, available for sale, or trading. See Note 1 of Notes to Consolidated Financial Statements.

The following table sets forth the investment securities portfolio and carrying values at the dates indicated.  The fair value of the investment and mortgage-backed securities portfolio was $59.8 million,
76.1 million and $61.7 million at March 31, 2002, 2001 and 2000, respectively.

                                                                    At March 31,
                                         ----------------------------------------------------------------
                                                 2002                  2001                  2000
                                         --------------------  --------------------  --------------------
                                         Carrying  Percent of  Carrying  Percent of  Carrying  Percent of
                                         Value     Portfolio   Value     Portfolio   Value     Portfolio
                                         --------  ----------  --------  ----------  --------  ----------
                                                              (Dollars in thousands)
Held to maturity (at amortized cost):
 Real estate mortgage investment
  conduits ("REMICs")                     $ 1,804     3.02%     $ 1,805     2.38%     $ 1,985     3.21%
 FHLMC mortgage-backed securities             964     1.62        1,680     2.21        2,377     3.84
 FNMA mortgage-backed securities            1,618     2.71        2,920     3.84        4,295     6.95
 Municipal securities                           -        -          861     1.13          903     1.46
                                          -------   ------      -------    -----      -------   ------
                                            4,386     7.35        7,266     9.56        9,560    15.46
Available for sale (at fair value):       -------   ------      -------    -----      -------   ------
  FHLB debentures                               -        -        6,937     9.13        9,709    15.70
  REMICs                                   25,114    42.10       40,943    53.90       36,561    59.14
  FHLMC mortgage-backed securities         10,972    18.39          451     0.59          612     0.99
  FNMA mortgage-backed securities             913     1.53        1,745     2.30        2,205     3.57
  School district bonds                     2,601     4.36        2,625     3.46        2,435     3.94
  Equity securities                        15,674    26.27       15,999    21.06          739     1.20
                                          -------   ------      -------    -----      -------   ------
                                           55,274    92.65       68,700    90.44       52,261    84.54
                                          -------   ------      -------    -----      -------   ------
  Total investment securities             $59,660   100.00%     $75,966   100.00%     $61,821   100.00%
                                          =======   ======      =======   ======      =======   ======

The following table sets forth the maturities and weighted average yields in the securities portfolio at
March 31, 2002.

                                          Less Than        One to         More Than Five       More Than
                                          One Year       Five Years        to Ten Years        Ten Years
                                      ---------------   ---------------   ---------------   ---------------
                                             Weighted          Weighted          Weighted          Weighted
                                             Average           Average           Average           Average
                                      Amount Yield(1)   Amount Yield(1)   Amount Yield(1)   Amount Yield(1)
                                      ------ --------   ------ --------   ------ --------   ------ --------
                                                              (Dollars in thousands)
Municipal securities                       -       -%  $   348    4.00%   $1,637    4.21%  $   616    4.77%
REMICs                                     -       -         -       -       839    2.92    26,079    3.32
FHLMC mortgage-backed
 securities                                -       -     9,693    6.23     1,698    7.00       545    5.42
FNMA mortgage-backed
 securities                                -       -     1,824    6.70         -       -       707    6.64
Equity securities                          -       -         -       -         -       -    15,674       -
                                      ------   ------  -------   ------   ------   ------  -------   ------
  Total                               $    -       -%  $11,865    6.24%   $4,174    5.09%  $43,621    3.48%
                                      ======   ======  =======   ======   ======   ======  =======   ======

     (1) For available for sale securities carried at fair value, the weighted average yield is computed using amortized cost. Average yield calculations exclude equity securities that have no stated yield or maturity.

In addition to U.S. Government treasury obligations, the Company invests in mortgage-backed securities and real estate mortgage investment conduits ("REMICs"). Mortgage-backed securities ("MBS") (which are also known as mortgage participation certificates or pass-through certificates) represent a participation interest in a pool of single-family or multi-family mortgages. Principal and interest payments on mortgage-backed securities are passed from the mortgage originators, through intermediaries (i.e., FNMA, FHLMC, the Government National Mortgage Association ("GNMA") or private issues) that pool and repackage the participation interests in the form of securities, to investors such as the Company. Mortgage-backed securities generally increase the quality of the Company's assets by virtue of the guarantees that back them, are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations of the Company. See Note 4 of Notes to Consolidated Financial Statements for additional information.

REMICs are created by redirecting the cash flows from the pool of mortgages or mortgage-backed securities underlying these securities to create two or more classes (or tranches) with different maturity or risk characteristics designed to meet a variety of investor needs and preferences. Management believes these securities may represent attractive alternatives relative to other investments because of the wide variety of maturity, repayment and interest rate options available. Current investment practices of the Company prohibit the purchase of high risk REMICs. At March 31, 2002, the Company held REMICs with a net carrying value of $26.9 million, of which $1.8 million were classified as held-to-maturity and $25.1 million of which were available-for-sale. REMICs may be sponsored by private issuers, such as mortgage bankers or money center banks, or by U.S. Government agencies and government sponsored entities. At March 31, 2002, the Company owned $928,000 of privately issued REMICs.

Investments in mortgage-backed securities, including REMICs, involve a risk that actual prepayments will be greater than estimated prepayments over the life of the security, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments thereby reducing the net yield on such securities. There is also reinvestment risk associated with the cash flows from such securities. In addition, the market value of such securities may be adversely affected by changes in interest rates.

The investment in school district bonds was $2.6 million at March 31, 2002 compared to $2.6 million at March 31, 2001. Total equity securities investment was $15.7 million at March 31, 2002, compared to $16.0 million at March 31, 2001.

Deposit Activities and Other Sources of Funds

General. Deposits, loan repayments and loan sales are the major sources of the Company's funds for lending and other investment purposes. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources. They may also be used on a longer term basis for general business purposes.

Deposit Accounts. Deposits are attracted from within the Company's primary market area through the offering of a broad selection of deposit instruments, including demand deposits, negotiable order of withdrawal ("NOW") accounts, money market accounts, regular savings accounts, certificates of deposit and
retirement savings plans.   Historically the Company has focused on retail
deposits. Expansion in commercial lending has led to growth in business deposits including demand deposit accounts. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of its deposit accounts, the Company considers the rates offered by its competition, profitability to the Company, matching deposit and loan products and its customer preferences and concerns. The Company generally reviews its deposit mix and pricing weekly.

Deposit Balances

The following table sets forth information concerning the Company's certificates of deposit, other interest-bearing and non-interest bearing deposits at March 31, 2002.

                                                                Percent
Interest                                   Minimum              of Total
Rate      Term    Category                 Amount     Balance   Deposits
--------  ----    ---------------------    -------    -------   --------
                                                  (In thousands)

0.439%    None          NOW accounts           $   100    $ 32,710     12.60%
3.471     None          Hi-Yield checking       25,000       5,354      2.06
0.950     None          Regular savings            100      21,939      8.45
1.729     None          Money market             2,500      54,645     21.04
None      None          Non-interest checking      100      32,574     12.54
                                                          --------    ------
                         Total transaction accounts        147,222     56.69

                       Certificates of Deposit
                       -----------------------
1.794    91 Days        Fixed-term, Fixed-rate   1,000     10,128      3.90
2.183    182-364 Days   Fixed-term, Fixed-rate   1,000     14,422      5.55
3.248    12-17 Months   Fixed-term, Fixed-rate   1,000     43,525     16.77
2.870    18 Months      Fixed-term, Variable
                         rate, Individual
                         Retirement account
                         ("IRA")                 1,000        888      0.34
4.309    18-23 Months   Fixed-term, Fixed-rate   1,000      4,109      1.58
5.314    24-35 Months   Fixed-term, Fixed-rate   1,000     21,349      8.22
5.353    36-59 Months   Fixed-term, Fixed-rate   1,000      5,788      2.23
5.775    60-83 Months   Fixed-term, Fixed-rate   1,000     10,137      3.90
5.515    84-120 Months  Fixed-term, Fixed-rate   1,000      2,122      0.82
                                                         --------    ------
            Total certificates of deposit                $112,468     43.31%
                                                         --------    ------
               Total deposits                            $259,690    100.00%
                                                         ========    ======

Deposit Flow

The following table sets forth the balances of deposit accounts in the various types offered by the Company at the dates indicated.

                                                                At March 31,
                               ----------------------------------------------------------------------------
                                            2002                      2001                      2000
                               ------------------------  ------------------------  ------------------------
                                               Increase/                 Increase/                 Increase/
                               Balance Percent(Decrease) Balance Percent(Decrease) Balance Percent(Decrease)
                               ------- ------- --------  ------- ------- --------  ------- ------- --------
                                                            (Dollars in thousands)
Non-interest-bearing demand    $32,574  12.54%  $ 4,639  $27,935   9.45%  $ 3,194  $24,741  10.65%  $14,322
NOW accounts                    32,710  12.60       567   32,143  10.88    11,167   20,976   9.03       191
High-Yield checking              5,354   2.06     5,354        -      -         -        -      -         -
Regular savings accounts        21,939   8.45     3,112   18,827   6.37    (1,013)  19,840   8.54    (1,461)
Money market deposit accounts   54,645  21.04     8,921   45,724  15.47     1,104   44,620  19.20    16,889
Certificates of deposits which
  mature(1):
   Within 12 months             86,939  33.48   (55,084) 142,023  48.06    48,149   93,874  40.40       419
   Within 12-36 months          19,370   7.46    (4,303)  23,673   8.01       897   22,776   9.80     2,177
   Beyond 36 months              6,159   2.37       961    5,198   1.76      (330)   5,528   2.38      (493)
                              -------- ------  -------- -------- ------   ------- -------- ------   -------
    Total                     $259,690 100.00% $(35,833)$295,523 100.00%  $63,168 $232,355 100.00%  $32,044
                              ======== ======  ======== ======== ======   ======= ======== ======   =======
__________________

(1) IRAs of $12.8 million $12.8 million and $11.6 million at March 31, 2002, 2001 and 2000, respectively, are included in certificate balances.

Certificates of Deposit by Rates and Maturities

The following table sets forth the certificates of deposit in the Company classified by rates as of the dates indicated.

                                At March 31,
                         --------------------------
                          2002      2001      2000
                         ------    ------    ------
                              (In thousands)
Below 2.00%            $ 14,919  $      -   $     -
2.00 -  2.99%            30,028         -         -
3.00 -  3.99%            24,390        40         -
4.00 -  4.99%            13,014     5,772    25,070
5.00 -  5.99%            10,717    45,544    82,319
6.00 -  7.99%            19,400   119,538    14,789
                        -------   -------    ------
   Total               $112,468  $170,894  $122,178
                        =======   =======   =======

The following table sets forth the amount and maturities of certificates of deposit at March 31, 2002.

                                        Amount Due
                    ------------------------------------------------
                    Less Than   1-2       After     After
                    One Year    Years   2-3 Years  3 Years    Total
                    --------    ------  ---------  -------   -------
                                    (In thousands)
Below 2.00%        $ 14,914  $      5   $     -    $     -   $14,919
2.00   2.99%         28,434     1,537        57          -    30,028
3.00   3.99%         18,445     4,838     1,054         53    24,390
4.00 -  4.99%         7,210     3,259     1,103      1,442    13,014
5.00 -  5.99%         4,865     2,040       905      2,907    10,717
6.00 -  7.99%        13,071     2,835     1,737      1,757    19,400
                    -------    ------   -------  ---------  --------
   Total           $ 86,939  $ 14,514   $ 4,856    $ 6,159  $112,468
                    =======    ======   =======  ========= =========

The following table presents the amount and weighted average rate of time deposits equal to or greater than $100,000 at March 31, 2002.

                                                              Weighted
Maturity Period                           Amount              Average Rate
---------------                           ------              ------------
                                           (Dollars in thousands)

Three months or less                   $  12,898                  2.95%
Over three through six months              6,712                  3.69
Over six through 12 months                 7,550                  3.72
Over 12 months                             6,932                  5.13
                                          ------              ---------
Total                                  $  34,092                  3.71%
                                          ======              =========

Deposit Activities

The following table sets forth the deposit activities of the Company for the periods indicated.

                                               Year Ended March 31,
                                             --------------------------
                                              2002      2001      2000
                                             ------    ------    ------
                                                  (In thousands)

Beginning balance                          $295,523  $232,355  $200,311
Net (decrease) increase
  before interest credited                  (44,789)   52,002    23,499
Interest credited                             8,956    11,166     8,545
Net (decrease) increase in                 --------  --------  --------
  savings deposits                          (35,833)   63,168    32,044
                                           --------  --------  --------
Ending balance                             $259,690  $295,523  $232,355
                                           ========  ========  ========

In the unlikely event the Company is liquidated, depositors are entitled to full payment of their deposit accounts prior to any payment being made to the shareholders of the Company. Substantially all of the Bank's depositors are residents of the States of Washington or Oregon.

Borrowings. Savings deposits are the primary source of funds for the Company's lending and investment activities and for its general business purposes. The Company relies upon advances from the FHLB-Seattle to supplement its supply of lendable funds and to meet deposit withdrawal requirements. Advances from the FHLB-Seattle are typically secured by the Company's first mortgage loans and investment securities.

The FHLB functions as a central reserve bank providing credit for savings and loan associations and certain other member financial institutions. As a member, the Bank is required to own capital stock in the FHLB and is authorized to apply for advances on the security of such stock and certain of its mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States) provided certain standards related to creditworthiness have been met. Advances are made pursuant to several different programs. Each credit program has its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution's assets or on the FHLB's assessment of the institution's creditworthiness. The FHLB determines specific lines of credit for each member institution and the Bank has a 35% of total assets line of credit with the FHLB-Seattle to the extent the Bank provides qualifying collateral and holds sufficient FHLB stock. At March 31, 2002, the Bank had $74.5 million of outstanding advances from the FHLB-Seattle under an available credit facility of $136.0 million.

The following tables set forth certain information concerning the Company's borrowings at the dates and for the periods indicated.

                                                    At March 31,
                                             --------------------------
                                              2002      2001      2000
                                             ------    ------    ------
Weighted average rate paid on
  FHLB advances                               6.10%     6.62%     6.24%

                                               Year Ended March 31,
                                             --------------------------
                                              2002      2001      2000
                                             ------    ------    ------
                                                  (In thousands)
Maximum amounts of FHLB advances
  outstanding at any month end              $99,500   $80,000   $60,550
Average FHLB advances outstanding            89,499    72,825    45,406
Weighted average rate paid on
  FHLB advances                               6.25%     6.79%     5.47%


                                    REGULATION

General

The Bank is subject to extensive regulation, examination and supervision by the OTS as its chartering agency, and the FDIC, as the insurer of its deposits. The activities of federal savings institutions are governed by the Home Owners Loan Act and, in certain respects, the Federal Deposit Insurance Act ("FDIA"), and the regulations issued by the OTS and the FDIC to implement these statutes. These laws and regulations delineate the nature and extent of the activities in which federal savings associations may engage. Lending activities and other investments must comply with various statutory and regulatory capital requirements. In addition, the Bank's relationship with its depositors and borrowers is also regulated to a great extent, especially in such matters as the ownership of deposit accounts and the form and content of the Bank's mortgage documents.

The Bank is required to file reports with the OTS and the FDIC concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the OTS and the FDIC to review the Bank's compliance with various regulatory requirements. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the OTS, the FDIC or Congress, could have a material adverse impact on the Company, the Bank and their operations.

Federal Regulation of Savings Associations

Office of Thrift Supervision. The OTS is an office in the Department of the Treasury subject to the general oversight of the Secretary of the Treasury. The OTS has extensive authority over the operations of savings associations. Among other functions, the OTS issues and enforces regulations affecting federally insured savings associations and regularly examines these institutions.

All savings associations are required to pay assessments to the OTS to fund the agency's operations. The general assessments, paid on a semi-annual basis, are determined based on the savings association's total assets, including consolidated subsidiaries. The Bank's OTS assessment for the fiscal year ended March 31, 2002 was $93,889.

Federal Home Loan Bank System. The FHLB System, consisting of 12 FHLBs, is under the jurisdiction of the Federal Housing Finance Board ("FHFB"). The designated duties of the FHFB are to supervise the FHLBs, to ensure that the FHLBs carry out their housing finance mission, to ensure that the FHLBs remain adequately capitalized and able to raise funds in the capital markets, and to ensure that the FHLBs operate in a safe and sound manner.

The Bank, as a member of the FHLB-Seattle, is required to acquire and hold shares of capital stock in the FHLB-Seattle in an amount equal to the greater of (i) 1.0% of the aggregate outstanding principal amount of residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or (ii) 1/20 of its advances (i.e., borrowings) from the FHLB-Seattle. The Bank is in compliance with this requirement with an investment in FHLB-Seattle stock of $5.3 million at March 31, 2002.

Among other benefits, the FHLB provides a central credit facility primarily for member institutions. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes advances to members in accordance with policies and procedures established by the FHFB and the Board of Directors of the FHLB-Seattle.

The FHLBs are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of FHLB dividends paid in the past and could do so in the future. These contributions also could have an adverse effect on the value of FHLB stock in the future.

Federal Deposit Insurance Corporation. The FDIC is an independent federal agency established originally to insure the deposits, up to prescribed statutory limits, of federally insured banks and to preserve the safety and soundness of the banking industry. The FDIC maintains two separate insurance funds: the Bank Insurance Fund ("BIF") and the SAIF. The Bank's deposit accounts are insured by the FDIC under the SAIF to the maximum extent permitted by law. As insurer of the Bank's deposits, the FDIC has examination, supervisory and enforcement authority over all savings associations.

As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the SAIF or the BIF. The FDIC also has the authority to initiate enforcement actions against savings institutions, after giving the OTS an opportunity to take such action, and may terminate the deposit insurance if it determines that the institution has engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

The FDIC's deposit insurance premiums are assessed through a risk-based system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Under the system, institutions classified as well capitalized (i.e., a core capital ratio of at least 5%, a ratio of Tier 1, or core capital, to risk-weighted assets ("Tier 1 risk-based capital") of at least 6% and a risk-based capital ratio of at least 10%) and considered healthy pay the lowest premium while institutions that are less than adequately capitalized (i.e., core or Tier 1 risk-based capital ratios of less than 4% or a risk-based capital ratio of less than 8%) and considered of substantial supervisory concern pay the highest premium. The FDIC makes risk classification of all insured institutions for each semi-annual assessment period.

The FDIC is authorized to increase assessment rates, on a semi-annual basis, if it determines that the reserve ratio of the SAIF will be less than the designated reserve ratio of 1.25% of SAIF insured deposits. In setting these increased assessments, the FDIC must seek to restore the reserve ratio to that designated reserve level, or such higher reserve ratio as established by the FDIC. The FDIC may also impose special assessments on SAIF members to repay amounts borrowed from the United States Treasury or for any other reason deemed necessary by the FDIC.

The premium schedule for BIF and SAIF insured institutions ranged from 0 to 27 basis points. However, SAIF insured institutions and BIF insured institutions are required to pay a Financing Corporation assessment in order to fund the interest on bonds issued to resolve thrift failures in the 1980s. This amount is currently equal to about 1.88 basis points for each $100 in domestic deposits for SAIF and BIF insured institutions. These assessments, which may be revised based upon the level of BIF and SAIF deposits, will continue until the bonds mature in 2017 through 2019.

Under FDIA, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the OTS. Management of the Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

Liquidity Requirements. Federal regulations require the Bank to maintain sufficient liquidity to ensure its safe and sound operation. Liquid assets include cash, cash equivalents consisting of short-term interest-earning deposits, certain other time deposits, and other obligations generally having remaining maturities of less than five years. Liquidity management is both a daily and long-term responsibility of management. The Company adjusts liquid assets based upon management's assessment of (i) expected loan demand, (ii) expected deposit flows, (iii) yields available on interest-bearing deposits, and (iv) the objectives of its asset/liability management program.

Prompt Corrective Action. The OTS is required to take certain supervisory actions against undercapitalized savings associations, the severity of which depends upon the institution's degree of undercapitalization. Generally, an institution that has a ratio of total capital to risk-weighted assets of less than 8%, a ratio of Tier I (core) capital to risk-weighted assets of less than 4%, or a ratio of core capital to total assets of less than 4% (3% or less for institutions with the highest examination rating) is considered to be undercapitalized. An institution that has a total risk-based capital ratio less than 6%, a Tier I capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be significantly undercapitalized and an institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be critically undercapitalized. Subject to a narrow exception, the OTS is required to appoint a receiver or conservator for a savings institution that is critically undercapitalized.

At March 31, 2002, the Bank was categorized as "well capitalized" under the prompt corrective action regulations of the OTS.

Standards for Safety and Soundness. The federal banking regulatory agencies have prescribed, by regulation, standards for all insured depository institutions relating to: (i) internal controls, information systems and internal audit systems; (ii) loan documentation; (iii) credit underwriting;
(iv) interest rate risk exposure; (v) asset growth; (vi) asset quality; (vii) earnings; and (viii) compensation, fees and benefits ("Guidelines"). The Guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the OTS determines that the Bank fails to meet any standard prescribed by the Guidelines, the OTS may require the Bank to submit to it an acceptable plan to achieve compliance with the standard. Management is aware of no conditions relating to these safety and soundness standards which would require submission of a plan of compliance.

Qualified Thrift Lender Test. All savings associations, including the Bank, are required to meet a qualified thrift lender ("QTL") test to avoid certain restrictions on their operations. This test requires a savings association to have at least 65% of its portfolio assets (as defined by regulation) in qualified thrift investments on a monthly average for nine out of every 12 months on a rolling basis. As an alternative, the savings association may maintain 60% of its assets in those assets specified in Section 7701(a)(19) of the Internal Revenue Code ("Code"). Under either test, such assets primarily consist of residential housing related loans and investments. At March 31, 2002, the Bank met the test and its QTL percentage was 82.85%.

Any savings association that fails to meet the QTL test must convert to a national bank charter, unless it requalifies as a QTL and thereafter remains a QTL. If an association does not requalify and converts to a national bank charter, it must remain SAIF-insured until the FDIC permits it to transfer to the BIF. If such an association has not yet requalified or converted to a national bank, its new investments and activities are limited to those permissible for both a savings association and a national bank, and it is limited to national bank branching rights in its home state. In addition, the association is immediately ineligible to receive any new FHLB borrowings and is subject to national bank limits for payment of dividends. If such association has not requalified or converted to a national bank within three years after the failure, it must divest of all investments and cease all activities not permissible for a national bank. In addition, it must repay promptly any outstanding FHLB borrowings, which may result in prepayment penalties. If any association that fails the QTL test is controlled by a holding company, then within one year after the failure, the holding company must register as a bank holding company and become subject to all restrictions on bank holding companies. See "- Savings and Loan Holding Company Regulations."

Capital Requirements. Federally insured savings associations, such as the Bank, are required to maintain a minimum level of regulatory capital. The OTS has established capital standards, including a tangible capital requirement, a leverage ratio (or core capital) requirement and a risk-based capital requirement applicable to such savings associations.

The capital regulations require tangible capital of at least 1.5% of adjusted total assets, as defined by regulation. At March 31, 2002, the Bank had tangible capital of $48.5 million, or 12.52% of adjusted total assets, which is approximately $42.7 million above the minimum requirement of 1.5% of adjusted total assets in effect on that date. At March 31, 2002, the Bank had $696,000 in core deposit intangible and $912,000 in servicing assets.

The capital standards also require core capital equal to at least 3% to 4% of adjusted total assets, depending on an institution's supervisory rating. Core capital generally consists of tangible capital. At March 31, 2002, the Bank had core capital equal to $48.5 million, or 12.52% of adjusted total assets, which is $36.9 million above the minimum leverage ratio requirement of 3% as in effect on that date.

The OTS risk-based requirement requires savings associations to have total capital of at least 8% of risk-weighted assets. Total capital consists of core capital, as defined above, and supplementary capital. Supplementary capital consists of certain permanent and maturing capital instruments that do not qualify as core capital and general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets. Supplementary capital may be used to satisfy the risk-based requirement only to the extent of core capital.

In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet items, are multiplied by a risk weight, ranging from 0% to 100%, based on the risk inherent in the type of asset. For example, the OTS has assigned a risk weight of 50% for prudently underwritten permanent one- to- four family first lien mortgage loans not more than 90 days delinquent and having a loan-to-value ratio of not more than 80% at origination unless insured to such ratio by an insurer approved by FNMA or FHLMC.

On March 31, 2002, the Bank had total risk-based capital of approximately $51.1 million, including $48.5 million in core capital and $2.5 million in qualifying supplementary capital, and risk-weighted assets of $299.8 million, or total capital of 17.04% of risk-weighted assets. This amount was $27.1 million above the 8% requirement in effect on that date.

The OTS and the FDIC are authorized and, under certain circumstances required, to take certain actions against savings associations that fail to meet their capital requirements. The OTS is generally required to take action to restrict the activities of an "undercapitalized association," which is an institution with less than either a 4% core capital ratio, a 4% Tier 1 risked-based capital ratio or an 8% risk-based capital ratio. Any such association must submit a capital restoration plan and until such plan is approved by the OTS may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions. The OTS is authorized to impose the additional restrictions that are applicable to significantly undercapitalized associations.

The OTS is also generally authorized to reclassify an association into a lower capital category and impose the restrictions applicable to such category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

The imposition by the OTS or the FDIC of any of these measures on the Bank or the Company may have a substantial adverse effect on their operations and profitability.

Limitations on Capital Distributions. The OTS regulations impose various restrictions on savings associations with respect to their ability to make distributions of capital, which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account.

Generally, savings institutions, such as the Bank, that before and after the proposed distribution remain well-capitalized, may make capital distributions during any calendar year equal to the greater of 100% of net income for the year-to-date plus retained net income for the two preceding years. However, an institution deemed to be in need of more than normal supervision by the OTS may have its dividend authority restricted by the OTS. The Bank may pay dividends in accordance with this general authority.

Savings institutions proposing to make any capital distribution need only submit written notice to the OTS 30 days prior to such distribution. Savings institutions that do not, or would not meet their current minimum capital requirements following a proposed capital distribution, however, must obtain OTS approval prior to making such distribution. The OTS may object to the distribution during that 30-day period based on safety and soundness concerns. See "Capital Requirements."

Loans to One Borrower. Federal law provides that savings institutions are generally subject to the national bank limit on loans to one borrower. A savings institution may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by specified readily-marketable collateral. At
March 31, 2002, the Bank's internal limit was 80% of the regulatory limit on loans to one borrower or $6.1 million. At March 31, 2002, the Bank's largest single loan to one borrower was $5.9 million, which was performing according to its original terms.

Activities of Associations and Their Subsidiaries. When a savings association establishes or acquires a subsidiary or elects to conduct any new activity through a subsidiary that the association controls, the savings association must notify the FDIC and the OTS 30 days in advance and provide the information each agency may, by regulation, require. Savings associations also must conduct the activities of subsidiaries in accordance with existing regulations and orders.

The OTS may determine that the continuation by a savings association of its ownership control of, or its relationship to, the subsidiary constitutes a serious risk to the safety, soundness or stability of the association or is inconsistent with sound banking practices or with the purposes of the FDIA. Based upon that determination, the FDIC or the OTS has the authority to order the savings association to divest itself of control of the subsidiary.
The FDIC also may determine by regulation or order that any specific activity poses a serious threat to the SAIF. If so, it may require that no SAIF member engage in that activity directly.

Transactions with Affiliates. Generally, transactions between a savings association or its subsidiaries and its affiliates are required to be on terms as favorable to the association as transactions with non-affiliates. In addition, certain of these transactions, such as loans to an affiliate, are restricted to a percentage of the association's capital. Affiliates of the Bank include the Company and any company, which is under common control with the Bank. In addition, a savings association may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of most affiliates. The OTS has the discretion to treat subsidiaries of savings associations as affiliates on a case by case basis.

Certain transactions with directors, officers or controlling persons are also subject to conflict of interest regulations enforced by the OTS. These conflict of interest regulations and other statutes also impose restrictions on loans to such persons and their related interests. Among other things, such loans must be made on terms substantially the same as for loans to unaffiliated individuals.

Community Reinvestment Act. Under the federal Community Reinvestment Act ("CRA"), all federally-insured financial institutions have a continuing and affirmative obligation consistent with safe and sound operations to help meet all the credit needs of their delineated communities. The CRA does not establish specific lending requirements or programs nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to meet all the credit needs of its delineated community. The CRA requires the federal banking agencies, in connection with regulatory examinations, to assess an institution's record of meeting the credit needs of its delineated community and to take such record into account in evaluating regulatory applications to establish a new branch office that will accept deposits, relocate an existing office, or merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution, among others. The CRA requires public disclosure of an institution's CRA rating. The Bank received a "satisfactory" rating as a result of its latest evaluation.

Regulatory and Criminal Enforcement Provisions. The OTS has primary enforcement responsibility over savings institutions and has the authority to bring action against all "institution-affiliated parties," including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers or directors, receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or $1.1 million per day in especially egregious cases. Under the FDIA, the FDIC has the authority to recommend to the Director of the OTS that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the FDIC has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

Savings and Loan Holding Company Regulations

General. The Company is a unitary savings and loan company subject to regulatory oversight of the OTS. Accordingly, the Company is required to register and file reports with the OTS and is subject to regulation and examination by the OTS. In addition, the OTS has enforcement authority over the Company and its non-savings association subsidiaries which also permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings association.

New Legislation. On November 12, 1999, the Gramm-Leach-Bliley Financial Services Modernization Act of 1999 was signed into law. The purpose of this legislation was to modernize the financial services industry by establishing a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms and other financial service providers. Generally, the Act:

 (a) repealed the historical restrictions and eliminates many federal and state law barriers to affiliations among banks, securities firms, insurance companies and other financial service providers;

 (b) provided a uniform framework for the functional regulation of the activities of banks, savings institutions and their holding companies;

 (c) broadened the activities that may be conducted by national banks, banking subsidiaries of bank holding companies and their financial subsidiaries;

 (d) provided an enhanced framework for protecting the privacy of consumer information;

 (e) adopted a number of provisions related to the capitalization, membership, corporate governance and other measures designed to modernize the FHLB system;

 (f)  modified the laws governing the implementation of the CRA; and

 (g) addressed a variety of other legal and regulatory issues affecting day-to-day operations and long-term activities of financial institutions.
                                      E-30

Acquisitions. Federal law and OTS regulations issued thereunder generally prohibit a savings and loan holding company, without prior OTS approval, from acquiring more than 5% of the voting stock of any other savings association or savings and loan holding company or controlling the assets thereof. They also prohibit, among other things, any director or officer of a savings and loan holding company, or any individual who owns or controls more than 25% of the voting shares of such holding company, from acquiring control of any savings association not a subsidiary of such savings and loan holding company, unless the acquisition is approved by the OTS.

Activities. As a unitary savings and loan holding company, the Company generally is not subject to activity restrictions. If the Company acquires control of another savings association as a separate subsidiary other than in a supervisory acquisition, it would become a multiple savings and loan holding company and the activities of the Company and any of its subsidiaries (other than the Bank or any other SAIF insured savings association) would generally become subject to additional restrictions. There generally are more restrictions on the activities of a multiple savings and loan holding company than on those of a unitary savings and loan holding company. Federal law provides that, among other things, no multiple savings and loan holding company or subsidiary thereof which is not an insured association shall commence or continue for more than two years after becoming a multiple savings and loan association holding company or subsidiary thereof, any business activity other than: (i) furnishing or performing management services for a subsidiary insured institution, (ii) conducting an insurance agency or escrow business, (iii) holding, managing, or liquidating assets owned by or acquired from a subsidiary insured institution, (iv) holding or managing properties used or occupied by a subsidiary insured institution, (v) acting as trustee under deeds of trust, (vi) those activities previously directly authorized by regulation as of March 5, 1987 to be engaged in by multiple holding companies or (vii) those activities authorized by the Federal Reserve Board as permissible for bank holding companies, unless the OTS by regulation, prohibits or limits such activities for savings and loan holding companies. Those activities described in (vii) above also must be approved by the OTS prior to being engaged in by a multiple savings and loan holding company.

Qualified Thrift Lender Test. If the Bank fails the QTL, within one year the Company must register as, and will become subject to, the significant activity restrictions applicable to bank holding companies. See "Federal Regulation of Savings Associations -- Qualified Thrift Lender Test" for information regarding the Bank's QTL.

The USA Patriot Act

General. In response to the events of September 11th, President George W. Bush signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA PATRIOT Act, on October 26, 2001. The USA PATRIOT Act gives the federal government new powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing, and broadened anti-money laundering requirements. By way of amendments to the Bank Secrecy Act, Title III of the USA PATRIOT Act takes measures intended to encourage information sharing among bank regulatory agencies and law enforcement bodies. Further, certain provisions of Title III impose affirmative obligations on a broad range of financial institutions, including banks, thrifts, brokers, dealers, credit unions, money transfer agents and parties registered under the Commodity Exchange Act.

New Legislation. Among other requirements, Title III of the USA PATRIOT Act imposes the following requirements with respect to financial institutions:

  - Pursuant to Section 352, all financial institutions must establish anti-money laundering programs that include, at minimum: (i) internal policies, procedures, and controls, (ii) specific designation of an anti-money laundering compliance officer, (iii) ongoing employee training programs, and
(iv) an independent audit function to test the anti-money laundering program.

  - Section 326 of the Act authorizes the Secretary of the Department of Treasury, in conjunction with other bank regulators, to issue regulations by October 26, 2002 that provide for minimum standards with respect to customer identification at the time new accounts are opened.

   - Section 312 of the Act requires financial institutions that establish, maintain, administer, or manage private banking accounts or correspondent accounts in the United States for non-United States persons or their representatives (including foreign individuals visiting the United States) to establish appropriate, specific, and, where necessary, enhanced due diligence policies, procedures, and controls designed to detect and report money laundering.

  - Effective December 25, 2001, financial institutions are prohibited from establishing, maintaining, administering or managing correspondent accounts for foreign shell banks (foreign banks that do not have a physical presence in any country), and will be subject to certain recordkeeping obligations with respect to correspondent accounts of foreign banks.

  - Bank regulators are directed to consider a holding company's effectiveness in combating money laundering when ruling on Federal Reserve Act and Bank Merger Act applications.

During the first quarter of 2002 the Federal Crimes Enforcement Network (FinCEN), a bureau of the Department of Treasury, issued proposed and interim regulations to implement the provisions of Sections 312 and 352 of the USA Patriot Act.

To date, it has not been possible to predict the impact the USA PATRIOT ACT and its implementing regulations may have on the Company and the Bank.


                           TAXATION

Federal Taxation

General. The Company and the Bank report their income on a fiscal year basis using the accrual method of accounting and are subject to federal income taxation in the same manner as other corporations with some exceptions, including particularly the Bank's reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to the Company or the Bank.

Bad Debt Reserve. Historically, savings institutions, such as the Bank, which met certain definitional tests primarily related to their assets and the nature of their business ("qualifying thrift"), were permitted to establish a reserve for bad debts and to make annual additions thereto, which may have been deducted in arriving at their taxable income. The Bank's deductions with respect to "qualifying real property loans," which are generally loans secured by certain interest in real property, were computed using an amount based on the Bank's actual loss experience, or a percentage equal to 8% of the Bank's taxable income, computed with certain modifications and reduced by the amount of any permitted additions to the non-qualifying reserve. Due to the Bank's loss experience, the Bank generally recognized a bad debt deduction equal to 8% of taxable income.

Congress revised the thrift bad debt rules in 1996. The new rules eliminated the 8% of taxable income method for deducting additions to the tax bad debt reserves for all thrifts for tax years beginning after December 31, 1995. These rules also required that all institutions recapture all or a portion of their bad debt reserves added since the base year (last taxable year beginning before January 1, 1988). At March 31, 2002, the Bank had a taxable temporary difference of approximately $1.1 million that arose before 1987 (base-year amount). For taxable years beginning after December 31, 1995, the Bank's bad debt deduction will be determined under the experience method using a formula based on actual bad debt experience over a period of years. The unrecaptured base year reserves will not be subject to recapture as long as the institution continues to carry on the business of banking. In addition, the balance of the pre-1987 bad debt reserves
                                        E-32
continues to be subject to provisions of present law referred to below that require recapture in the case of certain excess distributions to shareholders.

Distributions. To the extent that the Bank makes "nondividend distributions" to the Company, such distributions will be considered to result in distributions from the balance of its bad debt reserve as of December
31, 1987 (or a lesser amount if the Bank's loan portfolio decreased since December 31, 1987) and then from the supplemental reserve for losses on loans ("Excess Distributions"), and an amount based on the Excess Distributions will be included in the Bank's taxable income. Nondividend distributions include distributions in excess of the Bank's current and accumulated earnings and profits, distributions in redemption of stock and distributions in partial or complete liquidation. However, dividends paid out of the Bank's current or accumulated earnings and profits, as calculated for federal income tax purposes, will not be considered to result in a distribution from the Bank's bad debt reserve. The amount of additional taxable income created from an Excess Distribution is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, if, after the Conversion, the Bank makes a "nondividend distribution," then approximately one and one-half times the Excess Distribution would be includable in gross income for federal income tax purposes, assuming a 34% corporate income tax rate (exclusive of state and local taxes). See "Regulation" for limits on the payment of dividends by the Bank. The Bank does not intend to pay dividends that would result in a recapture of any portion of its tax bad debt reserve.

Corporate Alternative Minimum Tax. The Code imposes a tax on alternative minimum taxable income ("AMTI") at a rate of 20%. The excess of the tax bad debt reserve deduction using the percentage of taxable income method over the deduction that would have been allowable under the experience method is treated as a preference item for purposes of computing the AMTI. In addition, only 90% of AMTI can be offset by net operating loss carryovers. AMTI is increased by an amount equal to 75% of the amount by which the Company's adjusted current earnings exceeds its AMTI (determined without regard to this preference and prior to reduction for net operating losses). For taxable years beginning after December 31, 1986, and before January 1, 1996, an environmental tax of 0.12% of the excess of AMTI (with certain modification) over $2.0 million is imposed on corporations, including the Company, whether or not an Alternative Minimum Tax is paid.

Dividends-Received Deduction. The Company may exclude from its income 100% of dividends received from the Bank as a member of the same affiliated group of corporations. The corporate dividends-received deduction is generally 70% in the case of dividends received from unaffiliated corporations with which the Bank and the Company will not file a consolidated tax return, except that if the Bank or the Company owns more than 20% of the stock of a corporation distributing a dividend, then 80% of any dividends received may be deducted.

Audits. The Company's federal income tax returns have been audited through the tax year ended March 31, 1999.

State Taxation

General. The Company is subject to a business and occupation tax imposed under Washington law at the rate of 1.50% of gross receipts; however, interest received on loans secured by mortgages or deeds of trust on residential properties is exempt from such tax.

Audits. The Company's business and occupation tax returns have been audited through the tax year ended March 31, 2001.

Competition

There are several financial institutions in the Company's primary market area from which the Company faces strong competition in the attraction of savings deposits (its primary source of lendable funds) and in the origination of loans. Its most direct competition for savings deposits and loans has historically come from other thrift institutions, credit unions and commercial banks located in its market area. Particularly in times of high interest rates, the Company has faced additional significant competition for investors' funds from money market mutual funds, other short-term money market securities, corporate and government securities. The Company's competition for loans comes principally from other thrift institutions, credit unions, commercial banks, mortgage banking companies and mortgage brokers.

Subsidiary Activities

Under OTS regulations, the Bank is authorized to invest up to 3% of its assets in subsidiary corporations, with amounts in excess of 2% only if primarily for community purposes. At March 31, 2002, the Bank's investments of $657,274 in Riverview Services, Inc. ("Riverview Services") its wholly owned subsidiary, and the investment of $597,159 in Riverview Asset Management Corp. ("RAM Corp"), a 90% owned subsidiary, were within these limitations.

Riverview Services, a wholly-owned subsidiary, acts as trustee for deeds of trust on mortgage loans granted by the Bank, and receives a reconveyance fee of approximately $60 for each deed of trust. Riverview Services had net income of $51,232 for the fiscal year ended March 31, 2002 and total assets of $661,261 at that date. Riverview Services' operations are included in the Consolidated Financial Statements of the Company.

RAM Corp is an asset management company providing trust, estate planning and investment management services. RAM Corp commenced business December 1998 and had a net loss of $99,600 for the fiscal year ended March 31, 2002 and total assets of $743,000 at that date. RAM Corp earns fees on the management of assets held in fiduciary or agency capacity. At March 31, 2002, total assets
under management approximated $109.8 million.   RAM Corp's operations are
included in the Consolidated Financial Statements of the Company.

Personnel

As of March 31, 2002, the Company had 147 full-time equivalent employees, none of whom are represented by a collective bargaining unit. The Company believes its relationship with its employees is good.

Executive Officers. The following table sets forth certain information regarding the executive officers of the Company.

Name               Age(1) Position
----------------   -----  ------------------------------------------
Patrick Sheaffer    62    Chairman of the Board. President and Chief
                            Executive Officer
Ron Wysaske         49    Executive Vice President, Treasurer and Chief
                            Financial Officer

(1)    At March 31, 2002.

Patrick Sheaffer joined the Bank in 1965 and has served as President and Chief Executive Officer of the Bank since 1976. He became Chairman of the Board of the Bank in 1993. He has been Chairman of the Board, President and Chief Executive Officer of the Company since its in inception in 1997. He is responsible for the daily operations and the management of the Company. Mr. Sheaffer is active in numerous professional and civic organizations.

Ron Wysaske joined the Bank in 1976. Prior to that, he was an audit and tax accountant at Price Waterhouse & Co. He became Executive Vice President, Treasurer and Chief Financial Officer of the Bank in 1981 and of the Company at inception in 1997. He is responsible for administering all finance, support and administrative functions at the Company. He is a licensed certified public accountant in the State of Washington and is active in numerous professional and civic organizations.

Item 2.  Properties
-------------------
The following table sets forth certain information relating to the Company's offices as of March 31, 2002.

                                               Approximate
Location                       Year Opened     Square Footage      Deposits
--------                       -----------     --------------      --------
                                                                (In millions)
Main Office:

900 Washington, Suite 900
Vancouver, Washington(1)             2000          16,000          $  3.8

Branch Offices:

700 N.E. Fourth Avenue               1975          25,000            42.4
Camas, Washington(3)

3307 Evergreen Way                   1963           3,200            25.6
Washougal, Washington(1)(3)(4)

225 S.W. 2nd Street                  1971           1,700            24.0
Stevenson, Washington(3)

330 E. Jewett Boulevard              1977           3,200            22.7
White Salmon, Washington(3)(5)

15 N.W. 13th Avenue                  1979           2,900            23.4
Battle Ground, Washington(3)(6)

412 South Columbus                   1983           2,500            14.5
Goldendale, Washington(3)

11505-K N.E. Fourth Plain Boulevard  1994           3,500            14.9
Vancouver, Washington(3)
"Orchards" Office

7735 N.E. Highway 99                 1994           4,800            25.8
Vancouver, Washington9(1)(2)(3)
"Hazel Dell" Office

1011 Washington Way                  1994           2,000            13.8
Longview, Washington(2)(3)

900 Washington St., Suite 100        1998           5,300            32.5
Vancouver, Washington (1)(3)

1901-E N.E. 162nd Avenue
Vancouver, Washington(1)(3)          1999           3,200             9.2

800 N.E. Tenny Road, Suite D
Vancouver, Washington(3)             2000           3,200             8.7

(1) Leased.
(2) Former branches of Great American Federal Savings Association, San Diego, California, that were acquired from the Resolution Trust Corporation on May 13, 1994. In the acquisition, the Company assumed all insured deposit liabilities of both branch offices totaling approximately $42.0 million.
(3) Location of an automated teller machine.
(4) New facility in 2001.
(5) New facility in 2000.
(6) New facility in 1994.

During second quarter of fiscal year 2001, the Company's main office for administration was relocated from Camas to the downtown Vancouver address of
900 Washington Street.   The Washougal branch office was relocated during the
first quarter of the fiscal year 2001.

The Company uses an outside data processing system to process customer records and monetary transactions, post deposit and general ledger entries and record activity in installment lending, loan servicing and loan originations. At March 31, 2002, the net book value of the Company's office properties, furniture, fixtures and equipment was $10.6 million.

Item 3.  Legal Proceedings
--------------------------
Periodically, there have been various claims and lawsuits involving the Company, such as claims to enforce liens, condemnation proceedings on properties in which the Company holds security interests, claims involving the making and servicing of real property loans and other issues incident to the Company's business. The Company is not a party to any pending legal proceedings that it believes would have a material adverse effect on the financial condition, results of operations or liquidity of the Company.

Item 4.  Submission of Matters to a Vote of Security Holders
------------------------------------------------------------
No matters were submitted to a vote of security holders during the fourth quarter of the fiscal year ended March 31, 2002.

                               PART II

Item 5.  Market for the Registrant's Common Equity and Related Stockholder
         Matters
--------------------------------------------------------------------------
At March 31, 2002, the Company had 4,735,066 shares of Common Stock issued and outstanding, 823 stockholders of record and an estimated 1,000 holders in nominee or "street name."

Under Washington law, the Company is prohibited from paying a dividend if, as a result of its payment, the Company would be unable to pay its debts as they become due in the normal course of business, or if the Company's total liabilities would exceed its total assets. The principal source of funds for the Company is dividend payments from the Bank. OTS regulations require the Bank to give the OTS 30 days advance notice of any proposed declaration of dividends to the Company, and the OTS has the authority under its supervisory powers to prohibit the payment of dividends to the Company. The OTS imposes certain limitations on the payment of dividends from the Bank to the Holding Company which utilize a three-tiered approach that permits various levels of distributions based primarily upon a savings association's capital level. See "REGULATION --Federal Regulation of Savings Associations -- Limitations on Capital Distributions." In addition, the Company may not declare or pay a cash dividend on its capital stock if the effect thereof would be to reduce the regulatory capital of the Company below the amount required for the liquidation account to be established pursuant to the Company's Plan of Conversion adopted in connection with the Conversion and Reorganization. See
Note 1 of Notes to the Consolidated Financial Statements included elsewhere herein.

The common stock of the Company has traded on the Nasdaq National Market System under the symbol "RVSB" since October 2, 1997. Prior to that time and since October 22, 1993, the common stock of the Company traded on The Nasdaq SmallCap Market under the same symbol. The following table sets forth the high and low trading prices, as reported by Nasdaq, and cash dividends paid for each quarter during 2002 and 2001 fiscal years. At March 31, 2002, there were twelve market makers in the Company's common stock as reported by the Nasdaq Stock Market.

                                                           Cash Dividends
Fiscal Year Ended March 31, 2002           High       Low     Declared
--------------------------------          -----      -----    --------
Quarter Ended March 31, 2002             $14.00     $11.93     $0.11
Quarter Ended December 31, 2001           12.35      10.90      0.11
Quarter Ended September 30, 2001          12.00      10.00      0.11
Quarter Ended June 30, 2001               10.50       9.25      0.11


                                                           Cash Dividends
Fiscal Year Ended March 31, 2001           High       Low     Declared
--------------------------------          -----      -----    --------
Quarter Ended March 31, 2001              $9.75      $8.25    $0.100
Quarter Ended December 31, 2000            8.88       8.03     0.100
Quarter Ended September 30, 2000           8.88       8.00     0.100
Quarter Ended June 30, 2000                9.38       8.00     0.100

Item 6.   Selected Financial Data
---------------------------------
The following tables set forth certain information concerning the consolidated financial position and results of operations of the Company at the dates and for the periods indicated.
                                                    At March 31,
                                   ------------------------------------------
                                    2002     2001     2000     1999     1998
                                   ------   ------   ------   ------   ------
                                                 (In thousands)
FINANCIAL CONDITION DATA:
Total assets                     $392,101 $431,996 $344,680 $302,601 $273,174
Loans receivable, net(1)          288,530  296,861  249,034  187,177  162,628
Mortgage-backed securities held
 to maturity, at amortized cost     4,386    6,405    8,657   12,715   20,341
Mortgage-backed securities
 available for sale, at fair value 36,999   43,139   39,378   53,372   32,690
Cash and interest-bearing deposits 22,492   38,935   15,786   17,207   27,482
Investment securities held to
 maturity, at amortized cost            -      861      903    4,943    8,336
Investment securities available
 for sale, at fair value           18,275   25,561   12,883   13,280    9,977
Deposit accounts                  259,690  295,523  232,355  200,311  179,825
FHLB advances                      74,500   79,500   60,550   42,550   29,550
Shareholders' equity               53,677   52,721   48,489   56,867   61,082

                                                Year Ended March 31,
                                   ------------------------------------------
                                    2002     2001     2000     1999     1998
                                   ------   ------   ------   ------   ------
OPERATING DATA:                                 (In thousands)

Interest income                   $29,840  $31,343  $25,438  $23,114  $20,302
Interest expense                   14,318   16,288   11,073    9,925    9,389
                                   ------   ------   ------   ------   ------
Net interest income                15,522   15,055   14,365   13,189   10,913
Provision for loan losses           1,116      949      675      240      180
Net interest income after          ------   ------   ------   ------   ------
 provision for loan losses         14,406   14,106   13,690   12,949   10,733
Gains from sale of loans,
 securities and real estate owned   1,964      129      151      283      269
Gain on sale of land and fixed assets   4      540        -        -        -
Other non-interest income           4,583    3,293    2,746    2,591    2,211
Non-interest expenses              13,953   12,867   10,832    9,055    7,218
                                   ------   ------   ------   ------   ------
Income before federal income tax
 provision and extraordinary item   7,004    5,201    5,755    6,768    5,995
Provision for federal income taxes  2,136    1,644    1,878    2,305    2,071
                                   ------   ------   ------   ------   ------
Net income                        $ 4,868  $ 3,557  $ 3,877  $ 4,463  $ 3,924
                                   ======   ======   ======   ======   ======

                                                    At March 31,
                                   ------------------------------------------
                                    2002     2001     2000     1999     1998
                                   ------   ------   ------   ------   ------
OTHER DATA:
Number of:
 Real estate loans outstanding      2,176    2,510    2,188    1,906    2,014
 Deposit accounts                  26,625   26,068   23,653   21,639   20,395
 Full service offices                  12       12       12       10        9

                                       At or For the Year Ended March 31,
                                   ------------------------------------------
                                    2002     2001     2000     1999     1998
                                   ------   ------   ------   ------   ------
KEY FINANCIAL RATIOS:

Performance Ratios:
Return on average assets            1.16%    0.94%    1.22%    1.55%    1.56%
Return on average equity            9.01     7.04     7.15     7.33     9.15
Dividend payout ratio(2)(3)(4)     41.27    52.29    47.13    30.38    11.77
Interest rate spread                3.29     3.37     3.88     3.83     3.72
Net interest margin                 4.04     4.27     4.78     4.81     4.61
Non-interest expense to
 average assets                     3.34     3.41     3.41     3.14     2.87
Efficiency ratio (non- interest
 expense divided by the sum of
 net interest income and non-
 interest income)                  63.21    67.66    62.75    56.37    53.89

Asset Quality Ratios:
Average interest-earning assets
 to interest-bearing liabilities  120.49   119.75   124.51   127.02   122.21
Allowance for loan losses to
 total loans at end of period       0.78     0.58     0.50     0.54     0.53
Net charge-offs to average
 outstanding loans during the
 period                             0.14     0.14     0.21     0.04     0.02
Ratio of nonperforming assets
 to total assets                    0.61     0.24     0.39     0.44     0.19

Capital Ratios:
Average equity to average assets   12.93    13.41    17.05    21.08    17.02
Equity to assets at end of fiscal
  year                             13.69    12.20    14.07    18.79    22.36

(1)   Includes loans held for sale.
(2) Prior to the consummation of the Conversion and Reorganization on September 30, 1997, all cash dividends paid by the Bank had been waived by the MHC.
(3)   Excludes cash dividends waived by the MHC.
(4)   Dividends paid divided by net income.

Item 7.   Management's Discussion and Analysis of Financial Condition and
-------------------------------------------------------------------------
Results of Operations
---------------------

General

Management's Discussion and Analysis of Financial Condition and Results of Operations is intended to assist inunderstanding the financial condition and results of operations of the Company. The information contained in this section should be read in conjunction with the Consolidated Financial Statements and accompanying Notes thereto and the other sections contained in this Form 10-K.

Special Note Regarding Forward-Looking Statements

Management's Discussion and Analysis and other portions of this report contain certain "forward-looking statements" concerning the future operations of the Company. Management desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing the Company of the protections of such safe harbor with respect to all "forward-looking statements" contained in our Annual Report. The Company has used "forward-looking statements" to describe future plans and strategies, including its expectations of the Company's future financial results. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors which could affect actual results include interest rate trends, the general economic climate in the Company's market area and the country as a whole, the ability of the Company to control costs and expenses, deposit flows, demand for mortgages and other loans, real estate value and vacancy rates, the ability of the Company to efficiently incorporate acquisitions into its operations, competition, loan delinquency rates, and changes in federal and state regulation. These factors should be considered in evaluating the "forward-looking statements," and undue reliance should not be placed on such statements. The Company does not undertake to update any forward-looking statement that may be made on behalf of the Company.

Critical Accounting Policies

The Company has established various accounting policies that govern the application of accounting principles generally accepted in the United States of America in the preparation of the Company's Consolidated Financial Statements. The Company has identified two policies, that due to judgments, estimates and assumptions inherent in those policies, are critical to an understanding of the Company's Consolidated Financial Statements. These policies relate to the methodology for the determination of the allowance for loan losses and the valuation of the mortgage servicing rights ("MSR"). These policies and the judgments, estimates and assumptions are described in greater detail in subsequent sections of Management's Discussions and Analysis and in the notes to the financial statements included herein. In particular, Note 1 to the Consolidated Financial Statements-"Summary of Significant Accounting Policies" describes generally the Company's accounting policies and Note 8 provides details used in valuing the Company's MSR and the effect of changes to certain assumptions. Management believes that the judgments, estimates and assumptions used in the preparation of the Company's Consolidated Financial Statements are appropriate given the factual circumstances at the time. However, given the sensitivity of the Company's Consolidated Financial Statements to these critical accounting policies, the use of other judgments, estimates and assumptions could result in material differences in our results of operations or financial condition.

Operating Strategy

In the fiscal year ended March 31, 1998, the Company began to implement a growth strategy to broaden the products and services from traditional thrift offerings to those more closely related to commercial banking. The growth strategy included four elements, geographic and product expansion, loan portfolio diversification, development of relationship banking and maintenance of asset quality.

Since the end of fiscal 1998, the Company has added three branches including
the branch at the main office for administration in downtown Vancouver.   The
Washougal branch was relocated to a new facility, the Stevenson, White

Salmon and Goldendale branches were remodeled. The number of automated teller machines was doubled from six to twelve so that each branch location now is serviced by an automated teller machine.

The Company's growing commercial customer base has enjoyed new products and the improvements in existing products. These new products include business checking, internet banking and new loan products. Retail customers have benefited from expanded choices ranging from additional automated teller machines , consumer lending products, checking accounts, debit cards, 24 hour account information service and internet banking.

The fiscal year 1998 marked the 75th year anniversary since Riverview Community Bank opened its doors in 1923. The historical emphasis has been on residential real estate lending. The portfolio diversification is focused toward the expansion of commercial loans. Four experienced commercial lenders
were hired to implement the expansion in commercial lending.   In the fiscal
year 1998 commercial loans as a percentage of the loan portfolio were 0.93%. The commercial loan portfolio stands at 7.17% at the end of fiscal year 2002. Commercial lending has wider interest margins and shorter loan terms than residential lending which can increase the loan portfolio profitability.

The 1998 addition of RAM Corp a trust company directed by experienced trust officers, expanded loan products serviced by experienced commercial and consumer lending officers, expanded branch network lead by experienced branch managers, enhances the Company's relationship banking. Development of relationship banking has been the key to the Company's growth in assets and
profitability.   Total assets of the Company has increased 44% since the end of fiscal year 1998.

Net Interest Income

The Company's profitability depends primarily on its net interest income, which is the difference between the income it receives on its loan and investment portfolio and its cost of funds, which consists of interest paid on deposits and borrowings. Net interest income is also affected by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets equal or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. The level of non-interest income and expenses also affects the Company's profitability. Non-interest income includes deposit service fees, income associated with the origination and sale of mortgage loans, brokering loans, loan servicing fees, income from real estate owned, net gains and losses on sales of interest-earning assets and asset management fee income. Non-interest expenses include compensation and benefits, occupancy and equipment expenses, deposit insurance premiums, data servicing expenses and other operating costs. The Company's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government legislation and regulation and monetary and fiscal policies.

Comparison of Financial Condition at March 31, 2002 and 2001

At March 31, 2002, the Company had total assets of $392.1 million compared with $432.0 million at March 31, 2001. The decrease in total assets reflects the conversion of $40.3 million of fixed interest rate residential family mortgages to MBS through securitization and sale of $25.1 million of MBS during the quarter ending September 30, 2001. Cash, including interest-earning accounts, totaled $22.5 million at March 31, 2002, compared to $38.9 million at March 31, 2001. The $1.3 million increase in loans held for sale to $1.8 million at March 31, 2002 compared to $569,000 at March 31, 2001, reflects the lower mortgage interest rate environment. As interest rates fall loan volume shifts to fixed rate production. Conversely, in a rising interest rate environment loan volume will shift to adjustable rate production. Selling our fixed interest rate mortgage loans allows us to reduce the interest rate risk associated with long term fixed interest rate products. It also frees up funds to make new loans and diversify our loan portfolio. We continue to service the loans we sell, maintaining the customer relationship and generating ongoing non-interest income.

Loans receivable, net, were $286.7 million at March 31, 2002, compared to $296.3 million at March 31, 2001, a 3.3% decrease. Decreases primarily in one-to- four family residential, multi-family, multi-family construction, commercial construction, and consumer loans were partially offset by the increases in residential construction, commercial, land and commercial real estate. The decrease in one- to- four family residential mortgages reflects the conversion of $40.3 million of fixed interest rate residential family mortgages to MBS through securitization during the quarter ending September 30, 2001. A substantial portion of the Company's loan portfolio is secured by real estate, either as primary or secondary collateral located in its primary market areas.

There were $1.8 million in loans held-for-sale at March 31, 2002, compared to $569,000 at March 31, 2001.

Cash and cash equivalents decreased to $22.5 million at March 31, 2002, from $38.9 million at March 31, 2001 as a result of decrease in deposits.

There was no investment securities held-to-maturity at March 31, 2002, compared to $861,000 at March 31, 2001. The $861,000 decrease was a result of investment pay downs.

Investment securities available-for-sale was $18.3 million at March 31, 2002, compared to $25.6 million at March 31, 2001. The $7.3 million decrease was primarily a result of the called $2.5 million callable agency and the $4.6 million of investment pay downs.

Mortgage-backed securities held-to-maturity was $4.4 million at March 31, 2002, compared to $6.4 million at March 31, 2001. The $2.0 million net decrease was a result of pay downs.

Mortgage-backed securities available-for-sale was $37.0 million at March 31, 2002, compared to $43.1 million at March 31, 2001. The $6.1 million net decrease reflects securitization of $40.3 million, purchase of $5.0 million, sales of $25.9 million and $25.8 million in pay downs.

Deposits totaled $259.7 million at March 31, 2002 compared to $295.5 million at March 31, 2001. The deposit decrease is primarily due to an outflow of governmental deposits as the Bank paid lower interest rates. Checking accounts and money market accounts ("transaction accounts") total average outstanding balance increased 23.9% to $115.7 million at March 31, 2002, compared to $93.4 million at March 31, 2001. Transaction accounts represented 43.0% and 37.2% of average total outstanding balance of deposits at March 31, 2002 and March 31, 2001, respectively.

FHLB advances decreased to $74.5 million at March 31, 2002 from $79.5 million at March 31, 2001.

Shareholders' equity increased $956,000 to $53.7 million at March 31, 2002 from $52.7 million at March 31, 2001 primarily as a result of the $5.2 million of total comprehensive income offset by $3.1 million stock repurchased and retired and $2.0 million of cash dividends paid to shareholders.

Comparison of Operating Results for the Years Ended March 31, 2002 and 2001

Net Income. Net income was $4.9 million, or $1.06 per diluted share for the year ended March 31, 2002, compared to $3.6 million, or $0.77 per diluted share for the year ended March 31, 2001. Earnings were higher for the year ended March 31, 2002 primarily as a result of increased non-interest income.

Net Interest Income. Net interest income for fiscal year 2002 was $15.5 million, representing a $467,000, or a 3.1% increase, from fiscal year 2001. This improvement reflected a 10.3% increase in average earning assets (primarily increases in average loan balances due to a 33.1% increase in non-mortgage loans and a 190.0% increase in daily interest-bearing assets) to $393.2 million, which offset a 23 basis point reduction in the net interest margin to 4.04%. The ratio of average interest earning assets to average interest bearing liabilities increased to 120.5% in 2002 from 119.8% in 2001 which indicates that the interest earning asset growth is being funded less by interest bearing liabilities as compared to capital, which is non-interest bearing.

Interest Income. Interest income totaled $29.8 million and $31.3 million, for fiscal years 2002 and 2001, respectively. Average interest-bearing assets increased $36.7 million to $393.2 million for fiscal year ended 2002 from $356.5 million for fiscal year ended 2001. The yield on interest-earning assets was 7.68% for fiscal year 2002 compared to 8.84% for fiscal year ended 2001. The decreased yield is the result of the lower yields on loans that reflect the eight Federal Reserve Board discount rate cuts that occurred during the fiscal year 2002.

Interest Expense. Interest expense for the year ended March 31, 2002 totaled $14.3 million, a $2.0 million decrease from $16.3 million for the year ended March 31, 2001. The decrease in interest expense is the result of lower rates interest paid on deposits due to the eight Federal Reserve Board discount rate cuts that occurred during the fiscal year 2002. The weighted average interest rate of total deposits decreased from 5.05% at March 31, 2001 to 3.69% at March 31, 2002. The decrease in total deposit average interest rate was partially offset by the $12.0 million increase in total average deposits to $236.9 million at March 31, 2002.

Provision for Loan Losses. The provision for loan losses for the year ended March 31, 2002 was $1.1 million compared to $949,000 for the year ended March 31, 2001. The fiscal year 2002 provision for loan losses exceeded net loan charge-offs by $702,000 resulting in an increase in the allowance for loan losses to $2.5 million. Net charge-offs to average net loans for fiscal years 2002 and 2001 has remained a constant 0.14%.

The Company establishes a general reserve for loan losses through a periodic provision for loan losses based on management's evaluation of the loan portfolio and current economic conditions. The provisions for loan losses are based on management's estimate of net realizable value or fair value of the collateral, as applicable and the Company's actual loss experience, and standards applied by the OTS and the FDIC. The Company regularly reviews its loan portfolio, including non-performing loans, to determine whether any loans require classification or the establishment of appropriate reserves. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to provide additions to the allowance for loan losses based upon judgments different from management. The allowance for loan losses is provided based upon management's continuing analysis of the pertinent factors underlying the quality of the loan portfolio. These factors include changes in the size and composition of the loan portfolio, actual loan loss experience, current and anticipated economic conditions, and detailed analysis of individual loans for which full collectibility may not be assured. The detailed analysis includes techniques to estimate the fair value of the loan collateral and the existence of potential alternative sources of repayment. Assessment of the adequacy of the allowance for loan losses involves subjective judgments regarding future events, and thus there can be no assurance those additional provisions for credit losses will not be required in future periods. Although management uses the best information available, future adjustments to the allowance may be necessary due to economic, operating, regulatory and other conditions that may be beyond the Company's control. Any increase or decrease in the provision for loan losses has a corresponding negative or positive effect on net income. The allowance for loan losses at March 31, 2002 was $2.5 million, or 0.78% of period end gross loans compared to $1.9 million, or 0.58% of period end gross loans at March 31, 2001. Management considered the allowance for loan losses at March 31, 2002 to be adequate to cover foreseeable loan losses based on the assessment of various factors affecting the loan portfolio.

Non-Interest Income.   Non-interest income increased $2.6 million or 65.3% for
the twelve months ended March 31, 2002 compared to the same period in 2001. Excluding the fiscal year 2002, $863,000 pretax gain on sale of securities and fiscal year 2001, $540,000 pretax gain on sale of land and fixed assets, non-interest income increased $2.3 million or 66.2% for the year ended March 31, 2002 when compared to the prior year. For the twelve months ended March 31, 2002, fees and service charges increased $1.1 million when compared to the twelve months ended March 31, 2001. The $1.1 million increase in fees and service charges is primarily due to the growth in deposit products, mortgage broker fees and asset management services. Mortgage broker fees (included in fees and service charges) totaled $1.3 million for the year ended March 31, 2002 compared to $579,000 for the previous year. Mortgage broker commission compensation expense was $1.0 million for the fiscal year ended March 31, 2002 compared to $581,000 for the fiscal year ended March 31, 2001. Increases in mortgage broker fees and commission compensation expense are a result of the increase in brokered loan production from $109.4 million in 2001 to $188.4 million in 2002. Asset management services income increased $236,000 or 46.4% for the year 2002 compared to year 2001. RAM Corp had $109.8 million in total assets under management at March 31, 2002 when compared to $92.2 million at March 31, 2001.

Non-Interest Expense. Non-interest expense increased $1.1 million, or 8.5% to $14.0 million for fiscal year 2002 compared to $12.9 million for fiscal year 2001. The principal component of the Company's non-interest expense is salaries and employee benefits. For the year ended March 31, 2002, salaries and employee benefits, which includes mortgage broker commission compensation, was $7.8 million, or a 11.4% increase over the prior year total of $7.0 million. Full-time equivalent employees have held steady at 147 at March 31, 2002 and March 31, 2001. In second quarter of fiscal year 2001, the Company's main office for administration relocated from Camas to the Vancouver address of 900 Washington, Suite 900, a 16,000 square foot leased facility.

The acquisition of the Hazel Dell and Longview branches from the Resolution Trust Corporation ("RTC") in fiscal 1995 (see Item 2. Properties), and the related acquisition of $42 million in customer deposits created a $3.2 million core deposit intangible asset ("CDI"), representing the excess of cost over fair value of deposits acquired. The CDI ($696,000 at March 31, 2002) is being amortized over the remaining life of the underlying customer relationships currently estimated at two years. The amortization expense of CDI was $327,000 for both fiscal years 2002 and 2001.

Provision for Federal Income Taxes. Provision for federal income taxes was $2.1 million for the year ended March 31, 2002 compared to $1.6 million for the year ended March 31, 2001 as a result of higher income before taxes. The effective tax rate for fiscal year 2002 was 30.5% compared to 31.6% for fiscal 2001. Reference is made to Note 11 of the Notes to Consolidated Financial Statements, in Item 8, Financial Statements and Supplementary Data, herein for further discussion of the Company's federal income taxes.

Comparison of Operating Results for the Years Ended March 31, 2001 and 2000

Net Income. Net income was $3.6 million, or $0.78 per share for the year ended March 31, 2001, compared to $3.9 million, or $0.76 per share for the year ended March 31, 2000. Earnings were lower for the year ended March 31, 2001 primarily as a result of reduced net interest margin, increased non-interest expenses and higher provision for loan losses.

Net Interest Income.   Net interest income for fiscal year 2001 was $15.1
million, representing a $690,000, or a 4.8% increase, from fiscal year 2000. This improvement reflected a 17.9% increase in average earning assets (primarily increases in average loan balances due to a 11.7% increase for mortgage loans and 97.6% increase in non-mortgage loans) to $356.5 million, which offset a 51 basis point reduction in the net interest margin to 4.27%. The ratio of average interest earning assets to average interest bearing liabilities decreased to 119.75% in 2001 from 124.51% in 2000 which indicates that the interest earning asset growth is being funded more by interest bearing liabilities as compared to capital, which is non-interest bearing.

Interest Income. Interest income totaled $31.3 million and $25.4 million, for fiscal years 2001 and 2000, respectively. Average interest-bearing assets increased $54.2 million to $356.5 million for fiscal year ended 2001 from $302.3 million for fiscal year ended 2000. The yield on interest-earning assets was 8.84% for fiscal year 2001 compared to 8.44% for fiscal year ended 2000. The increased yield reflects the higher yield on net loans and investments in 2001 compared to 2000.

Interest Expense. Interest expense for the year ended March 31, 2001 totaled $16.3 million, a $5.2 million increase from $11.1 million for the year ended March 31, 2000. The increase in interest expense was the result of the 22.6% growth in average interest-bearing liabilities to $297.7 million at March 31, 2001 from $242.8 million at March 31, 2000. The increase was due primarily to the $7.9 million growth in the average balance of money market accounts to $44.9 million and the $20.5 million growth in average balance certificates of deposit to $138.5 million at year end March 31, 2001. Other interest bearing liabilities increased $27.4 million to $72.8 million at March 31, 2001 due to increased FHLB borrowings.

Provision for Loan Losses. The provision for loan losses for the year ended March 31, 2001 was $949,000 compared to $675,000 for the year ended March 31, 2000. The fiscal year 2001 provision for loan losses exceeded net loan charge-offs by $554,000 resulting in an increase in the allowance for loan losses to $1.9 million. While the loan portfolio grew substantially in fiscal year 2001 the asset quality has remained solid as demonstrated by the nonperforming asset to total assets ratio of 0.24% at March 31, 2001 and 0.39% at March 31, 2000. The allowance for loan losses at March 31, 2001 was $1.9 million, or 0.58% of period end loans compared to $1.4 million, or 0.50% of period end loans at March 31, 2000. Management considered the allowance for loan losses at March 31, 2001 to be adequate to cover foreseeable loan losses based on the assessment of various factors affecting the loan portfolio.

Non-Interest Income. Non-interest income increased $1.1 million or 36.8% for the twelve months ended March 31, 2001 compared to the same period in 2000. Excluding the $540,000 pretax gain on sale of land and fixed assets, non-interest income increased $525,000 or 18.1% for the year ended March 31, 2001 when compared to the prior year. For the twelve months ended March 31, 2001, fees and service charges increased $430,000 when compared to the twelve months ended March 31, 2000. The $430,000 increase in service charges is primarily due to the growth in checking accounts, ATM and debit cards and mortgage broker fees. Mortgage broker fees (included in fees and service charges) totaled $579,000 for the year ended March 31, 2001 compared to $448,000 for the previous year. Mortgage broker commission compensation expense was $581,000 for the fiscal year ended March 31, 2001 compared to $499,000 for the fiscal year ended March 31, 2000. Increases in mortgage broker fees and commission compensation expense are a result of the increase in brokered loan production from $107.1 million in 2000 to $109.4 million in 2001. Asset management services income increased $205,000 or 67.4% for the year 2001 compared to year 2000. RAM Corp had $92.2 million or a 47.0% increase in total assets under management at March 31, 2001 when compared to March 31, 2000. The $61,000 decrease in loan servicing income is the result of the decrease in the balance of loans serviced for others caused by pay downs.

Non-Interest Expense. Non-interest expense increased $2.1 million, or 19.4% to $12.9 million for fiscal year 2001 compared to $10.8 million for fiscal year 2000. The principal component of the Company's non-interest expense was salaries and employee benefits. For the year ended March 31, 2001, salaries and employee benefits, which includes mortgage broker commission compensation, was $7.0 million, or a 20.7% increase over the prior year total of $5.8 million. Full-time equivalent employees have increased to 147 at March 31, 2001 from 132 at March 31, 2000. Expansion of the branch system by adding the 800 Tenney Road branch in the first quarter of fiscal year 2001 and expansion in lending areas, trust and administration are reflected in the increase in FTE. Other components of non-interest expense include building, furniture, and equipment depreciation and expense, data processing expense, and advertising expense reflecting the Company's expansion in branches and continuing investment in computer technology. In second quarter of fiscal year 2001, the Company's main office for administration relocated from Camas to the Vancouver address of 900 Washington, Suite 900, a 16,000 square foot leased facility.

Provision for Federal Income Taxes. Provision for federal income taxes was $1.6 million for the year ended March 31, 2001 compared to $1.9 million for the year ended March 31, 2000 as a result of lower income before taxes. The effective tax rate for fiscal year 2001 was 31.6% compared to 32.6% for fiscal 2000. Reference is made to Note 10 of the Notes to Consolidated Financial Statements, in Item 8, Financial Statements and Supplementary Data, herein for further discussion of the Company's federal income taxes.

Average Balance Sheet

The following table sets forth, for the periods indicated, information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resultant yields, interest rate spread, ratio of interest-earning assets to interest-bearing liabilities and net interest margin. Average balances for a period have been calculated using the monthly average balances during such period. Interest income on tax exempt securities has been adjusted to a taxable-equivalent basis using the statutory Federal income tax rate of 34%.


                                                        Year Ended March 31,
                    -------------------------------------------------------------------------------------
                                  2002                         2001                         2000
                    ---------------------------- ---------------------------  ---------------------------
                              Interest                     Interest                     Interest
                    Average      and     Yield/  Average      and     Yield/  Average      and     Yield/
                    Balance   Dividends  Cost    Balance   Dividends  Cost    Balance   Dividends  Cost
                    -------   ---------  ----    -------   ---------  ----    -------   ---------  ----
                                                     (Dollars in thousands)
Interest-earning
 assets:
 Mortgage loans     $195,419   $16,786   8.59%   $205,895   $19,286   9.37%   $184,343   $16,889   9.16%
 Non-mortgage loans   95,004     8,086   8.51      71,392     6,985   9.78      36,116     3,541   9.80
                    --------   -------   ----    --------   -------   ----    --------   -------   ----
  Total net loans    290,423    24,872   8.56     277,287    26,271   9.47     220,459    20,430   9.27
Mortgage-backed
 securities           49,575     2,677   5.40      46,151     3,144   6.81      56,735     3,585   6.32
Investment
 securities           22,567     1,511   6.70      20,200     1,318   6.52      16,168       971   6.01
Daily interest-
 bearing assets       25,583       798   3.12       8,827       530   6.00       6,217       312   5.02
Other earning assets   5,078       342   6.73       4,056       262   6.48       2,715       219   8.07
                    --------   -------   ----    --------   -------   ----    --------   -------   ----
  Total interest-
   earning assets    393,226    30,200   7.68     356,521    31,525   8.84     302,294    25,517   8.44

Non-interest-
earning assets:
 Office properties and
  equipment, net      10,365                       10,295                        7,277
 Real estate, net          -                          134                          471
 Other non-interest-
  earning assets      14,402                       10,189                        7,968
                    --------                     --------                     --------
Total assets        $417,993                     $377,139                     $318,010
                    ========                     ========                     ========
Interest-earning
liabilities:
 Regular savings
  accounts          $ 19,747       292   1.48    $ 19,586       536   2.74    $ 20,654       569   2.75
 NOW accounts         29,442       215   0.73      21,897       315   1.44      21,757       303   1.39
 Money market
  accounts            53,761     1,307   2.43      44,911     2,182   4.86      37,029     1,588   4.29
 Certificates of
  deposit            133,907     6,915   5.16     138,492     8,314   6.00     117,948     6,131   5.20
                    --------   -------   ----    --------   -------   ----    --------   -------   ----
  Total deposits     236,857     8,729   3.69     224,886    11,347   5.05     197,388     8,591   4.35
 Other interest-
  bearing
  liabilities         89,499     5,589   6.24      72,825     4,941   6.78      45,406     2,483   5.47
                    --------   -------   ----    --------   -------   ----    --------   -------   ----
  Total interest-
   bearing
   liabilities       326,356    14,318   4.39     297,711    16,288   5.47     242,794    11,074   4.56

Non-interest-bearing
liabilities:
 Non-interest-
  bearing deposits    32,529                       26,635                       19,982
Other liabilities      5,078                        2,232                        1,004
                    --------                     --------                     --------
  Total liabilities  363,963                      326,578                      263,780
Shareholders' equity  54,030                       50,561                       54,230
                    --------                     --------                     --------
Total liabilities and
  shareholders'
  equity            $417,993                     $377,139                     $318,010
                    ========                     ========                     ========

Net interest income            $15,882                      $15,237                      $14,443
                               =======                      =======                      =======
Interest rate spread                     3.29%                        3.37%                        3.88%
                                         ====                         ====                         ====
Net interest margin                      4.04%                        4.27%                        4.78%
                                         ====                         ====                         ====
Ratio of average
 interest-earning assets
 to average interest-
 bearing liabilities                   120.49%                      119.75%                      124.51%
                                       ======                       ======                       ======
Tax Equivalent Adjustment      $   360                      $   182                      $    79
                               =======                      =======                      =======


Yields Earned and Rates Paid

The following table sets forth for the periods and at the date indicated the weighted average yields earned on the Company's assets, the weighted average interest rates paid on the Company's liabilities, together with the net yield on interest-earning assets.

                                        At March 31,  Year Ended March 31,
                                        ------------  --------------------
                                            2002      2002    2001    2000
                                            ----      ----    ----    ----
Weighted average yield earned on:
 Total net loans(1)                         7.40%     7.91%   8.89%   8.54%
 Mortgage-backed securities                 4.37      5.40    6.81    6.32
 Investment securities                      7.02      6.70    6.52    6.01
 All interest-earning assets                6.82      7.19    8.39    7.90

Weighted average rate paid on:
 Deposits                                   2.21      3.69    5.05    4.35
 FHLB advances and other borrowings         6.10      6.24    6.78    5.47
 All interest-bearing liabilities           3.07      4.39    5.47    4.56

Interest rate spread (spread between
 weighted average rate on all interest-
 earning assets and all interest-
 bearing liabilities)(1)                    3.75      2.81    2.92    3.34

Net interest margin (net interest income
 (expense) as a percentage of average
 interest-earning assets)(1)                4.01      3.56    3.82    4.24

(1)  Weighted average yield on total net loans excludes deferred loan fees.

Rate/Volume Analysis

The following table sets forth the effects of changing rates and volumes on net interest income of the Company. Information is provided with respect to
(i) effects on interest income attributable to changes in volume (changes in volume multiplied by prior rate); (ii) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) changes in rate/volume (change in rate multiplied by change in volume).

                                     Year Ended March 31,
                 -------------------------------------------------------------
                            2002 vs. 2001               2001 vs. 2000
                 ------------------------------- -----------------------------
                     Increase (Decrease)  Total    Increase (Decrease) Total
                            Due to       In-           Due to         In-
                 ----------------------  crease  --------------------- crease
                                 Rate/   (De-                   Rate/  (De-
                 Volume   Rate   Volume  crease) Volume   Rate  Volume crease)
                 ------   ----   ------  ------- ------   ----  ------ -------
                                           (In Thousands)
Interest Income:
 Mortgage loans $ (981) $(1,600) $  80  $(2,501) $1,975    $377   $ 43 $2,395
 Non-mortgage
  loans          2,310     (909)  (301)   1,100   3,459      (7)    (7) 3,445
 Mortgage-backed
  securities       233     (652)   (48)    (467)   (669)    280    (52)  (441)
 Investment
  securities       154       35      4      193     242      84     21    347
 Daily interest-
  bearing        1,006     (255)  (483)     268     131      61     26    218
 Other earning
  assets            66       10      3       79     108     (43)   (21)    44
                ------  -------  -----  -------  ------ -------  -----  -----
   Total interest
    income (1)   2,788   (3,371)  (745)  (1,328)  5,246     752     10  6,008
                ------  -------  -----  -------  ------ -------  -----  -----
Interest Expense:
 Regular savings
  accounts           4     (246)    (2)    (244)    (29)     (4)     -    (33)
 NOW accounts      109     (155)   (53)     (99)      2      10      -     12
 Money market
  accounts         430   (1,090)  (215)    (875)    338     211     45    594
 Certificates of
  deposit         (275)  (1,162)    38   (1,399)  1,068     949    165  2,182
 Other interest-
  bearing
  liabilities    1,131     (393)   (89)     649   1,499     598    362  2,459
                ------  -------  -----  -------  ------ -------  -----  -----
   Total interest
    expense      1,399   (3,046)  (321)  (1,968)  2,878   1,764    572  5,214
                ------  -------  -----  -------  ------ -------  -----  -----
Net interest
 income(1)      $1,389  $  (325) $(424) $   640  $2,368 $(1,012) $(562) $ 794
                ======  =======  =====  =======  ====== =======  =====  =====
     (1)Taxable equivalent

Asset and Liability Management

The Company's principal financial objective is to achieve long-term profitability while reducing its exposure to fluctuating market interest rates. The Company has sought to reduce the exposure of its earnings to changes in market interest rates by attempting to manage the mismatch between asset and liability maturities and interest rates. The principal element in achieving this objective is to increase the interest rate sensitivity of the Company's interest-earning assets. Interest rate sensitivity will increase by retaining portfolio loans with interest rates subject to periodic adjustment to market conditions and selling fixed-rate one- to- four family mortgage loans with terms of more than 15 years. However, the Company may originate fixed rate loans for investment when funded with long-term funds to mitigate interest rate risk. The Company relies on retail deposits as its primary source of funds. Management believes retail deposits reduce the effects of interest rate fluctuations because they generally represent a stable source of funds. As part of its interest rate risk management strategy, the Company promotes transaction accounts and certificates of deposit with terms up to ten years.

The Company has adopted a strategy that is designed to maintain or improve the interest rate sensitivity of assets relative to its liabilities. The primary elements of this strategy involve the origination of ARM loans or purchase of adjustable rate mortgage-backed securities for its portfolio; growing commercial, consumer and residential construction loans as a portion of total net loans receivable because of their generally shorter terms and higher yields than other one- to- four family residential mortgage loans; matching asset and liability maturities; investing in short term mortgage-backed and other securities; and the origination of fixed-rate loans for sale in the secondary market and the retention of the related loan servicing rights. This approach has remained consistent throughout the past year as the
Company has experienced a change in the mix of loans, deposits, and FHLB advances. In pursuit of this strategy the Company converted $40.3 million of fixed interest rate residential family mortgages to MBS through securitization and sold $25.1 million of MBS during the quarter ending September 30, 2001. This transaction had a three-fold benefit of producing $863,000 pretax gain on sale of securities, eliminating long term fixed-rate assets from the interest rate risk profile and increasing mortgage servicing assets which provide a hedge from interest rate risk.

Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits. As a result, sharp increases in interest rates may adversely affect the Company's earnings while decreases in interest rates may beneficially affect the Company's earnings. To reduce the potential volatility of the Company's earnings, management has sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread. Pursuant to this strategy, the Company actively originates ARM loans for retention in its loan portfolio. Fixed-rate mortgage loans with terms of more than 15 years generally are originated for the intended purpose of resale in the secondary mortgage market. The Company has also invested in adjustable rate mortgage-backed securities to increase the level of short term adjustable assets. At March 31, 2002, ARM loans and adjustable rate mortgage-backed securities constituted $136.2 million, or 43.1%, of the Company's total combined mortgage loan and mortgage-backed securities portfolio. This compares to ARM loans and adjustable rate mortgage-backed securities at March 31, 2001 that totaled $140.0 million, or 37.4% of the Company's total combined mortgage loan and mortgage-backed securities portfolio. Although the Company has sought to originate ARM loans, the ability to originate and purchase such loans depends to a great extent on market interest rates and borrowers' preferences. Particularly in lower interest rate environments, borrowers often prefer to obtain fixed rate loans.

The Company's mortgage servicing activities provide additional protection from interest rate risk. The Company retains servicing rights on all mortgage loans sold. As market interest rates rise, the fixed rate loans held in portfolio diminish in value. However, the value of the servicing portfolio tends to rise as market interest rates increase because borrowers tend not to prepay the underlying mortgages, thus providing an interest rate risk hedge versus the fixed rate loan portfolio. The loan servicing portfolio totaled $123.6 million at March 31, 2002, including $16.8 million of purchased mortgage servicing. The purchase of loan servicing replaced loan servicing balances extinguished through prepayment of the underlying loans. The average balance of the servicing portfolio was $104.4 million and produced loan servicing income of $57,000 for the year ended March 31, 2002. See "Item 1. Business -- Lending Activities -- Mortgage Loan Servicing."

Consumer loans, commercial loans and construction loans typically have shorter terms and higher yields than permanent residential mortgage loans, and accordingly reduce the Company's exposure to fluctuations in interest rates. Adjustable interest rate consumer, commercial, construction and other loans totaled $156.4 million or 48.1% of total gross loans at March 31, 2002 as
compared to $119.7 million or 36.4% at March 31, 2001.   At March 31, 2002,
the construction, commercial, consumer and other loan portfolios amounted to $94.2 million, $23.3 million, $26.4 million, $107.5 million , or 29.0%, 7.17%,
8.11% and 33.1% of total gross loans, respectively. See "Item 1. Business -- Lending Activities -- Construction Lending" and " -- Lending Activities -- Consumer Lending."

The Company also invests in short-term to medium-term U.S. Government securities as well as mortgage-backed securities issued or guaranteed by U.S. Government agencies. At March 31, 2002, the combined portfolio of $59.7 million had an average term to repricing or maturity of 6.7 years, excluding equity securities. See "Item 1. Business -- Investment Activities."

A measure of the Company's exposure to differential changes in interest rates between assets and liabilities is provided by the test required by OTS Thrift Bulletin No. 13a, "Interest Rate Risk Management." This test measures the impact on net interest income and on net portfolio value of an immediate change in interest rates in 100 basis point increments. Using data compiled by the OTS, the Company receives a report which measures interest rate risk by modeling the change in net portfolio value ("NPV") over a variety of interest rate scenarios. This procedure for measuring interest rate risk was developed by the OTS to replace the "gap" analysis (the difference between interest-earning assets and interest-bearing liabilities that mature or reprice within a specific time period). NPV is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. Following are the estimated impacts of immediate changes in interest rates at the specified levels based on the latest OTS report dated December 31, 2001.

                                      At December 31, 2001
                  ------------------------------------------------------------
                                                      Net Portfolio Value as a
                         Net Portfolio Value             Percent of Present
                  ----------------------------------      Value of Assets
Change            Dollar        Dollar       Percent  ------------------------
In Rates          Amount        Change       Change     NPV Ratio     Change
--------          ------        ------       ------     ---------     ------
                         (Dollars in thousands)

  300  bp        $52,308      $(12,262)      (19)%       13.14%      (243) bp
  200  bp         55,956        (8,615)      (13)        13.88       (169) bp
  100  bp         60,033        (4,536)       (7)        14.69        (88) bp
    0  bp         64,570             -                   15.57          -
 (100) bp         65,931         1,361         2         15.78         21  bp
 (200) bp(1)           -             -         -             -          -
 (300) bp(1)           -             -         -             -          -

 (1) No minus 200-300 bp because the 3-month treasury bill was 1.72% at December 31, 2001.

For example, the above table illustrates that an instantaneous 100 basis point increase in market interest rates at December 31, 2001 would reduce the Company's NPV by approximately $4.5 million, or 7%, at that date. At December 31, 2000 an instantaneous 100 basis point increase in market interest rates would have reduced the Company's NPV by approximately $6.3 million, or 11%, at that date. The $1.8 million decrease in the reduction of NPV to $4.5 million at December 31, 2001 is the result of several factors. The primary factors for fiscal year 2002 are the impact of the decreased balance of fixed rate residential homes and the reduced impact of the valuation change that real estate mortgage investment conduits had on the net portfolio value.

Certain assumptions utilized by the OTS in assessing the interest rate risk of savings associations within its region were utilized in preparing the preceding table. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under differing interest rate scenarios, among others.

As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as ARM loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Furthermore, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table.

Liquidity and Capital Resources

The Company's primary sources of funds are customer deposits, proceeds from principal and interest payments on loans and the sale of loans, maturing securities and FHLB advances. While maturities and scheduled amortization of loans are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

The Company must maintain an adequate level of liquidity to ensure the availability of sufficient funds to fund loan originations, deposit withdrawals, satisfy other financial commitments and to take advantage of investment opportunities.

The Company generally maintains sufficient cash and short-term investments to meet short-term liquidity needs. At March 31, 2002, cash and cash equivalents totaled $22.5 million, or 5.7% of total assets. The Bank has a 35% of total assets line of credit with the FHLB-Seattle to the extent the Bank provides qualifying collateral and hold sufficient FHLB stock. At March 31, 2002, the Bank had $74.5 million of outstanding advances from the FHLB-Seattle under an available credit facility of $136.0 million.

Liquidity management is both a short- and long-term responsibility of the Company's management. The Company adjusts its investments in liquid assets based upon management's assessment of (i) expected loan demand, (ii) projected loan sales, (iii) expected deposit flows, (iv) yields available on interest-bearing deposits, and (v) liquidity of its asset/liability management program. Excess liquidity is invested generally in interest-bearing overnight deposits and other short-term government and agency obligations. If the Company requires funds beyond its ability to generate them internally, it has additional borrowing capacity with the FHLB and collateral for borrowing at the Federal Reserve Bank discount window. At March 31, 2002, the Bank's ratio of cash and eligible investments to the sum of withdrawable savings and borrowings due within one year was 12.6%.

The Company's primary investing activity is the origination of one- to- four family mortgage loans. During the years ended March 31, 2002, 2001 and 2000, the Company originated $122.2 million, $95.6 million, and $88.6 million of such loans, respectively. At March 31, 2002, the Company had outstanding mortgage loan commitments of $5.3 million and undisbursed balance of mortgage loans closed of $31.0 million. Consumer loan commitments totaled $1.4 million and unused lines of consumer credit totaled $13.8 million at March 31, 2002. Commercial real estate loan commitments totaled $900,000 and unused lines of commercial real estate credit totaled $5.8 million at March 31, 2002. Unused commercial lines of credit totaled $18.5 million at March 31, 2002. The Company anticipates that it will have sufficient funds available to meet current loan commitments. Certificates of deposit that are scheduled to mature in less than one year from March 31, 2002 totaled $86.9 million. Historically, the Company has been able to retain a significant amount of its deposits as they mature.

OTS regulations require the Bank to maintain specific amounts of regulatory capital. As of March 31, 2002, the Bank complied with all regulatory capital requirements as of that date with tangible, core and risk-based capital ratios of 12.52%, 12.52% and 17.04%, respectively. For a detailed discussion of regulatory capital requirements, see "REGULATION -- Federal Regulation of Savings Associations -- Capital Requirements."

Effect of Inflation and Changing Prices

The consolidated financial statements and related financial data presented herein have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk
-------------------------------------------------------------------

Quantitative Aspects of Market Risk. The Company does not maintain a trading account for any class of financial instrument nor does it engage in hedging activities or purchase high-risk derivative instruments. Furthermore, the Company is not subject to foreign currency exchange rate risk or commodity price risk. For information regarding the sensitivity to interest rate risk of the Company's interest-earning assets and interest-bearing liabilities, see the tables under "Item 1. Business -- Lending Activities -- Loan Portfolio Analysis," "--Investment Activities" and "--Deposit Activities and Other Sources of Funds -- Certificates of Deposit by Rates and Maturities" contained herein.

Qualitative Aspects of Market Risk. The Company's principal financial objective is to achieve long-term profitability while limiting its exposure to fluctuating market interest rates. The Company intends to reduce risk where appropriate but accept a degree of risk when warranted by economic circumstances. The Company has sought to reduce the exposure of its earnings to changes in market interest rates by attempting to manage the mismatch between asset and liability maturities and interest rates. The principal element in achieving this objective is to increase the interest rate sensitivity of the Company's interest-earning assets. Interest rate sensitivity will increase by retaining portfolio loans with interest rates subject to periodic adjustment to market conditions and selling fixed-rate one- to- four family mortgage loans with terms of more than 15 years.
Consumer and commercial loans are originated and held in portfolio as the short term nature of these portfolio loans match durations more closely with the short term nature of retail deposits such as now accounts, money market accounts and savings accounts. The Company relies on retail deposits as its primary source of funds. Management believes retail deposits reduce the effects of interest rate fluctuations because they generally represent a more stable source of funds. As part of its interest rate risk management strategy, the Company promotes transaction accounts and certificates of deposit with longer terms to maturity. Except for immediate short term cash needs, and depending on the current interest rate environment, FHLB advances will usually be of longer term. For additional information, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" contained herein.

The following table shows the Company's financial instruments that are sensitive to changes in interest rates, categorized by expected maturity, and the instruments' fair values at March 31, 2002. Market risk sensitive instruments are generally defined as on- and off-balance sheet derivatives and other financial instruments.

                              One    After    After
                      Within  Year   3 Years  5 Years Beyond
             Average  One     to 3   to 5     to 10   10               Fair
              Rate    Year    Years  Years    Years   Years   Total    Value
              ----    ----    -----  -----    -----   -----   -----    -----
                                (Dollars in thousands)
Interest-
 Sensitive
 Assets:
Loans
 receivable  7.40% $102,616 $51,552 $52,062 $42,693 $76,084 $325,007 $329,162
Mortgage-
 backed
 securities  4.37         -   2,002   9,515   2,537  27,331   41,385   41,484
Investments
 and other
 interest-
 earning
 assets      4.60    14,369       -     348   1,637  16,290   32,644   32,644
FHLB stock   6.74     1,063   2,127   2,127       -       -    5,317    5,317

Interest-
Sensitive
 Liabilities:
NOW accounts 0.44     6,542  13,084  13,084       -       -   32,710   32,710
High-Yield
 checking    3.47     1,071   2,142   2,141       -       -    5,354    5,354
Non-interest
 checking
 accounts       -     6,515  13,030  13,029       -       -   32,574   32,574
Savings
 accounts    0.95     4,388   8,776   8,775       -       -   21,939   21,939
Money
 market      1.73    10,929  21,858  21,858       -       -   54,645   54,645
Certificate
 accounts    3.79    24,550  69,871   5,788  12,259       -  112,468  112,964
FHLB
 advances    6.10    39,500  35,000       -       -       -   74,500   75,439

Off-Balance
 Sheet Items:
Commitments
 to extend
 Credit         -     7,600       -       -       -       -    7,600    7,600
Unused lines
 of credit      -    69,100       -       -       -       -   69,100   69,100

Item 8.   Financial Statements and Supplementary Data

RIVERVIEW BANCORP, INC. AND SUBSIDIARY

Consolidated Financial Statements for
 Years Ended March 31, 2002, 2001 and 2000

Independent  Auditors' Report

TABLE OF CONTENTS
------------------------------------------------------------------------------
                                                                          Page

Independent Auditors' Report                                               55

Consolidated Balance Sheets as of March 31, 2002 and 2001                  56
Consolidated Statements of Income for the Years Ended March 31, 2002,
   2001 and 2000                                                           57
Consolidated Statements of Shareholders' Equity for the Years Ended
   March 31, 2002, 2001 and 2000                                           58

Consolidated Statements of Cash Flows for the Years Ended March 31,
   2002, 2001 and 2000                                                     59

Notes to Consolidated Financial Statements                                 60

INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
Riverview Bancorp, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of Riverview Bancorp, Inc. and Subsidiary as of March 31, 2002 and 2001, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended March 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Riverview Bancorp, Inc. and Subsidiary as of March 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP


Portland, Oregon
May 10, 2002

RIVERVIEW BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
MARCH 31, 2002 AND 2001

(In thousands, except share data)                          2002       2001
------------------------------------------------------------------------------
ASSETS

Cash (including interest-earning accounts of $14,369
   and $26,460)                                         $  22,492   $  38,935

Loans held for sale                                         1,826         569
Investment securities held to maturity, at amortized cost
  (fair value of none and $867)                                 -         861
Investment securities available for sale, at fair value
  (amortized cost of $18,925 and $26,060)                  18,275      25,561
Mortgage-backed securities held to maturity, at amortized
  cost (fair value of $4,485 and $6,486)                    4,386       6,405
Mortgage-backed securities available for sale, at fair
  value (amortized cost of $36,462 and $43,224)            36,999      43,139
Loans receivable (net of allowance for loan losses
  of $2,537 and $1,916)                                   286,704     296,292
Real estate owned                                             853         473
Prepaid expenses and other assets                           1,437       1,002
Accrued interest receivable                                 1,902       2,394
Federal Home Loan Bank stock, at cost                       5,317       4,432
Premises and equipment, net                                10,607      10,055
Deferred income taxes, net                                    607         856
Core deposit intangible, net                                  696       1,022
                                                         --------    --------
TOTAL ASSETS                                             $392,101    $431,996
                                                         ========    ========
LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
  Deposit accounts                                       $259,690    $295,523
  Accrued expenses and other liabilities                    4,001       4,034
  Advance payments by borrowers for taxes and insurance       233         218
  Federal Home Loan Bank advances                          74,500      79,500
                                                         --------    --------
Total liabilities                                         338,424     379,275

COMMITMENTS AND CONTINGENCIES (NOTE 17)

SHAREHOLDERS' EQUITY:
  Serial preferred stock, $.01 par value; 250,000 authorized,
   issued and outstanding, none                                 -           -
  Common stock, $.01 par value; 50,000,000 authorized,
   2002 - 4,735,066 issued, 4,458,456 outstanding
   2001 - 4,981,421 issued, 4,655,040 outstanding              47          50
  Additional paid-in capital                               35,725      38,687
  Retained earnings                                        20,208      17,349
  Unearned shares issued to employee stock ownership
   trust                                                   (2,010)     (2,217)
  Unearned shares held by the management recognition
   and development plan                                      (218)       (762)
  Accumulated other comprehensive loss                        (75)       (386)
                                                         --------    --------
     Total shareholders' equity                            53,677      52,721
                                                         --------    --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY               $392,101    $431,996
                                                         ========    ========
See notes to consolidated financial statements.

RIVERVIEW BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED MARCH 31, 2002, 2001 AND 2000

(In thousands, except share data)                2002        2001        2000
------------------------------------------------------------------------------

INTEREST INCOME:
  Interest and fees on loans receivable        $24,872    $26,271     $20,430
  Interest on investment securities                327        820         893
  Interest on mortgage-backed securities         2,677      3,144       3,585
  Other interest and dividends                   1,964      1,108         530
                                               -------    -------     -------
  Total interest income                         29,840     31,343      25,438
                                               -------    -------     -------
INTEREST EXPENSE:
  Interest on deposits                           8,729     11,347       8,590
  Interest on borrowings                         5,589      4,941       2,483
                                               -------    -------     -------
     Total interest expense                     14,318     16,288      11,073
                                               -------    -------     -------
  Net interest income                           15,522     15,055      14,365
  Less provision for loan losses                 1,116        949         675
                                               -------    -------     -------
  Net interest income after provision
    for loan losses                             14,406     14,106      13,690
                                               -------    -------     -------
NON-INTEREST INCOME:
  Fees and service charges                       3,707      2,631       2,201
  Asset management fees                            745        509         304
  Gain on sale of loans held for sale            1,067         94          24
  Gain on sale of securities                       863          -           -
  Gain on sale of other real estate owned           34         35         127
  Loan servicing income                             57         67         128
  Gain on sale of land and fixed assets              4        540           -
  Other                                             74         86         113
                                               -------    -------     -------
     Total non-interest income                   6,551      3,962       2,897
                                               -------    -------     -------
NON-INTEREST EXPENSE:
  Salaries and employee benefits                 7,763      6,989       5,761
  Occupancy and depreciation                     2,199      1,947       1,362
  Data processing                                  776        926         781
  Amortization of core deposit intangible          327        327         327
  Marketing expense                                540        601         579
  FDIC insurance premium                            51         46          99
  State and local taxes                            402        319         250
  Telecommunications                               259        256         263
  Professional fees                                346        247         360
  Other                                          1,290      1,209       1,050
                                               -------    -------     -------
     Total non-interest expense                 13,953     12,867      10,832
                                               -------    -------     -------

INCOME BEFORE FEDERAL INCOME TAXES               7,004      5,201       5,755
PROVISION FOR FEDERAL INCOME TAXES               2,136      1,644       1,878
                                               -------    -------     -------
NET INCOME                                     $ 4,868    $ 3,557     $ 3,877
                                               =======    =======     =======
Earnings per common share:
  Basic                                          $1.06      $0.78       $0.76
  Diluted                                         1.06       0.77        0.74
Weighted average number of shares outstanding:
  Basic                                      4,572,253  4,579,091   5,108,725
  Diluted                                    4,612,468  4,640,249   5,205,977


See notes to consolidated financial statements.


RIVERVIEW BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
YEARS ENDED MARCH 31, 2002, 2001 AND 2000
                                                                 Unearned                 Accumu-
                                                                   Shares                  lated
                                                                Issued to                   Other
                                           Addi-                 Employee     Unearned    Compre-
(In thousands          Common Stock        tional                   Stock       Shares    hensive
 except share         ----------------     Paid-In   Retained   Ownership    Issued to     Income
 data)                Shares    Amount     Capital   Earnings       Trust         MRDP     (Loss)    Total
------------------------------------------------------------------------------------------------------------

Balance March 31,
 1999               5,346,322   $    58    $48,120   $ 13,602    $ (2,743)   $ (1,571)    $ (599)   $56,867
 Cash dividends             -         -          -     (1,827)          -           -          -     (1,827)
 Exercise of stock
  options              34,096         -        137          -           -           -          -        137
 Stock repurchased
  and retired        (912,404)       (9)    (9,825)         -           -           -          -     (9,834)
 Earned ESOP shares    24,629         -         25          -         321           -          -        346
 Earned MRDP shares    28,566         -          -          -           -         393          -        393
                    ---------   -------    -------   --------    --------    --------     ------    -------
                    4,521,209        49     38,457     11,775      (2,422)     (1,178)      (599)    46,082

Comprehensive income:
 Net income                 -         -          -      3,877           -           -          -      3,877
 Other comprehensive
  loss:
   Unrealized holding
    loss on securities
    of $1,454 (net of
    $749 tax effect)
    less reclassifi-
    cation adjustment
    for net gains
    included in net
    income of $16
    (net of $8 tax
    effect)                 -         -          -          -           -           -     (1,470)    (1,470)
                                                                                                    -------
Total comprehensive
 income                     -         -          -          -           -           -          -      2,407
                    ---------   -------    -------   --------    --------    --------     ------    -------
Balance March 31,
 2000               4,521,209        49     38,457     15,652      (2,422)     (1,178)    (2,069)    48,489
 Cash Dividends             -         -          -     (1,860)          -           -          -     (1,860)
 Exercise of stock
  options              78,918         1        221          -           -           -          -        222
 Earned ESOP shares    24,633         -          9          -         205           -          -        214
 Earned MRDP shares    30,280         -          -          -           -         416          -        416
                    ---------   -------    -------   --------    --------    --------     ------    -------
                    4,655,040        50     38,687     13,792      (2,217)       (762)    (2,069)    47,481
Comprehensive
 income:
 Net income                 -         -          -      3,557           -           -          -      3,557
 Other comprehensive
  income:
   Unrealized holding
    gain on securities
    of $1,683 (net of
    $867 tax effect)        -         -          -          -           -           -      1,683      1,683

Total comprehensive
 income                     -         -          -          -           -           -          -      5,240
                    ---------   -------    -------   --------    --------    --------     ------    -------
Balance March 31,
 2001               4,655,040        50     38,687     17,349      (2,217)       (762)      (386)    52,721
 Cash Dividends             -         -          -     (2,009)          -           -          -     (2,009)
 Exercise of stock
  options              22,345         -         91          -           -           -          -         91
 Stock repurchased
  and retired        (268,700)       (3)    (3,120)         -           -           -          -     (3,123)
 Earned ESOP shares    24,633         -         77          -         207           -          -        284
 Earned MRDP shares    25,138         -        (10)         -           -         544          -        534
                    ---------   -------    -------   --------    --------    --------     ------    -------
                    4,458,456        47     35,725     15,340      (2,010)       (218)      (386)    48,498
Comprehensive income:
 Net income                 -         -          -      4,868           -           -          -      4,868
 Other comprehensive
  income:
   Unrealized holding
    gain on securities
    of $881 (net of
    $454 tax effect)
    less reclassifi-
    cation adjustment
    for net gains
    included in net
    income of $570
    (net of $293 tax
    effect)                 -         -          -          -           -           -        311        311
                                                                                                    -------
Total comprehensive
 income                     -         -          -          -           -           -          -      5,179



Balance March 31,
 2002               4,458,456   $    47    $35,725   $ 20,208    $ (2,010)   $   (218)    $  (75)   $53,677
                    =========   =======    =======   ========    ========    ========     ======    =======

See notes to consolidated financial statements.

                                                      E-58

RIVERVIEW BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED MARCH 31, 2002, 2001 AND 2000

(In thousands)                                 2002       2001        2000
-----------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                               $   4,868   $   3,557   $   3,877
Adjustments to reconcile net income to
cash provided by operating activities:
  Depreciation and amortization                1,667       1,501       1,289
  Provision for losses on loans                1,116         949         675
  Provision for deferred income taxes             89        (487)         15
  Noncash expense related to ESOP                284         214         346
  Noncash expense related to MRDP                534         416         393
  (Decrease) increase in deferred loan
   origination fees, net of amortization         (79)        120         585
  Federal Home Loan Bank stock dividend         (342)       (263)       (192)
  Net gain on sale of real estate owned,
   mortgage-backed securities, investment
   securities and premises and equipment      (1,941)       (456)        (30)
  Changes in assets and liabilities:
   (Increase) decrease in loans held for sale (1,257)       (569)        341
   Decrease (increase) in prepaid expenses
    and other assets                           1,103         104        (137)
   Decrease (increase) in accrued interest
    receivable                                   417        (513)       (338)
   Increase in accrued expenses and other
    liabilities                                    2         722         440
                                          ----------  ----------  ----------
        Net cash provided by operating
         activities                            6,461       5,295       7,264
                                          ----------  ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Loan originations                         (272,036)   (205,890)   (156,832)
  Principal repayments on loans              203,466     147,415      88,179
  Loans sold                                  35,117       7,563       4,224
  Proceeds from call, maturity, or sale of
   investment securities available for sale    2,500       3,000       1,000
  Purchase of investment securities
   available for sale                              -           -      (1,673)
  Purchase of equity securities                    -     (15,000)          -
  Purchase of mortgage-backed securities
   available for sale                         (4,967)     (8,055)          -
  Proceeds from sale of mortgage-backed
   securities available for sale              25,944           -           -
  Principal repayments on mortgage-backed
   securities held to maturity                 2,017       2,255       4,123
  Principal repayments on mortgage-backed
   securities available for sale              25,754       5,745      12,690
  Principal repayments on investment
   securities held to maturity                   861          42          40
  Principal repayment on investment
   securities available for sale               4,641         359           -
  Proceeds from call or maturity of
   investment securities held to maturity          -           -       4,000
  Purchase of premises and equipment          (2,063)     (2,507)     (3,724)
  Purchase of Federal Home Loan Bank stock      (543)     (1,095)       (268)
  Proceeds from sale of real estate owned,
   premises and equipment                      2,264       3,463         936
                                          ----------  ----------  ----------
        Net cash provided (used) in
         investing activities                 22,955     (62,705)    (47,305)
                                          ----------  ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net (decrease) increase in deposit
   accounts                                  (35,833)     63,168      32,044
  Dividends paid                              (2,009)     (1,860)     (1,827)
  Repurchase of common stock                  (3,123)          -      (9,834)
  Proceeds from Federal Home Loan Bank
   advances                                   23,300     164,686     220,864
  Repayment of Federal Home Loan Bank
   advances                                  (28,300)   (145,736)   (202,864)
  Net increase in advance payments
   by borrowers                                   15          79         100
  Proceeds from exercise of stock options         91         222         137
                                          ----------  ----------  ----------
        Net cash (used) provided by
         financing activities                (45,859)     80,559      38,620
                                          ----------  ----------  ----------

NET (DECREASE) INCREASE IN CASH              (16,443)     23,149      (1,421)
CASH, BEGINNING OF YEAR                       38,935      15,786      17,207
                                          ----------  ----------  ----------
CASH, END OF YEAR                         $   22,492  $   38,935  $   15,786
                                          ==========  ==========  ==========
SUPPLEMENTAL DISCLOSURES:
  Cash paid during the year for:
   Interest                               $   14,610  $   15,906  $   10,952
   Income taxes                                2,025       2,222       1,815
NONCASH INVESTING AND FINANCING ACTIVITIES:
  Mortgage loans securitized and
   classified as mortgage-backed
   securities available for sale          $   40,347  $        -  $        -
  Transfer of loans to real estate owned       2,373       2,585         971
  Dividends declared and accrued in
   other liabilities                             494         471         415
  Fair value adjustment to securities
   available for sale                            471       2,550      (2,227)
  Income tax effect related to fair
   value adjustment                             (160)       (867)        757

See notes to consolidated financial statements.

RIVERVIEW BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation - The consolidated financial statements of Riverview Bancorp, Inc. and Subsidiary (the "Company") include all the accounts of Riverview Bancorp, Inc. and the consolidated accounts of its wholly-owned subsidiary, Riverview Community Bank (the "Bank"), the Bank's wholly-owned subsidiary, Riverview Services, Inc. and the Bank's majority owned subsidiary, Riverview Asset Management Corp. All significant inter-company transactions and balances have been eliminated in consolidation.

Nature of Operations - The Bank is a twelve branch community-oriented financial institution operating in rural and suburban communities in southwest Washington state. The Bank is engaged primarily in the business of attracting deposits from the general public and using such funds, together with other borrowings, to invest in various consumer-based real estate loans, other consumer and commercial loans, investment securities, and mortgage-backed securities.

Use of Estimates in the Preparation of Financial Statements - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("generally accepted accounting principles" or "GAAP"), requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of related revenue and expense during the reporting period. Actual results could differ from those estimates.

Conversion and Reorganization - Riverview Bancorp, Inc. ("Bancorp") is a Washington corporation which is the holding company for the Bank. Bancorp was organized by the Bank for the purpose of acquiring all of the capital stock of the Bank in connection with the conversion of Riverview M.H.C. ("MHC"), the former parent mutual holding company of the Bank, to stock form, and the reorganization of the Bank as a wholly-owned subsidiary of Bancorp, which was completed on September 30, 1997 ("Conversion and Reorganization").

In the Conversion and Reorganization 3,570,270 shares previously held by MHC were retired and simultaneously 3,570,750 shares of common stock were sold at a subscription price of $10.00 per share resulting in net proceeds of approximately $31.8 million after taking into consideration $2.9 million for the establishment of an Employee Stock Ownership Plan (ESOP) and $1.1 million in expenses. In addition to the shares sold in the offering, 2,562,576 shares of Bancorp's stock were issued in exchange for shares of the Bank's stock previously held by public shareholders at an exchange ratio of 2.5359 shares for each share of the Bank's common stock, resulting in 6,133,326 total shares of Bancorp's stock issued as of September 30, 1997.

Interest Income - Interest on loans is credited to income as earned. When the collectibility of the interest is in doubt, the accrual of interest ceases and a reserve for any nonrecoverable accrued interest is established and charged against operations and the loan is placed on nonaccrual status. If ultimate collection of principal is in doubt, all cash receipts on nonaccrual loans are applied to reduce the principal balance.

Loan Fees - Loan fee income, net of the direct origination costs, is deferred and accreted to interest income by the level yield method over the contractual life of the loan.

Securities-In accordance with SFAS No. 115, investment securities are classified as held to maturity where the Company has the ability and positive intent to hold them to maturity. Investment securities held to maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts to maturity. Unrealized losses on securities held to maturity due to fluctuations in fair value are recognized when it is determined that an other than temporary decline in value has occurred. Investment securities bought and held principally for the purpose of sale in the near term are classified as trading securities. Investment securities not classified as trading securities, or as held to maturity securities, are classified as securities available for sale. For purposes of computing gains and losses, cost of securities sold is determined using the specific identification method. Unrealized holding gains and losses on securities available for sale are excluded from earnings and reported net of tax as a separate component of shareholders' equity until realized.

Real Estate Owned ("REO") - REO consists of properties acquired through foreclosure. Specific charge-offs are taken based upon detailed analysis of the fair value of collateral underlying loans on which the Company is in the process of foreclosing. Such collateral is transferred into REO at the lower of recorded cost or fair value less estimated costs of disposal. Subsequently, properties are evaluated and for any additional declines in value the Company writes down the REO directly and charges operations for the diminution in value. The amounts the Company will ultimately recover from REO may differ from the amounts used in arriving at the net carrying value of these assets because of future market factors beyond the Company's control or because of changes in the Company's strategy for the sale of the property.

Allowance for Loan Losses - The allowance for loan losses is maintained at a level sufficient to provide for estimated loan losses based on evaluating known and inherent risks in the loan portfolio. The allowance is provided based upon management's continuing analysis of the pertinent factors underlying the quality of the loan portfolio. These factors include changes in the size and composition of the loan portfolio, actual loan loss experience, current and anticipated economic conditions, and detailed analysis of individual loans for which full collectibility may not be assured. The detailed analysis includes techniques to estimate the fair value of loan collateral and the existence of potential alternative sources of repayment. The appropriate allowance level is estimated based upon factors and trends identified by management at the time the consolidated financial statements are prepared.

In accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, and SFAS No. 118, an amendment of SFAS No. 114, a loan is considered impaired when it is probable that a creditor will be unable to collect all amounts (principal and interest) due according to the contractual terms of the loan agreement. Large groups of smaller balance homogenous loans such as consumer secured loans, residential mortgage loans, and consumer unsecured loans are collectively evaluated for potential loss. When a loan has been identified as being impaired, the amount of the impairment is measured by using discounted cash flows, except when, as a practical expedient, the current fair value of the collateral, reduced by costs to sell, is used. When the measurement of the impaired loan is less than the recorded investment in the loan (including accrued interest, net deferred loan fees or costs, and unamortized premium or discount), an impairment is recognized by creating or adjusting an allocation of the allowance for loan losses. Uncollected accrued interest is reversed against interest income. If ultimate collection of principal is in doubt, all cash receipts on impaired loans are applied to reduce the principal balance.

Premises and Equipment - Premises and equipment are stated at cost less accumulated depreciation. Depreciation is generally computed on the straight-line method over the estimated useful lives as follows:

      Buildings and improvements                       3 to 60 years
      Furniture and equipment                          3 to 20 years
      Leasehold improvements                          15 to 25 years

Loans Held for Sale - Under the terms of the Company's investment policy, the Company is authorized to sell certain loans when such sales result in higher net yields. Accordingly, such loans are classified as held for sale in the accompanying consolidated financial statements and are carried at the lower of aggregate cost or net realizable value.

Mortgage Servicing - Fees earned for servicing loans for the Federal Home Loan Mortgage Corporation ("FHLMC") are reported as income when the related mortgage loan payments are collected. Loan servicing costs are charged to expense as incurred.

The Company records its mortgage servicing rights at fair values in accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, which requires the Company to allocate the total cost of all mortgage loans, whether originated or purchased, to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values if it is practicable to estimate those fair values. The Company is amortizing the mortgage servicing assets, which totaled $912,000, $447,000 and $537,000 at March 31, 2002, 2001 and
2000, respectively, over the period of estimated net servicing income.

Core Deposit Intangible - The deposit base premium of $696,000 is reflected on the consolidated balance sheets as core deposit intangible and is being amortized to non-interest expense on a straight-line basis over ten years.

Income Taxes - Income taxes are accounted for using the asset and liability method. Under this method a deferred tax asset or liability is determined based on the enacted tax rates which will be in effect when the differences between the financial statement carrying amounts and tax basis of existing assets and liabilities are expected to be reported in the Company's income tax returns. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established to reduce the net carrying amount of deferred tax assets if it is determined to be more likely than not, that all or some portion of the potential deferred tax asset will not be realized. The Company files a consolidated federal income tax return.

Employee Stock Ownership Plan - The Company sponsors a leveraged ESOP. The ESOP is accounted for in accordance with the American Institute of Certified Public Accountants Statement of Position ("SOP") 93-6, Employer's Accounting for Employee Stock Ownership Plans. Stock and cash dividends on allocated shares are recorded as a reduction of retained earnings and paid directly to plan participants or distributed directly to participants' accounts. The Company records cash dividends on unallocated shares as a reduction of debt and accrued interest.

Earnings Per Share - The Company accounts for earnings per share in accordance with SFAS No. 128, Earnings Per Share, which requires all companies whose capital structure include dilutive potential common shares to make a dual presentation of basic and diluted earnings per share for all periods presented.

Cash - Includes amounts on hand, due from banks, and interest-earning deposits in other banks with maturities at the date of acquisition of 90 days or less.

Stock-Based Compensation - The Company adopted SFAS No. 123, Accounting for Stock Based Compensation, which permits entities to recognize as expense over the expected life the fair value of all stock-based awards on the date of grant. Alternatively, entities may continue to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. The Company elected to continue the accounting methods prescribed by APB Opinion No. 25 and related interpretations which measure compensation cost using the intrinsic value method. Under the intrinsic value method, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the stock at grant date over the amount an employee must pay to acquire the stock.

Reclassification - Certain 2001 and 2000 amounts have been reclassified in order to conform to the 2002 presentation.

Recently Issued Accounting Pronouncements - In June 2001, FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method. SFAS No. 142 became effective for fiscal years beginning after January 1, 2002 and eliminates the amortization of goodwill relating to past and future acquisitions (except that goodwill related to business combinations initiated after June 30, 2001 and consummated before January 1, 2002 was not required to be amortized). Instead goodwill is subject to an impairment assessment that must be performed upon adoption of SFAS No. 142 and at least annually thereafter.

The impairment assessment in connection with the adoption of SFAS No. 142 on April 1, 2002 did not have a impact on the results of operations or financial condition of the Company. Upon adoption of provisions of SFAS No. 142 the Company did not have goodwill and certain other identifiable intangible assets will continue to be amortized.

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Statement supercedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, but retains the requirements relating to recognition and measurement of an impairment loss and resolves certain implementation issues resulting from SFAS No. 121. The Statement became effective for fiscal years beginning after January 1, 2002 and upon adoption by the Company on April 1, 2002 is not expected to have a material impact on the results of operations or financial condition of the Company.

2.   INTEREST RATE RISK MANAGEMENT

The Company is engaged principally in gathering deposits supplemented with Federal Home Loan Bank ("FHLB") borrowings and providing first mortgage loans to individuals and commercial enterprises, commercial loans to businesses, and consumer loans to individuals. At March 31, 2002 and 2001, the asset portfolio consisted of fixed and variable rate interest-earning assets. Those assets were funded primarily with short-term deposits and borrowings from the FHLB that have market interest rates that vary over time. The shorter maturity of the interest-sensitive liabilities indicates that the Company could be exposed to interest rate risk because, generally in an increasing rate environment, interest-bearing liabilities will be repricing faster at higher interest rates than interest-earning assets, thereby reducing net interest income, as well as the market value of long-term assets. Management is aware of this interest rate risk and in its opinion actively monitors such risk and manages it to the extent practicable.

3.      INVESTMENT SECURITIES

The amortized cost and approximate fair value of investment securities held to maturity consisted of the following (in thousands):

                                          Gross         Gross      Estimated
                           Amortized    Unrealized    Unrealized      Fair
March 31, 2002                Cost        Gains         Losses       Value
                           ---------    ----------    ----------   ---------
                           $       -    $        -    $        -   $       -
                           =========    ==========    ==========   =========
March 31, 2001

Municipal securities       $     861    $        6    $        -   $     867
                           =========    ==========    ==========   =========

The contractual maturities of securities held to maturity are as follows (in thousands):


                                                      Amortized    Estimated
March 31, 2002                                           Cost      Fair Value
                                                      ---------    ----------
                                                      $       -    $        -
                                                      =========    ==========

The amortized cost and approximate fair value of investment securities available for sale consisted of the following (in thousands):


                                          Gross         Gross      Estimated
                           Amortized    Unrealized    Unrealized      Fair
March 31, 2002                Cost        Gains         Losses       Value
                           ---------    ----------    ----------   ---------
Equity securities          $  16,356    $       27    $     (709)  $  15,674
School district bonds          2,569            34            (2)      2,601
                           ---------    ----------    ----------   ---------
                           $  18,925    $       61    $     (711)  $  18,275
                           =========    ==========    ==========   =========
March 31, 2001

Agency securities          $   7,132    $        4    $     (199)  $   6,937
Equity securities             16,356            21          (378)     15,999
School district bonds          2,572            53             -       2,625
                           ---------    ----------    ----------   ---------
                           $  26,060    $       78    $     (577)  $  25,561
                           =========    ==========    ==========   =========

The contractual maturities of securities available for sale are as follows (in thousands):


                                                      Amortized    Estimated
March 31, 2002                                           Cost      Fair Value
                                                      ---------    ----------
Due after one year through five years                 $     340    $      348
Due after five years through ten years                    1,612         1,637
Due after ten years                                      16,973        16,290
                                                      ---------    ----------
                                                      $  18,925    $   18,275
                                                      =========    ==========

Investment securities with an amortized cost of $15.0 million and a fair value of $14.4 million at March 31, 2002 were pledged as collateral for advances at Federal Home Loan Bank.

4.     MORTGAGE-BACKED SECURITIES

Mortgage-backed securities held to maturity consisted of the following (in thousands):
                                           Gross        Gross      Estimated
                             Amortized   Unrealized   Unrealized      Fair
March 31, 2002                  Cost       Gains        Losses       Value
                             ---------   ----------   ----------   ---------
Real estate mortgage
  investment conduits        $   1,804   $       40   $        -   $   1,844
FHLMC mortgage-backed
  securities                       964           12            -         976
FNMA mortgage-backed
  securities                     1,618           47            -       1,665
                             ---------   ----------   ----------   ---------
                             $   4,386   $       99   $        -   $   4,485
                             =========   ==========   ==========   =========
March 31, 2001

Real estate mortgage
  investment conduits        $   1,805   $       15   $        -   $   1,820
FHLMC mortgage-backed
  securities                     1,680           13           (1)      1,692
FNMA mortgage-backed
  securities                     2,920           54            -       2,974
                             ---------   ----------   ----------   ---------
                             $   6,405   $       82   $       (1)  $   6,486
                             =========   ==========   ==========   =========

Mortgage-backed securities held to maturity with an amortized cost of $2.8 million and $3.9 million and a fair value of $2.9 million and $3.9 million at March 31, 2002 and 2001, respectively, were pledged as collateral for public funds held by the Company. The real estate mortgage investment conduits consist of FHLMC and Federal National Mortgage Association ("FNMA") and privately issued securities. The contractual maturities of mortgage- backed securities classified as held to maturity are as follows (in thousands):

                                                 Amortized    Estimated
March 31, 2002                                        Cost   Fair Value
                                                 ---------   ----------
Due after one year through five years            $   1,465   $    1,498
Due after five years through ten years                   2            2
Due after ten years                                  2,919        2,985
                                                 ---------   ----------
                                                 $   4,386   $    4,485
                                                 =========   ==========

Mortgage-backed securities available for sale consisted of the following (in thousands):
                                            Gross        Gross      Estimated
                              Amortized   Unrealized   Unrealized      Fair
March 31, 2002                   Cost       Gains        Losses       Value
                              ---------   ----------   ----------   ---------
Real estate mortgage
  investment conduits         $  25,053   $      144   $      (83)  $  25,114
FHLMC mortgage-backed
  securities                     10,519          453            -      10,972
FNMA mortgage-backed securities     890           23            -         913
                              ---------   ----------   ----------   ---------
                              $  36,462   $      620   $      (83)  $  36,999
                              =========   ==========   ==========   =========
March 31, 2001

Real estate mortgage
  investment conduits         $  41,067   $      144   $     (268)  $  40,943
FHLMC mortgage-backed securities    441           10            -         451
FNMA mortgage-backed securities   1,716           29            -       1,745
                              ---------   ----------   ----------   ---------
                              $  43,224   $      183   $     (268)  $  43,139
                              =========   ==========   ==========   =========

The contractual maturities of mortgage-backed securities available for sale are as follows (in thousands):
                                                 Amortized    Estimated
March 31, 2002                                        Cost   Fair Value
                                                 ---------   ----------
Due after one year through five years            $   9,645   $   10,052
Due after five years through ten years               2,458        2,535
Due after ten years                                 24,359       24,412
                                                 ---------   ----------
                                                 $  36,462   $   36,999
                                                 =========   ==========

Expected maturities of mortgage-backed securities held to maturity will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

Mortgage-backed securities available for sale with an amortized cost of $6.3 million and $16.2 million and a fair value of $6.3 million and $16.0 million at March 31, 2002 and March 31, 2001, respectively, were pledged as collateral for the discount window at the Federal Reserve Bank. Mortgage-backed securities with an amortized cost of $23.5 million and a fair value of $23.8 million at March 31, 2002 were pledged as collateral for advances at the Federal Home Loan Bank. Mortgage- backed securities with an amortized cost of $4.9 million and $4.8 million and a fair value of $4.8 million and $5.1 million at March 31, 2002 and 2001, respectively, were pledged as collateral for treasury tax and loan funds held by the Company.

5.       LOANS RECEIVABLE

Loans receivable consisted of the following (in thousands):

                                                         March 31,
                                                   -------------------
                                                      2002       2001
Residential:                                       --------   --------
  One- to- four family                             $ 71,710   $116,583
  Multi-family                                        9,895     11,073
Construction:
  One- to- four family                               71,148     60,041
  Multi-family                                        4,000      4,514
  Commercial real estate                              5,230      6,806
Commercial                                           23,319     23,099
Consumer:
  Secured                                            24,932     23,148
  Unsecured                                           1,447      1,872
Land                                                 27,406     24,230
Commercial real estate                               84,094     56,540
                                                   --------   --------
                                                    323,181    327,906
Less:
  Undisbursed portion of loans                       30,970     26,223
  Deferred loan fees                                  2,970      3,475
  Allowance for loan losses                           2,537      1,916
                                                   --------   --------
        Loans receivable, net                      $286,704   $296,292
                                                   ========   ========

The Company originates residential real estate loans, commercial real estate, multi-family real estate, commercial and consumer loans. Substantially all of the mortgage loans in the Company's portfolio are secured by properties located in Washington and Oregon. An economic downturn in these areas would likely have a negative impact on the Company's results of operations depending on the severity of such downturn.

Loans including loans held for sale, by maturity or repricing date, were as follows (in thousands):
                                                         March 31,
                                                   -------------------
                                                      2002       2001
Adjustable rate loans:                             --------   --------
Within one year                                    $139,649   $117,025
After one but within three years                     10,044      2,649
After three but within five years                     6,559          -
After five but within ten years                         117          -
                                                   --------   --------
                                                    156,369    119,674
Fixed rate loans:
Within one year                                      34,387     38,894
After one but within three                           24,778     16,908
After three but within five years                    45,558     49,129
After five but within ten years                      31,160     48,649
After ten years                                      32,755     55,221
                                                   --------   --------
                                                    168,638    208,801
                                                   --------   --------
                                                   $325,007   $328,475
                                                   ========   ========

Mortgage loans receivable with adjustable rates primarily reprice based on the one year U.S. Treasury index and reprice a maximum of 2% per year and up to 6% over the life of the loan. The remaining adjustable rate loans reprice based on the prime lending rate or the FHLB cost of funds index. Commercial loans with adjustable rates primarily reprice based on the prime rate.

Aggregate loans to officers and directors, all of which are current, consist of the following (in thousands):

                                                     Year Ended March 31,
                                                ----------------------------
                                                  2002      2001      2000
                                                --------  --------  --------
Beginning balance                               $    813  $    442  $    422
Originations                                         184       486       135
Principal repayments                                (458)     (115)     (115)
                                                --------  --------  --------
Ending balance                                  $    539  $    813  $    442
                                                ========  ========  ========

6.      ALLOWANCE FOR LOAN LOSSES
A reconciliation of the allowances for loan losses is as follows (in thousands):
                                                     Year Ended March 31,
                                                ----------------------------
                                                  2002      2001      2000
                                                --------  --------  --------
Beginning balance                               $  1,916  $  1,362  $  1,146
Provision for losses                               1,116       949       675
Charge-offs                                         (439)     (413)     (488)
Recoveries                                            25        18        29
Allowance reclassified with loan securitization      (81)        -         -
                                                --------  --------  --------
Ending balance                                  $  2,537  $  1,916  $  1,362
                                                ========  ========  ========

At March 31, 2002, 2001 and 2000, the Company's recorded investment in loans for which an impairment has been recognized under the guidance of SFAS No. 114 and SFAS No. 118 was $1.4 million, $319,000 and $1.3 million, respectively. The allowance for loan losses in excess of specific reserves is available to absorb losses from all loans, although allocations have been made for certain loans and loan categories as part of management's analysis of the allowance. The average investment in impaired loans was approximately $1.1 million, $836,000 and $668,000 during the years ended March 31, 2002, 2001 and 2000, respectively.

7.      PREMISES AND EQUIPMENT
Premises and equipment consisted of the following (in thousands):

                                                         March 31,
                                                   -------------------
                                                     2002       2001
                                                   --------   --------
Land                                               $  2,026   $  2,026
Buildings and improvements                            7,002      6,948
Leasehold improvements                                  927        420
Furniture and equipment                               5,965      4,961
Construction in progress                                  -         32
Subtotal                                             15,920     14,387
Less accumulated depreciation                        (5,313)    (4,332)
                                                   --------   --------
Total                                              $ 10,607   $ 10,055
                                                   ========   ========

Depreciation expense was $1,031,000, $970,000 and $773,000 for years ended March 31, 2002, 2001, and 2000, respectively. The Company is obligated under various noncancellable lease agreements for land and buildings that require future minimum rental payments, exclusive of taxes and other charges, as follows (in thousands):

                        Year ending March 31,
                       ----------------------
                       2003           $   598
                       2004               552
                       2005               487
                       2006               506
                       2007               518
                    Thereafter          3,271
                                      -------
                      Total           $ 5,932
                                      =======

Rent expense was $619,000, $375,000 and $87,000 for the years ended March 31, 2002, 2001 and 2000, respectively.

8.      MORTGAGE SERVICING RIGHTS

The following table is a summary of the activity in mortgage servicing rights ("MSR") and the related allowance for the periods indicated and other related financial data (in thousands):

                                                        At March 31,
                                                ----------------------------
                                                  2002      2001      2000
                                                --------  --------  --------
Balance at beginning of period                  $    447  $    537  $    598
  Additions                                          704        57        45
  Amortization                                      (195)      (98)     (106)
  Impairment write down                              (44)      (49)        -
                                                --------  --------  --------
Balance end of period                           $    912  $    447  $    537
                                                ========  ========  ========
Allowance at beginning of period                $     49  $      -  $      -
  Provision  for impairment                           44        49         -
                                                --------  --------  --------
Allowance balance at end of period              $     93  $     49  $      -
                                                ========  ========  ========

The Company evaluates MSR for impairment by stratifying MSR based on the predominant risk characteristics of the underlying financial assets. At March 31, 2002, the MSR fair value totaled $919,000, which was estimated using a range of discounts and PSA (The Bond Market Association's standard prepayment) values that ranged from 151 to 1103.


Mortgage loans serviced for others (in thousands):
                                                        At March 31,
                                                ----------------------------
                                                  2002      2001      2000
                                                --------  --------  --------
       Total                                     $ 123.6    $ 78.6    $ 82.4
                                                ========  ========  ========

The sensitivity analysis in the table below is hypothetical and should be used with caution. As the figures indicate changes in fair value based on a 25% or 50% decrease or increase in assumptions generally can not be easily extrapolated because the relationship of the change in the assumptions to the change in fair value may not be linear. Also, in this table, the effect that a change in a particular assumption may have on the fair value is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities (in thousands):

                                  5 Year     7 Year   15 Year   30 Year
                                Mortgages Mortgages Mortgages Mortgages Total
                                --------- --------- --------- --------- -----
Fair Value of MSR               $   24    $  56     $  217    $  622    $ 919

Impact of changes in PSA

  Impact on fair value of 25%
    decrease                         4       10         42       116      172
  Impact on fair value of 50%
    decrease                        10       25        106       287      428
  Impact on fair value of 25%
    increase                        (3)      (8)       (29)      (84)    (124)
  Impact on fair value of 50%
    increase                        (6)     (14)       (50)     (147)    (217)

Impact of changes in discount

Future cash flows discounted
  at                             10.50%   10.50%      9.00%    9.00%

  Impact on fair value of 25%
    decrease                      $  1     $  3      $  12    $  52     $  68
  Impact on fair value of 50%
    decrease                         2        6         25      113       146
  Impact on fair value of 25%
    increase                        (1)      (3)       (11)     (45)      (60)
  Impact on fair value of 50%
    increase                        (2)      (5)       (21)     (85)     (113)

During the second quarter ended September 30, 2001, the Company sold $40.3 million in seasoned fixed rate single family residential mortgage loans to FHLMC. The mortgages were aggregated into 15 pools and securitized with the resulting mortgage-backed securities being retained by the Company and classified as available for sale. Securitization of the loans provided more liquid instruments that could be sold when the market conditions are considered favorable. Sale of the MBS will reduce the long-term fixed rate assets in the Company's portfolio, which will allow the Company to reduce its interest sensitivity in the future.

Because the Company retained an interest in the loans by receiving the MBS, various items associated with the loans were combined with the principal balance of the loans to arrive at the Company's basis in the MBS. These items include deferred origination fees, mortgage servicing rights and allowance for loan losses. Deferred loan origination fees associated with the sold loans totaled $641,000. The fair value of mortgage servicing rights was based on
quoted market rates.   Mortgage servicing rights were valued at $255,000.  The
general valuation allowance associated with these loans was $81,000. The Company pays a guarantee fee to FHLMC as part of the securitization and servicing of the loans, thus transferring all credit risk to FHLMC. The final resulting basis in the MBS was $39.2 million. As of March 31, 2002, $25.1 million in MBS have been sold at a pretax gain of $863,000.

9.      DEPOSIT ACCOUNTS

Deposit accounts consisted of the following (dollars in thousands):

                                  Weighted               Weighted
                                   Average   March 31,    Average   March 31,
Account Type                          Rate       2002        Rate       2001
                                  --------   --------    --------   --------
NOW Accounts:
   Non-interest-bearing              0.00%   $ 32,574       0.00%   $ 27,935
   Regular                           0.44      32,710       1.50      32,143
   Hi Yield checking                 3.47       5,354          -           -
Money market                         1.73      54,645       3.99      45,724
Savings accounts                     0.95      21,939       2.75      18,827
Certificates of deposit              3.79     112,468       6.21     170,894
                                  --------   --------    --------   --------
     Total                           2.21%   $259,690       4.55%   $295,523
                                  ========   ========    ========   ========
The weighted average rate is based on interest rates at the end of the period.

Certificates of deposit as of March 31, 2002, mature as follows (in thousands):

                                                         Amount
                                                         ------
Less than one year                                   $   86,939
One year to two years                                    14,514
Two years to three years                                  4,856
Three years to four years                                 2,274
Four years to five years                                  2,201
After five years                                          1,684
                                                         ------
Total                                                $  112,468
                                                        =======

Deposit accounts in excess of $100,000 are not insured by the Federal Deposit Insurance Corporation ("FDIC").

Interest expense by deposit type was as follows (in thousands):

                                                     Year Ended March 31,
                                                ----------------------------
                                                  2002      2001      2000
                                                --------  --------  --------
NOW Accounts:
  Regular                                       $    211  $    315  $    302
  High Yield                                           4         -         1
Money market accounts                              1,307     2,182     1,588
Savings accounts                                     292       536       569
Certificates of deposit                            6,915     8,314     6,130
                                                --------  --------  --------
     Total                                      $  8,729  $ 11,347  $  8,590
                                                ========  ========  ========

10.     FEDERAL HOME LOAN BANK ADVANCES

At March 31, 2002 advances from FHLB totaled $74.5 million, which had fixed interest rates ranging from 4.65% to 7.22% with a weighted average interest rate at March 31, 2002 of 6.10%. At March 31, 2002, the Company had additional borrowing capacity available of $61.5 million from the FHLB.

FHLB advances are collateralized as provided for in the Advance, Pledge and Security Agreements with the FHLB by certain investment and mortgage-backed securities, stock owned by the Company, deposits with the FHLB, and certain mortgages on deeds of trust securing such properties as provided in the agreements with the FHLB.

Payments required to service the Company's FHLB advances during the next five years ended March 31 are as follows: 2003 - $39.5 million, 2006 - $15.0 million; and 2007 - $20.0 million.

At March 31, 2001, advances from FHLB totaled $79.5 million, which had fixed interest rates ranging from 5.38% to 7.22% with a weighted average interest rate at March 31, 2001 of 6.62%. At March 31, 2001, the Company had additional borrowing capacity available of $70.4 million from the FHLB.

Payments required to service the Company's FHLB advances during the next five years ended March 31 are as follows: 2002 - $25.0 million, 2003-$39.5 million; and 2006-$15.0 million.

11.     FEDERAL INCOME TAXES
Federal income tax provision (benefit) for the years ended March 31 consisted of the following (in thousands):
                                                  2002      2001      2000
                                                --------  --------  --------
           Current                              $  2,047  $  2,131  $  1,863
           Deferred                                   89      (487)       15
                                                --------  --------  --------
               Total                            $  2,136  $  1,644  $  1,878
                                                ========  ========  ========

A reconciliation between federal income taxes computed at the statutory rate and the effective tax rate for the years ended March 31 is as follows:

                                                  2002      2001      2000
                                                --------  --------  --------
Statutory federal income tax rate                 34.0%     34.0%     34.0 %
ESOP market value adjustment                       0.4       0.1       0.4
Interest income on municipal  securities          (0.7)     (1.1)     (0.9)
Dividend received deduction                       (2.8)     (1.4)     (1.1)
Other, net                                        (0.4)        -       0.2
                                                --------  --------  --------
     Effective federal income tax rate            30.5%     31.6%     32.6%
                                                ========  ========  ========

Taxes related to gains on sales of securities were $276,000, none and none for the years ended March 31, 2002, 2001, and 2000, respectively.

The tax effect of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at March 31, 2002 and 2001 are as follows (in thousands):
                                                        2002       2001
Deferred tax assets:                                 -------    -------
  Deferred compensation                              $   385    $   399
  Loan loss reserve                                      805        595
  Core deposit intangible                                291        254
  Accrued expenses                                       142        114
  Accumulated depreciation                                81         60
  Net unrealized loss on securities available for sale    38        199
  Other                                                   97        224
                                                     -------    -------
    Total deferred tax asset                           1,839      1,845
Deferred tax liabilities:                            -------    -------
  FHLB stock dividend                                   (740)      (642)
  Tax qualified loan loss reserve                        (94)      (141)
  Other                                                 (398)      (206)
                                                     -------    -------
    Total deferred tax liability                      (1,232)      (989)
                                                     -------    -------
Deferred tax asset, net                              $   607    $   856
                                                     =======    =======

For the fiscal year ended March 31, 1996 and years prior, the Company determined bad debt expense to be deducted from taxable income based on 8% of taxable income before such deduction as provided by a provision in the Internal Revenue Code ("IRC"). In August 1996, the provision in the IRC allowing the 8% of taxable income deduction was repealed. Accordingly, the Company is required to use the write-off method to record bad debt in the current period and must recapture the excess reserve accumulated from April 1, 1987 to March 31, 1996 from use of the 8% method ratably over a six-taxable year period. The income tax provision from 1987 to 1996 included an amount of $282,000 for the tax effect on such excess reserves. The IRC regulation allowed the Company the opportunity to defer the recapture of the excess reserve for a period of up to two years if the Company meets a residential loan requirement. The Company met the requirement to delay recapture for the 1998 and 1997 taxable years and recaptured $47,000 in each of the 2002 and 2001 taxable years.

The Company has qualified under provisions of the IRC to compute federal income taxes after deductions of additions to the bad debt reserves. At March 31, 2002, the Company had a taxable temporary difference of approximately $1.1 million that arose before 1987 (base-year amount). In accordance with SFAS No. 109, a deferred tax liability has not been recognized for the temporary difference. Management does not expect this temporary difference to reverse in the foreseeable future. No valuation allowance for deferred tax assets was deemed necessary at March 31, 2002 or 2001 based on the Company's anticipated future ability to generate taxable income from operations.

12.     EMPLOYEE BENEFITS PLANS

Retirement Plan - The Riverview Retirement and Savings Plan (the "Plan") is a defined contribution profit-sharing plan incorporating the provisions of
Section 401(k) of the IRC. The plan covers all employees with at least one year of service who are over the age of 21. The Company matches 50% of the employee's elective contribution up to 3% of the employee's compensation. Company expenses related to the Plan for the years ended March 31, 2002, 2001 and 2000 were $76,000, $66,000 and $46,000, respectively.

Director Deferred Compensation Plan - Directors may elect to defer their monthly directors' fees until retirement with no income tax payable by the director until retirement benefits are received. This alternative is made available to them through a nonqualified deferred compensation plan. The Company accrues annual interest on the unfunded liability under the plan based upon a formula relating to gross revenues, which amounted to 8.32%, 8.06% and 8.20% for the years ended March 31, 2002, 2001 and 2000, respectively. The estimated liability under the plan is accrued as earned by the participant. At March 31, 2002 and 2001, the Company's aggregate liability under the plan was $1.1 million, respectively.

Bonus Programs - The Company maintains a bonus program for senior management. The senior management bonus represents approximately 5% of fiscal year profits, assuming profit goals are attained, and is divided among senior management members in proportion to their salaries. The Company has an incentive program for branch managers that is paid to the managers based on the attainment of certain goals. Under these programs, the Company paid $360,000, $262,000, and $183,000 in bonuses during the years ended March 31, 2002, 2001, and 2000, respectively. Accrued bonuses were $381,000 and $270,000 at March 31, 2002 and 2001, respectively.

Management Recognition and Development Plan ("MRDP") - On July 23, 1998, shareholders of the Company approved the adoption of the MRDP for the benefit of officers, employees and non-employee directors of the Company.

The objective of the MRDP is to retain personnel of experience and ability in key positions by providing them with a proprietary interest in the Company. The Company reserved 142,830 shares of common stock to be issued under the MRDP which are authorized but unissued shares. Awards under the MDRP were made in the form of restricted shares of common stock that are subject to restrictions on transfer of ownership. Compensation expense in the amount of the fair value of the common stock at the date of the grant to the plan participant will be recognized over a five year vesting period, with 20% vesting immediately upon grant. On October 1, 1998 the number of restricted shares granted under the MRDP were 99,980 shares to executive officers and 42,850 shares to non-employee directors. Compensation expense of $361,000, $393,000 and $393,000 was recognized for the years ended March 31, 2002, 2001 and 2000, respectively.

Stock Option Plans - In October 1993, the Board of Directors approved a Stock Option and Incentive Plan ("1993 Plan") for officers, directors, and key employees, which authorizes the grant of stock options. In July 1994, shareholders of the Company approved the adoption of the 1993 Plan. The maximum number of shares of common stock of the Company, which may be issued under the 1993 Plan, is 244,539 shares. All options granted under this plan are immediately exercisable and expire October 22, 2003.

In July 1998, shareholders of the Company approved the adoption of the 1998 Stock Option Plan ("1998 Plan") that authorizes the grant of stock options. The 1998 Plan was effective October 1, 1998 and the plan will expire on the tenth anniversary of the effective date, unless terminated sooner by the Board. The maximum number of shares of common stock of the Company that may be issued under the 1998 plan is 357,075 shares. Options granted under the 1998 plan are exercisable at the discretion of the Board. On October 1, 1998, under the 1998 Plan, 257,962 shares were granted to executive officers, non-employee directors and employees.

Stock option activity, which includes the impact of stock dividends, is summarized in the following table:

                                                             Weighted
                                                              Average
                                             Number of       Exercise
                                                Shares          Price
                                             ---------       --------
Outstanding March 31, 1999                     435,854       $   9.93
     Grants                                     29,998          10.63
     Forfeited                                  (6,000)         13.75
     Options exercised                         (34,096)          4.06
                                             ---------       --------
Outstanding March 31, 2000                     425,756          10.40
     Grants                                     15,000           8.83
     Options exercised                         (78,918)          2.82
                                             ---------       --------
Outstanding March 31, 2001                     361,838          11.99
     Grants                                      5,000            9.3
     Options exercised                         (22,345)          4.09
                                             ---------       --------
Outstanding March 31, 2002                     344,493       $  12.46
                                             =========       ========

Additional information regarding options outstanding as of March 31, 2002 is as follows:

                            Options Outstanding     Options Exercisable
                            -------------------     -------------------
              Weighted Avg.              Weighted               Weighted
                 Remaining                Average                Average
               Contractual       Number  Exercise       Number  Exercise
Exercise Price  Life(years) Outstanding     Price  Exercisable     Price
--------------  ----------  -----------  --------  -----------  --------
 $ 2.82           1.56          15,760   $  2.82     15,760     $  2.82
   6.32-9.30      5.22          33,773      8.63     10,992        8.74
  10.13-13.75     6.51         294,960     13.41    152,178       13.45
                ----------  -----------  --------  -----------  --------
                  6.15         344,493   $ 12.46    178,930     $ 12.22
                ==========  ===========  ========  ===========  ========

Additional Stock Plan Information - As discussed in Note 1, the Company continues to account for its stock-based awards using the intrinsic value method in accordance with APB Opinion No. 25 and its related interpretations. Accordingly, no compensation expense has been recognized in the financial statements for the stock options granted.

SFAS No. 123 requires the disclosure of pro forma net income and earnings per share had the Company adopted the fair value method as of the beginning of fiscal 1996. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions:

                       Risk Free       Expected     Expected     Expected
                       Interest Rate   Life (yrs)   Volatility   Dividends
                       -------------   ---------    ----------   ---------
Fiscal 2002                5.14%         6.15         33.67%        2.92%
Fiscal 2001                5.33%         6.90         35.85%        2.65%
Fiscal 2000                6.26%         7.00         39.07%        2.17%


The Company's calculations are based on a multiple option valuation approach and forfeitures are recognized as they occur. The weighted average grant-date fair value of 2002, 2001 and 2000 awards was $2.87, $3.09 and $4.39, respectively. If the accounting provisions of the SFAS No. 123 had been adopted as of the beginning of fiscal 1996, the effect on 2002, 2001 and 2000 net income would have been reduced to the following pro forma amounts:

                                                  Year Ended March 31,
                                             ------------------------------
                                               2002       2001       2000
                                             --------   --------   --------
Net income:
     As reported                           $4,868,000 $3,557,000 $3,877,000
     Pro forma                              4,640,000  3,331,000  3,675,000

Earnings per common share   basic:
     As reported                                $1.06      $0.78      $0.76
     Pro forma                                   1.01       0.73       0.72

Earnings per common share   fully diluted:
     As reported                                $1.06      $0.77      $0.74
     Pro forma                                   1.01       0.72       0.71

13.     EMPLOYEE STOCK OWNERSHIP PLAN

The Company sponsors an ESOP that covers all employees with at least one year of service who are over the age of 21. Shares are released for allocation and allocated to participant accounts on December 31 of each year until 2011. ESOP compensation expense included in salaries and benefits was $284,000, $214,000 and $346,000 for years ended March 31, 2002, 2001 and 2000, respectively.

In conjunction with the Conversion and Reorganization, the Company purchased an additional 285,660 shares equal to eight percent of the total number of shares issued in the offering, for future allocation to eligible participants.

ESOP share activity is summarized in the following table:


                                    Unreleased    Allocated
                                          ESOP  and Released
                                        Shares       Shares      Total
                                       -------      -------    -------
Balance, April 1, 1999                 320,225      161,067    481,292
Allocation December 31, 1999           (24,629)      24,629          -
                                       -------      -------    -------
Balance, March 31, 2000                295,596      185,696    481,292
Allocation December 31, 2000           (24,633)      24,633          -
                                       -------      -------    -------
Balance, March 31, 2001                270,963      210,329    481,292
Allocation December 31, 2001           (24,633)      24,633          -
                                       -------      -------    -------
Balance, March 31, 2002                246,330      234,962    481,292
                                       =======      =======    =======

14.     SHAREHOLDERS' EQUITY AND REGULATORY CAPITAL REQUIREMENTS

The Company's Board of Directors authorized 250,000 shares of serial preferred stock as part of the Conversion and Reorganization completed on September 30, 1997. No preferred shares were issued or outstanding at March 31, 2002 or 2001.

The Bank's Board of Directors authorized 1,000,000 shares of serial preferred stock as part of the stock offering and reorganization completed on October 22, 1993. No preferred shares were issued or outstanding at March 31, 2002 or 2001.

The Bank is subject to various regulatory capital requirements administered by the Office of Thrift Supervision ("OTS"). Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk, weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, of core capital to total assets and tangible capital to tangible assets (set forth in the table below). Management believes the Bank meets all capital adequacy requirements to which it is subject as of March 31, 2002.

As of March 31, 2002, the most recent notification from the OTS categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized," the Company must maintain minimum total capital and Tier I capital to risk weighted assets, core capital to total assets and tangible capital to tangible assets (set forth in the table below). There are no conditions or events since that notification that management believes have changed the Company's category.

The Bank's actual and required minimum capital amounts and ratios are presented in the following table (dollars in thousands):
                                                          Categorized as "Well
                                             For Capital    Capitalized" Under
                                             Adequacy        Prompt Corrective
                                Actual       Purposes        Action Provision
                             -------------   -------------   ---------------
                             Amount  Ratio   Amount  Ratio   Amount   Ratio
                             ------  -----   ------  -----   ------   -----
March 31, 2002
Total Capital:
 (To Risk Weighted Assets)   $51,077  17.04% $23,987    8.0% $29,984   10.0%
Tier I Capital:
 (To Risk Weighted Assets)    48,549  16.19      N/A     N/A  17,990    6.0
Tier I Capital:
 (To Adjusted Total Assets)   48,549  12.52   11,637     3.0  19,395    5.0
Tangible Capital:
 (To Tangible Assets)         48,549  12.52    5,819     1.5     N/A    N/A

                                                          Categorized as "Well
                                             For Capital    Capitalized" Under
                                             Adequacy        Prompt Corrective
                                Actual       Purposes        Action Provision
                             -------------   -------------   ---------------
                             Amount  Ratio   Amount  Ratio   Amount   Ratio
                             ------  -----   ------  -----   ------   -----
March 31, 2001
Total Capital:
 (To Risk Weighted Assets)   $48,407  17.13% $22,613    8.0% $28,266    10.0%
Tier I Capital:
 (To Risk Weighted Assets)    46,491  16.45      N/A    N/A   16,960     6.0
Tier I Capital:
 (To Adjusted Total Assets)   46,491  10.88   12,820    3.0   21,366     5.0
Tangible Capital:
 (To Tangible Assets)         46,491  10.88    6,410    1.5      N/A     N/A

The following table is a reconciliation of the Bank's capital, calculated according to generally accepted accounting principles to regulatory tangible and risk-based capital at March 31, 2002 (in thousands):


Equity                                 $  49,283
Net unrealized securities loss                53
Core deposit intangible                     (696)
Servicing asset                              (91)
                                         -------
Tangible capital                          48,549
General valuation allowance                2,537
Other Assets                                  (9)
                                         -------
Total capital                          $  51,077
                                         =======

At periodic intervals, the OTS and the FDIC routinely examine the Company's financial statements as part of their legally prescribed oversight of the savings and loan industry. Based on their examinations, these regulators can direct that the Company's financial statements be adjusted in accordance with their findings. A future examination by the OTS or the FDIC could include a review of certain transactions or other amounts reported in the Company's 2002 financial statements. In view of the uncertain regulatory environment in which the Company operates, the extent, if any, to which a forthcoming regulatory examination may ultimately result in adjustments to the 2002 financial statements cannot presently be determined.

15.    EARNINGS PER SHARE

Basic earning per share ("EPS") is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding during the period, without considering any dilutive items. Diluted EPS is computed by dividing net income applicable to common stock by the weighted average number of common shares and common stock equivalents for items that are dilutive, net of shares assumed to be repurchased using the treasury stock method at the average share price for the Company's common stock during the period. Common stock equivalents arise from assumed conversion of outstanding stock options. ESOP shares are not considered outstanding for earnings per share purposes until they are committed to be released. For the year ended March 31, 2002, options to purchase 274,961 shares of common stock were not included in the computation of diluted EPS because to do so would have been antidilutive.

                                               Years Ended March 31,
                                     -------------------------------------
                                        2002         2001          2000
                                     ----------   ----------    ----------
Basic EPS computation:
  Numerator-Net Income               $4,868,000   $3,557,000    $3,877,000
  Denominator-Weighted average
    common shares outstanding         4,572,253    4,579,091     5,108,725
Basic EPS                            $     1.06   $     0.78    $     0.76
                                     ==========   ==========    ==========
Diluted EPS computation:
  Numerator-Net Income               $4,868,000   $3,557,000    $3,877,000
  Denominator-Weighted average
    common shares outstanding         4,572,253    4,579,091     5,108,725
    Effect of dilutive stock options     32,940       61,158        97,252
    Effect of dilutive MRDP               7,275            -             -
                                     ----------   ----------    ----------
    Weighted average common shares
      and common stock equivalents    4,612,468    4,640,249     5,205,977
Diluted EPS                          $     1.06   $     0.77    $     0.74
                                     ==========   ==========    ==========

16.     FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments. The Company using available market information and appropriate valuation methodologies has determined the estimated fair value amounts. However, considerable judgment is necessary to interpret market data in the development of the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

The estimated fair value of financial instruments is as follows (in thousands):

                                                  March 31,
                                 -------------------------------------------
                                          2002                    2001
                                 --------------------    -------------------
                                 Carrying       Fair     Carrying      Fair
                                    Value      Value        Value     Value
                                 ---------  ---------    --------  ---------
Assets:
Cash                             $  22,492  $  22,492    $ 38,935  $   38,935
Investment securities held to
 maturity                                -          -         861         867
Investment securities available
 for sale                           18,275     18,275      25,561      25,561
Mortgage-backed securities held
 to maturity                         4,386      4,485       6,405       6,486
Mortgage-backed securities
 available for sale                 36,999     36,999      43,139      43,139
Loans receivable, net              286,704    292,685     296,292     300,473
Loans held for sale                  1,826      1,826         569         569
Mortgage Servicing Rights              912        919         447         466
FHLB stock                           5,317      5,317       4,432       4,432

Liabilities:
Demand - Savings deposits          147,222    147,222     124,629     124,629
Time deposits                      112,468    112,964     170,894     172,057
FHLB advances - short-term          39,500     39,983      25,000      25,500
FHLB advances - long-term           35,000     35,456      54,500      55,708

Fair value estimates, methods, and assumptions are set forth below.

Investments and Mortgage-Backed Securities - Fair values were based on quoted market rates and dealer quotes.

Loans Receivable - Loans were priced using a discounted cash flow method. The discount rate used was the rate currently offered on similar products, risk adjusted for credit concerns or dissimilar characteristics.

No adjustment was made to the entry-value interest rates for changes in credit of performing loans for which there are no known credit concerns. Management believes that the risk factor embedded in the entry-value interest rates, along with the general reserves applicable to the loan portfolio for which there are no known credit concerns, result in a fair valuation of such loans on an entry-value basis.

Mortgage Servicing Rights - The fair value of mortgage servicing rights was determined using the Company's model, which incorporates the expected life of the loans, estimated cost to service the loans, servicing fees received and other factors.

Deposits - The fair value of time deposits with no stated maturity such as non-interest-bearing demand deposits, savings, NOW accounts, and money market and checking accounts was equal to the amount payable on demand. The fair value of time deposits with stated maturity was based on the discounted value of contractual cash flows. The discount rate was estimated using rates currently available in the local market.

Federal Home Loan Bank Advances - The fair value for FHLB advances was based on the discounted cash flow method. The discount rate was estimated using rates currently available from the FHLB.

Off-Balance Sheet Financial Instruments - The estimated fair value of loan commitments approximates fees recorded associated with such commitments as of March 31, 2002 and 2001.

Other - The carrying value of other financial instruments was determined to be a reasonable estimate of their fair value.

Limitations - The fair value estimates presented herein were based on pertinent information available to management as of March 31, 2002 and 2001. Although management was not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements on those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

Fair value estimates were based on existing financial instruments without attempting to estimate the value of anticipated future business. The fair value has not been estimated for assets and liabilities that were not considered financial instruments.


17.     COMMITMENTS AND CONTINGENCIES

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments generally include commitments to originate mortgage, commercial and consumer loans. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The Company's maximum exposure to credit loss in the event of nonperformance by the borrower is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments. Commitments to extend credit are conditional, and are honored for up to 45 days subject to the Company's usual terms and conditions. Collateral is not required to support commitments.

At March 31, 2002, the Company had commitments to originate fixed rate mortgage loans of $3.0 million at interest rates ranging from 5.5% to 7.125%. At March 31, 2002, commitments to originate adjustable rate mortgage loans were $2.3 million at an average interest rate of 5.95%. Undisbursed balance of mortgage loans closed was $31.0 million at March 31, 2002. Commitments to originate consumer loans totaled $1.4 million and unused lines of consumer credit totaled $13.8 million at March 31, 2002. Commercial real estate loan commitments to originate loans totaled $900,000 and unused lines of credit totaled $5.8 million at March 31, 2002. Unused commercial lines of credit totaled $18.5 million.

At March 31, 2002, the Company had firm commitments to sell $2.9 million of residential loans to FHLMC. These agreements are short term fixed rate commitments and no material gain or loss is likely.

The Company is party to litigation arising in the ordinary course of business. In the opinion of management, these actions will not have a material adverse effect, if any, on the Company's financial position, results of operations, or liquidity.



18.    RIVERVIEW BANCORP, INC. (PARENT COMPANY)

BALANCE SHEETS
MARCH 31, 2002 AND 2001

(In thousands)                                         2002           2001
---------------------------------------------------------------------------

ASSETS

  Cash (including interest earning accounts of
   $2,145 and $2,670)                                $ 2,226        $ 2,764
  Investment securities available for sale, at fair
   value (amortized cost of $1,356 and $1,356)         1,323          1,009
  Investment in the Bank                              49,283         47,402
  Other assets                                         1,367          1,906
  Deferred income taxes                                    7            114
                                                     -------        -------
TOTAL ASSETS                                         $54,206        $53,195
                                                     =======        =======

LIABILITIES AND SHAREHOLDERS' EQUITY

  Accrued expenses and other liabilities             $    35        $     3
  Dividend payable                                       494            471
  Shareholders' equity                                53,677         52,721
                                                     -------        -------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY           $54,206        $53,195
                                                     =======        =======

RIVERVIEW BANCORP, INC. (PARENT COMPANY)

STATEMENTS OF INCOME
YEARS ENDED MARCH 31, 2002 AND 2001

(In thousands)                                         2002           2001
---------------------------------------------------------------------------

INCOME:
  Interest on investment securities and other
    short-term investments                           $    93        $   202
  Interest on loan receivable from the Bank              206            217
                                                     -------        -------
     Total income                                        299            419
                                                     -------        -------

EXPENSE:
  Management service fees paid to the Bank                28             28
  Other expenses                                         159            113
                                                     -------        -------
     Total expense                                       187            141
                                                     -------        -------

INCOME BEFORE FEDERAL INCOME TAXES AND EQUITY
   IN UNDISTRIBUTED INCOME OF THE BANK                   112            278
PROVISION FOR FEDERAL INCOME TAXES                        31             87
                                                     -------        -------
INCOME OF PARENT COMPANY                                  81            191
EQUITY IN UNDISTRIBUTED INCOME OF THE BANK             4,787          3,366
                                                     -------        -------
NET INCOME                                           $ 4,868        $ 3,557
                                                     =======        =======

RIVERVIEW BANCORP, INC. (PARENT COMPANY)


STATEMENTS OF CASH FLOWS
YEARS ENDED MARCH 31, 2002 AND 2001

(In thousands)                                         2002           2001
---------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                         $ 4,868       $ 3,557
  Adjustments to reconcile net income to cash
    provided by operating activities:
    Equity in undistributed earnings of the Bank      (4,787)       (3,366)
    Earned ESOP shares                                   284           214
    Earned MRDP shares                                   534           416
  Changes in assets and liabilities:
    (Increase) decrease in prepaid expenses and
      other assets                                      (259)          116
    Increase (decrease) in accrued expenses and
      other liabilities                                   54            (1)
                                                     -------       -------
         Net cash provided by operating activities       694           936
                                                     -------       -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Dividend received from the Bank                      4,000             -
  Proceeds from call, maturity, or sale of
    investment securities available for sale               -         2,000
                                                     -------       -------
         Net cash provided by investing activities     4,000         2,000
                                                     -------       -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid                                      (2,009)       (1,860)
  Repurchase of common stock                          (3,123)            -
  Investment in majority owned subsidiary               (191)         (122)
  Proceeds from exercise of stock options                 91           222
                                                     -------       -------

         Net cash used in financing activities        (5,232)       (1,760)
                                                     -------       -------

NET (DECREASE) INCREASE IN CASH                         (538)        1,176

CASH, BEGINNING OF YEAR                                2,764         1,588
                                                     -------       -------

CASH, END OF YEAR                                    $ 2,226       $ 2,764
                                                     =======       =======

RIVERVIEW BANCORP, INC.
SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED):

(In thousands, except share data)              Three Months Ended
------------------------------------------------------------------------------
                               March 31   December 31   September 30   June 30
                               --------   -----------   ------------   -------
2002:
  Interest income               $6,641       $7,246       $7,623       $8,330
  Interest expense               2,572        3,246        3,950        4,550
  Net interest income            4,069        4,000        3,673        3,780
  Provision for loan losses        396          210            -          510
  Non-interest income            1,461        1,637        2,150        1,303
  Non-interest expense           3,614        3,469        3,350        3,520
  Income before income taxes     1,520        1,958        2,473        1,053
  Provision for income taxes       464          599          777          296
                                ------       ------       ------       ------

     Net income                 $1,056       $1,359       $1,696       $  757
                                ======       ======       ======       ======

  Basic earnings per share(1)   $ 0.24       $ 0.30       $ 0.37       $ 0.16
                                ======       ======       ======       ======

  Diluted earnings per share(1) $ 0.23       $ 0.30       $ 0.36       $ 0.16
                                ======       ======       ======       ======

2001:
  Interest income               $8,389       $7,986       $7,723       $7,245
  Interest expense               4,546        4,217        4,022        3,503
  Net interest income            3,843        3,769        3,701        3,742
  Provision for loan losses        215          140            -          594
  Non-interest income            1,131          905        1,160          766
  Non-interest expense           3,587        3,231        3,126        2,923
  Income before income taxes     1,172        1,303        1,735          991
  Provision for income taxes       375          400          556          313
                                ------       ------       ------       ------

     Net income                 $  797       $  903       $1,179       $  678
                                ======       ======       ======       ======

  Basic earnings per share      $ 0.17       $ 0.20       $ 0.26       $ 0.15
                                ======       ======       ======       ======

  Diluted earnings per share    $ 0.17       $ 0.19       $ 0.26       $ 0.15
                                ======       ======       ======       ======

(1) Quarterly earnings per share varies from annual earnings per share due to rounding.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
------------------------------------------------------------------------
         Not applicable.

                            PART III

Item 10.  Directors and Executive Officers of the Registrant
------------------------------------------------------------
The information contained under the section captioned "Proposal I - Election of Directors" contained in the Company's Proxy Statement for the 2002 Annual Meeting of Stockholders, and "Part I -- Business -- Personnel --Executive Officers" of this report, is incorporated herein by reference. Reference is made to the cover page of this report for information regarding compliance with Section 16(a) of the Exchange Act.

Item 11.  Executive Compensation
--------------------------------
The information contained under the sections captioned "Executive
Compensation" and "Directors' Compensation" under "Proposal I - Election of Directors" in the Proxy Statement for the 2002 Annual Meeting of Stockholders is incorporated herein by reference.

Item 12.  Security Ownership of Certain Beneficial Owners and Management
------------------------------------------------------------------------
The information required by this item is incorporated herein by reference to the section captioned "Security Ownership of Certain Beneficial Owners and Management" in the Proxy Statement for the 2002 Annual Meeting of Stockholders.

Equity Compensation Plan Information. The following table sets forth certain information with respect to securities to be issued under the Company's equity compensation plans as of March 31, 2002.

                                                                 (c)
                                                         Number of securities
                         (a)                (b)          remaining available
               Number of securities   Weighted-average   for future issuance
                  to be issued upon    exercise price       under equity
                    exercise of        of outstanding    compensation plans
                 outstanding options, options, warrants (excluding securities
Plan Category    warrants and rights     and rights    reflected in column(a))
-------------    -------------------    ------------   ----------------------
Equity compensation
plans approved by
security holders:
 Management Recognition
  and Development Plan        30,280     $         -               -
 1998 Stock Option Plan      319,960           13.06          37,115
 1993 Stock Option  and
  Incentive Plan              24,533            4.59           2,789

Equity compensation plans not
approved by security holders:    N/A             N/A             N/A
                             -------          ------          ------
     Total                   374,773     $     12.46          39,904
                             =======          ======          ======

Item 13.  Certain Relationships and Related Transactions
--------------------------------------------------------
The information set forth under the section captioned "Proposal I - Election of Directors - Transactions with Management" in the Proxy Statement for the 2002 Annual Meeting of Stockholders is incorporated herein by reference.

                               PART IV


Item 14.  Exhibits, Financial Statement Schedules, and Reports on Form 8-K
--------------------------------------------------------------------------
   (a) 1. Financial Statements
          See "Part II  Item 8. Financial Statements and Supplementary Data."

       2. Financial Statement Schedules
          All schedules are omitted because they are not required or applicable, or the required information is shown in the consolidated financial statements or the notes thereto.

       3. Exhibits
          --------
          3.1   Articles of Incorporation of the Registrant*
          3.2   Bylaws of the Registrant*
          4     Form of Certificate of Common Stock of the Registrant*
          10.1  Employment Agreement with Patrick Sheaffer**
          10.2  Employment Agreement with Ronald A. Wysaske**
          10.3  Severance Agreement with Michael C. Yount**
          9.4   Severance Agreement with Karen Nelson**
          9.5   Severance Agreement with John A. Karas(1)
          10.6  Employee Severance Compensation Plan**
          9.6   Employee Stock Ownership Plan***
          9.7   Management Recognition and Development Plan****
          9.8   1998 Stock Option Plan****
          9.9   1993 Stock Option and Incentive Plan****
          21    Subsidiaries of Registrant(1)
          23    Consent of Independent Auditors(1)

(1) Exhibits filed with the Securities and Exchange Commission as part of this Form 10-K are excluded. Copies are available upon request.

* Filed as an exhibit to the Registrant's Registration Statement on Form S-1 (Registration No. 333-30203), and incorporated herein by reference.
** Filed as an exhibit to the Registrant's Form 10-Q for the quarter ended September 30, 1997, and incorporated herein by reference.
*** Filed as an exhibit to the Registrant's Form 10-K for the year ended March 31, 1998, and incorporated herein by reference.
**** Filed on October 23, 1998, as an exhibit to the Registrant's Registration Statement on Form S-8, and incorporated herein by reference.

     (b) Reports on Form 8-K: No Forms 8-K were filed during the quarter ended March 31, 2002.

                              SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        RIVERVIEW BANCORP, INC.

Date:  May 30, 2002
                                        By:   /s/Patrick Sheaffer
                                        -------------------
                                        Patrick Sheaffer
                                        Chairman of the Board
                                        President and Chief Executive Officer
                                       (Duly Authorized Representative)

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

By:   /s/ Patrick Sheaffer              By:   /s/ Ronald A. Wysaske
      --------------------                    ---------------------
      Patrick Sheaffer                        Ronald A. Wysaske
      Chairman of the Board                   Executive Vice President,
      President and Chief Executive Officer   Treasurer and Chief Financial
     (Principal Executive Officer)             Officer
                                              (Principal Financial and
                                                 Accounting Officer)

Date: May 30, 2002                      Date:  May 30, 2002


By:   /s/ Robert K. Leick               By:   /s/ Paul L. Runyan
      -------------------                     ------------------
      Robert K. Leick                         Paul L. Runyan
      Director                                Director


Date: May 30, 2002                      Date:  May 30, 2002



By:   /s/ Edward R. Geiger              By:   /s/ Gary R. Douglass
      --------------------                   ---------------------
      Edward R. Geiger                       Gary R. Douglass
      Director                               Director

Date: May 30, 2002                      Date:  May 30, 2002



By:   /s/ Michael D. Allen
      --------------------
      Michael D. Allen
      Director

Date:   May 30, 2002

                    SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C. 20549

                                FORM 10-Q

(Mark One)
  X    QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) of THE SECURITIES
-----  EXCHANGE ACT OF 1934

For the quarterly period ended December 31, 2002
                               -----------------

                               OR

       TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) of THE SECURITIES ----- EXCHANGE ACT OF 1934

For the transition period from       to
                               -----    -----

                     Commission File Number: 0-22957

                          RIVERVIEW BANCORP, INC.
          (Exact name of registrant as specified in its charter)

Washington                                                        91-1838969
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                            Identification No.)

             900 Washington, Suite 900 Vancouver, WA     98660
                   (Address of principal executive office)

Registrant's telephone number, including area code: (360)693-6650

Check whether the registrant: (1) filed all reports required to be filed by Sections 13 or 15(d) of the Exchange Act during the past 12 months (or for shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No_.

Check whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act). Yes___ No X

APPLICABLE ONLY TO CORPORATE ISSUERS: Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date: Common Stock, $.01 par value---4,334,119 shares as of December 31, 2002.

                                Form 10-Q

                 RIVERVIEW BANCORP, INC. AND SUBSIDIARY
                                 INDEX

Part I.  Financial Information                                       Page
         ---------------------                                       ----

Item 1: Financial Statements (Unaudited)

       Consolidated Balance Sheets
       as of December 31, 2002 and March 31, 2002                     1

       Consolidated Statements of Income: Three and Nine
       Months Ended December 31, 2002 and 2001                        2

       Consolidated Statements of Shareholders' Equity
       for the Year Ended March 31, 2002 and the
       Nine Months Ended December 31, 2002                            3

       Consolidated Statements of Cash Flows for the
       Nine Months Ended December 31, 2002 and 2001                   4

       Notes to Consolidated Financial Statements                  5-13

 Item 2: Management's Discussion and Analysis of
         Financial Condition and Results of Operations            14-23

 Item 3: Quantitative and Qualitative Disclosures
         About Market Risk                                           24

 Item 4: Controls and Procedures                                     24


Part II. Other Information                                           25


SIGNATURES                                                           26

Certifications                                                    27-30

Part I. Financial Information
Item I. Financial statements (Unaudited)

RIVERVIEW BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2002 and MARCH 31, 2002
                                                     DECEMBER 31,  MARCH 31,
(In thousands, except share data)  (Unaudited)           2002        2002
------------------------------------------------------------------------------
ASSETS

Cash (including interest-earning accounts of
  $29,645 and $14,369)                                $  50,980     $  22,492
Loans held for sale                                       1,357         1,826
Investment securities available for sale, at fair
  value (amortized cost of $22,566 and $18,925)          20,980        18,275
Mortgage-backed securities held to maturity, at
  amortized cost (fair value of $3,584 and $4,485)        3,520         4,386
Mortgage-backed securities available for sale, at
  fair value (amortized cost of $18,226 and $36,462)     18,767        36,999
Loans receivable (net of allowance for loan losses
  of $2,806 and $2,537)                                 305,701       286,704
Real estate owned                                           954           853
Prepaid expenses and other assets                           744           525
Accrued interest receivable                               1,509         1,902
Federal Home Loan Bank stock, at cost                     5,563         5,317
Premises and equipment, net                               9,850        10,607
Deferred income taxes, net                                1,084           607
Mortgage servicing rights, net                              680           912
Core deposit intangible, net                                451           696
                                                      ---------     ---------
TOTAL ASSETS                                          $ 422,140     $ 392,101
                                                      =========     =========

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Deposit accounts                                      $ 314,388     $ 259,690
Accrued expenses and other liabilities                    3,904         4,001
Advance payments by borrowers for taxes and insurance        97           233
Federal Home Loan Bank advances                          50,000        74,500
                                                      ---------     ---------
Total liabilities                                       368,389       338,424

COMMITMENTS AND CONTINGENCIES (NOTE 14)

SHAREHOLDERS' EQUITY:
Serial preferred stock, $.01 par value; 250,000
  authorized, issued and outstanding, none                    -             -
Common stock, $.01 par value; 50,000,000 authorized
  December 31, 2002 - 4,560,958 issued, 4,334,119
    outstanding
  March 31, 2002 - 4,735,066 issued, 4,458,456
    outstanding                                              46            47
Additional paid-in capital                               33,273        35,725
Retained earnings                                        23,000        20,208
Unearned shares issued to employee stock ownership
  trust                                                  (1,856)       (2,010)
Unearned shares held by the management recognition
  and development plan                                      (22)         (218)
Accumulated other comprehensive loss                       (690)          (75)
                                                      ---------     ---------
     Total shareholders' equity                          53,751        53,677
                                                      ---------     ---------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY            $ 422,140     $ 392,101
                                                      =========     =========

See notes to consolidated financial statements.

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income

                                      Three Months Ended    Nine Months Ended
(In thousands, except                     December 31,         December 31,
share data)(Unaudited)                 2002        2001     2002        2001
------------------------------------------------------------------------------

INTEREST INCOME:
  Interest and fees on loans
    receivable                       $ 5,869     $ 6,019   $ 17,842  $ 19,118
  Interest on investment securities       74          42        132       296
  Interest on mortgage-backed
    securities                           236         719      1,052     2,142
  Other interest and dividends           315         466      1,058     1,643
                                     -------     -------   --------  --------
       Total interest income           6,494       7,246     20,084    23,199
                                     -------     -------   --------  --------
INTEREST EXPENSE:
  Interest on deposits                 1,293       1,857      4,348     7,281
  Interest on borrowings                 642       1,389      2,418     4,465
                                     -------     -------   --------  --------
       Total interest expense          1,935       3,246      6,766    11,746
                                     -------     -------   --------  --------

       Net interest income             4,559       4,000     13,318    11,453
  Less provision for loan losses         190         210        517       720
                                     -------     -------   --------  --------
       Net interest income after
        provision for loan losses      4,369       3,790     12,801    10,733
                                     -------     -------   --------  --------
NON-INTEREST INCOME:
  Fees and service charges             1,221       1,005      3,183     2,759
  Asset management services              179         176        549       564
  Gain on sale of loans held for sale    494         396      1,108       777
  Gain on sale of securities             162           -        162       863
  Gain on sale of other real estate
   owned                                  13          14         42        32
  Gain on sale of land and fixed assets    -           -          -         4
  Loan servicing income (expense)        (97)         28       (438)       40
  Other                                   22          18         62        51
                                     -------     -------   --------  --------

        Total non-interest income      1,994       1,637      4,668     5,090
                                     -------     -------   --------  --------
NON-INTEREST EXPENSE:
  Salaries and employee benefits       2,095       1,981      6,164     5,722
  Occupancy and depreciation             619         539      1,853     1,612
  Data processing                        197         176        614       571
  Amortization of core deposit
    intangible                            82          82        245       245
  Marketing expense                       92         101        502       464
  FDIC insurance premium                  13          13         35        39
  State and local taxes                   94         103        285       305
  Telecommunications                      59          65        157       181
  Professional fees                      105          81        310       244
  Other                                  339         328        939       956
                                     -------     -------   --------  --------
        Total non-interest expense     3,695       3,469     11,104    10,339
                                     -------     -------   --------  --------

INCOME BEFORE FEDERAL INCOME TAXES     2,668       1,958      6,365     5,484

PROVISION FOR FEDERAL INCOME TAXES       896         599      2,027     1,672
                                     -------     -------   --------  --------

NET INCOME                           $ 1,772     $ 1,359   $  4,338  $  3,812
                                     =======     =======   ========  ========
Earnings per common share:
  Basic                              $  0.41     $  0.30    $  0.99   $  0.83
  Diluted                               0.40        0.30       0.98      0.82

Weighted average number of
 shares outstanding:
  Basic                            4,322,835   4,523,853  4,369,492 4,604,082
  Diluted                          4,377,413   4,560,202  4,428,155 4,645,716

See notes to consolidated financial statements.


RIVERVIEW BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE YEAR ENDED MARCH 31, 2002
AND THE NINE MONTHS ENDED DECEMBER 31, 2002
(Unaudited)


                                                                 Unearned
                                                                 Shares                  Accum-
                                                                 Issued to               ulated
                                                                 Employee                Other
                                 Common      Addi-               Stock       Unearned    Compre-
                                 Stock       tional              Owner-      Shares      hensive
(In thousands, except       ---------------- Paid-in   Retained  ship        Issued to   Income
 per share data)            Shares    Amount Capital   Earnings  Trust       MRDP        (Loss)  Total
---------------------------------------------------------------------------------------------------------

Balance, April 1, 2001      4,655,040  $ 50  $ 38,687  $ 17,349  $ (2,217)  $   (762)  $  (386)  $52,721
 Cash dividends                     -     -         -    (2,009)        -          -         -    (2,009)
 Exercise of stock options     22,345     -        91         -         -          -         -        91
 Stock repurchased and
  retired                    (268,700)   (3)   (3,120)        -         -          -         -    (3,123)
Earned ESOP shares             24,633     -        77         -       207          -         -       284
Earned MRDP shares             25,138     -       (10)        -         -        544         -       534
                            4,458,456    47    35,725    15,340    (2,010)      (218)     (386)   48,498
                            ---------  ----  --------  --------  --------   --------   -------   -------
Comprehensive income
 Net Income                         -     -         -     4,868         -          -         -     4,868
 Other Comprehensive Income:
  Unrealized holding gain on
  securities of $881 (net of
  $454 tax effect) less re-
  classification adjustment
  for net gains included in
  net income of $570
  net of $293 tax effect            -     -         -         -         -          -       311       311
                                                                                                 -------
Total comprehensive income          -     -         -         -         -          -         -     5,179
                            ---------  ----  --------  --------  --------   --------   -------   -------
Balance, March 31, 2002     4,458,456    47    35,725    20,208    (2,010)      (218)      (75)   53,677
 Cash dividends                     -     -         -    (1,633)        -          -         -    (1,633)
 Exercise of stock options      3,992     -        31         -         -          -         -        31
 Stock repurchased and
  retired                    (178,100)   (1)   (2,598)        -         -          -         -    (2,599)
 Earned ESOP shares            24,633     -       117        27       154          -         -       298
 Earned MRDP shares            25,138     -        (2)       60         -        196         -       254
                            ---------  ----  --------  --------  --------   --------   -------   -------
                            4,334,119    46    33,273    18,662    (1,856)       (22)      (75)   50,058
Comprehensive Income
 Net Income                         -     -         -     4,338         -          -         -     4,338
 Other Comprehensive Loss:
 Unrealized holding loss on
 securities of $508 (net of
 $262 tax effect) less re-
 classification adjustment
 for net gains included in
 net income of $107
 net of $55 tax effect              -     -         -         -         -          -      (615)     (615)
                                                                                                 -------
Total comprehensive income          -     -         -         -         -          -         -     3,723
                            ---------  ----  --------  --------  --------   --------   -------   -------
Balance, December 31, 2002  4,334,119  $ 46  $ 33,273  $ 23,000  $ (1,856)  $    (22)  $  (690)  $53,751
                            =========  ====  ========  ========  =========  ========   =======   =======


See notes to consolidated financial statements.

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED DECEMBER 31,

(In thousands)  (Unaudited)                                2002       2001
------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                            $  4,338     $  3,812
 Adjustments to reconcile net income to cash
  provided by operating activities:
   Depreciation and amortization                          1,803        1,225
   Provision for losses on loans                            517          720
   Origination of loans held for sale                   (38,177)     (26,428)
   Proceeds from sales of loans held for sale            38,810       24,641
   Disposition of allowance for loan losses                   -          (29)
   Credit for deferred income taxes                        (161)         131
   Noncash expense related to ESOP benefit                  271          204
   Noncash expense related to MRDP benefit                  194          440
   Decrease in deferred loan origination fees, net
    of amortization                                         536          (35)
   Federal Home Loan Bank stock dividend                   (246)        (265)
   Net gain on sale of real estate owned, mortgage-
    backed and investment securities and premises
    and equipment                                        (1,119)      (1,631)
 Changes in assets and liabilities:
  (Increase) Decrease in prepaid expenses and other
   assets                                                  (225)       1,229
  Decrease in accrued interest receivable                   297          576
  Decrease in accrued expenses and other liabilities        (36)        (204)
                                                       --------     --------
       Net cash provided by operating activities          6,802        4,386
                                                       --------     --------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Loan originations                                     (189,503)    (170,693)
 Principal repayments on loans                          168,538      147,394
 Principal repayments on mortgage-backed securities
  held to maturity                                          865        1,574
 Principal repayments on investment securities
  held to maturity                                            -           22
 Purchase of mortgage-backed securities available
  for sale                                                    -       (4,967)
 Proceeds from sale of mortgage-backed securities
  available for sale                                          -       25,944
 Principal repayments on mortgage-backed securities
  available for sale                                     18,183       14,255
 Purchase of investment securities available for sale    (5,000)           -
 Principal repayments on investment securities
  available for sale                                          -        4,641
 Proceeds from call or maturity of investment
  securities available for sale                           1,356        2,500
 Purchase of premises, equipment and other                 (120)      (1,651)
 Purchase of Federal Home Loan Bank stock                     -         (543)
 Proceeds from sale of real estate                        1,456          885
                                                       --------     --------
       Net cash (used in) provided by investing
        activities                                       (4,225)      19,361
                                                       --------     --------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Net increase (decrease) in deposit accounts             54,698      (31,576)
 Dividends paid                                          (1,584)      (1,515)
 Repurchase of common stock                              (2,599)      (2,552)
 Proceeds from Federal Home Loan Bank advances            5,000       20,000
 Repayment of Federal Home Loan Bank advances           (29,500)     (25,000)
 Net increase in advance payments by borrowers             (135)        (131)

 Proceeds from exercise of stock options                     31           43
                                                       --------     --------
       Net cash provided by (used in)
        financing activities                             25,911      (40,731)
                                                       --------     --------

NET INCREASE (DECREASE) IN CASH                          28,488      (16,984)
CASH, BEGINNING OF PERIOD                                22,492       38,935
                                                       --------     --------
CASH, END OF PERIOD                                    $ 50,980     $ 21,951
                                                       ========     ========
SUPPLEMENTAL DISCLOSURES:
Cash paid during the period for:
 Interest                                              $  6,972     $ 12,057
 Income taxes                                             1,912        1,525

NONCASH INVESTING AND FINANCING ACTIVITIES:
Mortgage loans securitized and classified as
 mortgage-backed securities available for sale         $      -     $ 40,347
Transfer of loans to real estate owned                    1,527        2,219
Dividends declared and accrued in other liabilities         539          497
Fair value adjustment to securities available for sale     (932)         844
Income tax effect related to fair value adjustment          317         (287)

See notes to consolidated financial statements.

                RIVERVIEW BANCORP, INC. AND SUBSIDIARY
              Notes to Consolidated Financial Statements
                               (Unaudited)

(1) Organization and Basis of Presentation
    --------------------------------------

The accompanying unaudited consolidated financial statements were prepared in accordance with instructions for Form 10-Q and, therefore, do not include all disclosures necessary for a complete presentation of financial condition, results of operations, and cash flows in conformity with accounting principles generally accepted in the United States of America. However, all adjustments that are, in the opinion of management, necessary for a fair presentation of the interim unaudited financial statements have been included. All such adjustments are of a normal recurring nature.

The unaudited consolidated financial statements should be read in conjunction with the audited financial statements included in the Riverview Bancorp, Inc. 2002 Annual Report on Form 10-K. The results of operations for the three and nine months ended December 31, 2002 are not necessarily indicative of the results, which may be expected for the entire fiscal year.

(2) Principles of Consolidation
    ---------------------------

The accompanying unaudited consolidated financial statements of Riverview Bancorp, Inc. and Subsidiary (the "Company") include all the accounts of Riverview Bancorp, Inc. and the consolidated accounts of its wholly-owned subsidiary, Riverview Community Bank (the "Community Bank"), and the Community Bank's majority-owned subsidiary, Riverview Asset Management Corporation ("RAMCORP.") and wholly-owned subsidiary, Riverview Services, Inc. All references to the Company herein include the Community Bank where applicable. All inter-company balances and transactions have been eliminated upon consolidation.

(3) Comprehensive Income
    --------------------

Comprehensive income is defined as the change in equity during a period from transactions and other events from nonowner sources. Comprehensive income is the total of net income and other comprehensive income, which for the Company is comprised of unrealized gains and losses on securities available for sale adjusted for gains and losses on securities available for sale included in non-interest income.

For the three months and nine months ended December 31, 2002, the Company's total comprehensive income was $1.0 million and $3.7 million, respectively, compared to $1.1 million and $4.4 million for the three and nine months ended December 31, 2001, respectively.

Total comprehensive income for the three and nine months ended December 31, 2002 is comprised of net income of $1.8 million and $4.3 million and other comprehensive loss of $818,000 and $615,000, net of tax effect, respectively. Other comprehensive income for the three months and nine months ended December 31, 2002, consists of unrealized securities loss of $711,000 and $508,000, net of tax effect, less gain on securities available for sale included in non-interest income of $107,000 for both periods, net of tax effect, respectively.

Total comprehensive income for the three and nine months ended December 31, 2001 is comprised of net income of $1.4 million and $3.8 million and other comprehensive (loss) income of ($258,000) and $557,000, net of tax effect, respectively. Other comprehensive income for the three months and nine months ended December 31, 2001, consists of unrealized securities (loss) gains of ($258,000) and $1.1 million, net of tax effect, respectively, less gains on securities available for sale included in non-interest income of $570,000 for the nine month period, net of tax effect.

(4) Earnings Per Share
    ------------------

Basic Earnings per Share ("EPS") is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding during the period, without considering any dilutive items. Diluted EPS is computed by dividing net income applicable to common stock by the weighted average number of common shares and common stock equivalents for items that are dilutive, net of shares assumed to be repurchased using the treasury stock method at the average share price for the Company's common stock during the period. Common stock equivalents arise from assumed conversion of outstanding stock options and awarded but not released Management Recognition and Development Plan ("MRDP") shares. Employee Stock Ownership Plan ("ESOP") shares are not considered outstanding for EPS purposes until they are committed to be released.

                                                Three Months Ended
                                                   December 31,
                                          ------------------------------
                                          2002                      2001
                                          ----                      ----
Basic EPS computation:
 Numerator-Net Income                     $   1,772,000     $  1,359,000
 Denominator-Weighted average common
  shares outstanding                          4,322,835        4,523,853

Basic EPS                                 $       0. 41     $      0. 30
                                          =============     ============
Diluted EPS computation:
 Numerator-Net Income                     $   1,772,000     $  1,359,000
 Denominator-Weighted average common
  shares outstanding                          4,322,835        4,523,853

 Effect of dilutive stock options                52,393           36,349
 Effect of dilutive MRDP                          2,185                -
                                          -------------     ------------
 Weighted average common shares
  and common stock equivalents                4,377,413        4,560,202

Diluted EPS                               $        0.40     $       0.30
                                          =============     ============

                                                Nine Months Ended
                                                   December 31,
                                          ------------------------------
                                          2002                      2001
                                          ----                      ----
Basic EPS computation:
 Numerator-Net Income                     $   4,338,000     $  3,812,000
 Denominator-Weighted average
  common shares outstanding                   4,369,492        4,604,082

 Basic EPS                                $       0. 99     $      0. 83
                                          =============     ============
Diluted EPS computation:
 Numerator-Net Income                     $   4,338,000     $  3,812,000
 Denominator-Weighted average
  common shares outstanding                   4,369,492        4,604,082
 Effect of dilutive stock options                46,235           32,268
 Effect of dilutive MRDP                         12,428            9,366
                                          -------------     ------------
 Weighted average common shares
  and common stock equivalents                4,428,155        4,645,716


Diluted EPS                               $        0.98     $       0.82
                                          =============     ============

(5)  Investment Securities
     ---------------------

There were no sales of investment securities classified as held to maturity during the periods ended December 31, 2002 and 2001.

The amortized cost and approximate fair value of investment securities available for sale consisted of the following (in thousands):

                                               Gross        Gross   Estimated
                             Amortized    Unrealized   Unrealized        Fair
December 31, 2002                 Cost         Gains       Losses       Value
                             ---------    ----------   ----------   ---------

Trust preferred securities   $   5,000    $        -   $      (50)  $   4,950
Equity securities               15,000             -       (1,700)     13,300
School district bonds            2,566           164            -       2,730
                             ---------    ----------   ----------   ---------
                             $  22,566    $      164   $   (1,750)  $  20,980
                             =========    ==========   ==========   =========

March 31, 2002

Equity securities            $  16,356    $       27   $     (709)  $  15,674
School district bonds            2,569            34           (2)      2,601
                             ---------    ----------   ----------   ---------
                             $  18,925    $       61   $     (711)  $  18,275
                             =========    ==========   ==========   =========

Investment securities with an amortized cost of $15.0 million and $15.0 million and a fair value of $13.3 million and $14.4 million at December 31, 2002 and March 31, 2002, respectively, were pledged as collateral for advances at the Federal Home Loan Bank.

The contractual maturities of securities available for sale are as follows (in thousands):

                              Amortized   Estimated
December 31, 2002               Cost      Fair Value
                              ---------   ----------
Due after one year through
 five years                   $     908   $     972
Due after five years through
 ten years                        1,041       1,116
Due after ten years              20,617      18,892
                              ---------   ---------
                              $  22,566   $  20,980
                              =========   =========

(6) Mortgage-backed Securities
    --------------------------

Mortgage-backed securities held to maturity consisted of the following (in thousands):

                                               Gross        Gross   Estimated
                             Amortized    Unrealized   Unrealized        Fair
                                  Cost         Gains       Losses       Value
                             ---------    ----------   ----------   ---------
December 31, 2002
REMICs                       $   1,804    $       16   $        -   $   1,820
FHLMC mortgage-backed
 securities                        659            11            -         670
FNMA mortgage-backed
 securities                      1,057            37            -       1,094
                             ---------    ----------   ----------   ---------

                             $   3,520    $       64   $        -   $   3,584
                             =========    ==========   ==========   =========
March 31, 2002
 REMICs                      $   1,804    $       40   $        -   $   1,844
 FHLMC mortgage-backed
  securities                       964            12            -         976
 FNMA mortgage-backed
  securities                     1,618            47            -       1,665
                             ---------    ----------   ----------   ---------
                             $   4,386    $       99   $        -   $   4,485
                             =========    ==========   ==========   =========

The contractual maturities of mortgage-backed securities classified as held to maturity are as follows (in thousands):

                              Amortized   Estimated
December 31, 2002               Cost      Fair Value
                              ---------   ----------

Due after one year through
 five years                   $     753   $     773
Due after five years through
 ten years                            2           2
Due after ten years               2,765       2,809
                              ---------   ---------
                              $   3,520   $   3,584
                              =========   =========

Mortgage-backed securities held to maturity with an amortized cost of $2.3 million and $2.8 million and a fair value of $2.4 million and $2.9 million at December 31, 2002 and March 31, 2002, respectively, were pledged as collateral for governmental public funds held by the Company. The real estate mortgage investment conduits ("REMICs") consist of Federal Home Mortgage Corporation ("FHLMC"), Federal National Mortgage Association ("FNMA") and privately issued securities.

There were no sales of mortgage-backed securities held to maturity during the periods ended December 31, 2002 and 2001.

Mortgage-backed securities available for sale consisted of the following (in thousands):

                                               Gross        Gross   Estimated
                             Amortized    Unrealized   Unrealized        Fair
                                  Cost         Gains       Losses       Value
                             ---------    ----------   ----------   ---------
December 31, 2002
 REMICs                      $  10,115    $      160   $      (36)  $  10,239
 FHLMC mortgage-backed
  securities                     7,482           396            -       7,878
 FNMA mortgage-backed
  securities                       629            21            -         650
                             ---------    ----------   ----------   ---------
                             $  18,226    $      577   $      (36)  $  18,767
                             =========    ==========   ==========   =========
March 31, 2002
 REMICs                      $  25,053    $      144   $      (83)  $  25,114
 FHLMC mortgage-backed
  securities                    10,519           453            -      10,972
 FNMA mortgage-backed
  securities                       890            23            -         913
                             ---------    ----------   ----------   ---------
                             $  36,462    $      620   $      (83)  $  36,999
                             =========    ==========   ==========   =========

The contractual maturities of mortgage-backed securities available for sale are as follows (in thousands):

                              Amortized   Estimated
December 31, 2002               Cost      Fair Value
                              ---------   ----------

Due after one year through
 five years                   $   7,998   $    8,410
Due after five years through
 ten years                          801          803
Due after ten years               9,427        9,554
                              ---------   ----------
                              $  18,226   $   18,767
                              =========   ==========

Expected maturities of mortgage-backed securities held to maturity will differ rom contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

Mortgage-backed securities available for sale with an amortized cost of $6.3 million and a fair value of $6.3 million March 31, 2002 were pledged as collateral for borrowings from the discount window at the Federal Reserve Bank of San Francisco. Mortgage-backed securities with an amortized cost of $15.1 million and $23.3 million and a fair value of $15.6 million and $23.8 million at December 31, 2002 and March 31, 2002, respectively, were pledged as collateral for advances at the Federal Home Loan Bank. Mortgage-backed securities with an amortized cost of $2.1 million and $4.9 million and a fair value of $2.1 million and $4.8 million at December 31, 2002 and March 31, 2002, respectively, were pledged as collateral for treasury tax and loan funds held by the Company.

(7) Loans Receivable
    ----------------

Loans receivable consisted of the following (in thousands):

                                 December 31,        March 31,
                                     2002              2002
                                 ---------          ---------
Residential:
 One- to- four family            $  65,556          $  71,710
 Multi-family                        6,955              9,895
 Construction:
  One- to- four family              64,519             71,148
  Multi-family                       2,100              4,000
  Commercial real estate             7,296              5,230
 Commercial                         34,293             23,319
 Consumer:
  Secured                           23,799             24,932
  Unsecured                          1,448              1,447
 Land                               36,005             27,406
 Commercial real estate            100,152             84,094
                                 ---------          ---------
                                   342,123            323,181
 Less:
  Undisbursed portion of loans      30,689             30,970
  Deferred loan fees                 2,927              2,970
  Allowance for loan losses          2,806              2,537
                                 ---------          ---------
  Loans receivable, net          $ 305,701          $ 286,704
                                 =========          =========

(8) Allowance for Loan Losses
    -------------------------

A reconciliation of the allowances for loan losses is as follows (in thousands):

                        Three Months Ended    Nine Months Ended
                          December 31,          December 31,
                        ------------------    -----------------
                          2002      2001        2002      2001
                          ----      ----        ----      ----

Beginning balance       $ 2,689   $ 2,234     $ 2,537   $ 1,916
Provision for losses        190       210         517       720
Charge-offs                 (77)     (227)       (261)     (340)
Recoveries                    4         6          13         8
Dispositions                  -         -           -       (81)
                        -------   -------     -------   -------
Ending balance          $ 2,806   $ 2,223     $ 2,806   $ 2,223
                        =======   =======     =======   =======

At December 31, 2002 and March 31, 2002, the Company's recorded investment in loans for which impairment has been recognized under the guidance of Statement of Financial Accounting Standards ("SFAS") No. 114 and SFAS No. 118 was $327,000 and $1.4 million, respectively. The allowance for loan losses in excess of specific reserves is available to absorb losses from all loans, although allocations have been made for certain loans and loan categories as part of management's analysis of the allowance. The average investment in impaired loans was approximately $1.3 million, $937,000 and $1.1 million during the nine months ended December 31, 2002, December 31, 2001 and the year ended March 31, 2002 respectively.

(9) Loans held for Sale
    -------------------

The Company identifies loans held for sale at the time of origination and they are carried at the lower of aggregate cost or net realizable value. Market values are derived from available market quotations for comparable pools of mortgage loans. Adjustments for unrealized losses, if any, are charged to income.

(10) Intangible Assets
     -----------------

The results for the quarter ended December 31, 2002, include the effect of adopting SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 provides that goodwill is no longer amortized and the value of an identifiable intangible asset must be amortized over its useful life, unless the asset is determined to have an indefinite life. The Company does not have goodwill, but does have identifiable intangible assets of core deposit intangible and mortgage servicing rights ("MSR") that will continue to be amortized. The Company adopted SFAS No. 142 on April 1, 2002.

Intangible asset balances (excluding MSR) consisted of the following (in thousands):

                                         December 31, 2002
                                ----------------------------------
                                Carrying    Accumulated
                                Amount      Amortization      Net
                                ------      ------------      ---

Core deposit intangible         $ 3,269       $ 2,818        $ 451
                                =======       =======        =====

                                          March 31, 2002
                                ----------------------------------
                                Carrying    Accumulated
                                Amount      Amortization      Net
                                ------      ------------      ---

Core deposit intangible         $ 3,269       $ 2,573        $ 696
                                =======       =======        =====

                                        Amortization Expense
                                     Quarter Ended December 31,
                                         2002       2001
                                     --------------------------

Core deposit intangible                  $ 82       $ 82
                                         ====       ====

                                        Amortization Expense
                                          Nine Months Ended
                                            December 31,
                                         2002       2001
                                     --------------------------

Core deposit intangible                  $245       $245
                                         ====       ====

The value of the MSR asset is subject to prepayment risk. Future expected net cash flows from servicing a loan in the servicing portfolio are not realized if the loan pays off earlier than anticipated. If loans payoff earlier than anticipated there is no economic benefit since loans in our servicing portfolio do not contain penalty provisions for early payoff.

An estimated fair value of MSR is determined quarterly using a discounted cash flow model. The model estimates the present value of the future net cash flows of the servicing portfolio based on various factors, such as servicing costs, servicing income, expected prepayments speeds, discount rate, loan maturity and interest rate. MSR impairment is recorded in the amount that the estimated fair value is less than the MSR carrying value.

Changes in balance of MSR, net of valuation, were as follows (in thousands):

                                        Three Months Ended December 31,
                                              2002          2001
                                        -------------------------------

Beginning balance                            $ 636         $ 751
Additions                                      227           144
Amortization                                   (75)          (57)
Impairment adjustment                         (108)            -
                                             -----         -----
Total                                        $ 680         $ 838
                                             =====         =====

Allowance at beginning of period             $ 477         $  93
Provision for impairment                       108             -
                                             -----         -----
Allowance at end of period                   $ 585         $  93
                                             =====         =====

                                         Nine Months Ended December 31,
                                              2002           2001
                                        -------------------------------

Beginning balance                            $ 912         $ 447
Additions                                      461           565
Amortization                                  (202)         (130)
Impairment adjustment                         (491)          (44)
                                             -----         -----
Total                                        $ 680         $ 838
                                             =====         =====

Allowance at beginning of period             $  94         $  49
Provision for impairment                       491            44
                                             -----         -----
Allowance at end of period                   $ 585         $  93
                                             =====         =====


Amortization expense for the net carrying amount of intangible assets at December 31, 2002 is estimated to be as follows (in thousands):

                                Fiscal year
                              --------------
                              2003    $  158
                              2004       593
                              2005       249
                              2006       127
                              2007         4
                                      ------
                              Total   $1,131
                                      ======

(11) Borrowings

Borrowings are summarized as follows (in thousands):

                                            December 31,      March 31,
                                               2002             2002
                                               ----             ----

Federal Home Loan Bank Advances              $50,000          $74,500
                                             =======          =======

     Weighted average interest rate:          5.04%            6.10%
                                              ====             ====

Borrowings have the following maturities at December 31, 2002 (in thousands):

                          Fiscal Year
                          -----------

                          2003             $  10,000
                          2004                     -
                          2005                     -
                          2006                15,000
                          2007                20,000
                          2008                 5,000
                                           ---------
                                           $  50,000
                                           =========

(12) Shareholders' Equity
     --------------------

Repurchase of Common stock

In September 2002, the Company announced a stock repurchase of up to 5%, or 14,000 shares, of its outstanding common stock. At December 31, 2002, no shares had been repurchased under this plan.

In July 2001, the Company received regulatory approval to repurchase up to 10% or 465,504 shares of its outstanding shares at June 30, 2001. At December 31, 2002 446,800 shares had been repurchased at an average cost of $12.81 per share. Since the Company is a Washington corporation and the State of Washington treats all treasury stock as retired upon purchase, all purchases of treasury stock reduce stock issued and the cost of treasury stock acquired is charged to par value and paid-in capital.

(13) Recently Issued Accounting Pronouncements
     -----------------------------------------

In December 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") SFAS No. 148, Accounting for Stock-Based Compensation -- Transition and Disclosure, an amendment of FASB Statement No. 123. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Upon the adoption of the provisions of SFAS No. 148 on March 31, 2003 the Company does not believe there will be a material effect on the its financial statements, as the Company does not currently use the fair value based method of accounting for stock-based employee compensation.

In September 2002, the FASB issued SFAS No. 147, Acquisitions of Certain Financial Institutions. This Statement removes acquisitions of financial institutions from the scope of both SFAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, and FASB Interpretation No. 9, Applying APB Opinions No. 16 and 17 When a Savings and Loan Association or a Similar Institution Is Acquired in a Business Combination Accounted for by the Purchase Method, and requires that those transactions be accounted for in accordance with SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. As a result, the requirement in SFAS No. 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset no longer applies to acquisitions within the scope of this Statement.

In addition, this Statement amends SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that SFAS No. 144 requires for other long-lived assets that are held and used.

This Statement is effective for acquisitions under the purchase method of accounting for which the date of acquisition is on or after October 1, 2002. The provisions in this Statement related to accounting for the impairment or disposal of certain long-term customer-relationship intangible assets are effective on October 1, 2002. Transition provisions for previously recognized unidentifiable intangible assets are effective on October 1, 2002, with earlier application permitted. The Company believes there will be no current impact of adopting the provisions of this statement on its financial statements.

In July 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets. The Statement required discontinuing the amortization of goodwill and other intangible assets with indefinite useful lives. Instead, these assets will be tested periodically for impairment and written down to their fair market value as necessary. Upon the adoption of the provisions of SFAS No. 142 at April 1, 2002 there was no effect on the Company's financial statements, as the Company does not currently have any goodwill. The Company's current intangible assets consist of core deposit intangibles and mortgage servicing rights.

(14) Commitments and Contingencies
     -----------------------------

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments generally include commitments to originate mortgage, consumer and commercial loans. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The Company's maximum exposure to credit loss in the event of nonperformance by the borrower is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments. Commitments to extend credit are conditional, and are honored for up to 45 days subject to the Company's usual terms and conditions. Collateral is not required to support commitments.

At December 31, 2002, the Company had commitments to originate fixed rate mortgages of $5.7 million at interest rates ranging from 4.375% to 7.625%. At December 31, 2002 adjustable rate mortgage loan commitments were $3.0 million at an average interest rate of 6.447%. The undisbursed balance of mortgage loans closed was $30.7 million at December 31, 2002. Consumer loan commitments totaled $1.0 million and unused lines of consumer credit totaled $15.7 million at December 31, 2002. Commercial real estate loan commitments totaled $8.8 million and unused lines of commercial real estate credit totaled $6.3 million at December 31, 2002. Commercial loan commitments totaled $520,000 and unused commercial lines of credit totaled $18.3 million at December 31, 2002.

The Company is a party to litigation arising in the ordinary course of business. In the opinion of management, these actions will not have a material effect, if any, on the Company's financial position, results of operations, or liquidity.

Item 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS

Safe Harbor Clause. This report on Form 10-Q contains certain "forward-looking statements." The Company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing itself of the protection of such safe harbor with forward-looking statements. These forward-looking statements, which are included in Management's Discussion and Analysis, describe future plans or strategies and include the Company's expectations of future financial results. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements. The Company's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors, which could affect actual results, include interest rate trends, the economic climate in the Company's market area and the country as a whole, loan delinquency rates, and changes in federal and state regulation and other risks detailed in the Company's reports filed with the Securities and Exchange Commission. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements.

Critical Accounting Policies

The Company has established various accounting policies that govern the application of accounting principles generally accepted in the United States of America in the preparation of the Company's consolidated financial statements. The Company has identified two policies that due to judgments, estimates and assumptions inherent in those policies are critical to an understanding of the Company's consolidated financial statements. These policies relate to the methodology for the determination of the allowance for loan losses and the valuation of mortgage servicing rights. These policies and the judgments, estimates and assumptions are described in greater detail in Management's Discussion and Analysis and in Note 1, Note 6 and Note 8 to the Consolidated Financial Statements included in the Company's 2002 Annual Report on Form 10-K. Management believes that the judgments, estimates and assumptions used in the preparation of the Company's consolidated financial statements are appropriate given the factual circumstances at the time. However, given the sensitivity of the Company's consolidated financial statements to these critical accounting policies, the use of other judgments, estimates and assumptions could result in material differences in our results of operations or financial condition.

General

The Company is a progressive community-oriented, financial institution, which emphasizes local, personal service to residents of its primary market area. The Company considers Clark, Cowlitz, Klickitat and Skamania counties of Washington as its primary market area. The Company is engaged primarily in the business of attracting deposits from the general public and using such funds in its primary market area to originate mortgage loans secured by one- to-four family residential real estate, multi-family, commercial construction, commercial real estate and non-mortgage loans providing financing for business commercial ("commercial") and consumer purposes. Commercial real estate loans and commercial loans have grown from 5.22% and 0.93% of the loan portfolio, respectively, in fiscal year 1998 to 31.41% and 10.02% respectively, at
December 31, 2002.   The Company continues to change the composition of its
loan portfolio and deposit base as part of its migration to commercial banking, subject to market conditions. The consolidation among financial institutions in the Company's primary market area has created a significant gap in the ability of the resulting financial institutions to serve customers. The Company's strategic plan includes targeting this customer base, specifically small and medium size businesses, professionals and wealth building individuals. In pursuit of these goals, the Company will emphasize controlled growth and the diversification of its loan portfolio to include a higher portion of commercial and commercial real estate loans. A related goal is to increase the proportion of personal and business checking account deposits used to fund these new loans. Significant portions of these new loan products carry adjustable rates, higher yields, or shorter terms and higher credit risk than the traditional fixed-rate mortgages. The strategic plan stresses increased emphasis on non-interest income, including increased fees for asset management and deposit service charges. The strategic plan is designed to enhance earnings, reduce interest rate risk, and provide a more complete range of financial services to customers and the local communities the Company serves. The Company is well positioned to attract new customers and to increase its market share given that the administrative headquarters and eight of its twelve branches are located in Clark County, the fastest growing county in the state of Washington according to the U.S Census Bureau.

In order to support its strategy of growth, without compromising its local, personal service to its customers and a commitment to asset quality, the Company has made significant investments in experienced branch, lending, asset management and support personnel and has incurred significant costs in facility expansion. Control of non-interest expenses remains a high priority for the management of the Company.

The Company continuously reviews new products and services to give its customers more financial options. With an emphasis on growth of non-interest income and control of non-interest expense, all new technology and services are reviewed for business development and cost saving purposes. The Company continues to experience growth in the customer usage of the online banking services and has recently introduced check image services to its customers. Customers are able to conduct a full range of services on a real-time basis, including balance inquiries, transfers and electronic bill-paying. This online service has also enhanced the delivery of cash management services to commercial customers. The internet banking branch web site is www.riverviewbank.com.

The Company conducts operations from its home office in Vancouver and twelve branch offices in Camas, Washougal, Stevenson, White Salmon, Battle Ground, Goldendale, Vancouver (five branch offices) and Longview, Washington. The Company's market area for lending and deposit taking activities encompasses Clark, Cowlitz, Skamania and Klickitat counties, throughout the Columbia River Gorge area. The Company operates a trust and financial services company, AMCORP., located in downtown Vancouver, Washington. Riverview Mortgage, a mortgage broker division of the Company originates mortgage loans (including construction loans) for various mortgage companies predominantly in the Portland metropolitan area, as well as for the Company. The Business and Professional Banking Division located at the downtown Vancouver main branch offers commercial and business banking services. Vancouver is located in Clark County, which is just north of Portland, Oregon.

Several businesses are located in the Vancouver area because of the favorable tax structure and relatively lower energy costs in Washington as compared to Oregon. Washington has no state income tax and Clark County operates a public electric utility that provides relatively lower cost electricity. Located in the Vancouver area are Sharp Electronics, Hewlett Packard, Georgia Pacific, Underwriters Laboratory and Wafer Tech, as well as several support industries. In addition to this industrial base, the Columbia River Gorge Scenic Area has been a source of tourism, which has transformed the area from its past dependence on the timber industry.

The Company, a Washington corporation, was organized on June 23, 1997 for the purpose of becoming the holding company for Riverview Community Bank (formerly Riverview Savings Bank, FSB) upon Riverview Savings Bank's reorganization as a wholly owned subsidiary of the Company resulting from the conversion of Riverview, M.H.C. from a federal mutual holding company to a stock holding company ("Conversion and Reorganization"). The Conversion and Reorganization was completed on September 30, 1997. Riverview Savings Bank, FSB changed its name to Riverview Community Bank effective June 29, 1998.

Financial Condition

At December 31, 2002, the Company had total assets of $422.1 million compared with $392.1 million at March 31, 2002. The increase in total assets reflects the growth in loans.

At December 31, 2002, the Company had $342.1 million in gross loans, an increase of $18.9 million compared to $323.2 million at March 31, 2002. One-to- four family residential mortgage loans decreased $6.1 million to $65.6 million at December 31, 2002 from $71.7 million at March 31, 2002 as a result of management's plan to sell most of the fixed mortgage loans to the FHLMC and retain the loan servicing of such loans. Commercial loans increased $11.0 million to $34.3 million at December 31, 2002 from $23.3 million at March 31, 2002. The $11.0 million increase consisted of $7.2 million increase in secured and unsecured lines of credit and $3.8 million increase in term loans. Commercial real estate loans increased $16.1 to $100.2 million at December 31, 2002 from $84.1 million at March 31, 2002. Land loans increased $8.6 million to $36.0 million at December 31, 2002 from $27.4 million at March 31, 2002. The $8.6 million increase reflects the addition of four residential development loans. Loans receivable (Note 7) provides a detailed analysis of the gross loan portfolio at December 31, 2002 as compared to the gross loan portfolio at March 31, 2002. Consumer, commercial, and land loans carry higher interest rates and generally a higher degree of credit risk compared to one-to- four family residential mortgage loans.

Low interest rates continue to cause high prepayments in the Company's REMICs and mortgage-backed securities portfolio. These high prepayments have accelerated the decrease in the balance of REMICs and mortgage-backed securities. Mortgage-backed Securities (Note 6) provides the balance detail.

Deposits totaled $314.4 million at December 31, 2002 compared to $259.7 million at March 31, 2002. The $54.7 million deposit increase is attributable to an inflow of funds in all categories of deposits, except for certificates of deposit, which experienced a $24.6 million decrease. The year to date total average outstanding balance of checking accounts, Now accounts and money market accounts ("transaction accounts") increased 38.4% to $160.2 million at December 31, 2002, compared to $115.7 million at March 31, 2002. Transaction accounts represented 54.4% and 43.0% of the year to date average total outstanding balance of deposits at December 31, 2002 and March 31, 2002, respectively.

FHLB advances totaled $50.0 million at December 31, 2002, a decrease of $24.5 million from $74.5 million at March 31, 2002. The decrease is a result of the repayment of $29.5 million in FHLB advances and the borrowing of $5.0 million from the FHLB Seattle during the first nine months of fiscal year 2003.

Capital Resources

Total shareholders' equity increased $74,000 to $53.8 million at December 31, 2002 compared to $53.7 million at March 31, 2002. The activity in shareholders' equity for the first nine months of fiscal year 2003 was $4.3 million in earnings, dividends of $1.6 million, exercise of stock options $31,000, stock repurchased $2.6 million, earned ESOP shares $298,000, earned MRDP shares of $254,000 and $615,000 increase in net unrealized loss on securities available for sale, net of tax benefit.

The Company is not subject to any regulatory capital requirements. The Community Bank, however, is subject to various regulatory capital requirements implemented by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators, that if undertaken could have a direct material effect on the Company and the Community Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Community Bank must meet specific capital guidelines that involve quantitative measures of the Community Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Community Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy required the Community Bank to maintain amounts and ratios of tangible and core capital to adjusted total assets and of total risk-based capital to risk-weighted assets of 1.5%, 3.0%, and 8.0%, respectively. As of December 31, 2002, the Community Bank met all capital adequacy requirements to which it was subject.

As of December 31, 2002, the most recent notification from the OTS categorized the Community Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized," the Community Bank must maintain minimum core and total risk-based capital ratios of 5.0% and 10.0%, respectively. At December 31, 2002, the Community Bank's tangible, core and risk-based total capital ratios amounted to 12.42%, 12.42%, and 17.02%, respectively. There are no conditions or events since that notification that management believes have changed the Community Bank's category.

The Community Bank's actual and required minimum capital amounts and ratios are presented in the following table (dollars in thousands):

                                                          Categorized as "Well
                                                           Capitalized" Under
                                      For Capital          Prompt Corrective
                      Actual        Adequacy Purpose       Action Provision
                   -----------------------------------------------------------
                   Amount   Ratio   Amount     Ratio       Amount      Ratio
                   ------   -----   ------     -----       ------      -----
As of December
 31, 2002
Total Capital:
(To Risk
 Weighted
 Assets)          $55,018   17.02%  $25,867     8.0%      $32,334      10.0%
Tier I Capital:
(To Risk
 Weighted
 Assets)           52,212   16.15     N/A       N/A        19,400       6.0
Core Capital:
(To Total
 Assets)           52,212   12.42    12,617     3.0        21,028       5.0
Tangible
 Capital:
 (To Tangible
 Assets)           52,212   12.42     6,308     1.5         N/A         N/A


As of March
 31, 2002
Total Capital:
(To Risk
 Weighted
 Assets)          $51,077   17.04%  $23,987     8.0%     $29,984      10.0%
Tier I Capital:
(To Risk
 Weighted
 Assets)          48,549    16.19     N/A       N/A      17,900        6.0
Core Capital:
(To Total
 Assets)          48,549    12.52   11,637      3.0      19,395        5.0
Tangible Capital:
(To Tangible
 Assets)          48,549    12.52   5,819       1.5         N/A        N/A

The following table is a reconciliation of the Community Bank's capital, calculated according to generally accepted accounting principles, to regulatory tangible and risk-based capital at December 31, 2002 (in thousands):

Equity                             $52,040
Net unrealized loss on
 securities available for
 sale, net of tax                      690
Core deposit intangible asset         (451)
Deferred tax and servicing
 asset                                 (67)
                                   -------
        Tangible capital            52,212
General valuation allowance          2,806
                                   -------
        Total capital              $55,018
                                   =======

Liquidity

The Financial Regulatory Relief and Economic Efficiency Act of 2000 repealed the statutory liquidity requirement for savings associations, citing the requirement as unnecessary effective July 18, 2001. In light of this action, the OTS repealed its liquidity regulations, with some exceptions. These exceptions provide that: savings associations must continue to maintain sufficient liquidity to ensure safe and sound operation; and the appropriate level of liquidity will vary depending on the activities in which the savings association engages. Management does not believe this rule change has had any adverse impact on the Community Bank's operations.

Sources of capital and liquidity for the Company on a stand-alone basis include distributions from the Community Bank. Dividends and other capital distributions from the Community Bank are subject to regulatory restrictions.

Cash, including interest-earning overnight investments, was $51.0 million at December 31, 2002 compared to $22.5 million at March 31, 2002. The $28.5 million increase in interest-earning overnight investments is attributable to the increase liquidity caused by the high level of prepayment experienced in the Company's mortgage loan portfolio and mortgage-backed securities portfolio. Investment securities and mortgage-backed securities available for sale at December 31, 2002 were $21.0 million and $18.8 million, respectively, compared to $18.3 million and $37.0 million, respectively, at March 31, 2002. See "Financial Condition."

Asset Quality

Allowance for loan losses was $2.8 million at December 31, 2002, compared to $2.5 million at March 31, 2002. Management believes the allowance for loan losses at December 31, 2002 is adequate to cover potential credit losses existing in the loan portfolio at that date. No assurances, however, can be given that future additions to the allowance for loan losses will not be necessary. The allowance for loan losses is maintained at a level sufficient to provide for estimated loan losses based on evaluating known and inherent risks in the loan portfolio. Pertinent factors considered include size and composition of the portfolio, actual loss experience, industry trends, industry data, current economic conditions, and detailed analysis of individual loans. The appropriate allowance level is estimated based upon factors and trends identified by management at the time the consolidated financial statements are prepared. Commercial loans are considered to involve a higher degree of credit risk than one- to- four family residential loans, and to be more vulnerable to adverse conditions in the real estate market and deteriorating economic conditions.

Non-performing assets were $1.3 million, or 0.30% of total assets at December 31, 2002 compared with $2.4 million, or 0.61% of total assets at March 31, 2002. The $327,000 balance of non-accrual loans is composed of one residential property totaling $127,000, two land loans totaling $133,000 and four consumer loans totaling $67,000. The $954,000 balance of other real estate owned consists of two lot loans, one land loan, a one- to- four family loan and a one- to- four family construction loan. The following table sets forth information with respect to the Company's non-performing assets at the dates indicated:

                                   December 31, 2002      March 31, 2002
                                   -----------------      --------------
                                          (Dollars in thousands)

Loans accounted for on
a non-accrual basis:
Real Estate
     Residential                       $    127             $    830
     Commercial                               -                  297
Land                                        133                  180
Commercial                                    -                   54
Consumer                                     67                   39
                                       --------             --------
     Total                                  327                1,400
                                       --------             --------
Accruing loans which are
contractually past due 90 days
or more                                       2                  122
                                       --------             --------
Total of non-accrual and 90 days
past due loans                              329                1,522
                                       --------             --------

Real estate owned (net)                     954                  853
                                       --------             --------
     Total non-performing assets       $  1,283             $  2,375
                                       ========             ========

Total loans delinquent 90 days
or more to net loans                      0.11%                 0.53%

Total loans delinquent 90 days
or more to total assets                   0.08                  0.39

Total non-performing assets to
total assets                              0.30                  0.61


           Comparison of Operating Results for the Three Months Ended
                          December 31, 2002 and 2001

The Company's net income depends primarily on its net interest income, which is the difference between interest earned on its loans and investments and the interest paid on interest-bearing liabilities. Net interest income is determined by (a) the difference between the yield earned on interest-earning assets and rates paid on interest-bearing liabilities (interest rate spread) and (b) the relative amounts of interest-earning assets and interest-bearing liabilities. The Company's interest rate spread is affected by regulatory, economic and competitive factors that influence rates, loan demand and deposit flows. Net interest margin is calculated by dividing net interest income by the average interest-earning assets. Net interest income and net interest margin are affected by changes in interest rates, volume and the mix of interest-earning assets and interest-bearing liabilities, and the level of non-performing assets. The Company's net income is also affected by the generation of non-interest income, which primarily consists of fees and service charges, loan servicing income, gains and losses on sales of securities, gains and losses from sale of loans and other income. In addition, net income is affected by the level of operating expenses and establishment of a provision for loan losses.

Net income for the three months ended December 31, 2002 was $1.8 million, or $0.41 per basic share ($0.40 per diluted share) compared to net income of $1.4 million, or $0.30 per basic share ($0.30 per diluted share) for the same period in fiscal 2002. Net interest income increased $559,000, or 14.0%, to $4.6 million for the current quarter as compared to $4.0 million during the same prior year period. Non-interest income includes a $108,000 mortgage servicing impairment charge for the third quarter of fiscal year 2003 compared to none in the same prior year period. The increase in net interest income was the result of a shift in the deposit mix from higher interest rate certificates of deposit to lower interest rate transaction accounts. The total quarterly average outstanding balance of checking accounts, Now accounts and money market accounts ("transaction accounts")increased $52.8 million, or 42.6%, to $176.6 million at December 31, 2002, compared to $123.8 million at December 31, 2001. The quarterly average outstanding balance of certificates of deposits decreased 15.3% to $105.9 million from $125.1 million at December 31, 2002 and December 31, 2001, respectively. The decrease in average balance of certificates of deposit reflected the outflow of funds caused by the lower interest rate the Company paid. The payoff of FHLB advances in the second quarter of fiscal year 2003 also contributed to the increase of net interest income.

Net interest income increased $941,000 as a result of the change in volume of average interest-earning assets and liabilities for the three months in fiscal 2003 compared to the same fiscal 2002 period. The change in interest rates for this same period of comparison decreased net interest income $177,000. Change in the rate volume mix for the same three month periods reduced net interest income $205,000. The interest rate spread increased from 3.49% for the three month period ended December 31, 2001 to 4.31% for the three month period ended December 31, 2002. The net interest margin increased to 4.78% during the third quarter ended December 31, 2002 from 4.17% for the third quarter ended December 31, 2001.

Interest income for the three months ended December 31, 2002 was $6.5 million, a decrease of $752,000, or 10.4% from the $7.2 million interest income for the same period in the prior fiscal year. Yield on interest-earning assets for the third quarter of fiscal year 2003 was 6.79% compared to 7.49% for the same three month period in fiscal year 2002. The lower third quarter fiscal 2003 yield reflects the lower interest rate environment. The Federal Reserve discount rate has decreased from 2.50% at September 17, 2001 to 0.75% at November 6, 2002 during this time period and this change in the discount rate is reflected in the interest rates of the interest-bearing assets. The lower interest income in the third quarter of fiscal year 2003 as compared to the same period in fiscal year 2002 reflects this lower interest rate environment.

Average interest-earning assets decreased to $383.7 million for the three months ended December 31, 2002 from $388.9 million for the three months ended December 31, 2001. The decrease in the average quarterly balance of interest-earning assets consisted of decreases in mortgage loans, mortgage-backed securities and daily interest bearing investments partially offset by an increase in non-mortgage loans and investment securities. Interest income decreased $149,000 as a result of the decrease in the current quarter's volume of average interest-earning assets as compared to the volume of average interest-earning assets in the same fiscal 2002 period.

Interest expense decreased $1.3 million, or 40.4%, to $1.9 million for the three months ended December 31, 2002 as compared to $3.2 million for the same three months ended December 31, 2001. The cost of average interest-bearing liabilities for the second quarter of year 2003 was 2.48% compared to 4.00% for the same three month period in fiscal year 2002. The lower interest expense for the three-month period ended December 31, 2002 is the result of the previously mentioned change in the deposit mix, lower interest rates as well as the reduction of FHLB borrowings in the second quarter of fiscal year 2003 compared to the same period in the prior year. Average interest-bearing liabilities decreased to $309.6 million at December 31, 2002, from $322.3 million for the third quarter ended December 31, 2001. The interest expense impact of the $12.7 million decrease in average interest-earning liabilities more than offset the interest income impact of the $5.3 million decrease in average interest-bearing assets. The decrease in the average balance of interest-bearing liabilities was the result of a decrease in the average balances of certificates of deposit and FHLB borrowings partially offset by growth in transaction accounts. Growth in NOW accounts was used to repay $25.0 million in FHLB borrowings in the second quarter of fiscal 2003. NOW accounts continued to have growth during the third quarter of fiscal year 2003 as compared to the same period in the prior year.

The change in interest rates between the periods resulted in a $202,000 reduction in net interest income. This quarterly comparison of the impact of the changes in interest rates illustrates the asset sensitivity of the balance sheet for this period of comparison. The decrease in interest rates reduced net interest income as a result of repricing the liabilities, especially money market accounts, certificates of deposit and FHLB borrowings was lagged to the repricing of loans and securities. Floors (minimum interest rates) and fixed rates in the loans and securities helped to reduce the interest rate sensitivity of the assets.

The provision for loan losses for the three-month period ended December 31, 2002 was $190,000 compared to $210,000 for the same period in the prior year. There was $73,000 in net charge-offs during the three months ended December 31, 2002, compared to $221,000 in net charge-offs for the three months ended December 31, 2001. Based upon management's analysis of historical and anticipated loss rates, current loan growth, and other factors considered, the allowance for loan losses at December 31, 2002 is believed to be adequate for the losses inherent in the loan portfolio.

The 21.8% increase in non-interest income to $2.0 million for the quarter ended December 31, 2002 compared to $1.6 million for the quarter ended December 31, 2001 reflects increased fee income from deposit service charges, mortgage broker fees, asset management fees, gains on sale of loans held for sale and gains on sale of securities offset by the write down of mortgage servicing rights asset. The lower interest rate environment has increased prepayment on residential mortgages, which has shortened the duration on mortgage servicing rights assets. In the third quarter of fiscal year 2003 a $108,000 mortgage servicing rights impairment charge was made to non-interest income as compared to no impairment charge to non-interest income for the same period in the prior year.

Non-interest expense increased $226,000 to $3.7 million for the three months ended December 31, 2002 from $3.5 million for the three months ended December 31, 2001. Salaries and employee benefits increased $114,000 to $2.1 million for the quarter ended December 31, 2002 as compared to the same quarter in the prior year. There were eight more full-time equivalent employees during the fiscal year 2003 quarter over the fiscal year 2002 quarter. The fiscal year 2003 quarter salaries and employee benefits also reflect the increases in mortgage broker commissions when compared to the same period in the prior year.

Provision for federal income taxes for the second quarter of fiscal year 2003 was $896,000, resulting in an effective tax rate of 33.6%, compared to $599,000 and 30.6% for the same quarter of fiscal year 2002. The 3% increase in the effective tax rate for three months ended December 31, 2002 is primarily attributable to the impact of the ESOP market value adjustment and reduced tax exempt income.

         Comparison of Operating Results for the Nine Months Ended
                        December 31, 2002 and 2001

Net income for the nine months ended December 31, 2002 was $4.3 million, or $0.99 per basic share ($0.98 per diluted share) compared to net income of $3.8 million, or $0.83 per basic share ($0.82 per diluted share) for the same period in fiscal year 2002. Net interest income increased $1.9 million to $13.3 million for the nine months ended December 31, 2002, compared to $11.5 million for the nine months ended December 31, 2001. Non-interest income includes $491,000 and $44,000 mortgage servicing rights impairment charge for the nine months of fiscal year 2003 and 2002, respectively. Non-interest income for the nine months of fiscal year 2003 includes $1.1 million pretax gain on sale of loans and $162,000 pretax gain on sale of securities compared to the same period in fiscal year 2002, which includes $777,000 pretax gain on sale of loans and $863,000 pretax gain on sale of MBS.

The increase in net interest income was due to the shift in the deposit mix from higher interest rate certificates of deposit to lower interest rate transaction accounts. The total nine month average outstanding balance for transaction accounts (i.e., checking accounts, Now accounts and money market accounts) increased 39.7% to $160.2 million at December 31, 2002, compared to $114.7 million at December 31, 2001. The nine month average outstanding balance for certificates of deposits decreased 20.3% to $111.5 million from $139.9 million, respectively, at December 31, 2002 and December 31, 2001. The decrease in average balance of certificates of deposit reflected the outflow of public funds caused by the lower interest rate the Company paid. The payoff of FHLB advances also contributed to the increase of net interest income.

Average interest-earning assets decreased to $380.9 million for the nine months ending December 31, 2002 from $402.9 million for the nine months ending December 31, 2001. The decrease in the nine month average balance of interest-earning assets consisted of decreases in mortgage loans, mortgage-backed securities, investment securities and daily interest bearing investments partially offset by an increase in non-mortgage loans. The change in the mix of average interest-earning assets reflects the securitization of $40.3 million of fixed rate mortgage loans and subsequent sale of $25.1 million of mortgage-backed securities in the quarter ended September 30, 2001.

The change in volume of year to date average interest-earning assets and liabilities compared at December 31, 2002 and December 31, 2001 increased net interest income $2.1 million. The change in interest rates increased net interest income $318,000 and the rate volume mix decreased net interest income
$562,000 for same time period.   The interest rate spread increased from 3.09%
for the nine month period in fiscal year 2002 to 4.19% for the nine month period in fiscal year 2003. The net interest margin increased to 4.72% during the nine month period ended December 31, 2002 from 3.86% for the nine month period ended December 31, 2001. The increased margin is the result of the more rapid repricing in interest-bearing liabilities as compared to interest earning assets and the change in the balance sheet mix of assets and liabilities.

Interest income for the nine months ended December 31, 2002 was $20.1 million, a decrease of $3.1 million, or 13.4%, from $23.2 million for the same period in 2001. Yield on interest-earning assets for the first nine months of the fiscal year 2003 was 7.08% compared to 7.73% for the same nine month period in fiscal year 2002. The lower fiscal year 2003 yield on interest-earning assets reflects the lower interest rate environment in the current period as compared to the same period a year ago. The lower interest income for the nine month period ended December 31, 2002 as compared to the same period in the prior year resulted from reduced balances and lower interest rates of interest-earning assets.

Interest expense for the nine months ended December 31, 2002 was $6.8 million, a decrease of $5.0 million, or 42.4% from $11.7 million for the same period in 2001. The cost of interest-bearing liabilities for the first nine months of fiscal year 2003 was 2.89% compared to 4.64% for the first nine months of fiscal year 2002. The decreased interest expense reflects the change in mix of liabilities and the reduced interest rate environment when the current nine month period is compared to the same period a year ago. The balance sheet mix of liabilities continues to have growth in transaction accounts and a reduction in certificates of deposits resulting in a lower cost of funds. Transaction accounts (i.e., checking accounts, Now accounts and money market accounts) total nine month average outstanding balance increased 39.7% to $160.2 million at December 31, 2002, compared to $114.7 million at December 31, 2001. The nine month average outstanding balance for certificates of deposits decreased 20.3% to $111.5 million at December 31, 2002 from $139.9 million at December 31, 2001 primarily as result a of lower interest rates paid on public funds. A decrease in long-term mortgage interest rates during the nine months of fiscal year 2003 has led to higher prepayment rates on both the mortgage loan portfolio and the mortgage-backed securities portfolio. The resultant increase in payments has reduced the Community Bank's utilization of FHLB advances, which has contributed to the reduction in interest expense.

The provision for loan losses was $517,000 and net charge-offs was $248,000 during the nine months ended December 31, 2002 compared to a $720,000 provision for loan losses and net charge-offs of $332,000 during the nine months ended December 31, 2001. The ratio of total non-performing assets to total assets decreased from 0.66% at December 31, 2001 to 0.30% at December 31, 2002. Non-accrual loans decreased from $1.3 million at December 31, 2001 to $327,000 at December 31, 2002. The decrease reflects decreased non-accrual loan balances in residential real estate and commercial real estate partially offset by increased non-accrual loan balances in land and consumer. Real estate owned decreased from $1.6 million at December 31, 2001 to $954,000 at December 31, 2002. The loan loss provision was deemed necessary based upon management's analysis of historical and anticipated loss rates, current loan growth, and other factors considered.

Non-interest income decreased $422,000 or 8.3% to $4.7 million for the nine months ended December 31, 2002, compared to $5.1 million for the same period in the prior year. Excluding the pretax gain on sale of securities of $863,000 and $162,000 during the nine months ended December 31, 2001 and 2002 respectively, non-interest income increased $279,000 in the current nine month period as compared to the same period in the prior year. Increased non-interest income is the result of service charge income, fees from ATMs, brokered loan fees and gains on loans sales partially offset by the mortgage service right impairment charge and reduced trust fee income.

Non-interest expense increased $765,000, or 7.4%, to $11.1 million for the nine months ended December 31, 2002 from $10.3 million for the nine months ended December 31, 2001. The $765,000 increase reflects the addition of eight full-time equivalent employees, increased mortgage broker commissions, increased occupancy expenses, data processing cost and marketing costs which are required to continue to provide local personal service. Full time equivalent employees increased to 152 at December 31, 2002 compared to 144 at December 31, 2001. Salaries and employee benefits increased $442,000 to $6.2 million for the nine months ended December 31, 2002 as compared to $5.7 million for the same period in fiscal year 2002.

Provision for federal income taxes for the nine months ended December 31, 2002 was $2.0 million resulting in an effective tax rate of 31.8%, compared to $1.7 million and 30.5% for the same period a year ago.

ITEM 3. Quantitative and Qualitative Disclosures About Market
        Risk

There has not been any material change in the market risk disclosures contained in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2002.


ITEM 4. Controls and Procedures

     (a) Evaluation of Disclosure Controls and Procedures: An evaluation of the Company's disclosure controls and procedures (as defined in Section 13(a)-14(c) of the Securities Exchange Act of 1934 (the "Act)) was carried out under the supervision and with the participation of the Company's Chief Executive Officer, Chief Financial Officer and several other members of the Company's senior management within the 90-day period preceding the filing date of this quarterly report. The Company's Chief Executive Officer and Chief Financial Officer concluded that the Company's disclosure controls and procedures as currently in effect are effective in ensuring that the information required to be disclosed by the Company in the reports it files or submits under the Act is (i) accumulated and communicated to the Company's management (including the Chief Executive Officer and Chief Financial Officer) in a timely manner, and (ii) recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms.

     (b) Changes in Internal Controls: In the quarter ended December 31, 2002, the Company did not make any significant changes in, nor take any corrective actions regarding, its internal controls or other factors that could significantly affect these controls.

                   RIVERVIEW BANCORP, INC. AND SUBSIDIARY
                      PART II. OTHER INFORMATION

Item 1. Legal Proceedings
        -----------------

          Not applicable

Item 2. Changes in Securities and Use of Proceeds
        -----------------------------------------

        Not applicable

Item 3. Defaults Upon Senior Securities
        -------------------------------

        Not applicable

Item 4. Submission of Matters to a Vote of Security Holders
        ---------------------------------------------------

        Not applicable

Item 5. Other Information
        -----------------

        Not applicable

Item 6. Exhibits and Reports on Form 8-K
        --------------------------------

        (a)   Exhibits:

           3.1     Articles of Incorporation of the Registrant(1)
           3.2     Bylaws of the Registrant(1)
           4       Form of Certificate of Common Stock of the Registrant(1)
          10.1     Employment Agreement with Patrick Sheaffer(2)
          10.2     Employment Agreement with Ronald A. Wysaske(2)
          10.3     Severance Agreement with Michael C. Yount(2)
          10.4     Severance Agreement with Karen Nelson(2)
          10.5     Severance Agreement with John A. Karas(5)
          10.6     Employee Severance Compensation Plan(2)
          10.7     Employee Stock Ownership Plan(3)
          10.8     Management Recognition and Development Plan(4)
          10.9     1998 Stock Option Plan(4)
          10.10    1993 Stock Option and Incentive Plan(4)
          21       Subsidiaries of Registrant(3)
          99.1     Certifications Pursuant to Section 906 of the
                    Sarbanes-Oxley Act.*

        (b) Reports on Form 8-K: no Forms 8-K were filed during the quarter ended December 31, 2002.

---------------
* Exhibits filed with the Securities and Exchange Commission as part of this Form 10-Q are excluded. Copies are available upon request.

(1) Filed as an exhibit to the Registrant's Registration Statement on Form S-1 (Registration No. 333-30203), and incorporated herein by reference.
(2) Filed as an exhibit to the Registrant's Form 10-Q for the quarter ended September 30, 1997, and incorporated herein by reference.
(3) Filed as an exhibit to the Registrant's Form 10-K for the year ended March 31, 1998, and incorporated herein by reference.
(4) Filed on October 23, 1998, as an exhibit to the Registrant's Registration Statement on Form S-8, and incorporated herein by reference.
(5) Filed as an exhibit to the Registrant's form 10-K for the year ended March 31, 2002, and incorporated by reference.

                              SIGNATURES
                              ----------

In accordance with the requirements of the Securities Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                RIVERVIEW BANCORP, INC.

DATE: January 31, 2003          BY: /S/ Patrick Sheaffer
                                        ----------------------------------
                                        Patrick Sheaffer
                                        President

DATE: January 31, 2003          BY: /S/ Ronald Wysaske
                                        ----------------------------------
                                        Ronald Wysaske
                                        Executive Vice President/Treasurer

                          Certification Required
     By Rules 13a-14 and 15d-14 under the Securities Exchange Act of 1934

I, Patrick Sheaffer, certify that:

1.     I have reviewed this quarterly report on Form 10-Q of Riverview
       Bancorp, Inc.;

2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

       a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

       b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

       c) presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date:

5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

       a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors and material weaknesses in internal controls; and

       b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

6. The registrant's other certifying officers and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date:  January 31, 2003           /S/ Patrick Sheaffer
                                  -----------------------------------------
                                      Patrick Sheaffer
                                      President and Chief Executive Officer

                      Certification Required
By Rules 13a-14 and 15d-14 under the Securities Exchange Act of 1934

I, Ronald Wysaske, certify that:

1.     I have reviewed this quarterly report on Form 10-Q of Riverview
       Bancorp, Inc.;

2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

       a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

       b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

       c) presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date:

5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

       a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors and material weaknesses in internal controls; and

       b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

6. The registrant's other certifying officers and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date:  January 31, 2003         /S/ Ronald Wysaske
                                ---------------------------
                                    Ronald Wysaske
                                    Chief Financial Officer

                     SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT

                   PURSUANT TO SECTION 13 OR 15 (d) OF THE

                      SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): April 2, 2003

                            Riverview Bancorp, Inc.
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)

Washington                          0-22957                  91-1838969
----------------------------      -----------             ------------------
State or other jurisdiction       Commission              (I.R.S. Employer
of incorporation                  File Number             Identification No.)

900 Washington Street, Suite 900, Vancouver, Washington         98660
-------------------------------------------------------       ---------
(Address of principal executive offices)                      (Zip Code)

    Registrant's telephone number (including area code): (360) 693-6650

                               Not Applicable
         -------------------------------------------------------------
         (Former name or former address, if changed since last report)

Item 5. Other Events
--------------------

     On April 2, 2003, the Registrant announced that it expects to record an after tax impairment charge of approximately $1.5 million for its fiscal fourth quarter ended March 31, 2003 in connection with floating rate preferred stock that is held by Riverview Community Bank, the Registrant's wholly- owned subsidiary.

     For further information, reference is made to the Registrant's press release dated April 2, 2003, which is attached hereto as Exhibit 99 and incorporated herein by reference.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits
--------------------------------------------------------------------------

     Exhibit
     -------

       99   Press Release dated April 2, 2003.

                                SIGNATURES
                                ----------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                   RIVERVIEW BANCORP, INC.


DATE: April 2, 2003                By: /s/ Ronald Wysaske
                                       -----------------------------
                                       Ronald Wysaske
                                       Executive Vice President and Treasurer

                               Exhibit 99

Press Release

Riverview Bancorp, Inc. to Record Fourth Quarter Non-Cash Charge as a Result of Investment Securities Write-Down

VANCOUVER, Wash. -- April 2, 2003--Riverview Bancorp, Inc., (Nasdaq:RVSB) the parent company of Riverview Community Bank, announced today that it expects to record a non-cash charge to earnings of approximately $1.5 million after tax, or $0.35 per share, for its fiscal fourth quarter ended March 31, 2003, in connection with securities the Bank holds for liquidity and income purposes. The charge is for the impairment of floating rate preferred stock of the Federal Home Loan Mortgage Corporation (FHLMC), and the Federal National Mortgage Association (FNMA). The Bank owns two issues of the preferred stock with a combined cost of $15.0 million and a combined market value of approximately $12.7 million at March 31, 2003. The two issues of the preferred stock pay dividends based on the two-year constant maturity treasury interest rates, and the amount of the dividend payment adjusts every two years.

"These securities are part of our interest rate risk management process," said Ron Wysaske, Executive Vice President and Chief Financial Officer of the Company and the Bank. "We balance the interest rate risk of holding fixed rate loans and investments by holding floating rate assets, which include loans and investments such as these. The problems in the U.S. economy, the conflict in the Middle East, and negative consumer sentiment have continued to weigh heavily on U.S. debt and equity markets. These factors have resulted in a precipitous and continued decline in market interest rates. The dividends paid by and the value of these securities depend on interest rates, and as a result the market value of these securities have fallen."

"As part of our continuing assessment and realignment of the investment portfolio, we concluded that these securities were impaired because they had suffered an 'other-than-temporary' decline in value, one that is not expected to recover in the near term," added Wysaske. "As part of our ongoing asset liability management we will continue to monitor the value of these securities and take additional charges if considered appropriate."

These securities are accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 115. In accordance with SFAS 115, the determination of "other-than-temporary" impairment considers both the length of time and the extent to which the value of a security has declined. These write-downs are non-cash charges, which are recorded as realized losses in Riverview's income statement, with a corresponding reduction in unrealized losses in shareholders' equity, even though there were no sales of the securities. Any previous market value losses have already been reflected in the equity, or book value, of the Company. The Company plans to announce its March 31, 2003 quarterly and fiscal year financial results on May 5, 2003.

Riverview Bancorp, Inc. (www.riverviewbank.com) is the parent company for Riverview Community Bank, headquartered in Vancouver, Washington. On Tuesday, April 1, 2003, Riverview Bancorp, Inc. closed the trading day at $16.60 per share.

Forward-Looking Statements

This news release contains certain forward-looking statements. These statements include statements regarding anticipated future performance, developments or events, expectations for earnings, growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements, which are subject to a number of risks and uncertainties that are beyond the Company's control and might cause actual results to differ materially from the expectations and stated objectives. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, changes in accounting requirements; changes in tax laws, legislative and regulatory changes that adversely affect the business in which Riverview Bancorp is engaged, and changes in the securities markets. Additional factors that could cause actual results to differ materially are disclosed in Riverview Bancorp's recent filings with the SEC, including but not limited to Annual Reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Riverview Bancorp undertakes no responsibility to update or revise any forward-looking statement.


Contact:
     Riverview Bancorp, Inc.
     Patrick Sheaffer or Ron Wysaske, 360/693-6650

                                 PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

     Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act ("WBCA") contain specific provisions relating to indemnification of directors and officers of Washington corporations. In general, the statute provides that (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided in the statute that the director meets a certain standard of conduct, provided when a director is liable to the corporation, the corporation may not indemnify him. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification or advance of expenses, unless the articles of incorporation provide otherwise, and the court may order indemnification or advance of expenses under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute.

     Pursuant to Riverview's Articles of Incorporation, Riverview will indemnify the officers, directors, agents and employees of Riverview with respect to expenses, settlements, judgments and fines in suits in which such person has made a party by reason of the fact that he or she is or was an agent of Riverview. No such indemnification may be given if the acts or omissions of the person are adjudged to be in violation of law, if such person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she was not entitled.

     Riverview's Articles of Incorporation provide that the directors of Riverview shall not be personally liable for monetary damages to Riverview for certain breaches of their fiduciary duty as directors, except for liabilities that involve intentional misconduct by the director, the authorization or illegal distributions or receipt of an improper personal benefit from their actions as directors.

Item 21.  Exhibits and Financial Statement Schedules

    (a)   Exhibits

Exhibit
Number    Description of Document
-------   -----------------------
  2 Agreement and Plan of Merger dated February 5, 2003 by and between Riverview Bancorp, Inc. and Riverview Community Bank, and Today's Bancorp, Inc. and Today's Bank (incorporated by reference to Appendix A to the Prospectus/Proxy Statement contained in this Registration Statement).

  4       Form of Certificate for Common Stock of Riverview Bancorp, Inc.*

  5       Opinion of Breyer & Associates PC regarding legality of securities.

  8 Opinion of Breyer & Associates PC regarding federal income tax consequences.

 10.1     Employment Agreement with Patrick Sheaffer**

 10.2     Employment Agreement with Ronald A. Wysaske**

 10.3     Severance Agreement with Michael C. Yount**

 10.4     Severance Agreement with Karen Nelson**

 10.5     Severance Agreement with John A. Karas***

 10.6     Employee Severance Compensation Agreement**

 10.7     Employee Stock Ownership Plan****

 10.8     Management Recognition and Development Plan*****

 10.9     1998 Stock Option Plan*****

 10.10    1993 Stock Option and Incentive Plan*****

 23.1     Consent of Breyer & Associates PC (contained in its opinion filed as
          Exhibit 5).

 23.2     Consent of Breyer & Associates PC as to its tax opinion.

 23.3     Consent of Deloitte & Touche LLP, Riverview's independent auditors.

 23.4     Consent of Moss Adams LLP, Today's Bancorp's independent auditors.

 23.5     Consent of Capital Market Securities, Inc.

 24 Power of Attorney (contained in the signature page of the Registration Statement).

 99.1 Opinion of Capital Market Securities, Inc. (included as Appendix B to the proxy statement-prospectus contained in this Registration Statement).

 99.2     Form of Proxy to be Mailed to Shareholders of Today's Bancorp, Inc.

 99.3     Cover Letter for Election Form.

 99.4     Election Form and Letter of Transmittal.

 99.5     Notice of Guaranteed Delivery.

 99.6 Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

* Filed as an exhibit to the Registrant's Registration Statement on Form S-1 initially filed on June 27, 1997, Registration No. 333-30203, and incorporated herein by reference.
** Filed as an exhibit to the Registrant's Form 10-Q for the quarter ended September 30, 1997, and incorporated herein by reference.
*** Filed as an exhibit to the Registrant's Form 10-K for the year ended March 31, 2002, and incorporated herein by reference.
**** Filed as an exhibit to the Registrant's Form 10-K for the year ended March 31, 1998, and incorporated herein by reference.
***** Filed on October 23, 1998, as an exhibit to the Registrant's Registration Statement on Form S-8, and incorporated herein by reference.

    (b)  Financial Statement Schedules

         Not applicable.

    (c)  Reports, Opinions or Appraisals

         1 Opinion of Capital Market Securities, Inc. (Incorporated by reference to Appendix C to the Proxy Statement/Prospectus).

Item 22.  Undertakings

The undersigned registrant hereby undertakes:

    (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended ("Securities Act");

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 20 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (c) The undersigned registrant hereby undertakes to supply by means of a post effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Riverview Bancorp, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Vancouver, State of Washington on April 7, 2003.

                                 RIVERVIEW BANCORP, INC.

                                 By: /s/Patrick Sheaffer
                                     -------------------------------------
                                     Patrick Sheaffer
                                     President and Chief Executive Officer
                                     (Principal Executive Officer)

                                POWER OF ATTORNEY

     We, the undersigned directors and officers of Riverview Bancorp, Inc., do hereby severally constitute and appoint Patrick Sheaffer our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below and to execute all instruments for us and in our names in the capacities indicated below which said Patrick Sheaffer may deem necessary or advisable to enable Riverview Bancorp, Inc., to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the Registration Statement on Form S-4 relating to the issuance of Riverview Bancorp, Inc.'s Common Stock, including specifically but not limited to, power and authority to sign for us or any of us in our names in the capacities indicated below the Registration Statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that Patrick Sheaffer shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/Patrick Sheaffer
-----------------------
Patrick Sheaffer         President, Chief Executive Officer     April 7, 2003
                         and Chairman of the Board
                         (Principal Executive Officer)


/s/Ronald A. Wysaske
-----------------------
Ronald A. Wysaske        Executive Vice President, Treasurer    April 4, 2003
                         Chief Financial Officer and Director
                         (Principal Accounting and Financial
                         Officer)

/s/Michael D. Allen
-----------------------
Michael D. Allen         Director                               April 7, 2003


/s/Gary R. Douglass
-----------------------
Gary R. Douglass         Director                               April 7, 2003


/s/Edward R. Geiger
-----------------------
Edward R. Geiger         Director                               April 4, 2003

/s/Robert K. Leick
-----------------------
Robert K. Leick         Director                                April 8, 2003



/s/Paul L. Runyan
-----------------------
Paul L. Runyan          Director                                April 8, 2003

                              EXHIBIT INDEX


Exhibit
Number    Description of Document
-------   -----------------------

  2 Agreement and Plan of Merger dated February 5, 2003 by and between Riverview Bancorp, Inc. and Riverview Community Bank, and Today's Bancorp, Inc. and Today's Bank (incorporated by reference to Appendix A to the Prospectus/Proxy Statement contained in this Registration Statement).

  5       Opinion of Breyer & Associates PC regarding legality of securities.

  8 Opinion of Breyer & Associates PC regarding federal income tax consequences.

 23.1     Consent of Breyer & Associates PC (contained in its opinion filed as
          Exhibit 5).

 23.2     Consent of Breyer & Associates PC as to its tax opinion.

 23.3     Consent of Deloitte & Touche LLP, Riverview's independent auditors.

 23.4 Consent of Moss Adams LLP, Today's Bancorp Inc.'s independent auditors.

 23.5     Consent of Capital Market Securities, Inc.

 24 Power of Attorney (contained in the signature page of the Registration Statement).

 99.1 Opinion of Capital Market Securities, Inc. (included as Appendix B to the proxy statement-prospectus contained in this Registration Statement).

 99.2     Form of Proxy to be Mailed to Shareholders of Today's Bancorp, Inc.

 99.3     Cover Letter for Election Form.

 99.4     Election Form and Letter of Transmittal.

 99.5     Notice of Guaranteed Delivery.

 99.6 Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

                               Exhibit 5

     Opinion of Breyer & Associates PC Regarding Legality of Securities

                    [Letterhead of Breyer & Associates PC]

                              April 15, 2003


Board of Directors
Riverview Bancorp, Inc.
900 Washington Street, Suite 900
Vancouver, Washington 98660

     RE:    Riverview Bancorp, Inc.
            ----------------------------------
            Registration Statement on Form S-4

To the Board of Directors:

     You have requested our opinion as special counsel for Riverview Bancorp, Inc. (the "Company"), a Washington corporation, in connection with the above-referenced registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

     In rendering this opinion, we understand that the common stock of the Company will be offered and sold in the manner described in the Proxy Statement-Prospectus, which is part of the Registration Statement. We have examined such records and documents and made such examination as we have deemed relevant in connection with this opinion.

     Based upon the foregoing, it is our opinion that the shares of common stock of the Company will upon issuance be legally issued, fully paid and nonassessable.

     This opinion is furnished for use as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters."

                                    Very truly yours,

                                    /s/ BREYER & ASSOCIATES PC

                                    BREYER & ASSOCIATES PC

                                Exhibit 8

                    Opinion of Breyer & Associates PC
                Regarding Federal Income Tax Consequences

                    [Letterhead of Breyer & Associates PC]


                              April 15, 2003




Board of Directors                              Board of Directors
Riverview Bancorp, Inc.                         Today's Bancorp, Inc.
900 Washington Street                           204 SE Park Plaza Drive, #109
Suite 900                                       Vancouver, Washington 98668
Vancouver, Washington 98660


     Re: Federal Income Tax Consequences Arising from the Merger Contemplated by that Certain Agreement And Plan of Merger Dated as of February 5, 2003 Between Riverview Bancorp, Inc., Riverview Community Bank, and Today's Bancorp, Inc. and Today's Bank (the "Agreement")

Ladies and Gentlemen:

     In accordance with Section 7.3(d) of the Agreement, set forth below is this firm's opinion relating to certain federal income tax consequences applicable to the proposed Corporate Merger contemplated by the Agreement. Capitalized terms used herein which are not expressly defined herein shall have the meaning assigned to them in the Agreement.

                                  FACTS

     Pursuant to the Agreement, it is proposed that the Corporate Merger will be implemented through the merger of Today's Bancorp with and into Riverview. In the Corporate Merger, each Today's Bancorp Shareholder will exchange all of such holder's Today's Bancorp Common Stock for either (a) Riverview Common Stock and cash in lieu of any fractional share interest or (b) cash.

Board of Directors
April 15, 2003
Page 2

                               ASSUMPTIONS

     A. The Corporate Merger will be implemented strictly in accordance with the terms of the Agreement.

     B. All conditions precedent contained in the Agreement shall be performed or waived prior to the Effective Time.

     C. The representations of Riverview and Today's Bancorp made in their respective tax representation letters to counsel dated April 10, 2003 shall be true and correct.

     D. All of the shareholders of Today's Bancorp are citizens or residents of the United States of America ("U.S. Holders"). For purposes hereof, U.S. Holders do not include certain classes of taxpayers including, but not limited to, foreign persons, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, persons who acquired or acquire Today's Bancorp Common Stock pursuant to the exercise of stock options or otherwise as compensation and persons who hold shares of Today's Bancorp Common Stock in a hedging transaction or as part of a straddle or conversion transaction.

     E. Our opinions in paragraphs 2 through 4 below only address the federal income tax consequences to those U.S. Holders who exchange all of their Today's Bancorp Common Stock solely for Riverview Common Stock and do not address the federal income tax consequences to those shareholders or U.S. Holders of Today's Bancorp Common Stock who exchange their Today's Bancorp Common Stock for cash.

                                 OPINIONS

     Subject to the foregoing and to the conditions and limitations expressed elsewhere herein, we are of the opinion on the date hereof that for federal income tax purposes:

     1. the Corporate Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code and Riverview and Today's Bancorp will each be a party to the reorganization;

     2. except as provided in paragraph 4 below, no gain or loss will be recognized by any U.S. Holder who exchanges all of his or her Today's Bancorp Common Stock solely for Riverview Common Stock in the Corporate Merger; and in such case, the aggregate adjusted tax basis of the shares of Riverview Common Stock (including a fractional share interest in Riverview Common Stock deemed received and redeemed as described below) received by such U.S. Holder will be

Board of Directors
April 15, 2003
Page 3



the same as the aggregate adjusted tax basis of the shares of the Today's Bancorp Common Stock exchanged therefor;

     3. the holding period of the Riverview Common Stock received by a U.S. Holder who exchanges all of his or her Today's Bancorp Common Stock solely for Riverview Common Stock in the Corporate Merger will include the holding period of the Today's Bancorp Common Stock surrendered and exchanged therefor, provided that such shares of Today's Bancorp Common Stock were held as a capital asset by such U.S. Holder at the Effective Time; and

     4. a U.S. Holder who receives cash in lieu of a fractional share interest in Riverview Common Stock in the Corporate Merger will be treated as having received such fractional share interest and then as having received the cash in redemption of such fractional share interest. Under Section 302 of the Internal Revenue Code, if such deemed distribution is "substantially disproportionate" with respect to the U.S. Holder or is "not essentially equivalent to a dividend" after giving effect to the constructive ownership rules of the Internal Revenue Code, the U.S. Holder would generally recognize capital gain or loss equal to the difference between the amount of cash received and the U.S. Holder's adjusted tax basis in the fractional share interest (determined as described in paragraph 2 above). Such capital gain or loss would be a long-term capital gain or loss if the U.S. Holder's holding period in a fractional share interest is more than one year. Long-term capital gain of a non-corporate U.S. Holder is generally subject to a maximum tax rate of 20% if the holding period exceeds one year.

     The foregoing opinions reflect our legal judgment based upon the facts and assumptions presented herein. This opinion has no official status or binding effect of any kind. Accordingly, we cannot assure you that the Internal Revenue Service or any court of competent jurisdiction will agree with this opinion.

     We hereby consent to the filing of this letter with the Securities and Exchange Commission as an exhibit to the Registration Statement and to all references made to this letter in the Registration Statement.

                                  Very truly yours,


                                  /s/BREYER & ASSOCIATES PC

                                  BREYER & ASSOCIATES PC

                               Exhibit 23.2

                    Consent of Breyer & Associates PC
                          as to its Tax Opinion

                   [Letterhead of Breyer & Associates PC]


                               April 15, 2003


Board of Directors
Riverview Bancorp, Inc.
900 Washington Street, Suite 900
Vancouver, Washington 98660

     RE:    Riverview Bancorp, Inc.
            ----------------------------------
            Registration Statement on Form S-4

To the Board of Directors:

     We hereby consent to the filing of the form of our federal tax opinion as an exhibit to the Registration Statement and to the reference to us in the Proxy Statement-Prospectus included therein under the headings "The Merger -- Material Federal Income Tax Consequences of the Merger" and "Legal Matters."

                                     Sincerely,

                                     /s/BREYER & ASSOCIATES PC

                                     BREYER & ASSOCIATES PC

                                Exhibit 23.3

                     Consent of Deloitte & Touche LLP,
                      Riverview's Independent Auditors

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Riverview Bancorp, Inc. on Form S-4 of our report dated May 10, 2002, included in the Annual Report on Form 10-K of Riverview Bancorp, Inc. for the year ended March 31, 2002, and to the use of our report dated May 10, 2002, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Portland, Oregon
April 14, 2003

                               Exhibit 23.4

                        Consent of Moss Adams LLP,
               Today's Bancorp, Inc.'s Independent Auditors

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Registration Statement, on Form S-4, filed April 15, 2003, of our report dated February 28, 2003, on the consolidated balance sheet of Today's Bancorp, Inc. and Subsidiary as of December 31, 2002, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2002, which appears in the Registration Statement. We also consent to the reference to our Firm under the heading "Experts" in the Registration Statement.

/s/Moss Adams LLP

Portland, Oregon
April 15, 2003

                                Exhibit 23.5

                  Consent of Capital Market Securities, Inc.

                   Consent of Capital Market Securities, Inc.

April 7, 2003

We consent to the inclusion in the Registration Statement on Form S-4 of Riverview Bancorp, Inc. of our fairness opinion set forth as appendix B to the Joint Proxy Statement/Prospectus, which is part of the Registration Statement, and to the reference to our firm and summarization of our opinion in the Joint Proxy Statement/Prospectus under the caption "Opinion of Today's Bancorp's Financial Advisor."

Capital Market Securities, Inc.

/s/Stephen Clinton

Stephen Clinton
President

                               Exhibit 99.2

              Form of Proxy to Be Mailed to Shareholders of
                          Today's Bancorp, Inc.

                             REVOCABLE PROXY
                             TODAY'S BANCORP
                    SPECIAL MEETING OF SHAREHOLDERS
------------------------------------------------------------------------------

                                         , 2003
                                  -------
------------------------------------------------------------------------------

     The undersigned hereby appoints ___________ and __________ as the official proxy committee of the Board of Directors, with full powers of substitution, as attorneys and proxies for the undersigned, to vote all shares of common stock of Today's Bancorp which the undersigned is entitled to vote at the Special Meeting of Shareholders, to be held at the _____________, ____________, Vancouver, Washington, on ______, ___ __, 2003, at ____ _.m.,
local time, and at any and all adjournments thereof, as follows:


                                                       FOR   AGAINST   ABSTAIN
                                                       ---   -------   -------

1.  To  approve the Agreement and Plan of Merger       [  ]    [  ]      [  ]
    dated February 5, 2003 between Riverview Bancorp,
    Inc. Riverview Community Bank, Today's Bancorp,
    Inc. and Today's Bank.

2. To transact such other business as may properly come before the annual meeting or any adjournments or postponements.

    The Board of Directors recommends a vote "FOR" the above proposal.

------------------------------------------------------------------------------
THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSITION STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.
------------------------------------------------------------------------------

             THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


     Should the undersigned be present and elect to vote at the Special Meeting or at any adjournment thereof and after notification to the Secretary of Today's Bancorp at the Special Meeting of the shareholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

     The undersigned acknowledges receipt from Today's Bancorp prior to the execution of this proxy of notice of the Meeting, the Proxy
Statement/Prospectus dated __________ ___, 2003.


Dated:                 , 2003
       ------------- --

----------------------------              ------------------------------
PRINT NAME OF STOCKHOLDER                 PRINT NAME OF STOCKHOLDER

----------------------------              ------------------------------
SIGNATURE OF STOCKHOLDER                  SIGNATURE OF STOCKHOLDER


Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder must sign.

------------------------------------------------------------------------------
PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.
------------------------------------------------------------------------------

                              Exhibit 99.3

                     Cover Letter for Election Form

                                  Date

To the Shareholders of
TODAY'S BANCORP, INC.

     The merger of Today's Bancorp, Inc. ("Today's Bancorp") with and into Riverview Bancorp, Inc. ("Riverview") has been approved by the shareholders of Today's Bancorp, and subject to some additional pending conditions, is currently expected to be consummated in _______ 2003. As a result of the merger, each of your shares of Today's Bancorp common stock will be converted into the right to receive either shares of Riverview common stock or cash, subject to the election, allocation and proration procedures set forth in the Agreement and Plan of Merger between Today's Bancorp and Riverview included in the Proxy Statement-Prospectus previously provided to you.

     Your Today's Bancorp stock certificates should be submitted now for exchange for either Riverview stock certificates evidencing the number of full shares of Riverview common stock which you are entitled to receive or cash.
No fractional shares of Riverview common stock will be issued. Instead, you will be paid the cash value of such fractional shares in accordance with the terms of the Agreement.

     U.S. Stock Transfer Corporation has been designated as the Exchange Agent with responsibility for exchanging your Today's Bancorp stock certificates into Riverview stock certificates or cash. To exchange your shares of Today's Bancorp common stock for shares of Riverview common stock or to receive cash in exchange therefor, your Today's Bancorp stock certificates, together with the enclosed Election Form and Letter of Transmittal, must be hand delivered or mailed directly to U.S. Stock Transfer. It is recommended that, if mailed, certificates be sent by registered mail, properly insured, with return receipt requested. Under certain circumstances, the Election Form and Letter of Transmittal can be sent by facsimile to U.S. Stock Transfer. Do not send your Today's Bancorp stock certificates to Riverview or Today's Bancorp. Deliver them directly to U.S. Stock Transfer together with the Election Form and Letter of Transmittal.

     Instructions for the proper completion of the Election Form and Letter of Transmittal are enclosed. Please read carefully all instructions, and make certain that the Election Form and Letter of Transmittal is properly completed, dated and signed, and together with your Today's Bancorp stock certificates and any additional required documentation, is delivered to U.S. Stock Transfer in a timely fashion. In this regard, ____ p.m. Pacific Time, on ________, 2003 has been established as the Election Deadline.

     Your Today's Bancorp stock certificates need not be endorsed or accompanied by separate stock powers unless a certificate is registered in a name other than that of the person surrendering the certificate, or the person surrendering the certificate completes the Special Transfer Instructions or Special Delivery Instructions in the Election Form and Letter of Transmittal. Should you have any questions as to how to complete the Election Form and Letter of Transmittal, you can contact U.S. Stock Transfer at (818) 502-1404.

     It is in your best interest to submit your Election Form and Letter of Transmittal, Today's Bancorp stock certificates and any other required documentation prior to the Election Deadline. Until your Today's Bancorp stock certificates have been surrendered, you will not receive certificates representing the Riverview common stock (and cash in lieu of fractional shares) or any dividends declared thereupon or cash issuable in exchange for your Today's Bancorp common stock. No interest will be accrued and/or paid on the cash payable in exchange for shares of Today's Bancorp common stock or in lieu of fractional shares or for dividends declared subsequent to the merger pending surrender of your stock. Additionally, failure to make an election or to submit a properly completed Election Form and Letter of Transmittal together with the Today's Bancorp stock certificates and any other required documentation prior to the Election Deadline could reduce your opportunity to receive your merger consideration in the form you desire.

     Please give this matter your prompt attention.

                                  Sincerely,



                                  Dan Heine
                                  President and Chief Executive Officer

                              Exhibit 99.4

                 Election Form and Letter of Transmittal

                   ELECTION FORM AND LETTER OF TRANSMITTAL

This Election Form and Letter of Transmittal is being delivered in connection with the Agreement and Plan of Merger (the"Agreement") dated as of
       February  5, 2003 between Riverview Bancorp, Inc. ("Riverview")
         and Today's Bancorp, Inc. ("Today's Bancorp"), pursuant to which Today's Bancorp will merge with and into
                           Riverview (the "Merger").

                            TODAY'S BANCORP, INC.

By Mail or Overnight                                By Hand:
 Courier:              EXCHANGE AGENT: U.S. Stock   U.S. Stock Transfer
U.S. Stock Transfer    Transfer Corporation          Corporation
 Corporation            Shareholder Information     1745 Gardena Avenue
1745 Gardena Avenue         1-888-502-1404          Glendale, California 91204
Glendale, California
  91204

------------------------------------------------------------------------------
                 DESCRIPTION OF CERTIFICATE(S) SURRENDERED
------------------------------------------------------------------------------
Certificate(s) Enclosed or For Which Delivery is Guaranteed (Attach List if
   necessary)
------------------------------------------------------------------------------
Name(s) and Address(es) of
   Registered Holder(s)                                    Total Shares
 (Please fill in if blank)           Certificate          Represented By
   (See Instructions)                 Number(s)          Each Certificate
------------------------------------------------------------------------------

                                  --------------------------------------------

                                  --------------------------------------------

                                  --------------------------------------------

                                  --------------------------------------------

                                  --------------------------------------------

------------------------------------------------------------------------------
[ ] Check the box to the left if      Total Shares
    you have lost any of your
    certificates
------------------------------------------------------------------------------

     PLEASE READ THE INSTRUCTIONS CAREFULLY BEFORE COMPLETING THIS FORM.
[ ] Check here if any certificate(s) referred to above are not being transmitted herewith in which case the Guarantee of Delivery Form must be completed. See Instruction B. (1).
[ ] Check here if this is a joint Election Form and Letter of Transmittal relating to shares of Today's Bancorp common stock held in more than one name. See Instructions A. (3).

------------------------------------------------------------------------------
                         ELECTION AUTHORIZATION
The undersigned elects ("Election") to have the undersigned's shares of common stock of Today's Bancorp, no par value per share ("Today's Bancorp common stock"), represented by the certificate(s) thereof enclosed herewith or with respect to which delivery is guaranteed as provided herein, converted into the right to receive the merger consideration for such shares of Today's Bancorp common stock represented by such certificate(s) as indicated below (check only one of the following; if you check more than one box, you will be considered NO ELECTION):

[ ] STOCK ELECTION.  A stock payment of Riverview common stock, par value
    $0.01 per share ("Riverview common stock"), for each share of Today's Bancorp common stock represented by certificate(s) thereof enclosed or as to which delivery is guaranteed and a cash payment in lieu of any fractional shares, such stock and cash payments in amounts as provided in the Agreement and Plan of Merger ("Stock Election"); or
[ ] CASH ELECTION.  A cash payment of $13.77 per share, subject to adjustment as provided in the Agreement and Plan of Merger, for each share of Today's Bancorp common stock represented by certificate(s) thereof enclosed or as to which delivery is guaranteed ("Cash Election"); or
[ ] NO ELECTION.  No preference with respect to the receipt of either of the elections above in exchange for the total number of shares of Today's Bancorp common stock represented by certificate(s) thereof enclosed or as to which delivery is guaranteed ("No Election").
------------------------------------------------------------------------------

         Please make sure that you complete the Substitute Form W-9
  You must complete the Guarantee of Delivery Form if you are not enclosing shares of Today's Bancorp common stock

     It is understood that the Election is subject to the terms, conditions and limitations set forth in the Agreement, Proxy Statement-Prospectus and this Election Form and Letter of Transmittal. In particular, all Elections are subject to the limitation that 45% of Today's Bancorp common stock will be converted into Riverview common stock and 55% of the Today's Bancorp common stock will be converted into cash.
     Unless otherwise indicated under Special Payment or Special Delivery Instructions, the check constituting the payment for Cash Election and any check for payment in lieu of fractional shares or otherwise, and the certificates for shares of Riverview common stock to be issued under the Stock Election, will be issued in the name(s) of the person(s) submitting this Election Form and Letter of Transmittal as set forth above. Similarly, unless otherwise indicated under Special Payment of Special Delivery Instructions, such check and/or certificates will be mailed to the person(s) submitting this Election Form and Letter of Transmittal at the address as set forth above.
     NOTE: The tax consequences of an Election to a holder of shares of Today's Bancorp common stock can vary depending on the election chosen. For information on the federal income tax consequesnces of the elections, see "The Merger-Material Federal Income Tax Consequences of the Merger" in the Proxy Statement-Prospectus. HOLDERS OF TODAY'S BANCORP COMMON STOCK SHOULD CONSULT THEIR OWN ADVISORS AS TO THE TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDERS, INCLUDING STATE AND LOCAL EFFECTS.
     NOTE FURTHER: RIVERVIEW MAY ADJUST AN ELECTION. The ability of Today's Bancorp shareholders to elect to receive all cash is subject to, among other things, a requirement that 55% of the Today's Bancorp common stock will be converted into cash. If the total Cash Elections are greater, or less, than the aggregate cash consideration, the Cash Elections will be reallocated as follows so that the resultant exchange for cash is as close as practical to the aggregate cash consideration:
     (i) If the Cash Elections total more than the aggregate cash consideration, all No Election shares will be converted to Stock Election shares. If after the conversion of the No Election shares, the total Cash Elections are still more than the aggregate cash consideration, then on a pro rata basis, a sufficient number of shares from among the holders of Cash Election shares will be converted into Stock Election shares, so that the total cash paid equals as closely as practicable the aggregate cash consideration. This proration will reflect the proportion that the number of Cash Election shares of each holder of Cash Election shares bears to the total number of Cash Election shares.

     (ii) If the Cash Elections total less than the aggregate cash consideration, a sufficient number of shares will be converted on a pro rata basis into Cash Election shares, first from among the holders of No Election shares and then, if necessary, from among the holders of Stock Election shares, so that the total cash paid equals as closely as practicable the aggregate cash consideration. This proration will reflect the proportions that the number of Stock Election shares of each holder of Stock Election shares bears to the total number of Stock Election shares.
     The undersigned hereby represents and warrants that the undersigned has full power and authority to submit, sell, assign and transfer the above described shares of Today's Bancorp common stock and that when the same are accepted for exchange by Riverview, Riverview will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. The undersigned , upon request, will execute and deliver any additional documents necessary or desirable to complete the exchange of the shares under the Agreement. The undersigned hereby constitutes and appoints the Exchange Agent as his, her or its true and lawful agent and attorney-in-fact to effect such surrender of the shares and, if necessary under the Agreement, to transfer the shares on the books of Today's Bancorp. The undersigned represents that he, she or it has read and agreed to all of the terms and conditions set forth herein and in the Proxy Statement-Prospectus. Delivery of the enclosed certificate(s) shall be effected, and the risk of loss and title to such certificate(s) shall pass, only upon proper delivery thereof to the Exchange Agent. All authority herein conferred shall survive the death or incapacity of the undersigned, and each of them, and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned. In no event will the Exchange Agent be liable to a holder of shares of Today's Bancorp common stock for any Riverview common stock or dividends thereon or cash delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.
     The undersigned authorizes and instructs you, as Exchange Agent, to deliver to Riverview such certificate(s) and to receive on behalf of the undersigned, in exchange for the Today's Bancorp common stock represented thereby, any check or any certificate(s) for shares of Riverview common stock issuable to the undersigned pursuant to the Merger. If such certificate(s) are not delivered herewith, there is furnished herein a Guarantee of Delivery Form for such shares of Today's Bancorp common stock from a member of a registered national securities exchange or of the National Associations of Securities Dealers, Inc. ("NASD") or a commercial bank or trust company in the United States.

----------------------------------------  ------------------------------------
    SPECIAL PAYMENT INSTRUCTIONS              SPECIAL DELIVERY INSTRUCTIONS
  (See Instructions B.(2) and B.(3))             (See Instruction B.(4))

To be completed ONLY if check is to be    To be completed ONLY if check and/or
payable to, and/or certificate(s) for     certificate(s) for Riverview common
Riverview common stock are to be issued   stock are to be mailed to someone
to someone other than the person sub-     other than the registered holder(s)
mitting this Election Form and Letter     or to the registered holder(s) at
of Transmittal.  For additional payment   an address other than indicated
instructions, please attach additional    above.  For additional payment in-
sheet.                                    structions, please attach additional
                                          sheet.
Issue [ ] Check                           Mail [ ] Check
      [ ] Certificate(s)                       [ ] Certificate(s)

Name:                                     Name:
     ---------------------------------         -------------------------------
Address:                                  Address:
        ------------------------------             ---------------------------

--------------------------------------    ------------------------------------
                            (Zip Code)                              (Zip Code)

Tax Identification or
Social Security Number
                      ----------------
----------------------------------------  ------------------------------------




------------------------------------------------------------------------------
     HOLDERS OF SHARES OF TODAY'S BANCORP COMMON STOCK MUST SIGN BELOW

Important Note Concerning Signatures:        PLEASE SIGN HERE:
The signature (or signatures, in the case
of certificates owned by two or more         ---------------------------------
holders) must appear exactly as the name(s)  Signature of Owner appear(s) on the stock certificate(s),
or must be signed by the person(s) author-   ---------------------------------
ized to become registered holder(s) by       Signature of Owner
certificate(s) and documents transmitted
herewith.  If holders improperly complete    ---------------------------------
this section, such multiple holders will     Signature of Owner
be considered a Non-Electing Shareholder.
See Instruction A.(5).  If signature is by   ---------------------------------
attorney-in-fact, executor, administrator,   Taxpayer Identification or Social
trustee, guardian, officer of a corpora-       Security Number
tion or others acting in a representative or fiduciary capacity, set forth full title and see Instruction B.(1).
In case the Exchange Agent needs to contact you, please provide your daytime telephone number.

------------------------------------------
         Area Code and Telephone

------------------------------------------------------------------------------

------------------------------------------------------------------------------
                      MEDALLION SIGNATURE(S) GUARANTEE
THE FOLLOWING IS ONLY REQUIRED IF:
(a) Signature on Election Form and Letter of Transmittal does not correspond to those on stock certificate(s) (see Instruction B.(1)), or
(b) Checks and certificates are to be made payable to, or registered in, names other than those appearing on the stock certificate(s) (see Instruction B.(2)).

Authorized Signature:

---------------------------------------------------------------------------

Name of Firm:
---------------------------------------------------------------------------
                              (Name of firm Providing Medallion
                            Guarantee--Please Print Complete Name)
Address:                                   Date:

----------------------------------------        -------------------, -----
City               State        Zip Code

------------------------------------------------------------------------------

------------------------------------------------------------------------------
                  PAYER'S NAME: RIVERVIEW BANCORP, INC.
------------------------------------------------------------------------------
SUBSTITUTE                   Part 1-PLEASE PROVIDE
Form W-9                     YOUR TIN IN THE BOX AT  -------------------------
                             THE RIGHT AND CERTIFY   Social Security Number(s)
(See Instruction B.(8))      BY SIGNING AND DATING
Please fill in your name     BELOW                   OR
 and address below
                                                     -------------------------
---------------------------                           Employee Identification
Name                                                          Number(s)
                             -------------------------------------------------
---------------------------  Part 2-Certification Under Penal-    Part 3-
Address (number and street)  ties of Perjury, I certify that:

---------------------------  (1) The number shown on the form is
City, State and Zip Code         my correct Taxpayer Identifica-
                                 tion Number (or I am waiting
Department of the Treasury       for a number to be issued to     Awaiting
Internal Revenue Service         me) and                            TIN    [ ]
                                                                  ------------
Payer's Request for Tax-     (2) I am not subject to backup       Part 4- For
payer Identification             withholding because I am         Payee Exempt
                                 exempt from backup withhold-     From Backup
                                 ing, or (b) I have not been      Withholding
                                 notified by the Internal Revenue
                                 Service ( IRS ) that I am sub-
                                 ject to backup withholding as a
                                 result of failure to report all
                                 interest or dividends or (c)
                                 the IRS has notified me that I
                                 am no longer subject to backup
                                 withholding.                     Exempt   [ ]
                             -------------------------------------------------
                             Certificate Instructions   You must cross out
                             Item (2) in Part 2 above if you have been notified by the IRS that you are currently subject to backup withholding because of under reporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding, you received another notification from the IRS stating that you are no longer subject to backup withholding, do not cross out Item (2). If you are exempt from backup withholding, check the box in Part 4 above.

                             SIGNATURE                    DATE
                                      ------------------      ----------------
------------------------------------------------------------------------------

NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITH-HOLDING OF 31% OF ANY PAYMENTS MADE TO YOU PURSUANT TO THE MERGER. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

        YOU MUST COMPLETE THE FOLLOWING CERTIFICATION IF YOU CHECKED
                  THE BOX IN PART 3 OF SUBSTITUTE FORM W-9

------------------------------------------------------------------------------
            CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER
I certify under penalties of perjury that a taxpayer identification number has not be issued to me, and either (a) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (b) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number to you within 60 days, you are required to withhold 31% of all reportable payments thereafter made to me until I provide a number.

-------------------------------------         --------------------------------
             Signature                                    Date

------------------------------------------------------------------------------

                              INSTRUCTIONS

A.  Special Conditions

    (1) Time in Which to Make an Election. To be effective, this Election Form and Letter of Transmittal (or a facsimile hereof if delivery of the certificates is guaranteed), properly completed, accompanied by the certificate(s) representing all of the holder's shares of Today's Bancorp common stock or a proper guarantee of delivery thereof, must be received by U.S. Stock Transfer, the Exchange Agent, at the address set forth on the first page of this Election Form and Letter of Transmittal, not later than 5:00 p.m., Pacific Time, on ______, 2003 ("Election Deadline"). A holder of shares of Today's Bancorp common stock whose Election Form and Letter of Transmittal and certificate(s) or proper guarantee(s) of delivery of certificate(s) are not so received or who revokes its Election Form and Letter of Transmittal will be considered a Non-Electing Shareholder. See Instruction A.(5) below. The method of delivery of all documents is at the option and risk of the Today's Bancorp shareholder, but if sent by mail, registered mail, properly insured, with return receipt requested, is recommended.

    (2) Change or Revocation of Election. A holder of shares of Today's Bancorp common stock who has made an Election may at any time prior to the Election Deadline change such Election by submitting to the Exchange Agent a revised Election Form and Letter of Transmittal (or a facsimile thereof), properly completed and signed, that is received by the Exchange Agent prior to the Election deadline.

    (3) Joint Forms of Election. For purposes of this Election Form and Letter of Transmittal and the allocation procedures described under "NOTE
FURTHER: RIVERVIEW MAY ADJUST ANY ELECTION," holders of shares of Today's Bancorp common stock who join in making a joint Election will be considered to be a single holder of such shares. Joint Election Forms and Letters of Transmittal may be submitted only by persons submitting certificates registered in different forms of the same name (e.g. "John Smith" on one certificate and "J. Smith" on another) and by persons who may be considered to own each other's shares by reason of the ownership attribution rules contained in Section 318(a) of the Internal Revenue Code of 1986, as amended. If this Election Form and Letter of Transmittal is submitted as joint Election Form and Letter of Transmittal, each record holder of shares of Today's Bancorp common stock covered hereby must properly sign this Election Form and Letter of Transmittal in accordance with Instruction B.(1), attaching additional sheets if necessary. The signatures of such holders will be deemed to constitute a certificate that the persons submitting a joint Election Form and Letter of Transmittal are eligible to do so.

     (4) Forms of Election Nominees. Any record holder of shares of Today's Bancorp common stock who is a nominee may submit one or more Election Forms and Letters of Transmittal, indicating on the Form or Forms a combination of Elections covering up to the aggregate number of shares of Today's Bancorp common stock owned by such record holder. However, upon the request of Riverview, such record holders will be required to certify to the satisfaction of Riverview that such record holder holds such shares of Today's Bancorp common stock as nominee for the beneficial owners of such shares. Each beneficial owner for whom such an Election Form and Letter of Transmittal is so submitted will be treated as a separate shareholder of Today's Bancorp for purposes of allocating Riverview common stock and cash payments to be issued upon consummation of the Merger.

    (5) Shares as to Which No Election is Made. Holders of shares of Today's Bancorp common stock who mark the "No Election" box on this Election Form and Letter of Transmittal, or who fail to submit a properly completed Election Form and Letter of Transmittal together with certificate(s) representing their shares of Today's Bancorp common stock or as to which delivery of such shares is guaranteed by the Election Deadline, or who revoke their previously submitted Election Form and Letter of Transmittal and fail to submit a properly completed Election Form and Letter of Transmittal together with certificate(s) representing their shares of Today's Bancorp common stock or as to which delivery is guaranteed ("Non-Electing Shareholder"), shall have their shares of Today's Bancorp common stock converted into the right to receive per share either a cash payment of $13.77 or shares of Riverview common stock in accordance with the allocation and proration provisions of the Agreement. In addition, a holder who does not tender an election for all his or her shares will be deemed to be a Non-Electing Shareholder with respect to those shares not tendered.

B.  General

    (1) Signatures. The signature (or signatures, in this case of certificates owned by two or more joint holders of certificates for which a joint Election Form and Letter of Transmittal is submitted) on the Election Form and Letter of Transmittal should correspond exactly with the name(s) as written on the face of the certificate(s) unless the shares of Today's Bancorp common stock described on this Election Form and Letter of Transmittal have been assigned by the registered holder(s), in which event, this Election Form and Letter of Transmittal should be signed in exactly the same form as the name of the last transferee indicated on the transfers attached to or endorsed on the certificate(s).

     If this Election Form and Letter of Transmittal is signed by a person other than the registered owner of the certificate(s) listed, the certificate(s) must be endorsed or accompanied by appropriate stock power(s), in either case signed by the registered owner(s) in the name(s) that appear on the certificate(s), and the signature(s) appearing on such endorsement(s) or stock power(s) and on this Election Form and Letter of Transmittal must be guaranteed by an eligible financial institution or broker who is a member/participant in a Medallion Program approved by the Securities Transfer Association, Inc.

     If this Election Form and Letter of Transmittal is signed by a trustee, executor, administrator, guardian, officer of a corporation, attorney-in-fact or by any others acting in a representative or fiduciary capacity, the person signing, unless he is the registered owner, must give such person's full title in such capacity, and appropriate evidence of authority to act in such capacity must be forwarded to the Exchange Agent with this Election Form and Letter of Transmittal.

     The certificate(s) may be surrendered by a firm acting as agent for the registered holder(s) if such firm is a member of a registered national securities exchange or of the NASD or is a commercial bank or trust company in the United States.

     (2) Special Payment Instructions. If check or certificates representing Riverview common stock are to be payable to the order of or registered in other than exactly the name(s) that appear(s) on the certificate(s) representing shares of Today's Bancorp common stock being submitted herewith, the certificate(s) submitted herewith must be endorsed, or accompanied by appropriate signed stock power(s), and the signature(s) appearing on such endorsement(s) or stock power(s) and on this Election Form and Letter of Transmittal must be guaranteed by an eligible financial institution or broker who is a member/participant in a Medallion Program approved by the Securities Transfer Association, Inc. Please also check the appropriate box in "Special Payment Instructions" on the Election Form and Letter of Transmittal.

     (3) Stock Transfer Taxes. It will be a condition to the issuance of any check or certificate for Riverview common stock in any name(s) other than the name(s) in which the surrendered certificate(s) for shares of Riverview common stock is (are) registered that the person(s) requesting the issuance of such check or certificate for Riverview common stock either pay to the Exchange Agent any transfer or other taxes required by reason of such issuance, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

     (4) Special Delivery Instructions. If checks or certificates representing Riverview common stock are to be delivered to someone other than the registered holder(s), or to the registered holder(s) at an address other than that appearing above, please check the appropriate box in "Special Delivery Instructions" and insert the appropriate address in the space provided on this Election Form and Letter of Transmittal.

     (5) Lost Certificate. If any certificate representing shares of Today's Bancorp common stock has been lost, stolen or destroyed, the shareholder should immediately complete and sign the Election Form and Letter of Transmittal and deliver it to the Exchange Agent together with any certificate(s) of Today's Bancorp common stock then in the shareholder's possession. Include also a letter indicating that some or all stock certificates have been lost, stolen or destroyed and explain the circumstances, if possible, under which the certificates were lost, stolen or destroyed. The Exchange Agent will, upon receipt thereof, contact such shareholder with instructions as to how to proceed. The Election Form and Letter of Transmittal and related documents cannot be processed until the lost, stolen or destroyed certificate(s) has (have) been replaced. Accordingly, if a holder of shares of Today's Bancorp common stock has had those certificates lost, stolen or destroyed and wishes to safeguard his right to make an Election, such holder must act promptly. All costs and expenses associated with the processing of the issuance of certificates for those claimed as lost, stolen or destroyed, including the cost of indemnity, if required, will be paid by the shareholder making such claim.

     (6) Determination of Questions. All questions with respect to this Election Form and Letter of Transmittal and Elections made by holders of shares of Today's Bancorp common stock (including, without limitation, questions relating to the time limits or effectiveness or revocation of any Elections and questions relating to computations as to allocations) will be determined by Riverview and/or the Exchange Agent, whose determination shall be conclusive and binding. Riverview shall have the absolute right to reject any and all Election Forms and Letters of Transmittal not in proper form or to waive any irregularities in any such form, although it does not represent that it will do so. Riverview and/or the Exchange Agent may, but are not required to, take reasonable action to inform holders of Today's Bancorp common stock of any defects and may take reasonable action to assist such holders to correct any such defects; however, neither Riverview not the Exchange Agent are under any obligation to notify a holder of shares of Today's Bancorp common stock of any defect in an Election Form and Letter of Transmittal.

     (7) Questions and Request for Information. Questions and requests for information or assistance relating to this Election Form and Letter of Transmittal should be directed to U.S. Stock Transfer, Investor Relations, telephone (818) 502-1404. Additional copies of this Election Form and Letter of Transmittal may be obtained from the Exchange Agent at the telephone number above or from Today's Bancorp, Inc., 204 SE Park Plaza, Number 109, Vancouver, Washington 98668 (telephone (360) 258-6329) or from Riverview Bancorp, Inc., 900 Washington Street, Suite 900, Vancouver, Washington 98660 (telephone (360) 693-6650).

     (8) Substitute Form W-9. Each shareholder is required to provide the Exchange Agent with a correct Taxpayer Identification Number of Substitute Form W-9, which is provided under "Important Tax Information," and to indicate that the shareholder is not subject to backup withholding, if applicable.

                              Exhibit 99.5

                     Notice of Guaranteed Delivery

                     NOTICE OF GUARANTEED DELIVERY
                                   OF
                         SHARES OF COMMON STOCK
                                   OF
                         TODAY'S  BANCORP, INC.

This form, or a facsimile hereof, must be used in connection with your election if:

     (a) the certificates for your shares of common stock of Today's Bancorp, Inc. are not immediately available;

     (b) time will not permit the Election Form and Letter of Transmittal ("Election Form") and other required documents to be delivered to the Exchange Agent on or before 5:00 p.m., Pacific time, on ____________, 2003 (the "Election Deadline"); or

     (c) the procedures for book-entry transfer cannot be completed on a timely basis.

This form may be delivered by hand, mail or facsimile transmission to the Exchange Agent, and must be received by the Exchange Agent on or before the Election Deadline.

                         The Exchange Agent is:

                          U. S STOCK TRANSFER

By Mail:                  By Hand:                  By Overnight Courier:

U.S. Stock Transfer       U.S. Stock Transfer       U.S. Stock Transfer
 Corporation                Corporation               Corporation
1745 Gardena Avenue       1745 Gardena Avenue       1745 Gardena Avenue
Glendale, California      Glendale, California      Glendale, California
  91204                     91204                     91204

      Delivery of this form to an address other than as set forth above or transmission via facsimile to a number other than one listed above does not constitute a valid delivery.

Ladies and Gentlemen:

The undersigned hereby surrenders to U.S. Stock Transfer, the Exchange Agent, upon the terms and subject to the conditions set forth in the Proxy Statement-Prospectus and the related Election Form, receipt of which are hereby acknowledged, the number of shares of common stock of Riverview set forth on the reverse side pursuant to the guaranteed delivery procedures outlined in the section of the Proxy Statement-Prospectus entitled "The Merger--Election Procedures; Surrender of Stock Certificates."

------------------------------------------------------------------------------
Number of Shares Surrendered:
                             -----------------------------------

Certificate Nos. (if available):
                                --------------------------------

[  ] Check box if shares will be surrendered by book-entry transfer.
 --
DTC Account Number:
                   ------------------

Name(s) of Record Holder(s):
                            -----------------------------------------------

Address:
        -------------------------------------------------------------------

---------------------------------------------------------------------------

Area Code and Telephone Number: (    )
                                 -------------------------

Social Security Number:      -       -             or
                        ----   -----   ----
   Employer identification number:       -       -
                                    ----   -----   ----

Dated:                     , 2003
      ---------------------           -------------------------------------

                                      -------------------------------------
                                                   Signature(s)

------------------------------------------------------------------------------

                               GUARANTEE

The undersigned, a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office, branch, or agency in the United States, hereby guarantees to deliver to the Exchange Agent certificates representing the shares tendered hereby, in proper form for transfer (or surrender shares pursuant to the procedure for book-entry transfer into the Exchange Agent's account at The Depository Trust Company), together with (i) a properly completed and duly executed Election Form (or facsimile thereof) with any required signature guarantees, and (ii) any other required document, within three business days after the Election Deadline.

Name of Firm:
             -----------------------     ----------------------------------
                                               (authorized signature)

Address:                                 Name:
        ----------------------------          -----------------------------

------------------------------------     Title:
City        State           Zip Code           ----------------------------

Area Code and
 Tel. No.:                               Dated:                   , 2003
          --------------------------           -------------------

         DO NOT SEND STOCK CERTIFICATES WITH THIS FORM. YOUR STOCK
             CERTIFICATES MUST BE SENT WITH THE ELECTION FORM.

This form is not to be used to guarantee signatures. If a signature on a Form of Election requires a Medallion Signature Guarantee, such guarantee must appear in the applicable space provided on the Form of Election.

                              Exhibit 99.6

                Guidelines for Certification of Taxpayer
              Identification Number on Substitute Form W-9

                                             Riverview / Today's Bancorp, Inc.


        GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER
                           ON SUBSTITUTE FORM W-9

Guidelines for Determining the Proper Identification Number for Shareholder
(You) to Give Social security numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e. 00-0000000. The table below will help determine the number to give the payer. All "Section" references are to the Internal Revenue Code of 1986, as amended. "IRS" means the Internal Revenue Service.


------------------------------------------------------------------------------------------------------------
                               Give the SOCIAL                                          Give the EMPLOYER
                               SECURITY                                                 IDENTIFICATION
For this type of account:      number of __             For this type of account:       number of __
------------------------------------------------------------------------------------------------------------

1.  Individual                 The individual           6.  Sole proprietorship         The owner (3)

2.  Two or more individuals    The actual owner of a    7.  A valid trust, estate, or   The legal entity (4)
                               valid trust, estate, or      pension trust
                               account or, if combined
                               funds, any one of the    8.  Corporate                   The corporation
                               individuals(1)

3.  Custodian account of a     The minor (2)            9.  Association, club, reli-    The organization
    minor (Uniform Gift to                                  gious, charitable, educa-
    Minors Act)                                             tion or other tax-exempt
                                                            organization

4.  a.  The usual revocable    The grantor-trustee (1) 10.  Partnership                 The partnership
        savings trust account
        (grantor is also                               11.  A broker or registered      The broker or
        trustee)                                            nominee                     nominee

5.  Sole proprietorship        The owner               12.  Account with the Department The public entity
    guardian or committee for                               of Agriculture in the name
    a designated ward, minor,                               of a public entity (such as
    or incompetent person                                   a State or local government,
                                                            school district or prison)
                                                            that receives agricultural
                                                            program payments




(1) List first and circle the name of the person whose number you furnish. If only one person on a joint account has a social security number, that person's number must be furnished.

(2)  Circle the minor's name and furnish the minor's social security number.

(3) You must show your individual name, but you may also enter your business or "doing business as" name. You may use either your social security number or your employer identification number (if you have one).

(4) List first and circle the name of the legal trust, estate, or pension trust. (Do not furnish the taxpayer identification number of the personal representative or trustee unless the legal entity itself is not designated in the account title.)

Note: If no name is circled when there is more than one name listed, the number will be considered to be that of the first name listed.

       GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER
                           ON SUBSTITUTE FORM W-9
                                   Page 2


OBTAINING A NUMBER

If you don't have a taxpayer identification number, obtain Form SS-5, Application for a Social Security Card, at the local Social Security Administration office, or Form SS-4, Application for Employer Identification Number, by calling 1(800) TAX-FORM, and apply for a number.

Payees Exempt From Backup Withholding

Payees specifically exempted from withholding include:

     * An organization exempt from tax under Section 501(a), an individual retirement account (IRA), or a custodial account under Section 403(b)(7), if the account satisfies the requirements of Section 401(f)(2).

     * The United States or a state thereof, the District of Columbia, a possession of the United States, or a political subdivision or wholly owned agency or instrumentality of any one or more of the foregoing.

     * An international organization or any agency or instrumentality thereof.

     * A foreign government or any political subdivision, agency or instrumentality thereof.

Payees that may be exempt from backup withholding include:

     *     A corporation.

     *     A financial institution.

     * A dealer in securities or commodities required to register in the United States, the District of Columbia, or possession of the United States.

     *     A real estate investment trust.

     *     A common trust fund operated by a bank under Section 584(a).

     * An entity registered at all times during the tax year under the Investment Company Act of 1940.

     * A middleman known in the investment community as a nominee or custodian.

     * A futures commission merchant registered with the Commodity Futures Trading Commission.

     *     A foreign central bank of issue.

     *     A trust exempt from tax under Section 664 or described in Section
           4947.

Payments of dividends and patronage dividends generally exempt from backup withholding include:

     *      Payments to nonresident aliens subject to withholding under
            Section 1441.

     * Payments to partnerships not engaged in a trade or business in the United States and that have at least one nonresident alien partner.

     *      Payments of patronage dividends not paid in money.

     *      Payment made by certain foreign organizations.

     *      Section 404(k) payments made by an ESOP.

Payments of interest generally exempt from backup withholding include:

     * Payment of interest or obligations issued by individuals. (Note: you may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer's trade or business and you have not provided your correct taxpayer identification number to the payer).

     * Payment of tax-exempt interest (including exempt-interest dividends under Section 852).

     *      Payments described in Section 6049(b)(5) to nonresidential aliens.

     *      Payments on tax-free covenant bonds under Section 1451.

     *      Payments made by certain foreign organizations.

     *      Mortgage or student loan interest paid to you.

Certain payments, other than payments of interest, dividends, and patronage dividends, that are exempt from information reporting are also exempt form backup withholding. For details, see Sections 6041, 6041A, 6042, 6044, 6045, 6049, 6050A and 6050N and the regulations thereunder.

Exempt payees should complete a Substitute Form W-9 to avoid possible erroneous backup withholding. Furnish your taxpayer identification number, write "exempt" on the face of the form, sign and date the form and return it to the payer.

Privacy Act Notice

Section 6109 requires you to provide your correct taxpayer identification number to payers who must report the payments to the IRS. The IRS uses the numbers for identification purposes and to help verify the accuracy of your return and may also provide this information to various government agencies for tax enforcement or litigation purposes. Payers must be given the numbers whether or not recipients are required to file tax returns. Payers must generally withhold 30% of taxable interest, dividend, and certain other payments made in 2002 and 2003 to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.

Penalties

(1) Failure to Furnish Taxpayer Identification Number - If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2) Civil Penalty for False Information With Respect to Withholding - If you make a false statement with no reasonable basis that results in no backup withholding, you are subject to a $500 penalty.

(3) Criminal Penalty for Falsifying Information - Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

FOR ADDITIONAL INFORMATION CONSULT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.